Exhibit 10.1

EXECUTION COPY

CREDIT AGREEMENT

dated as of
July 12, 2012

among

WIRECO WORLDGROUP INC.

and

WRCA (LUXEMBOURG) HOLDINGS SÁRL,

as Borrowers,

and

WIRECO WORLDGROUP (CAYMAN) INC.,

as Parent,

The Lenders Party Hereto,

FIFTH THIRD BANK,

as Administrative Agent and Collateral Agent,

GOLDMAN SACHS BANK USA

and

DEUTSCHE BANK SECURITIES INC.

as Joint Lead Arrangers and Joint Bookrunners with respect to the Term Facility and Revolving Facility

and

FIFTH THIRD BANK,

as a Joint Lead Arranger with respect to the Revolving Facility

TABLE OF CONTENTS

Page
Article I. DEFINITIONS	1

Article II. THE CREDITS	53

Article III. REPRESENTATIONS AND WARRANTIES	95

i

Article IV. CONDITIONS OF EXTENSIONS OF CREDIT	104

Section 4.01	Closing Date	104
Section 4.02	Each Loan and Letter of Credit on the Closing Date	109
Section 4.03	Each Incremental Term Loan	110
Section 4.04	Conditions to Each Credit Event	110

Article V. AFFIRMATIVE COVENANTS	110

Article VI. NEGATIVE COVENANTS	120

Section 6.01	Indebtedness; Certain Equity Securities	120
Section 6.02	Liens	124
Section 6.03	Fundamental Changes; Lines of Business	126

Article VII. EVENTS OF DEFAULT	140

Article VIII. THE ADMINISTRATIVE AGENT AND COLLATERAL AGENT	143

Section 8.01	The Administrative Agent and Collateral Agent	143
Section 8.02	Parallel Debt	148

Article IX. MISCELLANEOUS	150

SCHEDULES:

Schedule 1.01A	Luxembourg Equity Arrangements - Omitted *
Schedule 1.01 B	Existing Letters of Credit - Omitted *
Schedule 1.01C	Group Structure Chart - Omitted *
Schedule 1.01D	Original Lenders
Schedule 1.01E	Existing Unrestricted Subsidiaries - Omitted *
Schedule 1.01F	Existing Liens - Omitted *
Schedule 3.03	Filings and Consents - Omitted *
Schedule 3.05(c)(i)	Owned Real Property - Omitted *
Schedule 3.05(c)(ii)	Mortgaged Property - Omitted *
Schedule 3.05(c)(iii)	Leased Real Property - Omitted *
Schedule 3.12	Subsidiaries - Omitted *
Schedule 3.13	Insurance - Omitted *
Schedule 3.16(d)	Mortgage Filing Offices - Omitted *
Schedule 4.01(g)	Foreign Security Documents - Omitted *
Schedule 5.11	Agreed Security Principles
Schedule 5.16	Conditions Subsequent - Omitted *
Schedule 6.01(a)(viii)	Scheduled Indebtedness - Omitted *
Schedule 6.04	Scheduled Investments - Omitted *
Schedule 6.08	Affiliate Agreements - Omitted *
Schedule 6.09	Scheduled Restrictive Agreements - Omitted *

* Omitted schedules will be provided to the SEC upon request.

EXHIBITS:

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Perfection Certificate
Exhibit C	[Reserved]
Exhibit D	[Reserved]
Exhibit E	Form of Guarantee Agreement
Exhibit F	Form of Note
Exhibit G	Form of Intercompany Subordination Agreement
Exhibit H	[Reserved]
Exhibit I	Form of Lender Addendum
Exhibit J	[Reserved]
Exhibit K	[Reserved]
Exhibit L	[Reserved]
Exhibit M	Form of Letter of Credit
Exhibit N	Form of Increase Confirmation
Exhibit O	Form of Notice of Borrowing
Exhibit P	Form of Notice of Continuation/Conversion
Exhibit Q	Form of Authorized Representative Certificate
Exhibit R	Form of Notice of Participating Lender Payment Request

v

CREDIT AGREEMENT, dated as of July 12, 2012, among WIRECO WORLDGROUP INC., a Delaware corporation, WRCA (LUXEMBOURG) HOLDINGS S.Á R.L., a société à responsabilité limitée incorporated under the laws of Luxembourg, with its registered office at 412F, Route d’Esch L-1030 Luxembourg, whose registration number with the Luxembourg Register of Commerce and Companies is B124385 and whose corporate capital amounts to $19,500, WIRECO WORLDGROUP (CAYMAN) INC., an exempted company incorporated with limited liability under the laws of the Cayman Islands, the several banks and other financial institutions or entities from time to time party hereto and FIFTH THIRD BANK, as Administrative Agent and Collateral Agent.

WITNESSETH:

(1)           WHEREAS, capitalized terms used in these recitals shall have the respective meanings set forth for such terms in Section 1.01 hereof;

(2)           WHEREAS, Lenders have agreed to extend certain credit facilities to Borrowers, in an aggregate principal amount not to exceed $480,000,000, consisting of $335,000,000 aggregate principal amount of Term Loans and up to $145,000,000 aggregate principal amount of Revolving Facility Commitments, with the proceeds of the Loans made on Closing Date, together with the proceeds of the New Senior Unsecured Notes (Issued 2012), to be used (a) to fund, in part, the consideration for the Acquisition (including refinancing or retiring all existing debt and redeeming all preferred stock of the Acquired Business and paying fees, commissions and expenses in connection with the Acquisition), (b) to pay Closing Date Transaction Expenses and (c) to refinance the obligations outstanding under the Existing Bank Debt, and the proceeds of the Revolving Facility Loans made after the Closing Date to be used by Parent and its Restricted Subsidiaries from time to time to finance working capital and for general corporate purposes (including, without limitation, Capital Expenditures and Permitted Acquisitions); and

(3)           The Lenders have indicated their willingness to provide such credit facilities, but only on and subject to the terms and conditions of this Agreement, including the granting of the Collateral pursuant to the Security Documents and the provision of the guarantees pursuant to the Guarantee Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01                        Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABL Credit Agreement” means the Loan and Security Agreement, dated as of February 8, 2007, between Parent, the U.S. Borrower, certain Subsidiaries of Parent party thereto as guarantors and pledgors, HSBC Bank USA, National Association (f/k/a HSBC Business Credit (USA) Inc.), as agent and as a lender and the other financial institutions party thereto, as lenders, as amended, restated, supplemented or otherwise modified from time to time prior to the Closing Date in accordance with the terms thereof.

“ABR”, when used in reference to any Term Loan or Borrowing thereof or any Revolving Facility Loan or Borrowing thereof, refers to whether such Loan or such Loans comprising such Borrowing are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Bank” means a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A- or higher by Standard & Poor’s Rating Services or A3 or higher by Fitch Ratings Ltd or a comparable rating from an internationally recognized credit rating agency.

“Acquired Business” means Koninklijke Lankhorst-Euronete Group B.V. and its subsidiaries.

“Acquired Loan Party” means a Foreign Subsidiary of Parent that is acquired in, or formed in connection with the consummation of, an acquisition permitted by this Agreement.

“Acquisition” means the acquisition by a Wholly-Owned Subsidiary of the Parent of the Acquired Business in accordance with the Acquisition Agreement.

“Acquisition Agreement” means the Agreement for the Sale and Purchase of all the Issued Shares in Koninklijke Lankhorst-Euronete Group B.V., dated as of June 12, 2012, between Administratiekantoor Lankhorst B.V., Gramaxo Investimentos SGPS SA, the individuals listed therein, as sellers, and WireCo Dutch Acquisition B.V., as purchaser, and CASAR Germany, as guarantor, as amended, restated, supplement or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Adjusted EBITDA” means, for any period, for the Parent and the Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), Consolidated Net Income, adjusted by adding thereto, (a) to the extent deducted in determining Consolidated Net Income, the sum of (i) Consolidated Interest Expense, (ii) provision for Taxes based on income of the Parent and its Subsidiaries, (iii) depreciation and amortization expense, (iv) Closing Date Transaction Expenses incurred in connection with the Closing Date Transactions, (v)  Transaction Expenses of the type described in clause (a) of the definition thereof, provided that the amount of Transaction Expenses included pursuant to this clause (v) shall not exceed (a) with respect to Transaction Expenses paid to the Sponsor, 1.0% of the value of the applicable transaction and (b) with respect to Transaction Expenses paid to any other Person, such Transaction Expenses as are normal and customary, (vi) non-cash, stock-based compensation expense, (vii) non-recurring or unusual losses or expenses (including non-recurring or unusual losses on permitted sales or dispositions of assets and casualty events), (viii) all other non-cash charges that represent an accrual to the extent no cash is expected to be paid in the next twelve months (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period), (ix) Permitted Management Fees paid during such period, (x) non-cash, restricted stock award charges, (xi) unrealized non- cash losses resulting from foreign currency balance sheet adjustments required by GAAP, (xii) severance packages payable in connection with the termination of the ten highest paid officers, directors or employees of Parent or any of its Subsidiaries in an aggregate amount not to exceed $5,000,000 from the Closing Date until the date of determination and (xiii) non-cash minority interest expense; minus (b) to the extent included in determining Consolidated Net Income, the sum of (i) extraordinary, non-recurring or unusual gains (including extraordinary, non-recurring or unusual income or gains on permitted sales or dispositions of assets and casualty events), (ii) all other non-cash income to the extent no cash is expected to be received in the next twelve months (excluding any such non-cash item to the extent it represents the reversal of and accrual or reserve for potential cash item in any prior period), (iii) unrealized non-cash gains resulting from foreign currency balance sheet adjustments required by GAAP, and (iv) non-cash minority interest income.  Notwithstanding the foregoing, for purposes of determining Adjusted EBITDA for any four-fiscal quarter period that includes any of the fiscal quarters ending September 30, 2011, December 31, 2011 and March 31, 2012, Adjusted EBITDA for such fiscal quarters shall equal $37,524,000, $38,636,000 and $38,411,000, respectively, and for the fiscal quarter ended June 30, 2012, will consist of the Adjusted EBITDA of Parent and its Subsidiaries for such period (for the avoidance of doubt, excluding the Acquired Business) plus the Adjusted EBITDA of the Acquired Business for such period (as reported pursuant to Section 5.01(b) and (c)), in each case as adjusted in accordance with the definition of “Pro Forma Basis”.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided, however, that notwithstanding the foregoing, the Adjusted LIBO Rate applicable to the Term Loans shall at no time be less than 1.25% per annum.

“Adjusted Total Debt” means, on any date, Total Debt as of such date, minus the amount of unrestricted cash and cash equivalents of the Parent, the Borrowers and the Subsidiaries as at said date not to exceed $90,000,000.

“Administrative Agent” means Fifth Third Bank in its capacity as administrative agent for the Lenders hereunder, and any successor thereto in such capacity.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means, collectively, the Administrative Agent and Collateral Agent.

“Agent’s Spot Rate of Exchange” means the Administrative Agent’s spot rate of exchange for the purchase of the relevant currency with Dollars in the New York foreign exchange market at or about 10:00 a.m., New York City time, two Business Days prior to the date of the determination.

“Agreed Security Principles” means the principles set out in Schedule 5.11.

“Agreement” means this Credit Agreement, dated as of July 12, 2012, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%.  Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively; provided, however, that notwithstanding the foregoing, the Alternate Base Rate applicable to the Term Loans shall at no time be less than 2.25% per annum.  On any day that ABR Loans are outstanding, in no event shall the Alternate Base Rate be less than the sum of (i) the Adjusted LIBO Rate (after giving effect to any Adjusted LIBO Rate “floor”) that would be payable on such day for a Eurodollar Loan with a one-month interest period plus (ii) the difference between the Magin for Eurodollar Loans and the Margin for ABR Loans.

“Applicable Prepayment Percentage” means, in respect of Excess Cash Flow, 50%, provided that (a) if the Total Leverage Ratio as at the last day of the most recent fiscal year shall be less than 4.50 to 1.00 but greater than or equal to 3.75 to 1.00, then such percentage shall be reduced to 25% and (b) if the Total Leverage Ratio as at the last day of the most recent fiscal year shall be less 3.75 to 1.00, then such percentage shall be reduced to 0%.

“Applicable Commitment Fee Rate” means, (a) from the Closing Date until the date of delivery of the compliance certificate and the financial statements pursuant to Section 5.01 for the first fiscal quarter ended after the Closing Date, (i) 0.500% per annum and (b) thereafter, a percentage, per annum, determined by reference to the Total Leverage Ratio in effect from time to time as set forth below:

Total Leverage Ratio	Applicable Commitment Fee Rate
≥ 4.00: 1.00	0.500%
< 4.00: 1.00	0.375%

No change in the Applicable Commitment Fee Rate shall be effective until one Business Day after the date on which Administrative Agent shall have received the applicable financial statements and a compliance certificate pursuant to Section 5.01 calculating the Total Leverage Ratio.  At any time and so long as the Borrowers have not submitted to Administrative Agent the applicable information as and when required under Section 5.01, the Applicable Commitment Fee Rate shall be determined as if the Total Leverage Ratio were in excess of 4.00:1.00.  Within one Business Day of receipt of the applicable information under Section 5.01, Administrative Agent shall give each Lender telefacsimile notice of the Applicable Commitment Fee Rate in effect from such date.

In the event that any financial statement delivered pursuant to Section 5.01 or certificate delivered pursuant to Section 5.01(e) is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Commitment Fee Rate for any period (an “Applicable Period”) than the Applicable Commitment Fee Rate applied for such

Applicable Period, then (i) the U.S. Borrower shall immediately deliver to the Administrative Agent a correct certificate for such Applicable Period, (ii) the Applicable Commitment Fee Rate shall be determined as if the Total Ratio was greater than 4.00:1.00 for such Applicable Period, and (iii) the Borrowers shall promptly pay to the Administrative Agent (for the account of the Lenders) the accrued additional commitment fees that would have been due and payable at such time as a result of such increased Applicable Commitment Fee Rate for such Applicable Period.

“Application” is defined in Section 2.17(b).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” or “Arrangers” means, collectively, Goldman Sachs Bank, Deutsche Bank and, solely with respect to the Revolving Facility, Fifth Third Bank.

“Asset Sale” means a sale, lease or sub lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer or other disposition to any Person, in one transaction or a series of transactions, of all or any part of Parent’s or any of its Subsidiaries’ assets.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form approved by the Administrative Agent and reasonably satisfactory to the U.S. Borrower.

“Authorizations” means all applications, filings, reports, documents, recordings and registrations with, and all validations, exemptions, franchises, waivers, approvals, orders or authorizations, consents, licenses, certificates and permits from any Governmental Authority necessary in connection with the execution, delivery or performance of this Agreement and the other Loan Documents or in connection with the operation of the business of the Parent, the Borrowers and the Subsidiaries.

“Authorized Representative” means those persons shown on the list of officers provided by the U.S. Borrower pursuant to Section 4.01 substantially in the form of Exhibit Q or on any update of any such list provided by the U.S. Borrower to the Administrative Agent, or any further or different officers of the U.S. Borrower so named by any Authorized Representative of the U.S. Borrower in a written notice to the Administrative Agent.

“Availability Period” means in relation to the Revolving Facility, the period from and including the Closing Date to and including the Termination Date.

“Available Commitment” means, in relation to the Revolving Facility, a Lender’s Commitment under that Facility minus:

(a)           the amount of its Revolving Facility Loans and participations in Letters of Credit and Swing Loans; and

(b)           in relation to any proposed Credit Event, the amount of its other Loans that are due to be made under the Revolving Facility and the amount of its participation in Letters of Credit and Swing Loans, in each case, on or before the proposed Credit Event.

For the purposes of calculating a Lender’s Available Commitment (a) in relation to any proposed Credit Event, that Lender’s Loans and participation in any Swing Loans that are due to be repaid or prepaid on or before the proposed Credit Event shall not be deducted from a Lender’s Commitment under that Facility and (b) in relation to the payment of the commitment fee set forth in Section 2.12(b), that Lender’s participations in any Swing Loans shall not be deducted from such Lender’s Revolving Facility Commitment.

“Available Credit” means, with respect to the amount of Permitted Acquisitions, Capital Expenditures permitted under Section 6.13 or Investments in any Unrestricted Subsidiary permitted under Section 6.04(q) as at any date of determination, (a) the sum of (i) the aggregate amount of net cash proceeds received by Parent from the sale or issuance of Equity Interests (other than Disqualified Stock) or from a contribution to capital in Parent during the period from the Closing Date to and including such date of determination plus (ii) the aggregate amount of net cash proceeds received by any Loan Party from the sale of its Equity Interests in the Unrestricted Subsidiaries or from any cash dividend or other cash distribution by an Unrestricted Subsidiary during the period from the Closing Date to and including such date of determination minus (b) the sum of (i) the aggregate amount of the Available Credit applied to make Permitted Acquisitions from the Closing Date and on or prior to such date of determination plus (ii) the aggregate amount of the Available Credit applied to make Capital Expenditures from the Closing Date and on or prior to such date of determination plus (iii) the aggregate amount of the Available Credit applied to make Investments in the Unrestricted Subsidiaries from the Closing Date and on or prior to such date of determination plus (iv) the aggregate amount of the Available Credit applied to make payments on the Senior Unsecured Notes.

“Available Facility” means, in relation to the Revolving Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

“Bank Product Obligations” means all obligations, liabilities and indebtedness owing to Administrative Agent, any Lender or any Affiliate thereof in respect of cash management or related services, including controlled disbursement services, credit cards, purchase cards, overdrafts and automated clearing house transfer of funds for the account of the Parent and any other Loan Parties.

“Bank Product Obligation Agreement” means any agreement with respect to Bank Product Obligations entered into with any counterparty that was Administrative Agent, a Lender or Arranger or an Affiliate of Administrative Agent, a Lender or Arranger at the time such agreement was entered into (unless such counterparty agrees with the Borrowers not to be secured by the Collateral under the Loan Documents).

“Base Capital Expenditure Amount” has the meaning assigned to such term in Section 6.13.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means (i) in the case of a Person that is a limited partnership, the general partner or any committee authorized to act therefor, (ii) in the case of a Person that is a corporation, the board of directors of such Person or any committee authorized to act therefor, (iii) in the case of a Person that is a limited liability company, the board of directors, managers or members of such Person or such Person’s manager or any committee authorized to act therefor and (iv) in the case of any other Person, the board of directors, management committee or similar governing body or any authorized committee thereof responsible for the management of the business and affairs of such Person.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Borrowers” means, collectively, the U.S. Borrower and the Lux Borrower.

“Borrowing” means the total of Loans of a single Type and Class advanced, continued for an additional Interest Period, or converted from a different Type into such Type by the Lenders for a Class on a single date and, in the case of Eurodollar Loans, for a single Interest Period.  Borrowings of Loans are made and maintained ratably from each of the Lenders for a Class according to their respective Commitments of such Class.  A Borrowing is “advanced” on the day Lenders advance funds comprising such Borrowing to a Borrower or the Borrowers, is “continued” on the date a new Interest Period for the same Type of Loans commences for such Borrowing, and is “converted” when such Borrowing is changed from one Type of Loans to the other, all as requested by the U.S. Borrower pursuant to Section 2.03(a).  Borrowings of Swing Loans are made by the Administrative Agent in accordance with the procedures set forth in Section 2.06.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Cincinnati, Ohio are authorized or required by law to remain closed; provided that, (a) when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market and (b) with respect to any Optional Currency Letter of Credit, the term “Business Day” shall also exclude (i) any day that is not a TARGET Day and (ii) any day on which dealings in deposits in the applicable Optional Currency are not carried out on the London interbank market.

“Capital Expenditures” means, for any Person in respect of any period, the aggregate of all expenditures incurred by such Person during such period that, in accordance with GAAP, are or should be included in “additions to property, plant or equipment” or similar items reflected in the statement of cash flows (if one were to be prepared) of such Person, provided that Capital Expenditures shall not include:

(a)           expenditures made with the proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are reinvested or committed to be reinvested to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Borrowers and the Subsidiaries within 270 days of receipt of such proceeds (or, if committed to be so reinvested, actually reinvested within 365 days),

(b)           interest capitalized during such period,

(c)           expenditures that are accounted for as capital expenditures of such Person and that actually are paid for by a third party (excluding the Parent, the Borrowers or any Subsidiary thereof) and for which neither the Parent, the Borrowers nor any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other Person (whether before, during or after such period),

(d)           the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase and (ii) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business,

(e)           Investments in respect of a Permitted Acquisition,

(f)           the Closing Date Transactions, and

(g)           the purchase of property, plant or equipment made or committed to be made within 270 days of the sale of any asset to the extent purchased with the proceeds of such sale (or, if committed to be so made, actually made within 365 days).

“Capital Lease Obligations” of any Person means the obligations of such Person, which at the time any determination is to be made would, at that time, be required to be capitalized on a balance sheet of such Person under GAAP.  The amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP and the maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment or a penalty.

“CASAR Germany” means CASAR Drahtseilwerk Saar GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under the laws of Germany having its registered seat in Kirkel and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) in Saarbrücken under HRB 17125.

“Cash Collateral” shall have a meaning correlative to the cash or deposit account balances or other credit support referred to in the definition of Cash Collateralize set forth in this Section 1.1 and shall include the proceeds of such cash collateral and other credit support.

“Cash Collateralize” means to pledge and deposit with or deliver to the Collateral Agent, for the benefit of the Collateral Agent, the Administrative Agent, the Lenders and the Issuing Banks (as applicable), as collateral for L/C Exposure, obligations in respect of Swing Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if an Issuing Bank or Administrative Agent benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent or (b) the respective Issuing Bank, as applicable.

“Cash Interest Expense” means, for any period, for the Parent, the Borrowers and the Subsidiaries determined on a consolidated basis, without duplication, in accordance with GAAP, the excess of (a) the sum of (i) Consolidated Interest Expense plus (ii) any interest accrued during such period in respect of Indebtedness that is required to be capitalized rather than included in Consolidated Interest Expense for such period minus (b) the sum of (i) to the extent included in the determination of the sum in clause (a) above for such period, non-cash amounts attributable to amortization of financing costs paid in a previous period (including deferred Closing Date Transaction Expenses and other non-cash interest expense), plus (ii) to the extent included in the determination of the sum in clause (a) above for such period, non-cash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period, plus (iii) any other non-cash amounts included in the determination of clause (a) above for such period. Notwithstanding the foregoing, for purposes of determining Cash Interest Expense for any four-fiscal quarter period that includes any of the fiscal quarters ending September 30, 2011, December 31, 2011, March 31, 2012 and June 30, 2012, Cash Interest Expense for such fiscal quarters shall equal $17,500,000, $17,500,000, $17,500,000 and $17,500,000, respectively.

“CFC” means a “controlled foreign corporation” under section 957 of the Code.

“Change in Control” means (a) at any time, either Borrower ceases, directly or indirectly, to be a Wholly Owned Subsidiary of the Parent; (b) prior to such time as there shall have been consummated a Qualified Public Offering, Sponsor ceases to beneficially own and control at least 51% on a fully diluted basis of the economic and voting Equity Interests of the Parent; (c) from and after the time that there shall have been consummated a Qualified Public Offering, the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the Closing Date ) other than the Sponsor, of Equity Interests representing both (i) more than 35% on a fully diluted basis of the aggregate ordinary voting power for the election of directors of the Parent and (ii) a greater percentage, on a fully diluted basis, of the aggregate ordinary voting power for the election of directors of the Parent then held by the Sponsor; (d) the occupation of a majority of the seats (other than vacant seats) on the Board of Directors of the Parent by Persons who were neither (i) nominated by the Board of Directors of the Parent, (ii) appointed by directors so nominated nor (iii) designated or nominated by the Sponsor; or (e) the occurrence of a “Change of Control”, “Change in Control” or similar occurrence under any Material Indebtedness of the Parent or any of the Subsidiaries.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.13(b)(iii), by any lending office of such Lender or by such Lender’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date.

“Charged Property” means all of the assets of the Loan Parties which from time to time are, or are expressed to be, the subject of the Collateral.

“Chinese Joint Venture” means WISCO WireCo Wire Rope Co., Ltd., a limited liability equity joint venture organized under the laws of the People’s Republic of China pursuant to the joint venture contract between the Hong Kong Holding Company and Jiangbei Steel Processing and Logistics Co., Ltd., a limited liability company organized under the laws of the People’s Republic of China.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Facility Loans, Term Loans or Incremental Term Loans.  Each Series of Incremental Term Commitments, Incremental Term Loan Borrowings or Incremental Term Loans shall be deemed a separate Class of Commitments, Borrowings or Loans, respectively, hereunder, unless such Series is deemed an increase to the Term Commitment (as contemplated by Section 2.01(b)(v)), in which case the Incremental Term Commitments, Incremental Term Loan Borrowings and Incremental Term Loans of such Series shall constitute part of the Term Commitments, Term Borrowings or Term Loans, as applicable.

“Closing Date” means July 12, 2012.

“Closing Date Transaction Expenses” means actual out-of-pocket costs and expenses (including fees and expenses of attorneys, consultants and financing sources) associated with the Closing Date Transactions payable within 270 days of the Closing Date, whether incurred by or attributed to the Parent and its Subsidiaries or a Person or business being acquired in the Acquisition.

“Closing Date Transactions” means, collectively, (a) the entering into of this Agreement and the incurrence of the Term Loans and Revolving Facility Loans, if any, made hereunder on the Closing Date, (b) the Acquisition, (c) the issuance of the New Senior Unsecured Notes (Issued 2012) and (d) the repayment of all Indebtedness under the Existing Bank Debt (and the termination of the commitments and security interests created thereunder).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all property, assets or revenue of the Loan Parties subject to the Lien of any Security Documents or in respect of which Liens are purported to be granted pursuant to the Security Documents as security for the Obligations.

“Collateral Agent” means Fifth Third Bank in its capacity as collateral agent for the Secured Parties, and any successor thereto in such capacity.

“Commitment” means a Revolving Facility Commitment, Term Commitment or Incremental Term Commitment, or any combination thereof (as the context requires).

“Consolidated Current Assets” means, as at any date of determination, the total assets of the Parent and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding cash and Permitted Investments.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of the Parent and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt and accrued interest payable.

“Consolidated Interest Expense” means, for any period, the sum (for the Parent, the Borrowers and the Subsidiaries determined on a consolidated basis without duplication in accordance with GAAP), of all interest expense (including imputed interest expense in respect of Capital Lease Obligations) for such period.  For purposes of the foregoing, Consolidated Interest Expense shall be determined taking into account (i) any net income or expense of the Parent, the Borrowers and the Subsidiaries under interest rate Hedging Agreements, (ii) amortization of debt discounts, (iii) amortization of all fees (including fees with respect to Hedging Agreements) payable in connection with Indebtedness to the extent included in interest expense, (iv) that portion of any payments and accruals with respect to Capital Lease Obligations allocable to interest expense, and (v) capitalized interest.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Parent and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, excluding (a) the income (or loss) of any Person (other than a Subsidiary of the Parent) in which any other Person (other than the Parent or any of its Subsidiaries or directors’ or other de minimis qualifying shares required under local law) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Parent or any of its Subsidiaries by such Person during such period, (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Parent or is merged into or consolidated with the Parent or any of its Subsidiaries or that Person’s assets are acquired by the Parent or any of its Subsidiaries, (c) the income of any Subsidiary of the Parent, other than a Subsidiary Loan Party, to the extent that the declaration or payment of dividends or similar distributions (in the case of Subsidiaries of the U.S. Borrower) or Investments in the U.S. Borrower (in the case of Subsidiaries of the Parent excluding the U.S. Borrower and its Subsidiaries) of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, except that the net income of any such Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash which actually has been or could have been distributed in cash (or any Investment that could be made in cash, as applicable) by such Subsidiary during such period to (or in) the U.S. Borrower or another Subsidiary Loan Party of the U.S. Borrower as a dividend or (if such Subsidiary is a Loan Party) other transfer (by loans, advances, intercompany transfers or otherwise) (subject, in the case of a dividend or other distribution or transfer which could have been made or transferred to another Subsidiary, to the limitations contained in this clause (c) with respect to such Subsidiary), (d) any non-cash adjustment required to adjust Consolidated Net Income from a first-in-first-out to a last-in-first-out basis shall be excluded, (e) any after tax gains or losses attributable to Asset Sales outside of the ordinary course of business or returned surplus assets of any pension plan, (f) the net income (or loss) of the Parent or any Subsidiary of the Parent to the extent attributable to the receipt of proceeds from the sale or issuance of the Equity Interests of Unrestricted Subsidiaries or from any dividend or other distribution by an Unrestricted Subsidiary and (g) (to the extent not included in clauses (a) through (f) above) any net extraordinary gains or net extraordinary losses.

 “Consolidated Working Capital” means, as at any date of determination, the excess of Consolidated Current Assets over Consolidated Current Liabilities; provided that, for purposes of calculating Excess Cash Flow, increases or decreases in Consolidated Working Capital shall be calculated without regard to any changes in Consolidated Current Assets or Consolidated Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent and (b) the effects of purchase accounting.

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period. For purposes of calculating the Consolidated Working Capital Adjustment for the period of July 1, 2012 through December 31, 2012, the applicable current assets and applicable current liabilities of the Acquired Business as of the Closing Date shall be included in Consolidated Current Assets and Consolidated Current Liabilities as of July 1, 2012.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Corresponding Obligations” means the Loan Parties’ Obligations as they may exist from time to time, other than the Parallel Debt.

“Credit Event” means the advancing of any Loan or the issuance of, or extension of the Expiry Date or increase in the amount of, any Letter of Credit.

“Current Extension Loans” has the meaning specified in Section 2.02.

“Deductible Amount” has the meaning specified in Section 8.02(d).

“Default” means any event or condition which, but for the giving of notice, lapse of time or both would, unless cured or waived, constitute an Event of Default.

“Defaulting Lender” means any Lender:

(a)           has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder, or (ii) pay to the Administrative Agent (including in its capacity as the lender of the Swing Loans), any Issuing Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Loans) within two Business Days of the date when due;

(b)           which has otherwise rescinded or repudiated a Loan Document; or

(c)           with respect to which, or with respect to any direct or indirect parent company, an Insolvency Event has occurred and is continuing; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender;

unless, in the case of clause (a) above:

(i)	its failure to pay is caused by administrative or technical error and payment is made within three Business Days of its due date; or

(ii)           the Lender notifies Administrative Agent and Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing) has not been satisfied; or

(d)           that has failed, within three Business Days after request by the Administrative Agent or a Loan Party (and the Administrative Agent has received a copy of such request), to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations hereunder (assuming that the conditions precedent to funding have been satisfied); provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (d) upon receipt of such written confirmation by Administrative Agent and Borrowers.

“Delegate” means any delegate, agent, attorney or co–trustee appointed by the Collateral Agent.

“Deutsche Bank” means Deutsche Bank Securities Inc.

“Disproportionate Advance” has the meaning specified in Section 2.03(d)

“Disqualified Stock” means, with respect to any Person, any Equity Interests of such Person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Stock), pursuant to a sinking fund obligation or otherwise; (b) is convertible or exchangeable for Indebtedness or Disqualified Stock; or (c) is redeemable at the option of the holder (other than solely for Qualified Stock) in each case on or prior to the 180th day following the Latest Maturity Date; provided, however, that (w) only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock, (x) if such Equity Interests are issued to any employee or to any plan for the benefit of employees of the Parent or the Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased or redeemed by any Loan Party in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination (whether by the employee, the Parent or a Subsidiary), death or disability, (y) any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock, and (z) any Equity Interests that would not constitute Disqualified Stock but for the provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Equity Interests upon the occurrence of an “asset sale” or “Change of Control” occurring prior to the 180th day following the Latest Maturity Date shall not constitute Disqualified Stock if the “asset sale” or “Change of Control” provisions applicable to such Equity Interests are not more favorable to the holders of such Equity Interests than the “asset sale” provisions and the “Change of Control” provisions, customarily contained in senior or senior subordinated notes of similar issuers issued under Rule 144A of the Securities Act of 1933.

“Dollar Equivalent” means Dollars or, with respect to any Optional Currency on any date, the equivalent thereof in Dollars, determined by the Administrative Agent using the applicable Agent’s Spot Rate of Exchange with respect to such Optional Currency then in effect.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Lender” has the meaning specified in Section 2.14(e)(iii).

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America or any State thereof.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural Person) that is a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course of business and is approved by, unless an Event of Default has occurred and is continuing, the U.S. Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Sponsor, the Parent, the Borrowers or any of the Parent’s Subsidiaries.

“Eligible Subsidiary” means any Domestic Subsidiary and any Foreign Subsidiary (other than (i) any Foreign Subsidiary of U.S. Holdings (or of another Domestic Subsidiary) that is a CFC and (ii) the Unrestricted Subsidiaries and their subsidiaries); provided any Subsidiary that is not a Wholly Owned Subsidiary shall not be an Eligible Subsidiary.

“Environmental Laws” means all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, or final and legally enforceable agreements issued, promulgated or entered into by or with any Governmental Authority, relating to the environment, preservation or reclamation of natural resources or the management, Release or threatened Release of any Hazardous Material.

“Environmental Liability” means any liability, (including any liability for damages, costs of environmental investigation and remediation, natural resource damages, fines, penalties or indemnities), of the Parent, the Borrowers or any Subsidiary directly or indirectly resulting from or based upon (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, license or other authorization of a Governmental Authority required under any Environmental Law.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person and any options warrants or other rights to acquire such Equity Interests, but excluding any debt securities convertible into such Equity Interests.

“Equity Rights” means, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any stockholders’ or voting trust agreements) for the issuance or sale of, or securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrowers or any other Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived as of the date hereof); (b) the failure with respect to any Plan to satisfy the minimum funding standard pursuant to Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrowers or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Parent or any ERISA Affiliate from the PBGC or a plan administrator of any notice of termination of any Plan or Plans or any notice of appointment of a trustee to administer any Plan under Section 4042 of ERISA; (f) the incurrence by the Parent or any of its

ERISA Affiliates of any Withdrawal Liability; (g) the incurrence by the Parent or any of its ERISA Affiliates of any liability to a Plan subject to Section 4063 of ERISA as a result of a complete or partial withdrawal from such Plan; (h) the receipt by the Parent or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Parent or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is “insolvent” or in “reorganization,” within the meaning of Sections 4245 and 4241 of ERISA; (i) a determination that a Plan is in “at-risk” status pursuant to Section 430(i) of the Code or Section 303(i) of ERISA or that a Multiemployer Plan is in “endangered or critical status” pursuant to Section 432 of the Code or Section 305 of ERISA; or (j) there exists any fact or circumstance that would reasonably be expected to result in the imposition of Lien or security interest under Section 430 of the Code or under ERISA.

“Euro” or “€” means the lawful currency of the Participating Member States.

“Eurodollar” means, when used in reference to any Term Loan or Borrowing thereof or any Revolving Facility Loan or Borrowing thereof, refers to whether such Loan or such Loans comprising such Borrowing are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excess Cash Flow” means, for any period, an amount (if positive) equal to:  (i) the sum, without duplication, of the amounts for such period of (a) Adjusted EBITDA, plus (b) the Consolidated Working Capital Adjustment, minus (ii) the sum, without duplication, of the amounts for such period of:

(a)           voluntary and scheduled repayments of Total Debt (excluding (i) repayments of revolving loans under any revolving credit facility except to the extent the revolving commitments are permanently reduced in connection with such repayments and (ii) voluntary prepayments of Loans);

(b)           Cash Interest Expense, excluding Cash Interest Expense in respect of intercompany debt;

(c)           the sum of (i) Capital Expenditures by the Parent, the Borrowers and the Subsidiaries on a consolidated basis during such applicable period (to the extent permitted under this Agreement) and (ii) the aggregate consideration paid in cash during the applicable period in respect of Permitted Acquisitions;

(d)           Taxes paid in cash by the Parent, the Borrowers and the Subsidiaries during such applicable period or that will be paid within six months after the close of such applicable period; provided that, with respect to any such amounts to be paid after the close of such applicable period, (i) any amount so deducted shall not be deducted again in a subsequent applicable period, and (ii) appropriate reserves shall have been established in accordance with GAAP;

(e)           amounts paid in cash during such applicable period on account of (A) items that were accounted for as noncash reductions of net income in determining Consolidated Net Income or as noncash reductions of Consolidated Net Income in determining Adjusted

EBITDA of the Parent, the Borrowers and the Subsidiaries in a prior applicable period and (B) reserves or accruals established in purchase accounting,

(f)           to the extent not deducted in the computation of Net Proceeds in respect of any asset disposition or condemnation giving rise thereto, the amount of any mandatory prepayment of Indebtedness (other than Indebtedness created hereunder or under any other Loan Document), together with any interest, premium or penalties required to be paid (and actually paid) in connection therewith; and

(g)           to the extent excluded in the calculation of Consolidated Net Income, any extraordinary loss realized in cash during such applicable period, and to the extent added back in the calculation of Adjusted EBITDA, any nonrecurring loss realized in cash during such applicable period;

plus, (iii) the sum, without duplication, of the amounts for such period of:

(a)           all amounts referred to in clauses (a) and (c) above to the extent funded with the proceeds of the issuance or the incurrence of Indebtedness (including Capital Lease Obligations and purchase money Indebtedness), the sale or issuance of any Equity Interests (including any capital contributions), the Available Credit and any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any sale and leaseback of assets and any mortgage or lease of real property) to any Person of any asset or assets, in each case to the extent there is a corresponding deduction from Excess Cash Flow above; and

(b)           any extraordinary or nonrecurring gain realized in cash during such applicable period (except to the extent such gain consists of Net Proceeds subject to Section 2.10(b);

provided that in no event shall the proceeds of any sale of the Equity Interests in Unrestricted Subsidiaries or from any dividend or other distribution by an Unrestricted Subsidiary be included in Excess Cash Flow.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time and any successor statute.

“Excluded Accounts” means (a) deposit accounts used solely to fund payroll and payroll taxes and other “zero balance” disbursement accounts, (b) fiduciary, trust and similar accounts and (c) one or more accounts of Loan Parties that in the aggregate for all accounts under this clause (c) do not hold more than $20,000,000 for any consecutive 30 day period after the Closing Date.

“Excluded Taxes” means, with respect to the Administrative Agent, Collateral Agent or any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) income or franchise Taxes imposed on (or measured by reference to) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located, or any other jurisdiction in which it is subject to Tax as a result of any present or former connection between the Administrative Agent, such Lender or other recipient, as applicable, and the jurisdiction imposing such Tax (other than a present or former connection solely as a result of the transactions specifically contemplated by this Agreement), (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction described in clause (a) of this definition, (c) any U.S. withholding Taxes imposed by FATCA, (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrowers under Section 2.13(f)(ii)), any United States withholding Tax that (i) is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that (A) in the case of a designation of a new lending office, such Foreign Lender or (B) in the case of an assignment, the assignor of such Foreign Lender, was entitled, at the time of such designation or assignment (as the case may be), to receive additional amounts from the Borrowers with respect to any withholding Tax pursuant to Section 2.14(a), or (ii) is attributable to such Foreign Lender’s failure to comply with Section 2.14(e), and (e) any Taxes, in the case of a Domestic Lender, attributable to such Lender’s failure to comply with Section 2.14(e).

“Existing Bank Debt” means the Indebtedness outstanding under the ABL Credit Agreement, the Existing Credit Agreement and the Fortis Line of Credit.

“Existing Credit Agreement” means the Amended and Restated Credit Agreement, dated as of June 11, 2011, among U.S. Borrower, Lux Borrower, Parent, WireCo WorldGroup Limited, the lenders party thereto and Deutsche Bank Trust Company Americas, as administrative agent and collateral agent.

“Existing Letters of Credit” means the letters of credit set forth on Schedule 1.01B.

“Expiry Date” means, for a Letter of Credit, the last day of its Term.

“Extended Maturity Date” has the meaning specified in Section 2.02(a).

“Extension” has the meaning specified in Section 2.02(a).

“Extension Amendments” has the meaning specified in Section 2.02(e).

“Extension Offer” has the meaning specified in Section 2.02(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement and any current or future regulations or official interpretations thereof.

“Facilities” means, collectively, the Term Facility and Revolving Facility.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means any letter or letters dated on or about June 8, 2012, (i) among the Arrangers (or any of them) and the U.S. Borrower and (ii) the Administrative Agent and the U.S. Borrower.

“Finance Party” means the Administrative Agent, the Arrangers, the Collateral Agent, a Lender or the Issuing Bank.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the U.S. Borrower or the Parent, or in the case of the Parent, a director of the Parent, as applicable.

“Flood Hazard Property” means any Mortgaged Property, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Lender” has the meaning specified in Section 2.14(e).

“Foreign Subsidiary” means any Subsidiary that is organized and/or incorporated under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“Fortis Line of Credit” means that certain working capital revolving credit facility agreement signed and countersigned as of September 11 and 26, 2007, among Casar Drahtseilwerk Saar GmbH, Fortis Banque Luxembourg, S.A.  and the other parties thereto from time to time.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to an Issuing Bank, such Defaulting Lender’s ratable share (based on its interest in the Revolving Facility) of the outstanding L/C Exposure other than L/C Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with Section 2.13(h), and (b) with respect to the Administrative Agent, such Defaulting Lender’s ratable share (based on its interest in the Revolving Facility) of outstanding Swing Loans other than Swing Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with Section 2.13(h).

 “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“German Land Charge” means the land charge (Grundschuld) plus interest and additional benefits (Nebenleistungen) created on certain real property of CASAR Germany pursuant to a notarial declaration dated 14 September 2007 (roll of deeds no. 678 of 2007 of the notary Dr. Klaus K. Kübel, Frankfurt am Main, Germany) and transferred from the Canadian Imperial Bank of Commerce to Deutsche Bank Trust Company Americas and to be transferred to the Collateral Agent.

“German Transaction Security Documents” has the meaning set forth in Section 8.01.

“Germany” means the Federal Republic of Germany.

“Goldman Sachs Bank” means Goldman Sachs Bank USA.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning set forth in Section 9.04(k).

“Group” means the Parent and each of its Subsidiaries.

“Group Structure Chart” means the structure chart substantially in the form attached as Schedule 1.01C.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other payment obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other payment obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other payment obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other payment obligation, or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Guarantee of any guarantor shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (b) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guarantor may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guarantor’s maximum reasonably anticipated liability in respect thereof as determined by the U.S. Borrower in good faith.

“Guarantee Agreement” means the Guarantee Agreement dated as of the Closing Date made by U.S. Borrower, the Parent and the Subsidiary Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit E.

“Hazardous Materials” means all radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, and all chemicals, materials, pollutants, contaminants, substances or wastes of any nature prohibited, limited or regulated by or pursuant to any Environmental Law.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement or other interest or currency exchange rate, interest rate swap, cap or collar agreements, commodity price protection agreements or other commodity price hedging agreements, and other similar agreements entered into by the Parent and any other Loan Parties in the ordinary course of business (and not for speculative purposes) in order to protect against fluctuations in interest rates, currency exchanges, or commodity prices.

“Hong Kong Holding Company” means WRCA Hong Kong Holding Company Ltd., a limited liability company incorporated under the laws of Hong Kong.

“Impaired Agent” means the Administrative Agent and Collateral Agent (collectively, the “Agent”) at any time when:

(a)           it has failed to make (or has notified a Party that it will not make) a payment required to be made by it in its capacity as Agent under the Loan Documents by the due date for payment;

(b)           the Agent otherwise rescinds or repudiates a Loan Document;

(c)            (if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of “Defaulting Lender”; or

(d)           an Insolvency Event has occurred and is continuing with respect to the Agent; provided that the Agent shall not be an Impaired Agent solely by virtue of the ownership or acquisition of any Equity Interest in that Agent or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Agent with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Agent (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Agent;

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by administrative or technical error and payment is made within three Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Increase Confirmation” means a confirmation substantially in the form set out in Exhibit N.

“Increase Lender” has the meaning given to that term in Section 2.01(e)(i)(c).

“Incremental Revolving Facility Amendment” means any amendment to this Agreement pursuant to which Incremental Revolving Facility Commitments are established pursuant to Section 2.01(f).

“Incremental Revolving Facility Commitment” means, with respect to each Incremental Revolving Facility Lender, the commitment, if any, of such Lender to make Incremental Revolving Facility Loans hereunder.  The initial amount of each Lender’s Incremental Revolving Facility Commitment will be specified in the Incremental Revolving Facility Amendment, or will be set forth in the Assignment and Assumption pursuant to which such Lender shall have assumed its Incremental Revolving Facility Commitment.

“Incremental Revolving Facility Lender” has the meaning assigned to such term in Section 2.01(f).

“Incremental Revolving Facility Loan” has the meaning assigned to such term in Section 2.01(f).

“Incremental Term Loan” has the meaning assigned to such term in Section 2.01(b).

“Incremental Term Loan Amendment” means any amendment to this Agreement pursuant to which Incremental Term Commitments of any Series are established pursuant to Section 2.01(b).

“Incremental Term Commitment” means, with respect to each Incremental Term Loan Lender of any Series, the commitment, if any, of such Lender to make Incremental Term Loans of such Series hereunder.  The initial amount of each Lender’s Incremental Term Commitment of any Series will be specified in the Incremental Term Loan Amendment for such Series, or will be set forth in the Assignment and Assumption pursuant to which such Lender shall have assumed its Incremental Term Commitment of such Series.

“Incremental Term Loan Lender” means a Lender with an Incremental Term Commitment or an outstanding Incremental Term Loan.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all payment obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services that would be shown as a long-term liability on the liability side of the balance sheet of such

Person in accordance with GAAP, (e) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (provided that if such obligations have not been assumed, the amount of such Indebtedness included for the purposes of this definition will be the amount equal to the lesser of the fair market value of such property and the amount of the Indebtedness secured), (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) except to the extent fully cash collateralized, all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) except to the extent fully cash collateralized, all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.  Notwithstanding any of the foregoing, Indebtedness shall not include accrued expenses and deferred tax and other credits incurred by any Person in the ordinary course of business.  The amount of any Indebtedness outstanding as of any date will be: (1)  the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and (2) the principal amount of the Indebtedness, in the case of any other Indebtedness; provided that in the case of any determination of compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided further that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness (plus premium (including tender premiums), fees, defeasance costs and expenses (including original issue discount, upfront fees or similar fees) incurred in connection therewith) does not exceed the principal amount of such Indebtedness being refinanced.

“Indemnified Taxes” means Taxes other than Excluded Taxes and Other Taxes.

“Information Memorandum” means the Confidential Information Memorandum dated June 2012 relating to the Borrowers and the Facilities.

“Insolvency Event” in relation to a Finance Party means that the Finance Party:

(a)           is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)           becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)           makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)           institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organization or the jurisdiction of its principal or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding–up or liquidation by it or such regulator, supervisor or similar official;

(e)           has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding–up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)           results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding–up or liquidation; or

(ii)           is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)           has exercised in respect of it one or more of the stabilization powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(g)           has a resolution passed for its winding–up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(h)           seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(i)           has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(j)           causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or

(k)           takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercompany Subordination Agreement” means an intercompany subordination agreement between the Loan Parties and the Administrative Agent, substantially in the form of Exhibit G.

“Interest Coverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) Adjusted EBITDA of the Parent, the Borrowers and the Subsidiaries for the period of four consecutive fiscal quarters of the Parent ended on such date to (b) Cash Interest Expense for such four consecutive fiscal quarter period, all determined on a Pro Forma Basis and on a consolidated basis in accordance with GAAP.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing or Eurodollar Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to Eurodollar Loans and Swing Loans, the period commencing on the date a Borrowing of Loans is advanced, continued or created by conversion and ending:  (a) in the case of a Eurodollar Loan, 1, 2, 3 or 6 months thereafter (or, with the consent of each Lender of the relevant Class, 9 or 12 months), and (b) in the case of a Swing Loan, on the date 1 to 5 days thereafter as mutually agreed to by the applicable Borrower and the Administrative Agent; provided, however, that:

(i)
no Interest Period with respect to any Revolving Facility Loans or any Swing Loan shall extend beyond the Termination Date and no Interest Period with respect to any Term Loans or Incremental Term Loans shall extend beyond the Term Maturity Date;

(ii)
no Interest Period with respect to any portion of the Term Loans or Incremental Term Loans consisting of Eurodollar Loans shall extend beyond a date on which the U.S. Borrower is required to make a scheduled payment of principal on the Term Loans or Incremental Term Loans, unless the sum of (a) the aggregate principal amount of Term Loans and Incremental Term Loans that are ABR Loans plus (b) the aggregate principal amount of Term Loans and Incremental Term Loans that are Eurodollar Loans with Interest Periods expiring on or before such date equals or exceeds the principal amount to be paid on the Term Loans or Incremental Term Loans on such payment date;

(iii)
whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a Borrowing of Eurodollar Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

(iv)
for purposes of determining an Interest Period for a Borrowing of Eurodollar Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.    For purposes hereof, the date of an initial Borrowing Loan initially shall be the date on which such Borrowing is advanced and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means the acquisition of (including pursuant to any merger with any Person that was not a Wholly Owned Subsidiary immediately prior to such merger) any Equity Interests in or evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, the making of any loans or advances to or capital contributions in, the Guarantee of any obligations of, or the purchase or acquisition (in one transaction or a series of transactions) of any assets of any other Person constituting a business unit.

“Issuing Bank” means (a) Fifth Third Bank, (b) with respect to each Existing Letter of Credit listed on Schedule 1.01B, Deutsche Bank AG London Branch and (c) any other Lender which has notified the Administrative Agent that it has agreed to the Parent’s request to be an Issuing Bank pursuant to the terms of this Agreement (and, if more than one Lender has so agreed, they shall be referred to as the “Issuing Bank”, whether acting individually or together) provided that, in respect of a Letter of Credit issued or to be issued pursuant to the terms of this Agreement, the “Issuing Bank” shall be the Issuing Bank which has issued or agreed to issue that Letter of Credit.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Term Loan, Revolving Facility Loan or Revolving Facility Commitment hereunder at such time, and the latest maturity or expiration date of any Incremental Term Loans, in each case as extended in accordance with this Agreement from time to time.

“L/C Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“L/C Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time (or, in the case of Optional Currency Letters of Credit, the Dollar Equivalent of such amount at such time) plus (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time (or, in the case of Optional Currency Letters of Credit, the Dollar Equivalent of such amount at such time).  The L/C Exposure of any Lender under the Revolving Facility at any time shall be its L/C Proportion of the total L/C Exposure at such time.

“L/C Proportion” means in relation to a Lender in respect of any Letter of Credit, the proportion (expressed as a percentage) borne by that Lender’s Available Commitment to the relevant Available Facility immediately prior to the issue of that Letter of Credit, adjusted to reflect any assignment or transfer under this Agreement to or by that Lender.

“L/C Sublimit” means $30,000,000.

“Leased Real Property” means each parcel of real property leased or subleased by any Loan Party pursuant to any Real Property Lease.

“Lender” means each financial institution that has become a party hereto on the Closing Date, pursuant to a Lender Addendum, and each financial institution that becomes a party hereto pursuant to an Assignment and Assumption or a Joinder Agreement.

“Lender Addendum” means with respect to any Lender on the Closing Date, a lender addendum in the form of Exhibit I to be executed and delivered by such Lender on the Closing Date as provided in Section 9.16.

“Letter of Credit” means the Existing Letters of Credit, and future financial accommodation in the form of:

(a)           a letter of credit, substantially in the form set out in Exhibit M or in any other form requested by the U.S. Borrower and agreed to by the Administrative Agent and the Issuing Bank; or

(b)           any guarantee, indemnity or other instrument in a form requested by a Borrower (or the U.S. Borrower on its behalf) and agreed by the Administrative Agent and the Issuing Bank.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on the page of the Reuters screen which displays an average British Bankers’ Association Interest Settlement Rate (such page currently being LIBOR01) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the arithmetic mean of the rates at which dollar deposits in amounts approximately equal to the amount of each Eurodollar Borrowing and for a maturity comparable to such Interest Period are offered by the principal London offices of three or more major banks selected by the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Documents” means this Agreement, the Security Documents and any Note executed and delivered pursuant to Section 2.07(d).

“Loan Parties” means the Borrowers, the Parent and the Subsidiary Loan Parties.

“Loans” means the Revolving Facility Loans, Term Loans and the Incremental Term Loans.

“Lux Borrower” means WRCA (Luxemburg) Holdings S.a r.l., a société à responsabilité limitée incorporated under the laws of Luxembourg, with its registered office at 412F, Route d’Esch L-1030 Luxembourg, whose registration number with the Luxembourg Register of Commerce and Companies is B124385 and whose corporate capital amounts to $19,500.

“Luxembourg Equity Arrangements” means the arrangements described on Schedule 1.01A.

“LuxFinCo” means WRCA Finance (Luxembourg) S.àr.l., a société à responsabilité limitée, incorporated under the laws of Luxembourg having its registered office at L-1030 Luxembourg, 412F, route d'Esch, registered with the Register of Commerce and Companies in Luxembourg under number B 124 460, whose corporate capital amounts to $67,824,191.

“LuxSub” means WRCA (Luxembourg) S.àr.l., a société à responsabilité limitée, incorporated under the laws of Luxembourg having its registered office at L-1030 Luxembourg, 412F, route d'Esch, registered with the Register of Commerce and Companies in Luxembourg under number B 124 459, whose corporate capital amounts to $19,500.

“Management Agreement” means the letter agreement regarding certain fees payable to Sponsor, among the U.S. Borrower, Parent and the Sponsor, as in effect on the Closing Date or as thereafter amended or replaced in any manner, that, taken as a whole, is not more adverse to the interests of the Lenders in any material respect than such agreement as it was in effect on the Closing Date.

“Management Investors” means the natural persons being the current or former members of management, officers and employees of the Parent and/or its Subsidiaries who have been, are or become investors in the Parent.

“Margin” means:

(a)           in relation to any Revolving Facility Loan that is (a) a Eurodollar Loan, 4.75% per annum or (b) an ABR Loan, 3.75%;

(b)           in relation to any Unpaid Sum relating or referable to the Revolving Facility, the rate per annum specified above for the Revolving Facility and

(c)           in relation to any Term Loan or any Incremental Term Loan that is (a) a Eurodollar Loan, 4.75% per annum or (b) an ABR Loan, 3.75%.

“Margin Stock” as defined in Regulation U.

“Material Adverse Effect” means a material adverse effect upon, (i) the business, assets, results of operations, properties or financial condition of the Parent, the Borrowers and the Subsidiaries taken as a whole, (ii) the ability of any Loan Party to perform any of its obligations under any material Loan Document or (iii) the rights of or benefits available to the Lenders under any material Loan Document.

“Material Indebtedness” means Indebtedness (other than the Term Loans, Incremental Term Loans, Revolving Facility Loans, Letters of Credit and any intercompany Indebtedness among Loan Parties), or obligations in respect of one or more Hedging Agreements, of any one or more of the Parent, the Borrowers and the Subsidiaries in an aggregate principal amount exceeding $15,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Parent, the Borrowers or any Subsidiary in respect of any Hedging Agreement at any time shall be the aggregate net amount (giving effect to any netting agreements) that the Parent, the Borrowers or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Real Property” means (a) all Mortgaged Property, and (b) all Owned Real Property of a Loan Party with a fair market value in excess of $2,000,000, as determined in good faith by the U.S. Borrower.

“Material Subsidiary” means any Subsidiary (a) which has total revenues equal to or greater than 3% of the total revenues of the Parent and its Subsidiaries on a consolidated basis, or (b) for which the fair market value of its assets is equal to or greater than 3% of the total assets of the Parent and its Subsidiaries on a consolidated basis, or (c) which has Adjusted EBITDA equal to or greater than 3% of the total Adjusted EBITDA of the Parent and its Subsidiaries on a consolidated basis.

“Minimum Extension Condition” has the meaning specified in Section 2.02 (c).

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)           (subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)           if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)           if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Mortgage” means each of the mortgages and deeds of trust in form and substance reasonably satisfactory to the Administrative Agent and Collateral Agent (subject to the terms of this Agreement) covering the Mortgaged Properties.

“Mortgage Policies” has the meaning set forth in Section 5.16(b).

“Mortgaged Property” means, initially, each parcel of owned real property and the improvements thereto owned by a Loan Party and identified on Schedule 3.05(c)(ii), and after the Closing Date, any New Mortgaged Property.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA to which the Borrowers, Parent or any Subsidiary or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made, been required to make, or been required to accrue, an obligation to make contributions.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds actually received in respect of such event, including (i) any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, other customary expenses and brokerage, consultant and other customary fees, and out-of-pocket expenses paid by or on behalf of the Parent, the Borrowers and the Subsidiaries (other than to an Affiliate of the Borrowers except for the Sponsor) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made by the Parent, the Borrowers and the Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or estimated to be payable) by the Parent, the Borrowers and the Subsidiaries (including, without limitation, sales, VAT and transfer taxes which will be payable by the Parent, the Borrowers and the Subsidiaries), and the amount of any reasonable reserve established by the Parent, the Borrowers and the Subsidiaries in accordance with GAAP against any adjustment (A) to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next two succeeding years and that are directly attributable to such event (as determined reasonably and in good faith by the chief financial officer of the Borrowers) and (B) to the sale price or any liabilities (other than taxes deducted pursuant to clause (i) above) (x) related to any of the applicable assets or (y) retained by the Borrowers or any of the Subsidiaries, including without limitation, pension and other post- employment indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment with respect of any such liability) shall be deemed to be Net Proceeds occurring on the date of such reduction); provided, however, that in the case of taxes that are deductible as estimated taxes under this clause (iii), the Parent, the Borrowers or such Subsidiary may deduct an amount (the “Reserved Amount”) equal to the amount reserved in accordance with GAAP for the Parent’s, the Borrowers’ or such Subsidiary’s reasonable estimate of such taxes, other than taxes for which the Parent, the Borrowers or such Subsidiary is indemnified and for which it has received such indemnification payment, provided further, however, that, at the time such taxes are paid, an amount equal to the amount, if any, by which the Reserved Amount for such taxes exceeds the amount of such taxes actually paid shall constitute “Net Proceeds” of the type for which such taxes were reserved for all purposes hereunder.

“New Mortgaged Property” has the meaning set forth in Section 5.12(b)(ii).

“New Senior Unsecured Notes (Issued 2010)” means (i) the senior unsecured notes issued by the U.S. Borrower on May 19, 2010 and related Guarantees and (ii) any refinancings, refundings, renewals, extensions or replacements thereof; provided that, in the case of clause (ii) (a) such Indebtedness matures after, and does not require any scheduled amortization or other scheduled payments of principal, sinking fund payments, repurchases or redemptions of principal prior to, the maturity date of the Term Loans (it being understood that such Indebtedness may have customary mandatory prepayment, repurchase or redemption provisions), (b) both immediately prior and after giving effect to the incurrence thereof, (x) no Default shall exist or result therefrom and (y) Parent will be in compliance with the covenants set forth in Section 6.11, and (c) no Subsidiary of Parent that is not a Loan Party shall guarantee such New Senior Unsecured Notes (Issued 2010).

“New Senior Unsecured Notes (Issued 2011)” means (i) the 9.5% Senior Unsecured Notes due 2017 issued by the U.S. Borrower on June 10, 2011 and related Guarantees and (ii) any refinancings, refundings, renewals, extensions or replacements thereof; provided that, in the case of clause (ii) (a) such Indebtedness matures after, and does not require any scheduled amortization or other scheduled payments of principal, sinking fund payments, repurchases or redemptions of principal prior to, the maturity date of the Term Loans (it being understood that such Indebtedness may have customary mandatory prepayment, repurchase or redemption provisions), (b) both immediately prior and after giving effect to the incurrence thereof, (x) no Default shall exist or result therefrom and (y) Parent will be in compliance with the covenants set forth in Section 6.11, and (c) no Subsidiary of Parent that is not a Loan Party shall guarantee such New Senior Unsecured Notes (Issued 2011).

“New Senior Unsecured Notes (Issued 2012)” means (i) the 11.75% Senior Unsecured Notes due 2017 issued by the U.S. Borrower on the Closing Date and related Guarantees and (ii) any refinancings, refundings, renewals, extensions or replacements thereof; provided that, in the case of clause (ii) (a) such Indebtedness matures after, and does not require any scheduled amortization or other scheduled payments of principal, sinking fund payments, repurchases or redemptions of principal prior to, the maturity date of the Term Loans (it being understood that such Indebtedness may have customary mandatory prepayment, repurchase or redemption provisions), (b) both immediately prior and after giving effect to the incurrence thereof, (x) no Default shall exist or result therefrom and (y) Parent will be in compliance with the covenants set forth in Section 6.11, and (c) no Subsidiary of Parent that is not a Loan Party shall guarantee such New Senior Unsecured Notes (Issued 2012).

“New Senior Unsecured Notes (Issued 2012) Indenture” means the Note Purchase Agreement, dated as of the Closing Date, among the U.S. Borrower, certain of its affiliates party thereto and the purchasers named therein.

“Non-Consenting Lender” has the meaning set forth in Section 2.13(f)(ii).

“Non-Defaulting Lender” means, at any time, each Lender under the Revolving Facility that is not a Defaulting Lender at such time.

“Note” has the meaning set forth in Section 2.07(d).

“Notice of Borrowing ” means a request for a Borrowing in accordance with Section 2.03(a), in substantially the form set forth in Exhibit O.

“Notice of Continuation/Conversion” means a request for a continuation or conversion of a Borrowing in accordance with Section 2.03(a) in substantially the terms set forth in Exhibit P.

“Obligations” means all obligations of every nature of each Loan Party from time to time owed to the Administrative Agent, the Collateral Agent and the Arrangers (including former agents), the Lenders or any of them and counterparties to each Secured Hedging Agreement and any Bank Product Obligation Agreement, under any Loan Document, Secured Hedging Agreement (including, without limitation, with respect to a Secured Hedging Agreement, obligations owed thereunder to any Person who was the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or a Lender at the time such Secured Hedging Agreement was entered into), or Bank Product Obligation Agreement (including, without limitation, with respect to a Bank Product Obligation Agreement, obligations owed thereunder to any Person who was the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or a Lender at the time such Bank Product Obligation Agreement was entered into), whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Loan Party, would have accrued on any Obligation, whether or not a claim is allowed against such Loan Party for such interest in the related bankruptcy proceeding) and payments for early termination of Secured Hedging Agreements, fees, expenses, indemnification or otherwise.

“Optional Currency” means, with respect to any Letter of Credit, Euro or any other currency, requested in writing by any Borrower and approved by the Administrative Agent and the applicable Issuing Bank, which currency is freely traded in the London interbank market and is then freely transferable and freely convertible into Dollars.

“Optional Currency Letter of Credit” means any Letter of Credit issued hereunder, the face amount of which is denominated in an Optional Currency.

“Original Lender” means each Lender listed on Schedule 1.01D.

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, or property taxes, or similar governmental charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, and any and all interest and penalties related thereto.  Other Taxes shall not include any Taxes imposed on (or measured by reference to) gross income, net income, or gain.

“Owned Real Property” means each parcel of owned real property listed on Schedule 3.05(c)(i).

“Parent” means WireCo WorldGroup (Cayman), Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands.

“Pari Passu Intercreditor Agreement” means a pari passu intercreditor agreement in a customary form reasonably acceptable to the Administrative Agent.

“Participant” has the meaning assigned to such term in clause (e) of Section 9.04.

“Participating Interest” is defined in Section 2.17(d).

“Participating Lender” is defined in Section 2.17(d).

“Participating Member State” means any member of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Parallel Debt” has the meaning given to it in Section 8.02.

“Party” means a party to this Agreement.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT ACT) of 2001, Pub. L. 107-56, as it may be amended or otherwise modified from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate substantially in the form of Exhibit B or any other form approved by the Administrative Agent.

“Permitted Acquisition” means any acquisition, to the extent such acquisition occurs after the Closing Date, of all of the shares or other Equity Interests in, or substantially all of the assets of, a Person or division or line of business of a Person, if immediately after giving effect thereto:

(a)           no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(b)           all transactions related thereto shall be consummated in accordance with applicable law;

(c)           such acquired or newly formed corporation, partnership, association or other business entity shall become a Wholly Owned Subsidiary of the Parent that is either a Loan Party or a Foreign Subsidiary of the U.S. Borrower and all actions required to be taken at such time, if any, with respect to such acquired or newly formed Subsidiary under Section 5.11 shall have been taken at such time; and

(d)           (i) at least five Business Days prior to such proposed acquisition, the Administrative Agent shall have received a certificate of a Financial Officer to the effect that, after giving effect to such acquisition or formation, (A) no Default or Event of Default shall have occurred and be continuing, (B) the Parent and its Subsidiaries shall have demonstrated a Senior Secured Net Leverage Ratio on a Pro Forma Basis of no greater than 2.50 to 1:00, (C) the Parent and its Subsidiaries shall have demonstrated a Total Net Leverage Ratio on a Pro Forma Basis of no greater than 5.40 to 1:00, together with (x) calculations in form and detail reasonably satisfactory to the Administrative Agent demonstrating such compliance and (y) all relevant financial information for such subsidiary or assets reasonably requested by the Administrative Agent, (D) such acquisition shall be accretive to Parent’s Adjusted EBITDA on a Pro Forma Basis for the four-fiscal quarter period most recently ended prior to the date of such acquisition; and (E) the sum of (y) the availability under the Revolving Facility plus (z) the aggregate amount of cash and Permitted Investments of Parent and its Subsidiaries at such time, shall not be less than $10,000,000 and (ii) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness (except for Indebtedness permitted by Section 6.01).

“Permitted Additional Indebtedness” means Indebtedness of the U.S. Borrower (which may be guaranteed by the Loan Parties, as the case may be), provided that (a) such Indebtedness shall be unsecured, (b) no scheduled payments of principal, prepayments, redemptions or sinking fund or like payments on the principal of such Indebtedness shall be required prior to the 180th day following the Latest Maturity Date (it being understood that such Indebtedness may have customary mandatory prepayment, repurchase or redemption provisions), (c) no Default or Event of Default shall have occurred and be continuing at the time of incurrence of such Indebtedness or would result therefrom and (d) the proceeds of such Indebtedness are applied to finance one or more Permitted Acquisitions and other Investments permitted hereunder; provided that no more than 25% of the outstanding principal amount of such Permitted Additional Indebtedness at any time may be used for Investments that are not Permitted Acquisitions.

“Permitted Encumbrances” means (a) all matters excepted on any owner’s or lender’s title insurance policy delivered in connection with any Mortgages, any state of facts an inspection or accurate survey would disclose on the Closing Date or the date of acquisition of such property, and (b) other survey exceptions, easements, rights-of-way, restrictions (including zoning restrictions and ordinances), regulations, variances, reservations, declarations, conditions, restrictions, covenants, licenses, water rights, plats, planning, development and subdivision restrictions, encroachments, protrusions and other charges, encumbrances, and defects in or exceptions to title on or with respect to any real property, in each case whether now or hereafter in existence, not securing Indebtedness (unless such Indebtedness is permitted under this Agreement), and (c) with respect to matters of the type in (b) which first exist or occur after the Closing Date, or the date of acquisition of such property, with respect to the property in question, not (i) individually or in the aggregate materially impairing the value of such real property or

(ii) individually or in the aggregate materially impairing the use of such real property in the operation of the business of the Loan Parties.

“Permitted First Priority Refinancing Debt” means any secured Indebtedness (including any Registered Equivalent Notes) incurred by any Loan Party in the form of one or more series of senior secured notes or loans; provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and under security documents substantially similar to the Security Documents and is not secured by any property or assets of the Parent, Borrowers or any Subsidiary other than the Collateral, (ii) such Indebtedness constitutes Refinancing Indebtedness, (iii) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Loan Parties and the terms of such guarantee shall be no more favorable to the secured parties in respect of such Indebtedness than the terms of the Guarantee Agreement, and (iv) the holders of such Indebtedness (or their representative) and Administrative Agent shall be party to the Pari Passu Intercreditor Agreement.

“Permitted Investments” means:

(a)           securities issued by or direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)           investments in commercial paper maturing within one year from the date of acquisition thereof and having, at such date of acquisition, credit ratings of at least A-2 by S&P or P-2 by Moody’s;

(c)           investments in certificates of deposit, Eurodollar time deposits, banker’s acceptances and time deposits maturing within 360 days from the date of acquisition thereof (A) issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, (i) any Lender or (ii) any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $250,000,000 or a foreign bank that has a combined capital and surplus and undivided profits of not less than $125,000,000 or (B) rated at least A by S&P or A3 by Moody’s as of the date of acquisition;

(d)           repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e)           securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory, the securities of which state, commonwealth, territory, political subdivision or taxing authority (as the case may be) are rated at least A by S&P or A by Moody’s, as of the date of acquisition;

(f)           money market mutual or similar funds that invest primarily in assets satisfying the requirements of clauses (a) through (e) of this definition;

(g)           money market funds that (1) (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000, in each case, such requirements being measured or calculated as of the date of the acquisition of or investment in such Permitted Investment, or (2) 95% of which constitute Permitted Investments of the kinds described in clauses (a) through (d) and (j) of this definition;

(h)           asset backed securities having ratings of at least AAA by S&P or Aaa by Moody’s, as of the date of acquisition;

(i)           auction rate securities, corporate bonds, medium term notes and euro notes issued by foreign or domestic entities having ratings of at least A by S&P or A2 by Moody’s, as of the date of acquisition;

(j)           Dollars;

(k)           securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (c) of this definition; and

(l)           in the case of any Subsidiary organized or having its principal place of business outside of the United States, investments made in the ordinary course of business denominated in the currency of the jurisdiction in which such Subsidiary is organized or has its principal place of business which are similar to the items specified in clause (c) and (j).

“Permitted Junior Debt Conditions” means that such applicable debt (i) is not scheduled to mature prior to the date that is 180 days after the Latest Maturity Date, (ii) does not mature or have scheduled amortization payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (except customary asset sale or change of control provisions that provide for the prior repayment in full of all Obligations), in each case prior to the Latest Maturity Date at the time such Indebtedness is incurred and (iii) is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Loan Parties and the terms of such guarantee shall be no more favorable to the holders of such Indebtedness than the terms of the Guarantee Agreement.

“Permitted Liens” means:

(a)           Liens imposed by law for taxes, assessments, or governmental charges that are not yet due or are being contested in compliance with Section 5.05;

(b)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, suppliers’ and other like Liens imposed by law and landlords’ liens, in each case, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in good faith by appropriate proceedings;

(c)           pledges and deposits made in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations (and Liens to secure bonds or letters of credit issued for such purpose);

(d)           Liens to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds or deposits and other obligations of a like nature, in each case in the ordinary course of business (and Liens to secure bonds or letters of credit issued for such purpose);

(e)           judgment liens in respect of judgments, decrees, awards or attachments that do not constitute an Event of Default under clause (k) of Article VII;

(f)           Permitted Encumbrances;

(g)           Liens existing on the Closing Date and listed on Schedule 1.01F and renewals, extensions and replacements thereof; provided that (i) the property covered thereby is not changed (other than improvements and accessions to, or replacements of, such property or proceeds or distributions thereof), (ii) the obligations secured thereby shall not be increased (other than to include accrued and unpaid interest, premiums, and fees, costs and expenses related thereto), and (iii) any renewal or extension of any Indebtedness secured thereby is permitted by Section 6.01(a)(viii) or Section 6.01(a)(xiv);

(h)           Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of banker’s acceptances issued or credited for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods;

(i)           Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Parent, the Borrowers, or any Subsidiaries, including rights of offset and set-off; and

(j)           Liens arising under the general terms and conditions (Allgemeine Geschäftsbedingungen der Banken and Sparkassen) in relation to bank accounts in Germany.

“Permitted Management Fees” means any regular management fees (for purposes of this definition, the “fees”), expense reimbursements and indemnification payments payable to Sponsor in the amounts and at the times specified in the Management Agreement; provided that (x) in no event shall the fees exceed, during any fiscal year, the greater of (A) $1,500,000 and (B) 2% of the projected Adjusted EBITDA of the Parent and its Subsidiaries for the following fiscal year as budgeted by management and approved by the Board of Directors of the Parent, and (y) any fees permitted under clause (x) for such fiscal year not paid to Sponsor in such fiscal year may be carried forward and paid in the following two fiscal years.

“Permitted Second Priority Refinancing Debt” means secured Indebtedness (including any Registered Equivalent Notes) incurred by any Loan Party in the form of one or more series of second lien (or other junior lien) secured notes or second lien (or other junior lien) secured loans; provided that (i) such Indebtedness is secured by the Collateral on a second priority (or other junior priority) basis to the liens securing the Obligations and under security documents substantially similar to the Security Documents and the obligations in respect of any Permitted First Priority Refinancing Debt and is not secured by any property or assets of Parent, Borrowers or any Subsidiary other than the Collateral, (ii) such Indebtedness constitutes Refinancing Indebtedness (provided, that such Indebtedness may be secured by a Lien on the

Collateral that is junior to the Liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt, notwithstanding any provision to the contrary contained in the definition of “Refinancing Indebtedness”), (iii) the holders of such Indebtedness (or their representative) and Administrative Agent and Collateral Agent shall be party to the Second Lien Intercreditor Agreement and (iv) such Indebtedness meets the Permitted Junior Debt Conditions.

“Permitted Sponsor Transaction Expenses” means Closing Date Transaction Expenses and other Transaction Expenses payable to the Sponsor; provided that with respect to any advisory fee (not including any expense reimbursement) in excess of 1.0% of the applicable transaction value, the Parent or the Borrowers shall have received a fairness opinion regarding such fee from a recognized independent outside firm and the Board of Directors of the Parent shall have approved such fee.

“Permitted Unsecured Refinancing Debt” means unsecured Indebtedness (including any Registered Equivalent Notes) incurred by any Loan Party in the form of one or more series of senior unsecured notes or loans; provided that such Indebtedness (i) constitutes Refinancing Indebtedness and (ii) meets the Permitted Junior Debt Conditions.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and (i) sponsored and maintained (at the time of determination or at any time within the six years prior thereto) by the U.S. Borrower or any ERISA Affiliate, or (ii) in respect of which the U.S. Borrower or any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4064 or 4069 of ERISA be determined to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreements” means the U.S. Pledge Agreement and each other pledge agreement entered into on or after the Closing Date by the Parent, the Borrowers or any Subsidiary Loan Party.

“Prepayment Event” means:

(a)           any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of the Parent, the Borrowers or any Subsidiary or other Asset Sale, other than dispositions described in clauses (a) through (f) and (i), (j), (k), (m) and (n) of Section 6.05, but only to the extent that the Net Proceeds therefrom have not been committed to be applied to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Parent, the Borrowers or the Subsidiaries within 270 days after such event and so applied (or have not commenced to be applied pursuant to contractual commitments for the application thereof) within 365 days after such event; provided that to the extent that the Borrowers are required to offer to repurchase Permitted First Priority Refinancing Debt pursuant to the terms of the documentation governing such Indebtedness with any Asset Sale (as used in this clause, such Permitted First Priority Refinancing Debt required to be offered to be so repurchased, “Other Applicable Indebtedness”), then the Borrowers may apply such proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Loans and Other Applicable Indebtedness at such time; provided that the portion of such cash proceeds allocated to Other Applicable Indebtedness shall not exceed the amount of such cash proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such cash proceeds shall be allocated to the Loans in accordance with the terms hereof) to the prepayment of the Loans and to the repurchase of Other Applicable Indebtedness, and the amount of prepayment of the Loans that would have otherwise been required pursuant to Section 2.10(b)(i) shall be reduced accordingly; provided further that to the extent the holders of Other Applicable Indebtedness decline to have such Indebtedness purchased, the declined amount shall promptly (and in any event within 10 Business Days after the date of such rejection) be applied to prepay the Loans in accordance with the terms hereof;

(b)           any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Parent, the Borrowers or any Subsidiary in an aggregate principal amount in excess of $2,000,000 in any fiscal year of the Borrowers, but only to the extent that such Net Proceeds have not been committed to be applied to demolish, repair, restore or replace such property or asset or acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Parent, the Borrowers and the Subsidiaries within 270 days after such event or have not been so applied (or have not commenced to be applied pursuant to contractual commitments for the application thereof) within 365 days after such event; provided that to the extent that the Borrowers are required to offer to repurchase Permitted First Priority Refinancing Debt pursuant to the terms of the documentation governing such Indebtedness with any such insurance proceeds (as used in this clause, such Permitted First Priority Refinancing Debt required to be offered to be so repurchased, “Other Applicable Indebtedness”), then the Borrowers may apply such proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Loans and Other Applicable Indebtedness at such time; provided that the portion of such cash proceeds allocated to Other Applicable Indebtedness shall not exceed the amount of such cash proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such cash proceeds shall be allocated to the Loans in accordance with the terms hereof) to the prepayment of the Loans and to the repurchase of Other Applicable Indebtedness, and the amount of prepayment of the Loans that would have otherwise been required pursuant to Section 2.10(b)(i) shall be reduced accordingly; provided further that to the extent the holders of Other Applicable Indebtedness decline to have such Indebtedness purchased, the declined amount shall promptly (and in any event within 10 Business Days after the date of such rejection) be applied to prepay the Loans in accordance with the terms hereof;

(c)           any Specified Sale, but only to the extent that the Net Proceeds therefrom have not been committed to be applied to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Parent, the Borrowers or the Subsidiaries within 270 days after such event and so applied (or have not commenced to be applied pursuant to contractual commitments for the application thereof) within 365 days after such event; provided that to the extent that the Borrowers are required to offer to repurchase Permitted First Priority Refinancing Debt pursuant to the terms of the documentation governing such

Indebtedness with any Asset Sale (as used in this clause, such Permitted First Priority Refinancing Debt required to be offered to be so repurchased, “Other Applicable Indebtedness”), then the Borrowers may apply such proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Loans and Other Applicable Indebtedness at such time; provided that the portion of such cash proceeds allocated to Other Applicable Indebtedness shall not exceed the amount of such cash proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such cash proceeds shall be allocated to the Loans in accordance with the terms hereof) to the prepayment of the Loans and to the repurchase of Other Applicable Indebtedness, and the amount of prepayment of the Loans that would have otherwise been required pursuant to Section 2.10(b)(ii) shall be reduced accordingly; provided further that to the extent the holders of Other Applicable Indebtedness decline to have such Indebtedness purchased, the declined amount shall promptly (and in any event within 10 Business Days after the date of such rejection) be applied to prepay the Loans in accordance with the terms hereof; or

(d)           the incurrence by the Parent, the Borrowers or any Subsidiary of any Indebtedness, excluding Indebtedness permitted pursuant to Section 6.01.

“Prime Rate” means the rate of interest per annum publicly announced or established from time to time by Fifth Third Bank as its prime rate in effect at its principal office in Cincinnati, Ohio; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective and such Prime Rate may not necessarily be the lowest rate extended to customers.

“Pro Forma Basis” means, in connection with the Acquisition, any Asset Sale, Permitted Acquisition, designation of an Unrestricted Subsidiary or other event for which a calculation on a Pro Forma Basis is specified herein that occurs subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event, including, in the case of the Acquisition, any Asset Sale or Permitted Acquisition, those demonstrable cost-savings resulting from any restructurings, head count reduction, closure of facilities and similar operational and other cost savings and other adjustments to be achieved in connection with the Acquisition, such Asset Sale or Permitted Acquisition that the Parent, the Borrowers, and the Subsidiaries have determined to make or have made that (A) are expected to have a continuing impact, (B) are factually supportable for the twelve-month period following the consummation of the Acquisition, such Asset Sale or Permitted Acquisition, (C) are determined in good faith by the Board of Directors of the Parent, as of each date of determination prior to the inclusion of the applicable cost-savings and other adjustments in the calculation of Pro Forma Basis and (D) are set forth in a certificate from a Financial Officer of the U.S. Borrower delivered to the Administrative Agent, setting forth such demonstrable operating expense reductions and other operating improvements, synergies, or cost savings and information and calculations supporting them in reasonable detail.  In making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes issued, incurred, assumed or permanently repaid during the four consecutive fiscal quarter period ended on or before the occurrence of such event (or, in the case of determinations made pursuant to the definition of the term “Permitted Acquisition”, occurring during the four consecutive fiscal quarter period ended on or before the occurrence of such event, or thereafter and through and including the date upon which the respective Permitted Acquisition or incurrence of Indebtedness or Liens or dividend is consummated) shall be deemed to have been issued, incurred, assumed or permanently repaid at the beginning of such period and (y) Consolidated Interest Expense of such Person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods.

“Purchase Price” means, without duplication, with respect to any Permitted Acquisition, an amount equal to the sum of (a) the aggregate consideration, whether cash, property or securities, paid or delivered by the Borrowers and the Subsidiaries in connection with such acquisition plus (b) the aggregate amount of liabilities (including any Indebtedness incurred pursuant to Section 6.01(a)(xiv)) of the acquired business (net of current assets of the acquired business) that would be required to be reflected on a balance sheet (if such were to be prepared) of the Borrowers and the Subsidiaries after giving effect to such Permitted Acquisition.

“Qualified Public Offering” means the issuance by the Parent or any direct or indirect parent company of the Parent of its common Equity Interests (and the contribution of any proceeds of such issuance to the U.S. Borrower) in an underwritten primary public offering which generates net cash proceeds of at least $75,000,000 (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC (or any Governmental Authority succeeding to any of its principal functions) in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“Qualified Stock” means any Equity Interests other than Disqualified Stock.

“Real Property Leases” means all leases of real property under which any Loan Party is a lessee from time to time.

“Received Amount” has the meaning specified in Section 8.02(d).

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

“Refinancing Indebtedness” means (i) Permitted First Priority Refinancing Debt, (ii) Permitted Second Priority Refinancing Debt or (iii) Permitted Unsecured Refinancing Debt in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole, existing Term Loans, existing Incremental Term Loans or any then existing Refinancing Indebtedness (“Refinanced Debt”); provided that (a) such Indebtedness has a later maturity and a weighted average life to maturity equal to or greater than the Refinanced Debt, (b) in the case of

Permitted First Priority Refinancing Debt, such Indebtedness shall not have a greater principal amount than the principal amount of the Refinanced Debt plus accrued interest, fees and premiums (if any) thereon and reasonable fees and expenses associated with the refinancing (provided that the principal amount of such Indebtedness shall not include any principal constituting interest paid in kind) and (c) such Refinanced Debt shall be repaid, defeased or satisfied and discharged on a Dollar-for-Dollar basis, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, substantially concurrently with the incurrence of such Refinancing Indebtedness in accordance with the provisions of Sections 2.12 and 2.13.

“Regulation T” means Regulation T of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Agreements” means the Acquisition Agreement, the Management Agreement and the New Senior Unsecured Notes (Issued 2012) Indenture.

“Repricing Transaction” has the meaning assigned to such term in Section 2.10(h).

“Register” has the meaning assigned to such term in Section 9.04(b).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, partners, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

“Relevant Four Fiscal Quarter Period” has the meaning assigned to such term in Section 6.11(b).

“Relevant Interbank Market” means the London interbank market.

“Relevant Jurisdiction” means, in relation to a Loan Party:  (a) its jurisdiction of incorporation; (b) any jurisdiction where any asset subject to or intended to be subject to the Collateral to be created by it is situated; (c) any jurisdiction where it conducts its business; and

(d) the jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.

“Replacement Lender” has the meaning specified in Section 2.13(e)(i).

“Required Lenders” means, at any time, Lenders having Revolving Facility Exposure, Term Loans and Incremental Term Loans and unused Commitments representing more than 50% of the sum of the total Revolving Facility Exposure, outstanding Term Loans and outstanding Incremental Term Loans and unused Commitments at such time; provided that the Revolving Facility Exposure, Term Loans and Incremental Term Loans and unused Commitments of any Defaulting Lender shall be disregarded in the determination of the Required Lenders at any time.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Parent, the Borrowers or any Subsidiary (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests (other than Disqualified Stock) of the Person paying such dividends or distributions), any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Parent, the Borrowers or any Subsidiary (other than through the issuance of additional Equity Interests (other than Disqualified Stock) of the Person redeeming, purchasing, retiring, acquiring, cancelling or terminating such shares), or any management or similar fees payable to Sponsor or any of its Affiliates.

“Restricted Subsidiaries” means any Subsidiary other than an Unrestricted Subsidiary.

“Revolving Facility” means the revolving credit facility (including the Swing Loan facility and the Letter of Credit facility) made available under this Agreement as described in Sections 2.01(d), 2.06 and 2.17.

“Revolving Facility Commitment” means:

(a)           in relation to an Original Lender, the amount set opposite its name under the heading “Revolving Facility Commitment” in Part II of Schedule 1.01D and the amount of any other Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Section 2.01(e) or Section 2.01(f); and

(b)           in relation to any other Lender, the amount of any Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Section 2.01(e) or Section 2.01(f), to the extent not cancelled, reduced or transferred by it under this Agreement.

“Revolving Facility Exposure” means, (a) with respect to any Lender holding Revolving Facility Commitments and/or Revolving Facility Loans, at any time, the sum of the outstanding principal amount of such Lender’s Revolving Facility Loans, participation in Swing

Loans and its L/C Exposure at such time and (b) with respect to all Revolving Facility Lenders at any time, the sum of the outstanding principal amount of all Lenders’ Revolving Facility Loans, Swing Loans and L/C Exposure at such time.

“Revolving Facility Loan” means a loan made or to be made under the Revolving Facility or the principal amount outstanding for the time being of that loan.

“Royalty Agreement” means that certain Technology License and Support Agreement between the U.S. Borrower and the Chinese Joint Venture  as in effect on the Closing Date or as amended or supplemented on a basis that (taken as a whole) is no less favorable to the Restricted Subsidiaries than such Royalty Agreement as in effect on the Closing Date.

“SEC” means the United States Securities and Exchange Commission or any successor thereto.

“Second Lien Intercreditor Agreement” means an intercreditor agreement subordinating the Liens securing the applicable Permitted Second Priority Refinancing Debt to the Obligations in a customary form reasonably acceptable to the Administrative Agent.

“Secured Hedging Agreements” means (i) each interest rate Hedging Agreement entered into with any counterparty that was the Administrative Agent or a Lender or Arranger or an Affiliate of the Administrative Agent, a Lender or Arranger at the time such Hedging Agreement was entered into (unless such counterparty agrees with the Borrowers not to be secured by the Collateral under the Loan Documents), and (ii) each other type of Hedging Agreement entered into with any counterparty that was the Administrative Agent, a Lender or Arranger or an Affiliate of the Administrative Agent, a Lender or Arranger at the time such Hedging Agreement was entered into that is designated by the Borrowers to be a Hedging Agreement secured by the Collateral created under the Loan Documents.

“Secured Parties” means (a) the Lenders, (b) the Administrative Agent, (c) the Collateral Agent, (d) each counterparty to a Secured Hedging Agreement, (e) each counterparty to a Bank Product Obligation Agreement and (f) the successors and assigns of each of the foregoing.

“Security” means a mortgage, charge, pledge, lien, assignment or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Agreements” means the U.S. Security Agreement and each other security agreement entered into on or after the Closing Date by the Parent, the Borrowers or any Subsidiary Loan Party.

“Security Documents” means the Security Agreements, the Guarantee Agreement, the Pledge Agreements, the Intercompany Subordination Agreement, Mortgages, the German Land Charge, the Pari Passu Intercreditor Agreement, if executed and effective, the Secondary Lien Intercreditor Agreement, if executed and effective, and each other security agreement, intercreditor agreement, security agency agreement or other instrument or document executed and delivered pursuant to Section 5.11 or Section 5.12 or otherwise to secure, or otherwise providing for collateral security for, any of the Obligations.

“Senior Secured Debt” means, the aggregate principal amount of Total Debt of the Parent, the Borrowers or the Subsidiaries, determined on a consolidated basis, outstanding at such date that consists of, without duplication, Indebtedness that in each case is then secured by Liens on property or assets of the Parent, the Borrowers and Subsidiaries (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby), other than any such Indebtedness that by its terms is unsecured and/or contractually subordinated to the Obligations of each Loan Party on terms satisfactory to the Administrative Agent.

“Senior Secured Leverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) Senior Secured Debt on such date to (b) Adjusted EBITDA of the Parent, the Borrowers and the Subsidiaries for the period of four consecutive fiscal quarters of the Parent ended on such date, all determined on a Pro Forma Basis and on a consolidated basis in accordance with GAAP.

“Senior Secured Net Leverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) Senior Secured Debt on such date minus the amount of unrestricted cash and cash equivalents of the Parent, the Borrowers and the Subsidiaries as at said date not to exceed $90,000,000 to (b) Adjusted EBITDA of the Parent, the Borrowers and the Subsidiaries for the period of four consecutive fiscal quarters of the Parent ended on such date, all determined on a Pro Forma Basis and on a consolidated basis in accordance with GAAP.

“Senior Unsecured Notes” means the New Senior Unsecured Notes (Issued 2010), the New Senior Unsecured Notes (Issued 2011) and the New Senior Unsecured Notes (Issued 2012).

“Series” has the meaning assigned to such term in Section 2.01(b).

“Solvent” and “Solvency” mean, with respect to any Person, on any date of determination, that on such date (a) the present fair saleable value of the present assets of such Person exceeds the sum of its debts (including contingent liabilities); (b) the present fair saleable value of the property of such Person will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities (including contingent liabilities), as such debts and other liabilities become absolute and matured; (c) such Person will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) such Person will not have unreasonably small capital with which to conduct the business as contemplated on the Closing Date.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“SPC” has the meaning assigned to such term in Section 9.04(k).

“Specified Equity Contribution” has the meaning assigned to such term in Section 6.11.

“Specified Acquisition Agreement Representations” means the representations and warranties made by, or with respect to, the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that Parent and Borrowers (or any of their Affiliates or Subsidiaries) have the right not to consummate the Acquisition, or the right to terminate their obligations (or otherwise do not have an obligation to close) under the Acquisition Agreement, in each case as a result of a failure of such representations in the Acquisition Agreement to be true and correct.

“Specified Representations” means the representations and warranties set forth in Section 3.01, 3.02, 3.03, 3.07 (solely with respect to margin regulations), 3.08, 3.15, 3.16 (solely to the extent of actions sufficient to satisfy the conditions precedent to the Closing Date in Section 4.02) and 3.21.

“Specified Sales” has the meaning assigned to such term in Section 6.05(m).

“Sponsor” means Paine & Partners, LLC and its Affiliates (other than Affiliates that are portfolio companies).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Parent (other than any Unrestricted Subsidiary), unless otherwise specified to mean a subsidiary of another Person.

“Subsidiary Loan Party” means any Subsidiary that is party as a guarantor to the Guarantee Agreement as of the date hereof or that hereafter guarantees the Obligations in accordance with Section 5.11.

 “Swing Loan” means a loan made or to be made under Section 2.06 or the principal amount outstanding for the time of that loan.

“Swing Loan Sublimit” means $25,000,000, as reduced pursuant to the terms hereof.

“TARGET Day” means mean any day on which TARGET2 is open for the settlement of payments in Euro.

“TARGET2” means the Trans-European Automated Real-Time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including any interest and penalties related thereto) imposed by any taxing authority.

“Term” means each period determined under this Agreement for which the Issuing Bank is under a liability under a Letter of Credit.

“Term Commitment” means, with respect to each Term Lender, the commitment, of such Term Lender to make Term Loans hereunder on the Closing Date, expressed as an amount representing the maximum aggregate principal amount of the Term Loans to be made by such Lender hereunder, as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The aggregate amount of the Term Commitments of all Lenders as of the Closing Date is $335,000,000 and the amount of each Lender’s Term Commitment on the Closing Date is set forth on Part III of Schedule 1.01D.

“Term Facility” means the Term Loans (and Incremental Term Loans) made available under this Agreement as described in Sections 2.01(a) and 2.01(b).

“Term Lender” means a Lender with a Term Commitment or an outstanding Term Loan.

“Term Loan” means a Loan made pursuant to Section 2.01(a).

“Term Maturity Date” means, except to the extent extended in accordance with Section 2.02, (i) with respect to Term Loans, February 15, 2017 or the first Business Day thereafter, if such date is not a Business Day and (ii) with respect to Incremental Term Loans of any Series, the date on which Incremental Term Loans of such Series shall become due and payable in full hereunder, as specified in the applicable Incremental Term Loan Amendment.

“Termination Date” means in relation to the Revolving Facility, except to the extent extended in accordance with Section 2.02, February 15, 2017 or the first Business Day thereafter, if such date is not a Business Day.

“Total Debt” means, with respect to the Parent, the Borrowers and the Subsidiaries as at any date (determined on a consolidated basis without duplication in accordance with GAAP), the sum of all Indebtedness consisting of Capital Lease Obligations, Indebtedness for borrowed money, Indebtedness in respect of the net present value of the deferred purchase price of property or services that would be shown as a long-term liability on the liability side of the balance sheet of such Person in accordance with GAAP, Indebtedness arising out of the Guarantee of any of the foregoing of the Parent, the Borrowers and the Subsidiaries on a consolidated basis at such time and the aggregate redemption price of any Disqualified Stock; provided that to the extent that the net income of any Person is excluded from Consolidated Net Income, in whole or in part, pursuant to the definition thereof, the Indebtedness or Disqualified Stock of such Person shall not be deemed to be included in Total Debt to the same extent.

“Total Net Leverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) Adjusted Total Debt on such date to (b) Adjusted EBITDA of the Parent, the Borrowers and the Subsidiaries for the period of four consecutive fiscal quarters of the Parent ended on such date, all determined on a Pro Forma Basis and on a consolidated basis in accordance with GAAP.

“Total Leverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) Total Debt on such date to (b) Adjusted EBITDA of the Parent, the Borrowers and the Subsidiaries for the period of four consecutive fiscal quarters of the Parent ended on such date, all determined on a Pro Forma Basis and on a consolidated basis accordance with GAAP.

“Total Revolving Facility Commitments” means the aggregate of the Revolving Facility Commitments, being $145,000,000 at the date of this Agreement.

“Transaction Expenses” means actual out-of-pocket costs and expenses (including fees and expenses of attorneys, consultants and financing sources) (a) associated with any Permitted Acquisition permitted hereunder, including any debt or equity offering related to such Permitted Acquisition (whether or not such Permitted Acquisition or related transaction is consummated), or (b) for all purposes except the definition of “Adjusted EBITDA”, associated with any other offering of debt or equity securities, or acquisition permitted hereunder, in each case, with respect to acquisitions, whether incurred by or attributed to the Parent and its Subsidiaries or a Person or business being acquired in the applicable transaction.

“Type”, when used in reference to any Loan or Borrowing of Loans, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Uniform Commercial Code” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unpaid Sum” means any sum due and payable but unpaid by a Loan Party under the Revolving Facility.

“Unrestricted Subsidiary” means (a) the Persons set forth on Schedule 1.01E, (b) Lankhorst/Euronete (Brasil) – Industria E Comercio Ltda., Quimados, Brazil or Lankhorst Euronete Australia Pty Ltd., Varsity Lakes, QLD, Australia, if such entity is designated by the U.S. Borrower as an “Unrestricted Subsidiary” and is a non-wholly owned joint venture at such time and (c) each other Subsidiary designated by U.S. Borrower as an “Unrestricted Subsidiary” hereunder, provided that in the case of this clause (c), (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, Parent and its consolidated Subsidiaries shall be in compliance, on a Pro Forma Basis, with the covenants set forth in Section 6.11, (iii) immediately after giving effect to such designation, the Total Net Leverage Ratio, calculated on a Pro Forma Basis shall be no greater than 5.40 to 1.00, (iv) the designation of a Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Loan Parties on the date of such designation in an amount equal to the fair market value of the assets of such Unrestricted Subsidiary, (v) no Person that is (or, pursuant to Section 5.16, is required to become) a Subsidiary Loan Party on the Closing Date may be designated as an “Unrestricted Subsidiary” and (vi) no Subsidiary may be designated as an “Unrestricted Subsidiary” if it is a “Restricted Subsidiary” for purposes of any of the Senior Secured Notes; provided further, in the case of clauses (b) and (c), any such Person may only be an Unrestricted Subsidiary if it: (a) has no Indebtedness other than Indebtedness that is non-recourse to Parent and its Subsidiaries; (b) is not party to any agreement, contract, arrangement or understanding with the Parent, the Borrowers or any other Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Parent, the Borrowers or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Parent or the Borrowers other than any agreement, contract, arrangement or understanding existing on the Closing Date, which is either permitted by Section 6.08 or disclosed by Schedule 6.08; (c) is a Person with respect to which neither the Parent, the Borrowers nor any of the other Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or warrants, options or other rights to acquire Equity Interests or (y) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Parent, the Borrowers or any of the other Subsidiaries.  If, at any time, an Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes hereof.  Subject to the foregoing, the Board of Directors of the Parent may at any time decide that such Unrestricted Subsidiary shall be treated as a Subsidiary hereunder following notice to the Administrative Agent; provided (i) such designation shall only be permitted if no Default or Event of Default would be in existence following such designation and (ii) that any designation of an Unrestricted Subsidiary as a Subsidiary shall be deemed to be an incurrence of Indebtedness by a Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary.

“Unsecured Subsidiary Loan Party” means any Subsidiary Loan Party that has not granted security for the Obligations.

“U.S. Borrower” means WireCo WorldGroup Inc., a Delaware corporation.

“U.S. Holdings” means WRCA US Holdings Inc., a Delaware corporation, the direct parent holding company of the U.S. Borrower.

“U.S. Intellectual Property Security Agreement” means the U.S. Intellectual Property Security Agreement covering Collateral, substantially in the form of Annex 1 to the U.S. Security Agreement.

“U.S. Pledge Agreement” means the U.S. Pledge Agreement dated on or about the Closing Date among the U.S. Borrower, the Subsidiary Loan Parties party thereto and the Collateral Agent for the benefit of the Secured Parties.

“U.S. Security Agreement” means the U.S. Security Agreement dated on or about the Closing Date among the U.S. Borrower, the Subsidiary Loan Parties party thereto and the Collateral Agent for the benefit of the Secured Parties.

“VAT” means value added tax or any other sales or turnover tax or other tax of a similar nature of any relevant jurisdiction, including the value added tax as provided for in the Luxembourg law of 12 February 1979 relating to the value added tax, as amended, implementing in Luxembourg the Council Directive 2006/112/EC on the common system of value added tax, as amended..

“Weighted Average Yield” means with respect to any Indebtedness, on any date of determination, the weighted average yield to maturity, in each case, based on the interest rate applicable to such Indebtedness on such date (giving effect to any rate “floors”) and giving effect to all upfront or similar fees or original issue discount payable with respect to such Indebtedness.

“Wholly Owned Subsidiary” means a Subsidiary all the Equity Interests of which (other than directors’ qualifying shares) is owned by the Parent or another Wholly Owned Subsidiary; provided that the ownership by the Management Investors of a portion of up to 10% of the Equity Interests of U.S. Holdings shall not cause U.S. Holdings (or any of its Subsidiaries) to be deemed to not be a Wholly Owned Subsidiary.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Sections 4203 and 4205 of ERISA.

Section 1.02                        Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Term Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Term Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Term Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Term Borrowing”).

Section 1.03                        Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented, refinanced or otherwise modified (subject to any restrictions on such amendments, restatements, supplements, refinancings or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04                        Accounting Terms; GAAP

.  Except as otherwise provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, provided that, if the U.S. Borrower notifies the Administrative Agent that the U.S. Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the U.S. Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

Section 1.05                        Construction

.  Each of the parties hereto acknowledges that (i) it has been represented by counsel in the negotiation and documentation of the terms of this Agreement; (ii) it has had full and fair opportunity to review and revise the terms of this Agreement; (iii) this Agreement has been drafted jointly by all of the parties hereto; and (iv) neither Administrative Agent nor any Lender has any fiduciary relationship with or duty to Borrowers arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and the Lenders, on the one hand, and Borrowers, on the other hand, in connection herewith or therewith is solely that of debtor and creditor.  Accordingly, each of the parties hereto acknowledges and agrees that the terms of this Agreement shall not be construed against or in favor of another party.

Section 1.06                        Construction

.

(a)           Unless a contrary indication appears, a reference in this Agreement to:

(i)         the “Administrative Agent”, the “Collateral Agent”, the “Arranger”, any “Loan Party”, any “Issuing Bank”, any “Lender”, any “Party”, any “Secured Party”, the “Collateral Agent” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees and, in the case of the Collateral Agent, any person for the time being appointed as Collateral Agent or Collateral Agents in accordance with the Loan Documents;

(ii)         “assets” includes present and future properties, revenues and rights of every description;

(iii)         “guarantee” means (other than the Guarantee Agreement) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(iv)         a Lender’s “participation” in relation to a Letter of Credit or Swing Loan, shall be construed as a reference to the relevant amount that is or may be payable by a Lender in relation to that Letter of Credit or Swing Loan, as applicable;

(v)         a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self– regulatory or other authority or organisation;

(vi)         a provision of law is a reference to that provision as the same may have been, or may hereafter from time to time be, amended or re–enacted; and

(vii)         a time of day is a reference to Cincinnati, Ohio time.

(b)           Section, Clause and Schedule headings are for ease of reference only.

(c)           Unless a contrary indication appears, a term used in any other Loan Document or in any notice given under or in connection with any Loan Document has the same meaning in that Loan Document or notice as in this Agreement.

(d)           In the case of any Asset Sale, Permitted Acquisition, designation of an Unrestricted Subsidiary or other event for which compliance with the covenant levels in Section 6.11 on a pro forma basis is required herein in order to consummate such transaction that occurs prior to the date on which financial statements for the fiscal quarter ending September 30, 2012 are required by Section 5.01, the applicable covenant levels under Section 6.11 shall be the covenant levels for the fiscal quarter ending September 30, 2012.

(e)           The determination of whether a lease is to be treated as a capital lease shall be made without giving effect to any change in accounting for leases under GAAP resulting from the implementation of proposed Accounting Standards Update (ASU) Leases (Topic 840) issued August 17, 2010, or any successor proposal; provided, however, that this paragraph (e) shall apply solely to leases in effect on the date of such change in accounting.

Article II.

THE CREDITS

Section 2.01                        Commitments and Loans

(a)           Term Loans.  Subject to the terms and conditions set forth herein, each Lender on the Closing Date having a Term Commitment severally agrees to make a Term Loan to the U.S. Borrower on the Closing Date in a principal amount not exceeding such Lender’s Term Commitment.  Only one borrowing may be made under the Term Commitment, which shall be made on the Closing Date.  Amounts repaid in respect of Term Loans may not be reborrowed.  Each Lender’s Term Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Term Commitment on such date. As provided in Section 2.03(a), and subject to the terms hereof, the U.S. Borrower may elect that all or any part of the Term Loans be outstanding as ABR Loans or Eurodollar Loans.

(b)           Incremental Term Loans.  At any time and from time to time, the U.S. Borrower may request that the Lenders (or other financial institutions agreed to by the U.S. Borrower) offer to enter into commitments to make additional term loans (each such loan being herein called an “Incremental Term Loan”) under this Section 2.01(b).  In the event that one or more of the Lenders (or such other financial institutions) offer, in their sole discretion, to enter into such commitments, and such Lenders (or financial institutions) and the U.S. Borrower agrees as to the amount of such commitments that shall be allocated to the respective Lenders (or financial institutions) making such offers and the fees (if any) to be payable by the U.S. Borrower in connection therewith, such Lenders (or financial institutions) shall become obligated to make Incremental Term Loans under this Agreement in an amount equal to the amount of their respective Incremental Term Commitments.  The U.S. Borrower, such Lenders (or financial institutions) and the Administrative Agent shall enter into an agreement effecting such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this paragraph (b) (each such agreement being herein called an “Incremental Term Loan Amendment”), without the consent of any Lender other than the Lenders providing such Incremental Term Loans.  The Incremental Term Loans to be made pursuant to any Incremental Term Loan Amendment in response to any such request by the U.S. Borrower shall be deemed to be a separate “Series” of Incremental Term Loans for all purposes of this Agreement.  Nothing contained in this Agreement shall be construed to obligate any Lender to provide any Incremental Term Commitment or to obligate the U.S. Borrower to request an Incremental Term Commitment from any Lender.  Incremental Term Loans will share in the Collateral under the Security Documents and the guarantees under the Guarantee Agreement to the same extent as the Term Loans.

Anything herein to the contrary notwithstanding, the following additional provisions shall be applicable to Incremental Term Loans:

(i)         the aggregate number of separate Series of Incremental Term Loans pursuant to all such requests hereunder shall not exceed five, and the minimum aggregate principal amount of Incremental Term Commitments of any Series entered into pursuant to any single such request (and, accordingly, the minimum aggregate principal amount of Incremental Term Loans of such Series) shall be at least equal to $10,000,000;

(ii)         the aggregate principal amount of all Incremental Term Loan Commitments, all Incremental Revolving Facility Commitments and all outstanding Series of Incremental Term Loans (including any increase in Term Loans as provided in clause (v) below) shall not exceed the greater of (a) $125,000,000 and (b)  the greatest amount such that, immediately after giving effect to the incurrence of such Incremental Term Loan Commitments or Incremental Term Loans (and calculated as if all concurrently obtained Incremental Revolving Facility Commitments (if any) and Incremental Term Loan Commitments are fully drawn), the Senior Secured Leverage Ratio shall not be greater than 2.75:1.00 as of the date of incurrence of such Incremental Term Loan Commitments or Incremental Term Loans;

(iii)         the maturity date for the Incremental Term Loans of any Series as specified in the Incremental Term Loan Amendment for such Series shall not be earlier than the Latest Maturity Date;

(iv)         (a) the scheduled payments or repayments of principal of the Incremental Term Loans of any Series shall be as specified in the Incremental Term Loan Amendment for such Series (but Incremental Term Loans shall be entitled to participate in voluntary and mandatory prepayments on the same basis as existing Term Loans); and (b) the weighted average life to maturity of all Incremental Term Loans of any Series shall be no shorter than the weighted average life to maturity of any other Incremental Term Loans or the Term Loans;

(v)         any Series of Incremental Term Loans may be effected through an increase in the Term Loans, in which case (w) any Incremental Term Loan Lender not already a Term Lender hereunder shall become a Term Lender, (x) anything in Section 2.15(c) to the contrary notwithstanding, the initial Incremental Term Loans made under the respective Incremental Term Loan Amendment shall be made solely by the Incremental Term Loan Lenders executing such Incremental Term Loan Amendment (but thereafter the provisions of Section 2.15(c) shall be applicable to such Incremental Term Loans), (y) the initial Incremental Term Loans made under such Incremental Term Loan Amendment shall be either ABR Loans or Eurodollar Loans with an Interest Period ending on the last day of the earliest expiring then- outstanding Interest Period for Term Loans (so long as the same is at least one month after the date such Incremental Term Loans are made) and (z) as promptly as practicable following the making of such Incremental Term Loans (but in any event not later than the last day of such earliest-expiring then-outstanding Interest Period for Term Loans), such Incremental Term Loans shall be coordinated with all other Term Loans so that all outstanding Term Loans (including the portion thereof represented by Incremental Term Loans) of each Type are allocated ratably among the Term Lenders (including any Incremental Term Loan Lenders that have become Term Lenders) as required by Section 2.15(c);

(vi)         the Margin for such Incremental Term Loans shall be the Margin set forth in the respective Incremental Term Loan Amendment; provided, that the Weighted Average Yield applicable to such Incremental Term Loans shall not be greater than the Weighted Average Yield payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to the Term Loans or any other Series of Incremental Term Loan plus 0.50% per annum unless the interest rate with respect to the Term Loans or such other Incremental Term Loans is increased so as to cause the then applicable Weighted Average Yield under this Agreement on the Term Loans or such other Incremental Term Loans to equal the Weighted Average Yield then applicable to such Incremental Term Loans minus 0.50% per annum;

(vii)         both before and after giving effect to the making of any Incremental Term Loans, the Parent and its Subsidiaries shall have demonstrated compliance on a Pro Forma Basis with each of the financial covenants in Section 6.11;

(viii)         the terms and provisions of the Incremental Term Commitments and the Incremental Term Loans shall be identical to the Term Loans except as set forth in this Section 2.02(b) or as are reasonably acceptable to Administrative Agent;

(ix)         following the acceptance by the U.S. Borrower of the offers made by any one or more Lenders to make any Series of Incremental Term Loans pursuant to the foregoing provisions of this paragraph (b), each Incremental Term Loan Lender in respect of such Series of Incremental Term Loans severally agrees, subject to the terms and conditions set forth herein, to make such Incremental Term Loans to the U.S. Borrower during the period from and including the date of such acceptance to and including the commitment termination date specified in the Incremental Term Loan Amendment entered into with respect to such Series in an aggregate principal amount up to but not exceeding the amount of the Incremental Term Commitment of such Incremental Term Loan Lender in respect of such Series as in effect from time to time.  Thereafter, subject to the terms and conditions of this Agreement, the U.S. Borrower may convert Incremental Term Loans of such Series of one Type into Incremental Term Loans of such Series of another Type (as provided in Section 2.03) or continue Incremental Term Loans of such Series of one Type as Incremental Term Loans of such Series of the same Type (as provided in Section 2.03).  Incremental Term Loans of any Series that are prepaid may not be reborrowed as Incremental Term Loans of the same Series;

(x)         the Administrative Agent shall notify the Lenders promptly upon receipt of the U.S. Borrower’s notice of each request for Incremental Term Commitments; and

(xi)         proceeds of Incremental Term Loans shall be available for any use permitted under the applicable provisions of Section 5.10.

(c)           Obligations of Lenders.  Each Term Loan and Incremental Term Loan of a particular Class (and, in the case of Incremental Term Loans, of a particular Series) shall be made as part of a Borrowing consisting of Term Loans and Incremental Term Loans of such Class (and, if applicable, of such Series) made by the Lenders ratably in accordance with their respective Commitments of such Class (and, if applicable, of such Series).

(d)           Revolving Credit Facility.  Prior to the  Termination Date, each Lender with a Revolving Credit Facility Commitment severally and not jointly agrees, subject to the terms and conditions hereof, to make Revolving Facility Loans in Dollars to either Borrower from time to time up to the amount of such Lender’s Revolving Facility Commitment in effect at such time; provided, however, the sum of the aggregate amount of Revolving Facility Exposure at any time outstanding shall not exceed the sum of all Revolving Facility Commitments in effect at such time.  Each Borrowing of Revolving Facility Loans shall be made ratably by the Lenders in accordance with their respective Revolving Facility Commitments.  As provided in Section 2.03(a), and subject to the terms hereof, the Borrowers may elect that each Borrowing of Revolving Facility Loans be either ABR Loans or Eurodollar Loans.  Revolving Facility Loans may be repaid and reborrowed before the Termination Date, subject to the terms and conditions hereof.   The Revolving Facility Commitments unutilized at the end of the Availability Period for the Revolving Facility shall be immediately cancelled at that time.

(e)           Increase of Revolving Facility.

(i)         The Borrowers may by giving prior notice to the Administrative Agent after the effective date of a cancellation of:

(A)           the Available Commitments of a Defaulting Lender in accordance with Section 2.05(b); or

(B)           the Revolving Facility Commitments of a Lender in accordance with Section 2.13(d).

request that the Total Revolving Facility Commitments be increased (and the Total Revolving Facility Commitments shall be so increased) in an aggregate amount of up to the amount of the Available Commitments or Revolving Facility Commitments so cancelled as follows:

(A)           the increased Revolving Facility Commitments will be assumed by one or more Lenders or other Eligible Assignees (each an “Increase Lender”) selected by the Borrowers and each of which confirms in its sole discretion its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Revolving Facility Commitments which it is to assume, as if it had been an Original Lender;

(B)           each of the Loan Parties and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Loan Parties and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

(C)           each Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(D)           the Revolving Facility Commitments of the other Lenders shall continue in full force and effect; and

(E)           any increase in the Total Revolving Facility Commitments shall take effect on the date specified by the Borrowers in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.

(ii)         An increase in the Total Revolving Facility Commitments in accordance with Section 2.01(e)(i) will only be effective on:

(A)           the receipt by the Administrative Agent of an Increase Confirmation from the relevant Increase Lender; and

(B)           in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase, the performance by the Administrative Agent (on behalf of itself only) of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Revolving Facility Commitments by that Increase Lender, the completion of which the Administrative Agent shall promptly notify to the U.S. Borrower, the Increase Lender and the Issuing Bank;

(iii)         Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Administrative Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(iv)         The Borrowers shall promptly on demand pay the Administrative Agent and the Collateral Agent the amount of all costs and expenses (including legal fees) reasonably incurred by either of them and, in the case of the Collateral Agent, by any Receiver or Delegate in connection with any increase in Revolving Facility Commitments under this Section 2.01(e).

(v)         The Borrowers may pay to the Increase Lender a fee in the amount and at the times agreed between the Borrowers and the Increase Lender in a Fee Letter.

(f)           Incremental Revolving Facility Commitments. At any time and from time to time prior to the Termination Date, the Borrowers may request that the Lenders (or other financial institutions agreed to by the Borrowers) enter into Incremental Revolving Facility Commitments under this paragraph (a).  In the event that one or more of the Lenders (or such other financial institutions) offer, in their sole discretion, to enter into such commitments, and such Lenders (or financial institutions) and the Borrowers agree as to the amount of such commitments that shall be allocated to the respective Lenders (or financial institutions) making such offers and the fees (if any) to be payable by the Borrowers in connection therewith, such Lenders (or financial institutions) shall become obligated to make Revolving Facility Loans (each, an “Incremental Revolving Facility Loan”) under this Agreement from time to time in an amount equal to the amount of their respective Incremental Revolving Facility Commitments (and such financial institutions shall become “Incremental Revolving Facility Lenders” hereunder).  The Borrowers, such Lenders (or financial institutions) and the Administrative Agent shall enter into an agreement effecting such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this paragraph (each such agreement being herein called an “Incremental Revolving Facility Amendment”), without the consent of any Lender other than the Lenders providing such Incremental Revolving Facility Commitments.  Nothing contained in this Agreement shall be construed to obligate any Lender to provide any Incremental Revolving Facility Commitment or to obligate the Borrowers to request an Incremental Revolving Facility Commitment from any Lender.  Incremental Revolving Facility Loans will share in the Collateral under the Security Documents and the guarantees under the Guarantee Agreement to the same extent as the Revolving Facility Loans.

Anything herein to the contrary notwithstanding, the following additional provisions shall be applicable to Incremental Revolving Facility Commitments:

(i)         the aggregate number of separate requests hereunder to provide Incremental Revolving Facility Commitments shall not exceed five, and the minimum aggregate principal amount of Incremental Revolving Facility Commitments entered into pursuant to any single such request shall be at least equal to $10,000,000; and

(ii)         the aggregate principal amount of all Incremental Term Loan Commitments, all Incremental Revolving Facility Commitments and all outstanding Series of Incremental Term Loans (including any increase in Term Loans as provided in clause (v) of Section 2.01(b) above) shall not exceed the greater of (a) $125,000,000 and (b) the greatest amount such that, immediately after giving effect to the incurrence of such Incremental Revolving Facility Commitments (and calculated as if all Revolving Facility Commitments and Incremental Term Loan Commitments are fully drawn), the Senior Secured Leverage Ratio shall not be greater than 2.75:1.00 as of the date of incurrence of such Incremental Revolving Facility Commitments;

(iii)         the Incremental Revolving Facility Commitments and each Incremental Revolving Facility Loan made thereunder shall be made on the same terms as the existing Revolving Facility Commitments and Revolving Facility Loans and shall be documented solely as an increase to the Revolving Facility Commitments without any change in terms thereof;

(iv)         both before and after giving effect to the making of any Incremental Revolving Facility Commitments, the Parent and its Subsidiaries shall have demonstrated compliance on a Pro Forma Basis with each of the financial covenants in Section 6.11; and

(v)         The Administrative Agent shall notify the Lenders promptly upon receipt of the Borrowers’ notice of each request for Incremental Revolving Facility Commitments and in respect thereof (x) the Incremental Revolving Facility Commitments and the Incremental Revolving Facility Lenders and (y) in the case of each notice to any Revolving Facility Loan Lender, the respective interests in such Revolving Facility Loan Lender’s Revolving Facility Loans, in each case subject to the assignments contemplated by this Section 2.01(f).

(g)           Reallocation Upon Incurrence of Incremental Revolving Facility Commitments. On any date on which Incremental Revolving Facility Commitments are effected, subject to the satisfaction of the terms and conditions set forth in Section 2.01(f) above, (i) each of the Lenders holding a Revolving Facility Commitment shall assign to each of the Incremental Revolving Facility Lenders, and each of the Incremental Revolving Facility Lenders shall purchase from each of the Lenders holding a Revolving Facility Commitment, at the principal amount thereof (together with accrued interest), such interests in the Revolving Facility Loans outstanding, participations in outstanding Swing Loans and  Letters of Credit and unreimbursed drawings under Letters of Credit on such date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Facility Loans, participations in outstanding Swing Loans and Letters of Credit and unreimbursed drawings under Letters of Credit will be held by existing Lenders holding Revolving Facility Commitments and Incremental Revolving Facility Lenders ratably in accordance with their Revolving Facility Commitments after giving effect to the addition of such Incremental Revolving Facility Commitments to the Revolving Facility Commitments, (ii) each Incremental Revolving Facility Commitment shall be deemed for all purposes a Revolving Facility Commitment and each Incremental Revolving Facility Loan shall be deemed, for all purposes, a Revolving Facility Loan and (c) each Incremental Revolving Facility Lender shall become a Lender with respect to the Incremental Revolving Facility Commitment and all matters relating thereto.

Section 2.02                        Extension of Loans.

(a)   The applicable Borrowers may from time to time, pursuant to the provisions of this Section 2.02, agree with one or more Lenders (in such Lender’s sole discretion) holding Loans of any Class to extend the maturity date, and otherwise modify the economic terms of any such Class or any portion thereof (including, without limitation, by increasing the interest rate or fees payable and/or modifying the amortization schedule in respect of any Loans of such Class or any portion thereof (each such modification an “Extension”) pursuant to one or more written offers (each an “Extension Offer”) made from time to time by the applicable Borrowers to all Lenders under any Class that is proposed to be extended under this Section 2.02, in each case on a pro rata basis (based on the relative principal amounts of the outstanding Loans of each Lender in such Class) and on the same terms to each such Lender. In connection with each Extension, the applicable Borrowers will provide notification to the Arrangers and the Administrative Agent (for distribution to the Lenders of the applicable Class), no later than 30 days prior to the maturity of the applicable Class or Classes to be extended of the requested new maturity date for the extended Loans of each such Class (each an “Extended Maturity Date”) and the due date for Lender responses. In connection with any Extension, each Lender of the applicable Class wishing, in its sole discretion, to participate in such Extension shall, prior to such due date, provide Administrative

Agent with a written notice thereof in a form reasonably satisfactory to Administrative Agent. Any Lender that does not respond to an Extension Offer by the applicable due date shall be deemed to have rejected such Extension. After giving effect to any Extension, the Term Loans, Incremental Term Loans or Revolving Facility Loans so extended shall cease to be a part of the Class they were a part of immediately prior to the Extension and shall be a new Class hereunder.

(b)   Each Extension shall be subject to the following:

(i)   no Default or Event of Default shall have occurred and be continuing at the time any Extension Offer is delivered to the Lenders or at the time of such Extension and the Parent and its consolidated Subsidiaries shall be in pro forma compliance with each of the covenants set forth in Section 6.11 as of the last day of the most recently ended fiscal quarter after giving effect to such Extension;

(ii)   except as to interest rates, fees, scheduled amortization, final maturity date (which shall, subject to clause (iii) below, be determined by the applicable Borrowers and set forth in the relevant Extension Offer), the Term Loans, Incremental Term Loans or Revolving Facility Loans, as applicable, of any Lender extended pursuant to any Extension shall have the same terms as the Class of Term Loans, Incremental Term Loans or Revolving Facility Loans, as applicable, subject to the related Extension Offer; provided, that the related Extension Offer may provide for other covenants and terms (x) that apply solely to any period after the Latest Maturity Date as of the effective date of the Extension Offer immediately prior to the establishment of Extension, or after approval thereof by the Required Lenders or (y) that are less favorable to the investors providing the Extension than the covenants and terms applicable to the existing Class); provided however, that at no time shall there be more than five different Classes of Term Loans, five different Classes of Incremental Term Loans or three different Classes of Revolving Facility Loans;

(iii)   the final maturity date of any Term Loans, Incremental Term Loans or Revolving Facility Loans of a Class to be extended pursuant to an Extension shall be later than the final maturity date of such Class, and the weighted average life to maturity of any Term Loans, Incremental Term Loans or Revolving Facility Loans of a Class to be extended pursuant to an Extension shall be no shorter than the weighted average life to maturity of such Class;

(iv)   if the aggregate principal amount of Term Loans, Incremental Term Loans or Revolving Facility Loans of a Class in respect of which Lenders shall have accepted an Extension Offer exceeds the maximum aggregate principal amount of Term Loans, Incremental Term Loans or Revolving Facility Loans, as the case may be, of such Class offered to be extended by the applicable Borrowers pursuant to the relevant Extension Offer, then such Loans of such Class shall be extended ratably up to such maximum amount based on the relative principal amounts thereof (not to exceed any Lender’s actual holdings of record) with respect to which such Lenders accepted such Extension Offer;

(v)   all documentation in respect of such Extension shall be consistent with the foregoing, and all written communications by the Borrower generally directed to the applicable Lenders under the applicable Class in connection therewith shall be in form and substance consistent with the foregoing and otherwise reasonably satisfactory to Administrative Agent;

(vi)   any applicable Minimum Extension Condition (as defined below) shall be satisfied; and

(vii)   no Extension shall become effective unless, on the proposed effective date of such Extension, the conditions set forth in Section 4.03 shall be satisfied (with all references in such Section to an issuance of Incremental Term Loans being deemed to be references to the Extension on the applicable date of such Extension), and Administrative Agent shall have received a certificate to that effect dated the applicable date of such Extension and executed by a Financial Officer of U.S. Borrower.

(c)   The consummation and effectiveness of any Extension will be subject to a condition set forth in the relevant Extension Offer (a “Minimum Extension Condition”) that a minimum amount (to be determined in the applicable Borrowers’ discretion and specified in the relevant Extension Offer, but in no event less than $25,000,000, unless another amount is agreed to by Administrative Agent).  For the avoidance of doubt, it is understood and agreed that the provisions of Section 2.15(c) and (d) and Section 9.02 will not apply to Extensions of Term Loans, Incremental Term Loans or Revolving Facility Loans, as applicable, pursuant to Extension Offers made pursuant to and in accordance with the provisions of this Section 2.02, including to any payment of interest or fees in respect of any Term Loans, Incremental Term Loans or Revolving Facility Loans, as applicable, that have been extended pursuant to an Extension at a rate or rates different from those paid or payable in respect of Loans of any other Class, in each case as is set forth in the relevant Extension Offer.

(d)   No Lender who rejects any request for an Extension shall be deemed a Non-Consenting Lender for purposes of Section 2.13(f)(ii).

(e)   The Lenders hereby irrevocably authorize Administrative Agent to enter into amendments (collectively, “Extension Amendments”) to this Agreement and the other Loan Documents as may be necessary in order establish new Classes of Term Loans, Incremental Term Loans or Revolving Facility Loans, as applicable, created pursuant to an Extension, in each case on terms consistent with this Section 2.02. Without limiting the foregoing, in connection with any Extensions, the appropriate Loan Parties shall (at their expense) amend (and Administrative Agent is hereby directed to amend) any Mortgage (or any other Loan Document that Administrative Agent or Collateral Agent reasonably requests to be amended to reflect an Extension) that has a maturity date prior to the latest Extended Maturity Date so that such maturity date is extended to the then latest Extended Maturity Date (or such later date as may be advised by local counsel to Administrative Agent).

(f)   In connection with any Extension, the applicable Borrowers shall provide Administrative Agent at least ten Business Days’ (or such shorter period as may be agreed by Administrative Agent) prior written notice thereof, and shall agree to such procedures, if any, as may be reasonably established by, or acceptable to, Administrative Agent to accomplish the purposes of this Section 2.02.

Section 2.03                        Manner of Borrowing Loans and Designating Applicable Interest Rates.

(a)           Notice to the Administrative Agent.  The applicable Borrower shall give notice to the Administrative Agent by no later than 12:00 noon (Cincinnati time):  (i) at least 3 Business Days before the date on which such Borrower requests the Lenders to advance a Borrowing of Eurodollar Loans and (ii) at least one Business Day before such Borrower requests the Lenders to advance a Borrowing of ABR Loans.  The Loans included in each Borrowing shall bear interest initially at the Type of rate specified in such notice.  Thereafter, such Borrower may from time to time elect to change or continue the Type of interest rate borne by each Borrowing or, subject to Section 2.04, a portion thereof, as follows:  (i) if such Borrowing is of Eurodollar Loans, on the last day of the Interest Period applicable thereto, the applicable Borrowers may continue part or all of such Borrowing as Eurodollar Loans or convert part or all of such Borrowing into ABR Loans or (ii) if such Borrowing is of ABR Loans, on any Business Day, the applicable Borrowers may convert all or part of such Borrowing into Eurodollar Loans for an Interest Period or Interest Periods specified by the applicable Borrowers.  The applicable Borrower shall give all such notices requesting the advance, continuation or conversion of a Borrowing to the Administrative Agent by email (with a .pdf copy of the applicable fully-executed notice), telephone, or telecopy (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing in a manner acceptable to the Administrative Agent), substantially in the form attached hereto as Exhibit O (Notice of Borrowing) or Exhibit P (Notice of Continuation/Conversion), as applicable, or in such other form acceptable to the Administrative Agent.  Notice of the continuation of a Borrowing of Eurodollar Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of ABR Loans into Eurodollar Loans must be given by no later than 12:00 noon (Cincinnati time) at least 3 Business Days before the date of the requested continuation or conversion.  All notices concerning the advance, continuation or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued or converted, the Type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Eurodollar Loans, the Interest Period applicable thereto.  If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the applicable Borrowers shall be deemed to have selected an Interest Period of one month’s duration.  The applicable Borrowers agree that the Administrative Agent may rely on any such email, telephonic or telecopy notice given by any person the Administrative Agent in good faith believes is an Authorized Representative without the necessity of independent investigation (the Borrowers hereby indemnify the Administrative Agent from any liability or loss ensuing from such reliance) and, in the event any such notice by telephone conflicts with any written confirmation, such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the U.S. Borrower, then, so long as an Event of Default is continuing no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and, unless repaid, each

Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Periodapplicable thereto.  Promptly following receipt of a Notice of Borrowing in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing. Notwithstanding the foregoing, the Types and (if applicable) durations of Interest Periods for the initial Borrowings hereunder shall be as specified in the Notice of Borrowing delivered pursuant to Section 4.01(p).

(b)           Borrowers’ Failure to Notify; Automatic Continuations and Conversions.  If the applicable Borrowers fail to give proper Notice of Continuation/Conversion of any outstanding Borrowing of Eurodollar Loans before the last day of its then current Interest Period within the period required by Section 2.03(a), and such Borrowing is not prepaid in accordance with Section 2.10(a), such Borrowing shall automatically be converted into a Borrowing of ABR Loans.  In the event the applicable Borrowers fail to give notice pursuant to Section 2.03 of a Borrowing equal to the amount of a L/C Disbursement and has not notified the Administrative Agent by 1:00 p.m. (Cincinnati time) on the day reimbursement for such L/C Disbursement becomes due that it intends to repay such L/C Disbursement through funds not borrowed under this Agreement, upon the written request of the applicable Issuing Bank with evidence of such L/C Disbursement satisfactory to the Administrative Agent, the applicable Borrowers shall be deemed to have requested a Borrowing of ABR Loans under the Revolving Facility on such day in the amount of the L/C Disbursement then due, which Borrowing, if otherwise available hereunder, shall be made available to the respective Issuing Bank to be applied to pay the L/C Disbursement then due.

(c)           Funding and Disbursement of Loans.  Except for Term Loans funded on the Closing Date, not later than 11:00 a.m. (Cincinnati time) on the date of any requested advance of a new Borrowing, subject to Article IV, each Lender shall make available its Loan comprising part of such Borrowing in funds immediately available at the principal office of the Administrative Agent in Cincinnati, Ohio.   The Original Lender with respect to the Term Loans shall make the proceeds of the Borrowing of the Term Loans on the Closing Date available to the U.S. Borrower in a manner determined by the U.S. Borrower and such Original Lender.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that, any exercise of such option shall not affect the obligation of the applicable Borrowers to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.13(b) or Section 2.14 in respect of increased costs or Taxes to the extent such amounts result from such exercise and exceed such amounts as would be payable under Section 2.13(b) or Section 2.14 to such Lender in the absence of such exercise.  The Administrative Agent shall make the proceeds of each new Borrowing of Incremental Term Loans available to the U.S. Borrower in a manner determined by the U.S. Borrower and the Administrative Agent and each new Borrowing of Revolving Facility Loans made on or after the seventh Business Day after the Closing Date available to the applicable Borrower in an account in the name of such Borrower with the Administrative Agent.  The Administrative Agent shall make the proceeds of each new Borrowing of Revolving Facility Loans made or or after the Closing Date and prior to the seventh Business Day after the Closing Date available to the applicable Borrower in a manner determined by the U.S. Borrower and the Administrative Agent.

(d)           Administrative Agent Reliance on Lender Funding.  Unless the Administrative Agent shall have received notice from a Lender prior to the date on which such Lender is scheduled to make available to the Administrative Agent of its share of a Borrowing (which notice shall be effective upon receipt) that such Lender does not intend to make such share available, the Administrative Agent may assume that such Lender has made such share available in accordance with Section 2.03 when due and the Administrative Agent, in reliance upon such assumption, may (but shall not be required to) make available to the applicable Borrower a corresponding amount (each such advance, a “Disproportionate Advance”) and, if any Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, such Lender shall, on demand, make available to the Administrative Agent the Disproportionate Advance attributable to such Lender together with interest thereon in respect of each day during the period commencing on the date such Disproportionate Advance was made available to the applicable Borrower and ending on (but excluding) the date such Lender makes available such Disproportionate Advance to the Administrative Agent at a rate per annum equal to:  (i) from the date the Disproportionate Advance was made by the Administrative Agent to the date 2 Business Days after payment by such Lender is due hereunder, the greater of, for each such day, (x) the Federal Funds Rate and (y) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any standard administrative or processing fees charged by the Administrative Agent in connection with such Lender’s non-payment and (ii) from the date 2 Business Days after the date such share of the applicable Borrowing is due from such Lender to the date such payment is made by such Lender, the interest rate applicable to ABR Loans in effect for each such day.  If such amount is not received from such Lender by the Administrative Agent immediately upon demand, the applicable Borrowers will, promptly following written demand from the Administrative Agent, repay to the Administrative Agent the proceeds of the Loan attributable to such Disproportionate Advance with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan, but without such payment being considered a payment or prepayment of a Loan under Section 2.10 so that the applicable Borrowers will have no liability under such Section with respect to such payment.  If the applicable Borrowers and such Lender shall pay interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the applicable Borrowers the amount of such interest paid by the applicable Borrowers for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the applicable Borrowers under this Section shall be without prejudice to any claim the applicable Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to comply with any of its obligations hereunder.

Section 2.04                        Minimum Borrowing Amounts; Maximum Eurodollar Loans.

  Each Borrowing of ABR Loans shall be in an amount not less than $500,000 or such greater amount that is an integral multiple of $50,000.  Each Borrowing of Eurodollar Loans advanced, continued or converted shall be in an amount equal to $1,000,000 or such greater amount that is an integral multiple of $100,000.  Without the Administrative Agent’s consent, there shall not be more than fifteen (15) Borrowings of Eurodollar Loans outstanding at any one time.

Section 2.05                      Commitment Terminations.

(a)           Voluntary.  The U.S. Borrower shall have the right at any time and from time to time, upon 3 Business Days prior written notice to the Administrative Agent, to terminate the Commitments of any Class in whole or in part, any partial termination to be (a) in an amount not less than $1,000,000 or any greater amount that is an integral multiple of $100,000 and (b) allocated ratably among the Lenders in accordance to their respective applicable Commitments, provided that the aggregate Revolving Facility Commitments may not be reduced to an amount less than the sum of the aggregate amount of Revolving Facility Exposure then outstanding.  Any termination of the Revolving Facility Commitments below the L/C Sublimit then in effect shall reduce the L/C Sublimit by a like amount, but the L/C Sublimit shall not otherwise be reduced as a result of any partial termination of Revolving Facility Commitments.  Any termination of the Revolving Facility Commitments below the Swing Loan Sublimit then in effect shall reduce the Swing Loan Sublimit by a like amount, but the Swing Loan Sublimit shall not otherwise be reduced as a result of any partial termination of Revolving Facility Commitments.  The Administrative Agent shall give prompt notice to each Lender of any such termination of Commitments.  Any termination of the Commitments pursuant to this Section 2.05(a) may not be reinstated.

(b)           Right of Cancellation in relation to a Defaulting Lender.

(i)         If any Lender under the Revolving Facility becomes a Defaulting Lender, the U.S. Borrower may, at any time whilst the Lender continues to be a Defaulting Lender, give the Administrative Agent three Business Days’ notice of cancellation of each Available Commitment of that Lender.

(ii)         On the notice referred to in paragraph (i) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(iii)         The Administrative Agent shall as soon as practicable after receipt of a notice referred to in paragraph (i) above, notify all the Lenders.

Section 2.06                        Swing Loans
.
(a)           Generally.  Subject to the terms and conditions hereof, as part of the Revolving Facility, the Administrative Agent agrees to make Swing Loans in Dollars to each Borrower which shall not in the aggregate at any time outstanding exceed the Swing Loan Sublimit; provided, however, the sum of the aggregate Revolving Facility Exposure at any time outstanding shall not exceed the sum of all Revolving Facility Commitments in effect at such time.  The Swing Loans may be availed of by the Borrowers from time to time and borrowings thereunder may be repaid and used again during the period ending on the Termination Date; provided that each Swing Loan matures and is due and payable on the last day of the Interest Period applicable thereto.  Each Swing Loan shall be in a minimum amount of $500,000 or such greater amount which is an integral multiple of $100,000.

(b)           Interest on Swing Loans.  Each Swing Loan shall bear interest until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the

Alternate Base Rate plus the Margin for ABR Loans under the Revolving Facility as from time to time in effect.  Interest on each Swing Loan shall be due and payable on the last day of each Interest Period applicable thereto.

(c)           Requests for Swing Loans.  The applicable Borrower shall give the Administrative Agent prior notice (which may be written or oral), no later than 12:00 p.m. (Cincinnati time) on the date upon which such Borrower requests that any Swing Loan be made, of the amount and date of such Swing Loan, and the Interest Period requested therefor.  Subject to the terms and conditions hereof, the proceeds of such Swing Loan shall be made available to the applicable Borrower on the date so requested at an account in the name of the applicable Borrower with the Administrative Agent in Cincinnati, Ohio.  The Administrative Agent shall not be obligated to make more than one Swing Loan during any one day.

(d)           Refunding of Swing Loans.  In its sole and absolute discretion, the Administrative Agent may at any time on behalf of the Borrowers (and the Borrowers hereby irrevocably authorize the Administrative Agent to act on their behalf for such purpose) and with notice to the U.S. Borrower, request each Lender with a Revolving Facility Commitment to make a Revolving Facility Loan in the form of an ABR Loan in an amount equal to such Lender’s ratable share (in accordance with their Revolving Facility Commitments) of the amount of the Swing Loans outstanding on the date such notice is given.  Unless an Event of Default described in clauses (h), (i) or (j) of Article VII exists, regardless of the existence of any other Event of Default, each Lender with a Revolving Facility Commitment shall make the proceeds of its requested Revolving Facility Loan available to the Administrative Agent, in immediately available funds, at the Administrative Agent’s principal office in Cincinnati, Ohio, before 12:00 Noon (Cincinnati time) on the Business Day following the day such notice is given in accordance with their Revolving Facility Commitments.  The proceeds of such Borrowing of Revolving Facility Loans shall be immediately applied to repay the outstanding Swing Loans.

(e)           Participations.  If any Lender with a Revolving Facility Commitment refuses or otherwise fails to make a Revolving Facility Loan when requested by the Administrative Agent pursuant to Section 2.06(d) above (because an Event of Default described in clauses (h), (i) or (j) of Article VII exists), such Lender will, by the time and in the manner such Revolving Facility Loan was to have been funded to the Administrative Agent, purchase from the Administrative Agent an undivided participating interest in the outstanding Swing Loans in an amount equal to its ratable share in accordance with its Revolving Facility Commitment of the aggregate principal amount of Swing Loans that were to have been repaid with such Revolving Facility Loans; provided that the foregoing purchases shall be deemed made hereunder without any further action by such Lender or the Administrative Agent.  Each Lender that so purchases a participation in a Swing Loan shall thereafter be entitled to receive its ratable share in accordance with its Revolving Facility Commitment of each payment of principal received on the Swing Loan and of interest received thereon accruing from the date such Lender funded to the Administrative Agent its participation in such Loan.  The several obligations of the Lenders under this Section shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Lender may have or have had against either Borrower, any other Lender or any other Person whatever.  Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of the Revolving Facility Commitment of any Lender, and each payment made by a Lender under this Section shall be made without any offset, abatement, withholding or reduction whatsoever.

Section 2.07                        Evidence of Debt.

(a)           Maintenance of Records by Lenders.  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the applicable Borrowers to such Lender resulting from each Loan made by such Lender including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)           Maintenance of Records by Administrative Agent.  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the applicable Borrowers of such Loan, the Class and Type thereof (and, in the case of Incremental Term Loans, the respective Series thereof) and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the applicable Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(c)           Presumptions of Records.  The entries made in the accounts maintained pursuant to paragraph (a) or (b) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the applicable Borrowers to repay the Loans in accordance with the terms of this Agreement.

(d)           Promissory Notes.  Any Lender may request that Loans of any Class made by it be evidenced by a promissory note.  In such event, (i) with respect to Term Loans or Incremental Term Loans, the U.S. Borrower, and (ii) with respect to the Revolving Facility Loans, the Borrowers, shall prepare, execute and deliver to such Lender a promissory note (each a “Note”) payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) substantially in the form of Exhibit F hereto.

Section 2.08                        Scheduled Repayment of Term Loans and Incremental Term Loans.   The U.S. Borrower hereby unconditionally promises to pay to the Administrative Agent (a) for the account of each Term Lender (i) 0.25% of the principal amount of the Term Loans on the Closing Date on the last Business Day of each March, June, September and December (commencing with the first full fiscal quarter that commences after the Closing Date), and (ii) the remainder of the principal amount of the Term Loans on the Term Maturity Date and (b) subject to Section 2.01(b)(v), for the account of each Incremental Term Loan Lender of any Series the principal amount of the Incremental Tern Loans of such Series held by such Lender on the amortization and maturity dates therefor set forth in the respective Incremental Term Loan Amendment for such Series.

Section 2.09                      Repayment of Revolving Facility Loans and Swing Loans. Each Revolving Facility Loan and Swing Loan, both for principal and accrued and unpaid interest thereon, shall mature and become due and payable by the Borrowers on the Termination Date.

Section 2.10                        Prepayment of Loans.

(a)           Voluntary Prepayments.  The applicable Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty, except as provided in clause (h) of this Section 2.10 and in Section 2.13(c), subject to the requirements of this Section.  Any prepayment of any Loan pursuant to this Section shall be applied as specified by the Borrowers in the applicable notice of prepayment.

(b)           Mandatory Prepayment upon Prepayment Events.

(i)         On each occasion on which any Net Proceeds are received by or on behalf of the Parent, the Borrowers or any Subsidiary in respect of any Prepayment Event of the types referred to in clauses (a), (b) and (d) of the definition thereof, the applicable Borrowers shall, within three Business Days after such Net Proceeds are received (or such later period after which the receipt thereof constitutes a Prepayment Event), prepay Loans in an aggregate amount equal to such Net Proceeds, in accordance with Section 2.10(f), provided that (i) so long as no Event of Default has occurred and is continuing, in the case of any event described in clause (a) of the definition of the term Prepayment Event, no mandatory prepayments in respect of any such event shall be required pursuant to this Section 2.10(b) in any single fiscal year until the date on which the Net Proceeds required to be applied as mandatory prepayments in the absence of this proviso equals or exceeds $2,000,000 for such fiscal year and (ii) so long as no Event of Default has occurred and is continuing, in the case of any event described in clause (b) of the definition of the term Prepayment Event, no mandatory prepayments in respect of any such event shall be required pursuant to this Section 2.10(b) in any single fiscal year until the date on which the Net Proceeds required to be applied as mandatory prepayments in the absence of this proviso equals or exceeds $2,000,000 for such fiscal year.

(ii)         On each occasion on which any Net Proceeds are received by or on behalf of the Parent, the Borrowers or any Subsidiary in respect of any Prepayment Event of the type referred to in clause (c) of the definition thereof, the applicable Borrowers shall, within three Business Days after such Net Proceeds are received (or such later period after which the receipt thereof constitutes a Prepayment Event), prepay Loans in an aggregate amount equal to the lesser of (x) the amount of such Net Proceeds and (y) the amount necessary so that the Senior Secured Net Leverage Ratio, calculated on a Pro Forma Basis (and calculated without deducting from Senior Secured Debt any of the cash proceeds of the Specified Sale that will be dividended or distributed by Parent pursuant to Section 6.07(a)(xi)), is no greater after giving effect to such Specified Sale than it was immediately prior to such Specified Sale, in accordance with Section 2.10(f).

(c)         Mandatory Prepayment of Excess Cash Flow.  The applicable Borrowers shall prepay the Loans in accordance with Section 2.10(f) within 120 days after the end of each fiscal year of Parent commencing with the fiscal year ending on December 31, 2012, in an aggregate amount equal to (i) the Applicable Prepayment Percentage of Excess Cash Flow of the Parent and the Subsidiaries (A) in the case of the fiscal year ending December 31, 2012, during the period from July 1, 2012 through December 31, 2012 and (B) in the case of any other fiscal year, during such fiscal year, minus (ii) the aggregate amount of voluntary prepayments (if any) of Loans (with a corresponding reduction in the Revolving Facility Commitments, if applicable) made during such fiscal period pursuant to paragraph (a) above.

(d)           Mandatory Prepayment upon Reduction of Revolving Facility Commitments.  The Borrowers shall, on each date the Revolving Facility Commitments are reduced pursuant to Section 2.05(a), prepay the Revolving Facility Loans and, if necessary, Swing Loans and, if necessary, collateralize the L/C Exposure with cash and/or customary back-to-back letters of credit in a manner satisfactory to the Issuing Banks with L/C Exposure by the amount, if any, necessary to reduce the aggregate Revolving Facility Exposure to the amount to which the Revolving Facility Commitments have been so reduced.

(e)           Notices of Prepayment, Etc.  The U.S. Borrower shall inform and notify the Administrative Agent in writing by telecopy (or by electronic mail (with a .pdf copy of the applicable notice)) of any voluntary prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of prepayment.  The U.S. Borrower shall notify the Administrative Agent in writing by telecopy (or by electronic mail (with a .pdf copy of the applicable notice)) of any mandatory prepayment hereunder not less than three Business Days before the date of prepayment.  Each such notice shall be irrevocable (other than with respect to mandatory prepayments, to the extent the applicable event does not occur) and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment.  Promptly following receipt of any such notice the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.04, except as necessary to apply fully the required amount of a mandatory prepayment.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.

(f)           Application of Mandatory Prepayments.  (i) Any prepayment of Loans required to be made in any amount pursuant to paragraph (b) or (c) of Section 2.10 shall be applied as follows:

First, to the Term Loans and Incremental Term Loans, ratably in accordance with the respective principal amounts thereof, and further applied pro rata to the remaining scheduled payments of principal on such Loans; and

Second, to the Revolving Facility Loans and the unpaid L/C Disbursements, ratably in accordance with the respective amounts thereof, except that (i) until the

Revolving Facility Loans have been paid in full, the portion thereof that would otherwise be applied to the unpaid L/C Disbursements shall instead be applied to Revolving Facility Loans and (ii) any application of such amounts to Revolving Facility Loans or unpaid L/C Disbursements shall be without reduction of Revolving Facility Commitments (unless otherwise elected by the U.S. Borrower in a notice delivered at the time of such prepayment pursuant to Section 2.10(e)).

Prepayments of Term Loans and Incremental Term Loans shall be applied first to ABR Loans and second to Eurodollar Loans (applied to Eurodollar Loans with Interest Periods in the order in which the respective Interest Periods therefor shall end).

Each prepayment of Loans pursuant to this Section 2.10 shall be accompanied by accrued interest on the principal amount paid to but excluding the date of payment and any amounts payable under Section 2.10(h) below and under Section 2.13(c) as a result of such prepayment.

(g)           Application of Proceeds after an Event of Default.  If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Article VII, the Collateral Agent shall apply the proceeds of (x) any collection or sale of, or other realization upon, any Collateral and any Collateral consisting of cash and (y) any payments or proceeds received by the Collateral Agent or the Administrative Agent with respect to any obligation under the Guarantee Agreement or otherwise in respect of the Obligations, as follows:

FIRST, to the payment of all fees, costs, expenses and indemnities incurred by the Administrative Agent or the Collateral Agent (in its capacity as such hereunder or under any other Loan Document) in connection with such collection or sale or otherwise in connection with this Agreement or any of the Obligations, including all court costs and the reasonable fees and expenses of its agents and outside legal counsel, the repayment of all advances made by the Collateral Agent hereunder or under any other Loan Document on behalf of any Loan Party and any other reasonable costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document;

SECOND, to the payment in full of the Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Obligations owed to them on the date of any such distribution) including, without limitation, the Cash Collateralization of all outstanding Letters of Credit; and

THIRD, to the Loan Parties, their successors or assigns, or to whomsoever may be lawfully entitled to receive the same.

(h)           Repricing Event Premium.  In the event that all or any portion of the Term Loans or Incremental Term Loans are (i) repaid, prepaid, refinanced or replaced or (ii) repriced or effectively refinanced through any waiver, consent or amendment (in each case, in connection with any waiver, consent or amendment to the Term Loans or Incremental Term Loans directed at, or the result of which would be, the lowering of the effective interest cost or the Weighted Average Yield of the Term Loans or Incremental Term Loans or the incurrence of any debt financing having an effective interest cost or Weighted Average Yield that is less than the effective interest cost or Weighted Average Yield of the Term Loans or Incremental Term Loans (or portion thereof) so repaid, prepaid, refinanced, replaced or repriced (a “Repricing Transaction”)) occurring on or prior to the first anniversary of the Closing Date, such repayment, prepayment, refinancing, replacement or repricing will be made at 101.0% of the principal amount so repaid, prepaid, refinanced, replaced or repriced.  If all or any portion of the Term Loans or Incremental Term Loans held by any Lender is repaid, prepaid, refinanced or replaced pursuant to a “yank-a-bank” or similar provision in the Loan Documents as a result of, or in connection with, such Lender not agreeing or otherwise consenting to any waiver, consent or amendment referred to in clause (ii) above (or otherwise in connection with a Repricing Transaction), such repayment, prepayment, refinancing or replacement will be made at 101.0% of the principal amount so repaid, prepaid, refinanced or replaced.

Section 2.11                        Applicable Interest Rates.

(a)           ABR Loans.   Each ABR Loan made or maintained by a Lender shall bear interest on the unpaid principal amount thereof from the date such Loan is advanced or created by conversion from a Eurodollar Loan until, but excluding, the date of repayment or conversion thereof at a rate per annum equal to the sum of the Margin plus the Alternate Base Rate from time to time in effect.

(b)           Eurodollar Loans.  Each Eurodollar Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding on the unpaid principal amount thereof from the date such Loan is advanced, continued or created by conversion from a ABR Loan until, but excluding, the date of repayment or conversion thereof at a rate per annum equal to the sum of the Margin plus the Adjusted LIBO Rate applicable for such Interest Period.

(c)           Post Default Interest.  Notwithstanding the foregoing, after the occurrence and during the continuance of any Event of Default under ARTICLE VII(a), (b), (h), (i) or (j), if any principal of or interest on any Loan or any fee or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, all overdue amounts hereunder shall bear interest, after as well as before judgment, at a rate per annum equal to (x) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (y) in the case of any other overdue amount, 2% plus the rate applicable to ABR Loans as provided in this Section 2.11(c); provided that, this Section 2.11(c) shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 9.02 (to the extent such waiver so expressly provides).  Any interest accruing under this Section 2.11(c) shall be immediately payable on demand by the Administrative Agent.

(d)           Interest Payment Dates.  Accrued interest on each Loan shall be payable by the applicable Borrowers in arrears on each Interest Payment Date for such Loan, provided that (i) interest accrued pursuant to Section 2.11(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Term Loan or any Eurodollar Revolving Facility Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion, and (iv)  interest on each Loan shall be payable on the maturity date therefore (whether by acceleration or otherwise).

(e)           Basis of Computation.  All interest hereunder and fees payable under Sections 2.12(b) and (c) shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  Each applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.12                        Fees.

(a)           Administrative Agent Fees.  From and including the Closing Date, the Borrowers agree to pay Fifth Third Bank, as the Administrative Agent and the Collateral Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the U.S. Borrower and the Administrative Agent (including pursuant to the Fee Letter between them), including any fees provided for therein that are payable upon the Closing Date.

(b)           Commitment Fee.

(i)         The Borrowers shall pay to the Administrative Agent (for the account of each Lender) a fee in Dollars computed at the Applicable Commitment Fee Rate on that Lender’s daily average Available Commitment under the Revolving Facility for the Availability Period applicable to the Revolving Facility.

(ii)         The accrued commitment fee is payable on the last the last Business Day of each March, June, September and December during the  Availability Period, on the last day of the Availability Period and on the cancelled amount of a relevant Lender’s Revolving Facility Commitment at the time the cancellation is effective.

(c)           Fees Payable in respect of Letters of Credit.

(i)        The Borrowers shall pay to the Issuing Bank a fronting fee at the rate of 0.125% per annum on the outstanding amount of each Letter of Credit requested by the Borrowers for the period from the issue of that Letter of Credit until its Expiry Date or cancellation.

(ii)         The Borrowers shall pay to the Administrative Agent (for the account of each Lender) a Letter of Credit fee in Dollars (computed at the rate equal to the Margin applicable to a Eurodollar Revolving Facility Loan) on the outstanding amount of each Letter of Credit requested by the Borrowers for the period from the issue of that Letter of Credit until its Expiry Date or cancellation.  This fee shall be distributed according to each Lender’s L/C Proportion of that Letter of Credit.

(iii)         The accrued fronting fee and Letter of Credit fee shall be payable on the last the last Business Day of each March, June, September and December.  The accrued fronting fee and Letter of Credit fee is also payable to the Administrative Agent for the benefit of any applicable Lender on the cancelled amount of such Lender’s Revolving Facility Commitment at the time the cancellation is effective.

(iv)         The Borrowers shall pay to the Issuing Bank (for its own account) an issuance/administration fee in the amount and at the times specified in a Fee Letter.

(v)         The Borrowers shall pay to each Issuing Bank for its own account such Issuing Bank’s standard drawing, negotiation, amendment, transfer and other administrative fees for each Letter of Credit.  Such standard fees referred to in the preceding sentence may be established by each respective Issuing Bank from time to time.

Section 2.13                        Changes in Circumstances and Contingencies.

(a)           Unavailablity of Eurodollar Borrowings.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(i)         the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(ii)         the Administrative Agent is advised by the Required Lenders that Dollar deposits in the London interbank market are not available in the amount of such Eurodollar Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the U.S. Borrower and the affected Lenders by telecopy as promptly as reasonably practicable thereafter and, until the Administrative Agent notifies the U.S. Borrower and such Lenders that the circumstances giving rise to such notice no longer exist, (i) any Notice of Conversion/Continuation that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Notice of Borrowing requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

(b)           Increased Costs.

(i)         Change in Law.  If any Change in Law shall:

(A)           impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such requirement reflected in the Adjusted LIBO Rate);

(B)           impose on any Lender or the London interbank market any other material condition affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing, or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Eurodollar Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), in each case by an amount deemed material by such Lender, then in accordance with clause (c) below, the Borrowers will pay to such Lender, such additional amount or amounts as will compensate such Lender, for such additional costs incurred or reduction suffered.  This Section shall not apply with respect to Taxes, which shall be governed exclusively by Section 2.14.

(ii)         Capital Requirements.  If any Lender or any Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender, or the Loans made by, or participations in Letters of Credit or Swing Loans held by such Lender or Letter of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank’s or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), in each case by an amount deemed material by such Lender or such Issuing Bank, then in accordance with clause (c) below, the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(iii)         Certificates for Reimbursement.  If any Lender or Issuing Bank becomes entitled to claim any additional amounts pursuant to paragraph (i) or (ii) of this Section, it shall promptly notify the Borrowers (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.  A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank, or its holding company, as the case may be, as specified in paragraph (i) or (ii) of this Section shall be delivered to the U.S. Borrower (with a copy to the Administrative Agent) and shall be conclusive absent manifest error.  The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(iv)         Delay in Request for Compensation.  Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this

Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank notifies the U.S. Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

For the avoidance of doubt, this Section 2.13(b) shall apply to all requests, rules, guidelines or directives concerning liquidity and capital adequacy issued by any United States regulatory authority (i) under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority), regardless of the date adopted, issued, promulgated or implemented.

(c)           Break Funding Payments.  In the event of (a) the payment (including, without limitation, any mandatory prepayment) of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of (i) a request by the U.S. Borrower pursuant to Section 2.13(f) or (ii) any assignment in connection with a reallocation under Section 2.01(g), then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event.

In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender (it being understood that the deemed amount shall not exceed the actual amount) to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Eurodollar Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Eurodollar Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the eurocurrency market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the U.S. Borrower and shall be conclusive absent manifest error.

The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Illegality.  If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Borrowing of Revolving Facility Loans:

(i)         that Lender, shall promptly notify the Administrative Agent upon becoming aware of that event;

(ii)         upon the Administrative Agent notifying the U.S. Borrower, the Revolving Facility Commitment of that Lender will be immediately cancelled; and

(iii)         the Borrowers shall repay that Lender’s Loans made to the Borrowers, together with all other Obligations owing to such Lender, on the last day of the Interest Period for each Borrowing occurring after the Administrative Agent has notified the U.S. Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by law), together with all break funding costs in accordance with Section 2.13(c) above.

(e)           Replacement of a Defaulting Lender.

(i)         The U.S. Borrower may, at any time a Lender under the Revolving Facility has become and continues to be a Defaulting Lender, by giving three Business Days’ prior written notice to the Administrative Agent and such Lender, require such Lender to (and such Lender shall) transfer pursuant to Section 9.04 all (and not part only) of its rights and obligations in respect of the Revolving Facility, to a Lender or other Eligible Assignee (a “Replacement Lender”) selected by the U.S. Borrower reasonably acceptable to the Administrative Agent and the Issuing Bank, which confirms its willingness to assume and does assume all the obligations of the transferring Lender (including the assumption of the transferring Lender’s participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s Loans and all accrued interest, accrued commitment fees and/or Letter of Credit fees, amounts due pursuant to Section 2.13(c) and all other amounts payable in relation thereto under the Loan Documents, in each case subject to the provisions thereof regarding Defaulting Lenders.

(ii)         Any transfer of rights and obligations of a Defaulting Lender pursuant to this Section shall be subject to the following conditions:

(A)           the U.S. Borrower shall have no right to replace the Administrative Agent or Collateral Agent;

(B)           neither the Administrative Agent nor the Defaulting Lender shall have any obligation to the U.S. Borrower to find a Replacement Lender; and

(C)           in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Loan Documents.

(f)           Mitigation Obligations; Replacement of Lenders; Cancellation of Single Revolving Facility Lender or Issuing Bank.

(i)         Designation of New Lending Office.  Prior to any Lender or any Issuing Bank requesting compensation under Section 2.13(b), or the Borrowers paying any additional amount to any Lender, any Issuing Bank or any Governmental Authority for the account of any Lender or any Issuing Bank pursuant to Section 2.14, such Lender or Issuing Bank shall use reasonable efforts (to the extent not inconsistent with such Lender’s applicable legal and regulatory restrictions) to designate a different lending office for funding or booking its Loans or Letters of Credit hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender or Issuing Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13(b) or Section 2.14, as the case may be, and (ii) would not subject such Lender or Issuing Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or Issuing Bank.  Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or Issuing Bank in connection with any such designation or assignment.

(ii)         Replacement of Lenders.  If any Lender or Issuing Bank requests compensation under Section 2.13(b), or if either Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, or if any Lender defaults in its obligation to fund Loans hereunder, or if any Lender (a “Non-Consenting Lender”) shall decline to consent to any modification or waiver hereunder requiring 100% of the Lenders affected thereby (or of an affected Class or of the type set forth in clauses (i) through (vi) of Section 9.02(b)) to consent thereto and, in each case, the Required Lenders have already consented thereto, then the applicable Borrower may, at its sole expense and effort, upon written notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, and all other amounts payable to it hereunder (including the amounts payable in accordance with Section 2.10(h), if any), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts).  No action or consent by such Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon receipt by the applicable Lender of all amounts required to be paid to it pursuant to this Section 2.13(f)(ii).  The Administrative Agent shall be entitled (but not obligated) and authorized to execute an Assignment and Assumption on behalf of such Lender, and any such Assignment and Assumption so executed by the Administrative Agent and the assignee shall be effective for purposes of this Section 2.13(f)(ii) and Section 9.04.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the U.S. Borrower to require such assignment and delegation cease to apply.

(iii)         Right of Cancellation and Repayment in Relation to a Single Lender with respect to the Revolving Facility or Issuing Bank.

(A)           If:

(I)           any sum payable to any Lender by a Loan Party with respect to the Revolving Facility is required to be increased under Section 2.14; or

(II)           any Lender or Issuing Bank claims indemnification with respect to the Revolving Facility from the Parent or Loan Party under Section 2.13(b),

(III)           the U.S. Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Administrative Agent notice:

(X)               (if such circumstances relate to a Lender) of cancellation of the Revolving Facility Commitment of that Lender and its intention to procure the repayment of that Lender’s Revolving Credit Loans and participation in the Letters of Credit and Swing Loans; or

(Y)               (if such circumstances relate to the Issuing Bank) of repayment of any outstanding Letter of Credit issued by it and cancellation of its appointment as an Issuing Bank under this Agreement in relation to any Letters of Credit to be issued in the future.

(B)            On receipt of a notice referred to in paragraph (a) above in relation to a Lender, the Revolving Facility Commitment of that Lender shall immediately be reduced to zero.

(C)           On the last day of each Interest Period which ends after the U.S. Borrower has given notice under paragraph (a) above in relation to a Lender (or, if earlier, the date specified by the U.S. Borrower in that notice), each Borrower to which a Revolving Credit Loan is outstanding shall repay that Lender’s Revolving Credit Loan together with all interest and other amounts accrued under the Loan Documents.

(g)           General Terms Relating To Defaulting Lenders.

(i)         Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(A)           Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(B)           Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise)  or received by the Administrative Agent from a Defaulting Lender pursuant to Section 2.15(d) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent and the Collateral Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Banks or the Administrative Agent in its capacity as the maker of Swing Loans hereunder; third, to Cash Collateralize contingent funding obligations of such Defaulting Lender in respect of any participation in any Swing Loan or Letter of Credit; fourth, as the U.S. Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the U.S. Borrower, to be held in a non-interest bearing deposit account and to be released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement and Cash Collateralize contingent funding obligations of such Defaulting Lender in respect of participation in any future Swing Loan or future Letter of Credit; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks, the Collateral Agent or the Administrative Agent as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Banks, the Collateral Agent or the Administrative Agent against that Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Exposure in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the applicable conditions set forth in Article IV were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Exposure owed to, all Non-Defaulting Lenders on a pro rata basis  in accordance with their ratable interests in the applicable Facility prior to being applied to the payment of any Loans of, or L/C Exposure owed to such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.13(g) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(C)           Certain Fees.

(I)           No Defaulting Lender shall be entitled to receive any commitment fee under Section 2.12(c) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(II)           Each Defaulting Lender shall be entitled to receive any Letter of Credit fee under Section 2.12(d) and amounts owed to it in respect of participating interest in Swing Loans under Section 2.06(e) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its pro rata share (based on its interest in the Revolving Facility) of the stated amount of Letters of Credit and participating interests in Swing Loans for which it has provided Cash Collateral pursuant to Section 2.13(h).

(III)           With respect to any fees not required to be paid to any Defaulting Lender pursuant to clause (I) or (II) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swing Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (D) below, (y) pay to the Administrative Agent as the maker of Swing Loans and to each Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to, as appropriate, the Administrative Agent’s or such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(D)           Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s interests in Letters of Credit and Swing Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective pro rata interest in the applicable Facility (calculated without regard to such Defaulting Lender’s applicable Commitment) but only to the extent that (I) the conditions set forth in Section 4.04 are satisfied at such time (and, unless the U.S. Borrowers shall have otherwise notified the Administrative Agent at the time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (II) such reallocation does not cause the aggregate principal amount of Revolving Loans and interests in Letters of Credit and Swing Loans of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s  Revolving Credit Commitment.

(E)           Cash Collateral.   If the reallocation described in clause (D) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, within 3 Business Days following notice by the Administrative Agent, Cash Collateralize such Defaulting Lender’s interests in Letters of Credit and Swing Loans (after giving effect to any partial reallocation pursuant to clause (D) above) in accordance with the procedures set forth in Section 2.13(h) for so long as such interests in Letters of Credit and Swing Loans are outstanding.

(ii)         Defaulting Lender Cure.  If the Borrowers, the Administrative Agent, and the Issuing Banks agree in writing in their reasonable discretion that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the Parties, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Loans to be held on a pro rata basis by the Lenders in accordance with their applicable pro rata interests in the applicable Facility (without giving effect to Section 2.13(g)(i)(D)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(iii)         New Swing Loans/Letters of Credit.  So long as any Lender is a Defaulting Lender, (i) the Administrative Agent in its capacity as the maker of Swing Loans shall not be required to fund any Swing Loans unless it is satisfied that it will have no Fronting Exposure after effect to such Swing Loan and (ii) no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(h)           Cash Collateral.  Within one Business Day following the request of the Administrative Agent or an Issuing Bank, at any time required under this Agreement, including as required by Section 2.10(d), Section 2.13(g), Section 2.17(b) and Article VII, and at any time that there shall exist a Defaulting Lender, the Borrowers shall deliver Cash Collateral to the Collateral Agent in an amount sufficient to cover the amount required hereunder, and, in the event that a Defaulting Lender exists, in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.13(g)(i)(D) and any Cash Collateral provided by the Defaulting Lender, if applicable) with respect to such Defaulting Lender.

(i)           Grant of Security Interest.  All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be held by the Collateral Agent in one or more separate collateral accounts (each such account, and the credit balances, properties, and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the “Collateral Account”).  The Collateral Account shall be held in the name of and subject to the exclusive dominion and control of the Collateral Agent, for the benefit of the Collateral Agent, the Administrative Agent, the Lenders, and the Issuing Banks.  If and when requested by the U.S. Borrower, the Collateral Agent,  shall invest funds held in the Collateral Account from time to time in direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining maturity of one year or less, provided that the the Collateral Agent, is irrevocably authorized to sell investments held in the Collateral Account when and as required to make payments out of the Collateral Account for application to amounts due and owing from the Borrowers to the Issuing Banks, the Collateral Agent, the Administrative Agent or the Lenders.

The Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to (and subjects to the control of) the Collateral Agent, for the benefit of the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders, and agrees to maintain, a first priority security interest (subject to Permitted Liens) in the Collateral Account, all as security for the obligations to which such Cash Collateral may be applied pursuant to clause (ii) below.  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided (other than Permitted Liens), or that the total amount of such Cash Collateral is less than required hereunder, including any applicable Fronting Exposure, the Borrowers or the relevant Defaulting Lender, if applicable, will, promptly upon demand by the Administrative Agent, pay or provide to the Collateral Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(ii)         Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.10(d) or Section 2.13(g), Section 2.13(h), Section 2.17(b) or Article VII or any other Section hereof in respect of Letters of Credit or Swing Loans, shall be held and applied to the satisfaction of the specific L/C Exposure, Swing Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(iii)         Release.  (i) Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure shall be released promptly following the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii), if such Cash Collateral (or the appropriate portion thereof) is not provided in connection with a Defaulting Lender, Cash Collateral (or the appropriate portion thereof) shall be released promptly after (A) the Borrowers shall have made payment of all such Obligations giving rise to the required Cash Collateral, and (B) no Letters of Credit, Commitments, Loans or other  Obligations remain outstanding hereunder, and (iii) Cash Collateral (or the appropriate portion thereof) shall be released promptly following the Administrative Agent’s or the applicable Issuing Bank’s good faith determination that there exists excess Cash Collateral; provided, however, that (x) Cash Collateral furnished by or on behalf of the Borrowers shall not be released during the continuance of an Event of Default (and following application as provided in this Section 2.13(h) may be otherwise applied in accordance with Section 2.10(g)), and (y) the Person providing Cash Collateral and the

Issuing Bank or Administrative Agent, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Obligations hereunder, including Fronting Exposure.

Section 2.14                        Taxes.

(a)           Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party with respect to any Loan Document shall be made free and clear of and without withholding or deduction for any Indemnified Taxes or Other Taxes, provided that, if applicable law requires any Indemnified Taxes or Other Taxes to be withheld by a Loan Party or any applicable withholding agent from such payments, then (i) the sum payable shall be increased as necessary so that after making all required withholding and deductions (including withholdings and deductions applicable to additional sums payable under this Section), the Administrative Agent or Lender (which term shall include each Issuing Bank for purposes of this Section 2.14), as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           Payment of Other Taxes by the Loan Parties.  In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law, other than Luxembourg stamp duties and Taxes which are payable as a result of registration, submission or filing made by the Administrative Agent, any Lender or any Issuing Bank where such filing is not necessary for the execution, performance or enforcement of the Loan Documents.

(c)           Indemnification by the Loan Parties.  Without duplication of any additional amounts paid pursuant to Section 2.14(a), each Loan Party shall indemnify the Administrative Agent and each Lender, within 20 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid or incurred by the Administrative Agent or such Lender on or with respect to any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (other than those resulting from the gross negligence or willful misconduct of such Administrative Agent, or such Lender, as determined in a final and non-appealable judgment by a court of competent jurisdiction), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to a Loan Party by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)           Evidence of Payments.  As soon as reasonably practicable after any payment of Taxes withheld or deducted from any payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, the Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental

Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment.

(e)           Documentation.  Any Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which either Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall, to the extent it may lawfully do so, deliver to such Borrower and the Administrative Agent, at the time or times prescribed by applicable requirements of law and reasonably requested by such Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable requirements of law and any other information as will permit such payments to be made without withholding or at a reduced rate of withholding.  Without limiting the generality of the foregoing, each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Foreign Lender”) (or if such Foreign Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, the person treated as its owner for U.S. federal income tax purposes) shall deliver to the U.S. Borrower and the Administrative Agent, on or before the date it becomes a party to this Agreement and, in any case, prior to receipt of any payment hereunder or under any other Loan Document (or upon accepting an assignment of an interest herein), two duly completed and signed originals of either IRS Form W-8BEN, claiming benefits of an applicable income tax treaty (or any substitute or successor thereto), or IRS Form W-8ECI (or any substitute or successor thereto) or such other evidence satisfactory to the U.S. Borrower and the Administrative Agent, in each case, establishing that such Foreign Lender is entitled to an exemption from, or reduction of, U.S. withholding tax, including, in the case of a Foreign Lender claiming the exemption pursuant to Section 871(h) or Section 881(c) of the Code.  In the case of a Foreign Lender claiming the exemption under Sections 871(h) or 881(c) of the Code, the Foreign Lender (or if such Foreign Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, the person treated as its owner for U.S. federal income tax purposes) shall deliver to the U.S. Borrower and the Administrative Agent IRS Form W-8BEN (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form and a certificate in form and substance acceptable to the U.S. Borrower and the Administrative Agent that such Foreign Lender (or if such Foreign Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, the person treated as its owner for U.S. federal income tax purposes) is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of either Borrower within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” described in Section 88l(c)(3)(C) of the Code and that any interest being received is not effectively connected income.  Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to the U.S. Borrower and the Administrative Agent such additional duly completed and signed copies of one of such forms (or any substitute or successor thereto) as may then be available under then current United States laws and regulations to avoid or reduce, or such evidence as is satisfactory to the U.S. Borrower and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the U.S. Borrower pursuant to this Agreement, (B) promptly notify the Administrative Agent and the U.S. Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (C) shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Section 2.14 and (ii) in each case, would not subject such Lender, as the case may be, to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender, as the case may be.  The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(i)         Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents, shall deliver to the U.S. Borrower and the Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent (in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to (or is subject to a reduced rate of) U.S. withholding tax, and (B) two duly signed completed originals of IRS Form W-8IMY (or any substitute or successor thereto), together with any other certificate or statement of exemption required under the Code.

(ii)         No Loan Party shall be required to pay any additional amount to any Lender if such Lender shall have failed to satisfy the foregoing provisions of this Section 2.14(e); provided that if such Lender shall have satisfied the requirement of this Section 2.14(e) on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 2.14(e) shall relieve any Loan Party of its obligation to pay any amounts pursuant to Section 2.14 to such Lender or the Person for the account of which such Lender is receiving any sum payable under any of the Loan Documents in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender or the Person for the account of which such Lender is receiving any sum payable under any of the Loan Documents is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate.

(iii)         Each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Domestic Lender”) (or if such Domestic Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, the person treated as its owner for U.S. federal income tax purposes)  shall deliver to the U.S. Borrower and the Administrative Agent on or before the date it becomes a party to this Agreement and, in any case, prior to receipt of any payment hereunder or under any other Loan Document (or upon accepting an assignment of an interest herein), two duly completed and signed originals of IRS Form W-9 (or any successor thereto).  If such Lender fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Code.

(f)           Indemnification for Withholding Taxes.  If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and any related costs and expenses (including attorney costs) incurred by the Administrative Agent.  The obligation of the Lenders under this Section shall survive the termination of the Commitments, repayment of all Obligations hereunder and the resignation of the Administrative Agent.

(g)           Refunds.  If the Administrative Agent or a Lender (or former Lender) determines, in its sole discretion exercised in good faith, that it has received a refund (or credit in lieu of cash refund) of any Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section, in each case from the Government Authority imposing such Taxes, it shall pay over such refund or credit to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section with respect to the Taxes or Other Taxes giving rise to such refund or credit), net of all out-of-pocket expenses of the Administrative Agent or such Lender (or former Lender) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that such Loan Party, upon the request of the Administrative Agent or such Lender (or former Lender), agrees to repay the amount paid over to such Loan Party (plus any interest to the extent accrued from the date such refund is paid over to the Loan Party) to the Administrative Agent or such Lender (or former Lender) in the event the Administrative Agent or such Lender (or former Lender) is required to repay such refund to such Governmental Authority.  Nothing contained in this paragraph shall require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Loan Party or any other Person.

(h)           Other Amounts.  The Administrative Agent may withhold any Taxes required to be deducted and withheld from any payment under any of the Loan Documents with respect to which the Borrowers are not required to pay additional amounts under Section 2.14(e).

(i)           FATCA Requirements.  If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the U.S. Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (i), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(j)           VAT.

(i)         All amounts set out or expressed in a Loan Document to be payable by any Party to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to clause (ii) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Loan Document and such Finance Party is required to account for the VAT, that Party shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party), provided, that the Party shall, instead of paying such amount to the Finance Party, pay the appropriate amount of VAT directly to the competent taxing authority if and to the extent a reverse charge procedure provided by article 196 of EC Directive 2006/112 applies according to which the recipient of the supply owes the VAT to the taxing authority.

(ii)         If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Loan Document, and any Party other than the Recipient (the “Subject Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration), such Party shall also pay to the Supplier (if such Supplier is required to account for the VAT) or the Recipient (if the Recipient is required to account for the VAT) (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT.  The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of such VAT.

(iii)         Where a Loan Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT (if any), provided (i) the invoice of the third party is formally addressed to the Party and (ii) the Finance Party does not issue any invoice to that Party for the reimbursement of these costs and expenses, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv)         Any reference in this Section 2.14(j) to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the Person who is treated as making the supply, or (as appropriate) receiving the supply, under the grouping rules (as provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by a Member State)).

Section 2.15                        Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a)           Payments by the Borrowers.  The Borrowers shall make each payment required to be made by them hereunder or under any other Loan Document (whether of principal, interest, fees, or of amounts payable under Section 2.13(b), Section 2.13(c) or Section 2.14, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 noon, Cincinnati time), on the date when due, in Dollars in immediately available funds, without setoff or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at Cincinnati, Ohio, except that payments pursuant to Section 2.13(b), Section 2.13(c), Section 2.14 and Section 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments under each Loan Document with shall be made in Dollars.

(b)           Application of Insufficient Payments.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees and other amounts then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees and other amounts then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees and other amounts then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)           Pro Rata Treatment.  Except to the extent otherwise provided herein: (i) each Borrowing of a particular Class (including of a particular Series of Incremental Term Loans) shall be made from the relevant Lenders, each payment of commitment fee under Section 2.12(c) shall be made for account of the relevant Lenders, and each cancellation or reduction of the amount of the Commitments of a particular Class (including of a particular Series of Incremental Term Loans) under Section 2.05(a) shall be applied to the respective Commitments of such Class of the relevant Lenders, pro rata according to the amounts of their respective Commitments of such Class; (ii) each Borrowing of any Class (including of a particular Series of Incremental Term Loans) shall be allocated pro rata among the relevant Lenders according to the amounts of their respective Commitments of such Class (in the case of the making of Revolving Facility Loans, Term Loans or Incremental Term Loans) or their respective Revolving Facility Loans, Term Loans or Incremental Term Loans of such Class that are to be included in such Borrowing (in the case of conversions and continuations of Revolving Facility Loans, Term Loans or Incremental Term Loans); (iii) each payment or prepayment by the Borrowers of principal of Revolving Facility Loans, Term Loans or Incremental Term Loans of a particular Class (including of a particular Series of Incremental Term Loans) shall be made for account of the relevant Lenders pro rata in accordance with the respective unpaid principal amounts of the Revolving Facility Loans, Term Loans or Incremental Term Loans of such Class held by them; and (iv) each payment by the Borrowers of interest on Revolving Facility Loans, Term Loans or Incremental Term Loans of a particular Class (including of a particular Series of Incremental Term Loans) shall be made for the account of the relevant Lenders pro rata in accordance with the amounts of interest on such Revolving Facility Loans, Term Loans or Incremental Term Loans then due and payable to the respective Lenders.

(d)           Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Facility Loans, Term Loans or Incremental Term Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Facility Loans, Term Loans or Incremental Term Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Facility Loans, Term Loans or Incremental Term Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Facility Loans, Term Loans or Incremental Term Loans, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Facility Loans, Term Loans or Incremental Term Loans to any assignee or participant, other than to the Parent or any Subsidiary thereof or any other Person prohibited from being an Eligible Assignee or participant, as the case may be, under this Agreement from time to time (as to which the provisions of this paragraph shall apply).  The Borrowers consent to the foregoing and agree, to the extent they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of set off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

(e)           Presumptions of Payment.  Unless the Administrative Agent shall have received notice from the U.S. Borrower prior to the date on which any payment with respect to the Facilities is due to the Administrative Agent for the account of the Lenders hereunder that the applicable Borrower will not make such payment, the Administrative Agent may assume that the applicable Borrower has made such payment on such date in accordance herewith and may, but is not obligated to, in reliance upon such assumption, distribute to the Lenders, the amount due.  In such event, if the applicable Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f)           Certain Deductions by the Administrative Agent.  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.03(c), Section 2.15(d) or Section 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.16                        U.S. Borrower as Agent for the Loan Parties.

(a)           Each Loan Party (other than the U.S. Borrower) by its execution of this Agreement or the Guarantee Agreement irrevocably appoints the U.S. Borrower to act on its behalf as its agent in relation to the Loan Documents and irrevocably authorizes:

(i)         the U.S. Borrower on its behalf to supply all information concerning itself contemplated by this Agreement or any other Loan Document to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower, Notice of Borrowing and Notices of Continuation/Conversion), to execute on its behalf any supplement, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by that Loan Party notwithstanding that they may affect that Loan Party, without further reference to or the consent of that Loan Party; and

(ii)         each Finance Party to give any notice, demand or other communication to that Loan Party pursuant to the Loan Documents to the U.S. Borrower,

and in each case the Loan Party shall be bound as though the Loan Party itself had given the notices and instructions (including, without limitation, any Notice of Borrowing and Notices of Continuation/Conversion) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)           Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the U.S. Borrower or given to the U.S. Borrower under any Loan Document on behalf of another Loan Party or in connection with any Loan Document (whether or not known to any other Loan Party and whether occurring before or after such other Loan Party became a Loan Party under any Loan Document) shall be binding for all purposes on that Loan Party as if that Loan Party had expressly made, given or concurred with it.  In the event of any conflict between any notices or other communications of the U.S. Borrower and any other Loan Party, those of the U.S. Borrower shall prevail.

(c)           For the purposes of this Section 2.16, each Loan Party incorporated in Poland hereby releases U.S. Borrower from the restrictions of Article 108 of the Polish Civil Code.

Section 2.17                        Letters of Credit.

(a)           General.  Subject to the terms and conditions hereof, as part of the Revolving Facility, each Issuing Bank shall issue standby Letters of Credit for the account of any Borrower in Dollars or an Optional Currency approved by the Administrative Agent and the applicable Issuing Bank.  Notwithstanding the foregoing, the maximum aggregate undrawn face amount of all Letters of Credit shall not exceed the Dollar Equivalent of the L/C Sublimit, and the aggregate amount of the Revolving Credit Exposure at any time outstanding shall not exceed the sum of all Revolving Credit Commitments in effect at such time.  Each Lender with a Revolving Facility Commitment shall be obligated to purchase Participating Interests (as provided by Section 2.17(d) below) from each respective Issuing Bank equal to such Lender’s ratable share (based on interests in the Revolving Facility) of the amount of each L/C Disbursement under a Letter of Credit and, accordingly, each Letter of Credit shall constitute usage of the Revolving Facility Commitment of each Lender pro rata in an amount equal to its ratable share (based on interests in the Revolving Facility) of the Dollar Equivalent of the L/C Exposure then outstanding.  Without the Administrative Agent’s consent, there shall not be more than fifteen (15) Letters of Credit outstanding at any time.

(b)           Applications.  At any time before the Termination Date, the applicable Issuing Bank shall, at the request of the U.S. Borrower, issue one or more Letters of Credit, with Expiry Dates no later than the earlier of 12 months from the date of issuance (or which are cancelable not later than 12 months from the date of issuance and each renewal) or 10 days prior to the Termination Date (unless the Borrowers agree to provide Cash Collateral in an amount equal to 102% of the face amount of the applicable Letter of Credit) in compliance with the requirements of Section 2.13(h) as security for such Letter of Credit no fewer than ten Business Days prior to the Termination Date) in an aggregate face amount as set forth above in Section 2.17(a), upon the receipt of a duly executed application for the relevant Letter of Credit in the form then customarily prescribed by the applicable Issuing Bank for the Letter of Credit requested (each an “Application”).  Notwithstanding anything contained in any Application to the contrary:  (i) the Borrowers shall pay fees in connection with each Letter of Credit as set forth in Section 2.12(d), and (ii) if the Issuing Bank is not timely reimbursed for the amount of any L/C Disbursement on the date of such L/C Disbursement, the Borrowers’ obligation to reimburse the Issuing Bank for the amount of such L/C Disbursement shall bear interest (which the Borrowers hereby promise to pay) from and after the date of such L/C Disbursement at a rate per annum equal to the sum of the Margin for Revolving Facility Loans that are ABR Loans plus the Alternate Base Rate from time to time in effect (computed on the basis of a year of 365 (or 366 days in a leap year), and the actual number of days elapsed (including the first day but excluding the last day)); provided, however, that, after the occurrence and during the continuance of any Event of Default under ARTICLE VII(a), (b), (h), (i) or (j), the interest on such drawing shall be equal to the foregoing rate per annum plus 2.0%; provided further that the foregoing proviso shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 9.02 (to the extent such waiver so expressly provides).  Without limiting the foregoing, the Issuing Banks’ obligation to issue, amend or extend the Expiry Date of a Letter of Credit is subject to the terms or conditions of this Agreement (including the conditions set forth in Section 4.04 and the other terms of this Section 2.17)

(c)           The Reimbursement Obligations.  Subject to Section 2.17(b), the obligation of the Borrowers to reimburse the Issuing Bank for all L/C Disbursements shall be governed by the Application related to such Letter of Credit and this Agreement; provided that, any grant of a security interest pursuant to any Application shall be null and void.  The Borrowers shall pay the Issuing Bank for each L/C Disbursement by no later than 3:00 p.m. (Cincinnati time) on the date of such L/C Disbursement if the U.S. Borrower has been informed of such drawing by the Issuing Bank on or before 10:00 a.m. (Cincinnati time) on the date of such L/C Disbursement or, if notice of such L/C Disbursement is given to the U.S. Borrower after 10:00 a.m. (Cincinnati time) on the date of such L/C Disbursement, by 12:00 Noon on the following Business Day, in all instances in Dollars equal to the Dollar Equivalent of such L/C Disbursement and in immediately available funds at the Administrative Agent’s principal office in Cincinnati, Ohio or such other office as the Administrative Agent may designate in writing to the U.S. Borrower, and the Administrative Agent shall thereafter cause to be distributed to the Issuing Bank such Dollar amount(s) in like funds.  If the Borrowers do not make any such reimbursement payment on the date due and the Participating Lenders fund their participations in the manner set forth in Section 2.17(d) below, then all payments thereafter received by the Administrative Agent in discharge of any of the relevant L/C Disbursements shall be distributed in accordance with Section 2.17(d) below.  In addition, for the benefit of the Administrative Agent, each Issuing Bank, and each Lender, the Borrowers agree that its obligations under this Section 2.17(c) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and the Applications therefor, under all circumstances whatsoever, and irrespective of any claim or defense that the Borrowers may otherwise have against the Administrative Agent, any Issuing Bank or any Lender, including (i) any lack of validity or enforceability of any Loan Document; (ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Loan Document; (iii) the existence of any claim, of set-off the Borrowers may have at any time against a beneficiary of a Letter of Credit (or any Person for whom a beneficiary may be acting), the Administrative Agent, any Issuing Bank, any Lender or any other Person, whether in connection with this Agreement, another Loan Document, the transaction related to the Loan Document or any unrelated transaction; (iv) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (v) payment by the Administrative Agent or an Issuing Bank under a Letter of Credit against presentation to the Administrative Agent or an Issuing Bank of a draft or certificate that does not comply with the terms of the Letter of Credit, or (vi) any other act or omission to act or delay of any kind by the Administrative Agent, any Issuing Bank, any Lender or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this Section 2.17(c), constitute a legal or equitable discharge of the Borrowers’ obligations hereunder or under an Application.  None of the Administrative Agent, the Lenders, or any Issuing Bank shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the

Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank or its employee or agent (as determined by a court of competent jurisdiction by final and nonappealable judgment), such Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the Parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank, in its sole discretion, may either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(d)           The Participating Interests.  Each Lender under the Revolving Facility (other than the Lender acting as the respective Issuing Bank) severally and not jointly agrees to purchase from each respective Issuing Bank, and each respective Issuing Bank hereby agrees to sell to each such Lender (a “Participating Lender”), an undivided participating interest (a “Participating Interest”) equal to its ratable share (based on its interest in the Revolver Facility) in each Letter of Credit issued by, and each reimbursement obligation with respect to an L/C Disbursement owed to, such Issuing Bank.  Upon Borrowers’ failure to pay any reimbursement obligation with respect to an L/C Disbursement on the date and at the time required, or if the Issuing Bank is required at any time to return to either Borrower or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment of any reimbursement obligation with respect to an L/C Disbursement, each Participating Lender shall, not later than the Business Day it receives a certificate in the form of Exhibit R hereto from the Issuing Bank (with a copy to the Administrative Agent) to such effect, if such certificate is received before 10:00 a.m. (Cincinnati time), or not later than 1:00 p.m. (Cincinnati time) the following Business Day, if such certificate is received after such time, pay to the Administrative Agent for the account of the Issuing Bank an amount equal to such Participating Lender’s ratable share (based on its interest in the Revolver Facility) of such unpaid reimbursement obligation with respect to an L/C Disbursement, in all instances in Dollars equal to the Dollar Equivalent of such L/C Disbursement, together with interest on such amount accrued from the date the Issuing Bank made the related payment to the date of such payment by such Participating Lender at a rate per annum equal to:  (i) from the date the Issuing Bank made the related payment to the date two Business Days after payment by such Participating Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date two Business Days after the date such payment is due from such Participating Lender to the date such payment is made by such Participating Lender, the Alternate Base Rate in effect for each such day.  Each such Participating Lender shall, after making its appropriate payment, be entitled to receive its ratable share (based on its interest in the Revolver Facility) of each payment received in respect of the relevant reimbursement obligation with respect to an L/C Disbursement and of interest paid thereon, with the Issuing Bank retaining its ratable share (based on its interest in the Revolver Facility) thereof as a Lender hereunder.

The several obligations of the Participating Lenders to each Issuing Bank under this Section 2.17 shall be absolute, irrevocable and unconditional under any and all circumstances and shall not be subject to any set-off, counterclaim or defense to payment which any Participating Lender may have or has had against either Borrower, any Issuing Bank, the Administrative Agent, the Collateral Agent, any Lender or any other Person.  Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of the Revolving Facility Commitment of any Lender occurring after the issuance of the applicable Letter of Credit in accordance with the terms hereof, and each payment by a Participating Lender under this Section 2.17 shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)           [Reserved].

(f)           Manner of Requesting a Letter of Credit.  The U.S. Borrower shall provide at least three Business Days’ advance written notice to the applicable Issuing Bank and the Administrative Agent of each request for the issuance of a Letter of Credit, each such notice to be accompanied by a properly completed and executed Application for the requested Letter of Credit and, in the case of an extension or amendment or an increase in the amount of a Letter of Credit, a written request therefor, in a form acceptable to the applicable Issuing Bank and, in each case, together with the fees called for by this Agreement.  The Administrative Agent shall promptly notify each Lender under the Revolving Facility of the Administrative Agent’s receipt of each such notice.  The Issuing Bank shall promptly notify the Administrative Agent of the issuance of a Letter of Credit, and the Administrative Agent shall promptly notify the Lenders under the Revolving Facility of such issuance.

(g)           Conflict with Application.  In the event of any conflict or inconsistency between this Agreement and the terms of any Application, the terms of this Agreement shall control.

(h)           Revaluation of Letters of Credit.

(i)         If any Optional Currency Letters of Credit are denominated in an Optional Currency, the Administrative Agent shall no less frequently than at intervals every three months after the date of issuance, increase or extension, as applicable, or more frequently as requested by Lenders holding a majority in interest of Revolving Facility Loans, L/C Exposure and unused Revolving Facility Commitments (provided that such requests shall be no more frequent than once every 30 days), of each Optional Currency Letter of Credit recalculate the Dollar Equivalent of each Optional Currency Letter of Credit by notionally converting into Dollars the outstanding amount of that Optional Currency Letter of Credit on the basis of the Agent’s Spot Rate of Exchange on the date of calculation and shall promptly thereafter notify the U.S. Borrower, the Lenders, and the Issuing Banks of the recalculated Dollar Equivalent of each such Optional Currency Letter of Credit.

(ii)         The Borrowers shall, if requested by the Administrative Agent within three Business Days of any calculation under paragraph (i) above, ensure that within three Business Days sufficient Revolving Facility Loans or Swing Loans are prepaid or Letters of Credit Cash Collateralized to prevent the Revolving Credit Exposure exceeding the Total Revolving Facility Commitments following any adjustment to a Dollar Equivalent under paragraph (i) above.

(i)           [Reserved].

(j)           Illegality in relation to Issuing Bank.  If it becomes unlawful for an Issuing Bank to issue or leave outstanding any Letter of Credit, then:

(i)         that Issuing Bank shall promptly notify the Administrative Agent upon becoming aware of that event;

(ii)         upon the Administrative Agent notifying the U.S. Borrower, the Issuing Bank shall not be obliged to issue any Letter of Credit;

(iii)         the U.S. Borrower shall use its best endeavors to procure the release of each Letter of Credit issued by that Issuing Bank and outstanding at such time; and

(k)           unless any other Lender has agreed to be an Issuing Bank pursuant to the terms of this Agreement, the Revolving Facility shall cease to be available for the issue of Letters of Credit.

Section 2.18                        Clawback.

(a)           Where a sum is to be paid to the Administrative Agent under the Loan Documents for another Party, the Administrative Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)           If the Administrative Agent pays an amount to another Party and it proves to be the case that the Administrative Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Administrative Agent shall on demand refund the same to the Administrative Agent together with interest on that amount from the date of payment to the date of receipt by the Administrative Agent, calculated by the Administrative Agent to reflect its cost of funds.

Section 2.19                        Administrative Agent’s Receipt of Notices.    If the Administrative Agent receives a notice under Section 2.05(a), Section 2.05(b), Section 2.10(e), Section 2.13(d), Section 2.13(f)(iii), or Section 2.17(j), it shall promptly forward a copy of that notice or election to either the U.S. Borrower or the affected Lender, as appropriate.

Article III.

REPRESENTATIONS AND WARRANTIES

Each of the Parent (to the extent applicable), the U.S. Borrower and the Lux Borrower represents and warrants to the Lenders, the Administrative Agent and the Collateral

Agent on the Closing Date and on the date of each Credit Event that (it being understood and agreed that the representations and warranties made on the Closing Date are deemed to be made concurrently with the consummation of the Acquisition contemplated hereby):

Section 3.01                        Organization; Powers.

  The Parent, the Borrowers and the Subsidiaries are duly organized and/or incorporated, validly existing and (to the extent such concept is relevant and applicable) in good standing under the laws of the jurisdiction of their organization and/or incorporation (other than with respect to any non-compliance due to Lux Borrower’s delayed filing of its financial statements for 2010), respectively, have all requisite power and authority to carry on their respective businesses as now conducted and as proposed to be conducted, and are qualified to do business in, and are (to the extent such concept is relevant and applicable) in good standing in, every jurisdiction where such qualification is required, except where the failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect.

Section 3.02                        Authorization; Enforceability.

  The Closing Date Transactions to be entered into by each Loan Party are within such Loan Party’s corporate and other powers and have been duly authorized (to the extent such concept is relevant and applicable) by all necessary corporate and, if required, stockholder action.  This Agreement has been duly executed and delivered by the Parent and the Borrowers and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Borrowers or such Loan Party (as the case may be), enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity and implied covenants of good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law.

Section 3.03                        Governmental Approvals; No Violations.

  The Closing Date Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by or before, any Governmental Authority or any other Person, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created under the Loan Documents, (iii) such actions, consents and approvals the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect and (iv) filings or other actions listed on Schedule 3.03 hereof, (b) will not violate (i) any law or regulation, (ii) the terms of the charter, by-laws or other organizational documents of Parent, the Borrowers or any of the Subsidiaries, (iii) the terms of any of the Authorizations, or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or instrument binding upon Parent, the Borrowers or any of the Subsidiaries or any of their assets, or give rise to a right thereunder to require any payment to be made by Parent, the Borrowers or any of the Subsidiaries, except in the case of clause (b)(i), (b)(iii) and (c) hereof, where such violation would not reasonably be expected to have a Material Adverse Effect, and d) will not result in the creation or imposition of any Lien on any asset of Parent, the Borrowers or any of the Subsidiaries, except Liens created under the Loan Documents.

Section 3.04                        Financial Condition; No Material Adverse Effect.

(a)           Financial Statements of Parent.  The Borrowers have heretofore furnished to the Administrative Agent and the Lenders (i) audited balance sheets and related statements of income, stockholder’s equity and cash flows of Parent and its consolidated Subsidiaries for the fiscal years ended December 31, 2009, December 31, 2010 and December 31, 2011, in each case audited by KPMG LLP, or other independent public accountants of recognized national standing, and (ii) unaudited balance sheets and related statements of income, stockholder’s equity and cash flows of Parent and its consolidated Subsidiaries for each fiscal quarter ended after December 31, 2011 and at least 45 days before the Closing Date.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Parent and its consolidated Subsidiaries, as of such dates and for such periods in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b)           Financial Statements of the Acquired Business.  The Borrowers have heretofore furnished to the Administrative Agent and the Lenders (i) audited balance sheets and related statements of income, stockholder’s equity and cash flows of the Acquired Business and its consolidated Subsidiaries for the fiscal years ended December 31, 2009, December 31, 2010 and December 31, 2011, in each case audited by PricewaterhouseCoopers LLP, (ii) unaudited balance sheets and related statements of income, stockholder’s equity and cash flows of the Acquired Business and its consolidated Subsidiaries for each fiscal quarter ended after December 31, 2011 and at least 45 days before the Closing Date, (iii) balance sheets and related statements of income, stockholder’s equity and cash flows of the Acquired Business and its consolidated Subsidiaries for (A) the fiscal year ended December 31, 2011 and (B) the four fiscal quarter period ended March 31, 2012, in each case reconciled to GAAP.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Acquired Business and its consolidated Subsidiaries, as of such dates and for such periods, and in the case of clauses (iii) above in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(c)           Pro Forma Financial Statements.  The Borrowers have heretofore furnished to the Administrative Agent and the Lenders (i) the unaudited pro forma consolidated balance sheet of Parent and its consolidated Subsidiaries as of March 31, 2012 and (ii) the related unaudited pro forma consolidated income statement of Parent and its consolidated Subsidiaries for the period of four fiscal quarters then ended, in each case prepared giving effect to the Closing Date Transactions.  Such pro forma financial statements (i) have been prepared in good faith based on the same assumptions used to prepare the pro forma financial statements included in the Information Memorandum (which assumptions were believed by the Parent to be reasonable as of the date of the Information Memorandum), it being understood that such assumptions are based on good faith estimates of certain items and that the actual amount of such items on the Closing Date is subject to change), and (ii) present fairly in all material respects a good faith estimate of the pro forma financial position of the Parent and its consolidated Subsidiaries, (A) in the case of such pro forma consolidated balance sheet, as of the end of such period as if the Closing Date Transactions had occurred on the last day of such period and (B) in the case of such pro forma consolidated income statement, as if the Closing Date Transactions had occurred on the first day of such period.

(d)           Absence of Liabilities.  Except as disclosed in the financial statements referred to above or the notes thereto or incurred in connection with the Closing Date Transactions as contemplated hereby, after giving effect to the Closing Date Transactions, Parent and its Subsidiaries do not have, as of the Closing Date, any material contingent or other material liabilities, unusual material long-term commitments or material unrealized losses.

(e)           Absence of Material Adverse Effect.  Since December 31, 2011, no change or condition has occurred that would constitute a Material Adverse Effect.

Section 3.05                        Properties.

(a)           Title.  (i) As of the Closing Date, each of Parent, the Borrowers and the Subsidiaries has good fee simple title to (or, in the case of real property located in (A) Germany, it is the sole legal and beneficial (wirtschaftlicher) owner of or (B) Poland, it is the owner of (właściciel) or has a right of perpetual usufruct (prawo użytkowania wieczystego)) all of the Owned Real Property listed on Schedule 3.05(c)(i) hereto and a valid leasehold interest in all of the Leased Real Property set forth on Schedule 3.05(c)(iii) hereto, and good title to all personal property material to the business of Parent, the Borrowers and the Subsidiaries, taken as a whole, free and clear of all Liens, other than Liens created or permitted by any Loan Documents, except, in each case, for such defects in title that would not be expected to materially interfere with the ability of Parent, the Borrowers and the Subsidiaries, taken as a whole, to conduct their business as currently conducted or to utilize such properties for their intended purposes and (ii) each Real Property Lease is the legal, valid and binding obligation of the applicable Loan Party thereto, enforceable against such Loan Party in accordance with its terms, subject to applicable insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b)           Intellectual Property.  Each of the Parent, the Borrowers and the Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property that is reasonably necessary to the business of the Parent, the Borrowers and the Subsidiaries, taken as a whole, and the conduct of the business by the Parent, the Borrowers and the Subsidiaries does not infringe upon the rights of any other Person, except, as individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(c)           Real Property.  As of the Closing Date (i) set forth on Schedule 3.05(c)(i) hereto is a list of all real property owned by any Loan Party with an assessed value of $500,000 or more, showing as of the Closing Date the street address, county or other relevant jurisdiction, state, province and record owner, which list is complete and accurate in all material respects; (ii) set forth on Schedule 3.05(c)(ii) hereto is a complete and accurate list of all Mortgaged Property, showing as of the Closing Date the street address, county or other relevant jurisdiction, state, province and record owner; and (iii) set forth on Schedule 3.05(c)(iii) hereto is a list of all Leased Real Property under which a Loan Party is the lessee, showing as of the Closing Date the names of the lessor and lessee, the location of such real property, the expiration date of such leases, the square footage of the leased premises, if available, and the annual rental cost thereof, which such schedules are complete and accurate in all material respects.  As of the Closing Date, the Mortgaged Property constitutes all of the Material Real Property of the Loan Parties.

(d)           Condemnations, Etc.  As of the Closing Date, neither Parent, the Borrowers nor any of the Subsidiaries has received written notice of, or has knowledge of, any pending or contemplated condemnation proceeding (or, in the case of real property located in (i) Germany, any attachments (Pfändungen), enforceable judgments or other instruments having similar effect or (ii) Poland, any seizure (zajęcie)) affecting any Mortgaged Property or any sale or disposition thereof in lieu of condemnation.  As of the Closing Date, neither any Mortgaged Property nor any interest therein is subject to any right of first refusal, option or other contractual right to purchase such Mortgaged Property or interest therein.

Section 3.06                        Litigation and Environmental Matters..

(a)           Litigation.  There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Parent or the Borrowers, threatened in writing against or affecting the Parent, the Borrowers or any of the Subsidiaries (i) that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) as of the Closing Date, that involve any of the Loan Documents or the Closing Date Transactions and could reasonably be expected to impose liabilities upon the Finance Parties or impair the rights of the Finance Parties hereunder.

(b)           Environmental Matters.  Except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Parent, the Borrowers nor any of the Subsidiaries (i) has failed to comply with any applicable Environmental Law or to obtain, maintain or comply with any permit, license or other approval necessary for its operations under any applicable Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

Section 3.07                        Compliance with Laws and Agreements.

(a)           Each of the Parent, the Borrowers and the Subsidiaries is in compliance with all laws, regulations and orders (including any Environmental Law and ERISA) of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b)           None of Parent, Borrowers or any of their Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any Margin Stock within the respective meanings of each of the quoted terms under Regulation T, Regulation U or Regulation X.

(c)           No portion of the proceeds of any Loan or Letter of Credit shall be used in any manner that causes such Loan or Letter of Credit or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors.

Section 3.08    Investment Company Status.  Neither the Parent, the Borrowers nor any of the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 3.09    Taxes.  Each of the Parent, the Borrowers and the Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed with any Governmental Authority and has paid or caused to be paid all Taxes required to have been paid by it, except (a) any Taxes that are being contested in good faith by appropriate proceedings and for which the Parent, the Borrowers or such Subsidiary, as applicable, has set aside on its books reserves in accordance with GAAP or (b) failures to file or cause to be filed or pay or cause to be paid that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 3.10    ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability to the Borrowers or the Subsidiaries is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

Section 3.11    Disclosure.  On the date as of which such information is dated or certified (or if not dated or certified, as of the date such information was furnished) the Information Memorandum, as modified or supplemented by other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender prior to the Closing Date, does not contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in the light of the circumstances under which the statements were made, provided that, with respect to projected financial information and information of a general economic nature, Parent and the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time such projections were prepared (it being understood that actual results may vary materially from projected financial information).

Section 3.12    Subsidiaries.  Parent does not as of the Closing Date have any subsidiaries other than the Borrowers, the Subsidiaries and the Unrestricted Subsidiaries.  Schedule 3.12 hereto is a complete and correct list of the Subsidiaries as of the Closing Date, together with, for each Subsidiary, (a) the jurisdiction of organization of such Subsidiary, (b) each Person holding ownership interests in such Subsidiary and (c) the nature of the ownership interests held by each such Person and the percentage of ownership of such Subsidiary represented by such ownership interests.  Except as disclosed in Schedule 3.12 hereto, as of the Closing Date, (x) each of Parent, the Borrowers and the Subsidiaries owns, free and clear of Liens (other than Permitted Liens and Liens created pursuant to the Security Documents), and has the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it in Schedule 3.12 hereto, (y) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable (to the extent such concepts are relevant and applicable) and (z) there are no outstanding Equity Rights with respect to such Person.

Section 3.13    Insurance.  Schedule 3.13 hereto sets forth a description of all material insurance maintained by or on behalf of Parent, the Borrowers and the Subsidiaries as of the Closing Date.  As of the Closing Date, all premiums in respect of such insurance have been paid.  The Parent and the Borrowers believe that the insurance maintained by or on behalf of the Parent, the Borrowers and the Subsidiaries is adequate with respect to the business of the Parent, the Borrowers and the Subsidiaries, taken as a whole.

Section 3.14    Labor Matters.  As of the Closing Date, there are no strikes, lockouts or slowdowns against Parent, the Borrowers or any Subsidiary pending or, to the knowledge of Parent and the Borrowers, threatened in writing.  The hours worked by and payments made to employees of the Parent, the Borrowers and the Subsidiaries have not been in material violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters.  Except as would not reasonably be expected to have a Material Adverse Effect, all payments due from the Parent, the Borrowers or any Subsidiary, or for which any claim may be made against the Parent, the Borrowers or any Subsidiary, on account of wages and employee health and welfare insurance, social insurance and other benefits, have been paid or accrued as a liability on the books of the Parent, the Borrowers or such Subsidiary.  The consummation of the Closing Date Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Parent, the Borrowers or any Subsidiary is bound.

Section 3.15    Solvency.

(a)           Parent, Borrowers and the Subsidiaries on a consolidated basis are, as of the Closing Date, after giving effect to the Acquisition and the other transactions taking place on such date, Solvent.

(b)             U.S. Borrower and its subsidiaries on a consolidated basis are, as of the Closing Date, after giving effect to the Acquisition and the other transactions taking place on such date, Solvent.

Section 3.16    Security Interests.

(a)           Pledge Agreements.  Each Pledge Agreement when executed and delivered as required hereunder will be effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in all of the Equity Interests of the Borrowers and each Subsidiary and all Indebtedness of each Loan Party to the Borrowers or any other Loan Party, in each case pledged pursuant thereto, and, when the portion of such Collateral constituting instruments or certificated securities (as defined in the Uniform Commercial Code as in effect in the State of New York) is delivered to the Collateral Agent with instruments of transfer executed in blank (and in the case of (i) Collateral subject to Pledge Agreements governed by the laws of Germany, when the notification requirements under the such Pledge Agreements have been satisfied but subject to any prior ranking Lien in relation to bank accounts in Germany pursuant to the general terms and conditions of banks (Allgemeine Geschäftsbedingungen der Banken und Sparkassen) and (ii) Collateral subject to Pledge Agreements governed by Luxembourg law over bank account(s) located in Luxembourg, when notification and acknowledgement requirements under such Pledge Agreements have been satisfied, but subject to any prior ranking Lien in relation to such bank account(s)), such security interest shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the pledgor thereunder in such Collateral, in each case prior and superior in right to any other Person, other than with respect to the rights of Persons pursuant to Liens permitted by Section 6.02 and in case of the Pledge Agreements over the shares or assets of any Loan Party incorporated in Poland, subject to: (i) the registration of the registered pledges in the Polish pledge register, (ii) delivery of notifications on establishment of the pledges to the Subsidiaries, account banks or any other relevant entities.

(b)           Security Agreements.  Each Security Agreement when executed and delivered as required hereunder will be effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the applicable Collateral and, when financing statements in appropriate form are filed in the offices specified on Schedule VIII to the U.S. Security Agreement, each Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral to the extent perfection can be obtained by filing Uniform Commercial Code financing statements (or foreign equivalent thereof), in each case prior and superior in right to any other Person, other than with respect to the rights of Persons pursuant to Liens permitted by Section 6.02.

(c)           Intellectual Property.  When the U.S. Intellectual Property Security Agreement is filed in the United States Patent and Trademark Office and the United States Copyright Office within the time period specified by applicable law, the security interests created thereunder shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Intellectual Property in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, in each case prior and superior in right to any other Person, other than with respect to the rights of Persons pursuant to Liens permitted by Section 6.02 (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a lien on United States patents, patent applications, registered trademarks, trademark applications and copyrights acquired by the Loan Parties after the Closing Date).

(d)           Mortgages.  When the Mortgages are filed in the offices specified on Schedule 3.16(d) hereto and, in the case of the German Land Charge, when such land charge is assigned to the Collateral Agent, and, in the case of any Mortgages over the real properties located in Poland, when such Mortgages are registered in the land and title books maintained for such real properties, the Mortgages shall constitute a Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of Persons pursuant to Liens permitted by Section 6.02 and the applicable Permitted Encumbrances with respect to such Mortgaged Property subject only to the encumbrances and exceptions to title permitted in the Mortgages (including those liens permitted to be incurred or exist on the Collateral pursuant to this Agreement).

(e)           Security Interests Representations.  Notwithstanding anything herein (including this Section 3.16) or in any other Loan Document to the contrary, other than to the extent set forth in the applicable foreign Pledge Agreements or Security Agreements, no Borrower or any other Loan Party makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Administrative Agent and the Collateral Agent or any Lender with respect thereto, under foreign law.

Section 3.17    No Filing or Stamp Taxes.

As of the Closing Date, to the best of the knowledge of each Loan Party, under the laws of its Relevant Jurisdiction, it is not necessary that any material stamp, registration, notarial or similar Taxes or fees be paid on or in relation to transactions contemplated by the Loan Documents (save (i) in respect of any share pledge agreements governed by the laws of Germany and the assignment of the German Land Charge to the Collateral Agent and registration of this assignment in the competent land registry, which fees and expenses shall be borne by the Borrowers in accordance with Section 9.03(a), (ii) for court proceedings in a Luxembourg court or the presentation of this Agreement, either directly or by way of reference, to an autorité constituée, such court or autorité constituée may require registration of the Agreement with the Administration de l'Enregistrement et des Domaines in Luxembourg, which may result in registration duty at an ad valorem rate, (iii) for the notarial fees paid in connection with the execution of security documents governed by Polish law, which fees and expenses shall be borne by the Borrowers in accordance with Section 9.03(a) and (iv) for Cayman Islands stamp duty that would be payable on any Loan Document that is executed in or brought into the Cayman Islands or produced before a court of the Cayman Islands).

Section 3.18    [Reserved].

Section 3.19    Pensions.  As of the Closing Date, to the best of the knowledge of the Parent,

(a)           neither the Parent nor any of its Subsidiaries is or has at any time been an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993); and

(b)           neither the Parent nor any of its Subsidiaries is or has at any time been “connected” with or an “associate” of (as those terms are used in sections 38 and 43 of the Pensions Act 2004) such an employer.

Section 3.20    Centre of main interests and establishments.

For the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”), the centre of main interest (as that term is used in Article 3(1) of the Regulation) of the Parent and each Material Subsidiary that is a Loan Party organized and/or incorporated under the laws of the European Union or any member state thereof is situated in its jurisdiction of incorporation.

Section 3.21                      Patriot Act.

To the extent applicable, each Loan Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Patriot Act.  No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 3.22                        Senior Indebtedness.

The Obligations constitute “Senior Indebtedness” (or the equivalent thereof) of Parent and the Loan Parties under and as defined in all subordinated Indebtedness of Parent and the Loan Parties, and Parent and the Loan Parties have not designated, nor has any other Subsidiary designated, any Indebtedness (other than the Obligations, the Senior Unsecured Notes, Refinancing Indebtedness and the Permitted Additional Indebtedness) as “Designated Senior Indebtedness” (or the equivalent thereof) under any subordinated Indebtedness.

ARTICLE IV.

CONDITIONS OF EXTENSIONS OF CREDIT

Section 4.01                        Closing Date.  The obligation of each Lender or Issuing Bank to make Loans or issue Letters of Credit hereunder on the Closing Date is subject to the condition precedent that each of the following conditions shall have been satisfied (or waived in accordance with Section 9.02) on or before the Closing Date:

(a)           Counterparts of Agreement.  The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)           Closing Date Transactions.

(i)         The Closing Date Transactions shall have been consummated or shall be consummated simultaneously on the Closing Date, in each case in all material respects in accordance with the terms hereof and the terms of the Related Agreements, without the waiver or amendment of any such terms not approved by the Arrangers other than any waiver or amendment thereof that is not materially adverse to the interests of the Lenders, which approval shall not be unreasonably withheld, conditioned, or delayed (it being understood that (A) a reduction of the purchase price in respect of the Acquisition will be materially adverse to the interests of the Lenders and (B) an increase in purchase price will not be materially adverse to the interests of the Lenders if such increase is solely funded through a cash equity contribution to Parent and not any incurrence of Indebtedness).

(ii)         The U.S. Borrower shall have issued the New Senior Unsecured Notes (Issued 2012) in the aggregate principal amount of not less than $75,000,000 and not more than $100,000,000.

(iii)         Administrative Agent (or its counsel) shall each have received a fully executed or conformed copy of the Related Agreements and any documents executed in connection therewith.  The Related Agreements shall be in full force and effect.

(c)           Opinions of Counsel.  Subject to Section 5.16, the Administrative Agent shall have received a reasonably satisfactory written opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of each of (i) Wachtell, Lipton, Rosen & Katz, special New York counsel for the Loan Parties, (ii) Wardynski & Partners, special Polish counsel for the Loan Parties, (iii) Arendt & Medernach, special Luxembourg counsel for the Loan Parties, (iv) Walkers Global, special Cayman Islands counsel for the Loan Parties, (v) Simmons & Simmons, special Netherlands counsel for the Loan Parties, (vi) PLMJ – A.M. Pereira, Saragga Leal, Oliveira Martins, Judice e Associados, special Portugal counsel for the Loan Parties, (vii) Fasken Martineu, special Canadian counsel for the Loan Parties, (viii) Creel, Garcia-Cuellar, Aiza y Enriquez, special Mexican counsel for the Loan Parties and (ix) Heymann & Partner, special German counsel for the Loan Parties, in each case in form reasonably acceptable to the Administrative Agent.

(d)           Corporate Documents.  The Administrative Agent shall have received documents and certificates relating to the organization, incorporation, existence and (to the extent such concept is relevant and applicable) good standing (or analogous document in the case of entities organized, formed or incorporated in a jurisdiction outside of the United States to the extent such concept is relevant in such jurisdiction) of Parent, the Borrowers and the Subsidiary Loan Parties and the authorization of the entry into and performance of  this Agreement and the other Loan Documents to be executed on the Closing Date, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.  The Administrative Agent shall also have received a non-bankruptcy certificate issued by the Luxembourg Register of Commerce and Companies dated no earlier than 1 Business Day prior to the Closing Date relating to each Loan Party incorporated in Luxembourg.

(e)           Officer’s Certificate.  The Administrative Agent shall have received a certificate, dated the Closing Date and signed by the President, a Vice President or a Financial Officer of the U.S. Borrower, confirming compliance with the conditions set forth in Section 4.02.

(f)           Fees and Expenses.  The Arrangers and the Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date in connection with the Closing Date Transactions, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of Latham & Watkins LLP and other counsel to the Arrangers and the Administrative Agent) required to be reimbursed or paid by any Loan Party hereunder.

(g)           Security Documents.  Subject to Section 5.16, the Administrative Agent shall have received the U.S. Security Agreement, the U.S. Pledge Agreement, the Guarantee Agreement and each of the Security Agreements and Pledge Agreements listed on Schedule 4.01(g), duly executed and delivered by the respective Loan Parties party thereto, together with the following:

(i)         all certificates representing all the outstanding shares of Equity Interests of the Borrowers and each Subsidiary owned by or on behalf of any Loan Party as of the Closing Date and required to be pledged under the Pledge Agreements (except that stock certificates representing shares of common stock of a Foreign Subsidiary that is a CFC shall be limited to 65% of the voting Equity Interests and 100% of all other Equity Interests of such first-tier Foreign Subsidiary), all promissory notes evidencing intercompany Indebtedness owed to any Loan Party as of the Closing Date, and stock powers and instruments of transfer, endorsed in blank, with respect to such stock certificates and promissory notes;

(ii)         all documents and instruments, including Uniform Commercial Code financing statements and Intellectual Property Security Agreement (or, in each case, the foreign equivalents thereof, if applicable), required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create or perfect the Liens on the Collateral owned or to be acquired on or before the Closing Date and intended to be created under the Security Agreements and the Pledge Agreements;

(iii)         a completed Perfection Certificate dated the Closing Date and signed by an executive officer or Financial Officer of the U.S. Borrower, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties, in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been released or should be released upon the funding of the Loans and, for each Loan Party incorporated in the Cayman Islands, a copy of the register of mortgages and charges of such Loan Party;

(iv)         Mortgages covering the Mortgaged Properties (except for the real property subject to the German Land Charge), duly executed by Parent, the Borrowers or the applicable Subsidiary Loan Party, together with:

(A)           evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem necessary or desirable in order to create a valid first (subject to Permitted

Encumbrances and all Liens permitted under Section 6.02 with respect to the property in question) subsisting Lien on the property described therein in favor of the Collateral Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees necessary to record the Mortgages in the applicable recording offices have been paid;

(B)           with respect to the Mortgaged Properties, fully paid title insurance policies from a carrier reasonably acceptable to the Administrative Agent (the “Mortgage Policies”) insuring the Mortgages of the Mortgaged Properties to be valid first and subsisting Liens on the property described therein, free and clear of all defects and encumbrances other than Permitted Encumbrances and all Liens permitted under Section 6.02 with respect to the property in question, and providing for such other customary affirmative insurance (including endorsements for future advances under the Loan Documents and for mechanics’ and materialmen’s Liens) and such direct access reinsurance as the Administrative Agent may reasonably deem necessary or desirable;

(C)           to the extent reasonably requested by the Administrative Agent, favorable opinions of local counsel to Parent, the Borrowers and the Subsidiaries with respect to the Mortgaged Properties, in form and substance reasonably satisfactory to the Administrative Agent;

(D)           evidence of flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, in form and substance reasonably satisfactory to Collateral Agent; and

(E)           with respect to the Mortgaged Properties, such other consents, agreements and confirmations of third parties as the Administrative Agent may deem reasonably necessary or desirable and evidence that all other actions that the Administrative Agent may deem reasonably necessary or desirable in order to create valid and first subsisting Liens (subject to the Liens permitted under this Agreement) on the property described in the Mortgages has been taken;

provided, however, that if the Loan Parties are unable to deliver one or more of the items or complete one or more of the actions described in this Section 4.01(g)(iv) after using their commercially reasonable efforts to do so, delivery of such undelivered items and completion of such actions shall not be a condition precedent under this Section 4.01, and Parent and the Borrowers hereby agree to deliver such items to the Collateral Agent and complete such actions with respect to the relevant Mortgaged Property within 90 days after the Closing Date; provided further that in each case, the Collateral Agent may, in its reasonable discretion, grant extensions of such time period;

(v)           evidence that all other action that the Administrative Agent may deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Security Documents has been taken.

(h)           Intercompany Subordination Agreement.  The Administrative Agent shall have received the Intercompany Subordination Agreement, duly executed and delivered by each Loan Party.

(i)           Consents and Approvals.  The Borrowers shall have received all governmental and shareholder consents and approvals necessary in connection with the Closing Date Transactions and the related financings and other transactions contemplated hereby and expiration of all applicable waiting periods without any action being taken by any authority that could restrain or prevent the Borrowers and its Subsidiaries from completing such transactions and no law or regulation shall be applicable which in the reasonable judgment of each Arranger would have such effect.

(j)           Financial Information.  The Arrangers shall have received (i) the financial statements referred to in Section 3.04(a), (b) and (c) and (ii) evidence that the ratio of Total Debt on the Closing Date after giving effect to the Closing Date Transactions to pro forma Adjusted EBITDA for the last four quarter period for which unaudited financial statements have been delivered pursuant to clause (i) of this clause (j) shall not exceed 5.40 to 1.00.

(k)           Existing Bank Debt.  (i) The principal of and interest on all loans outstanding under, and all other amounts due with respect to, the Existing Bank Debt shall have been (or substantially simultaneously with the funding of the Loans on the Closing Date shall be) repaid in full, (ii) all commitments to lend under the Existing Bank Debt shall have been (or substantially simultaneously with the funding of the Loans of the Closing Date shall be) terminated, (iii) all obligations under or relating to the Existing Bank Debt and all Liens and security interests relating to all of the foregoing shall have been (or substantially simultaneously with the funding of the Loans on the Closing Date shall be) discharged, or in the case of the German Land Charge, assigned to the Collateral Agent and (iv) the Administrative Agent shall have received satisfactory evidence of such repayment, termination and discharge.

(l)           Prior Debt.  After giving effect to the Closing Date Transactions and the other transactions contemplated thereby, on the Closing Date, Parent and its Subsidiaries shall have outstanding no Indebtedness or preferred stock other than (a) the loans and other extensions of credit hereunder, (b) the Senior Unsecured Notes and (c) other Indebtedness permitted under Section 6.01(a).

(m)           Solvency Certificate.  The Administrative Agent shall have received a certificate dated as of the Closing Date and in form and substance reasonably satisfactory to the Arrangers from (A) a Director of the Parent attesting to the Solvency of Parent and the Subsidiaries on a consolidated basis and (B) a Financial Officer of the U.S. Borrower attesting to the Solvency of the U.S. Borrower and its Subsidiaries on a consolidated basis, in each case after giving effect to the Closing Date Transactions.

(n)           Evidence of Insurance.  The Collateral Agent shall have received a certificate from the applicable Loan Party’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 5.07 is in full force and effect, together with endorsements naming Collateral Agent, for the benefit of the Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.07.

(o)           [Reserved].

(p)           Notice of Borrowing.  The Administrative Agent shall have received a duly completed Notice of Borrowing for the initial Borrowing or Borrowings, as applicable, hereunder.

(q)           Patriot Act.  The Lenders shall have received, at least 5 Business Days in advance of the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act, that was reasonably requested by Lenders in writing at least 10 Business Days prior to the Closing Date.

(r)           Authorized Representatives.  The Administrative Agent shall have received a list of the U.S. Borrower’s Authorized Representatives.

The Administrative Agent shall notify the U.S. Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to make Loans shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 5:00 p.m., New York City time, on August 31, 2012 (and, in the event such conditions are not so satisfied or waived at or prior to such time, this Agreement shall not become effective).  For purposes of determining compliance with the conditions specified in this Section 4.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Closing Date specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of the initial Borrowing.

Section 4.02                        Each Loan and Letter of Credit on the Closing Date.  The obligation of each Lender to make a Loan, and each Issuing Bank to issue a Letter of Credit, on the Closing Date is subject to:

(a)           with respect to the Acquired Business and its Subsidiaries, the Specified Acquisition Agreement Representations; and

(b)           with respect to Parent, the Borrowers and the Subsidiaries (which for such purposes shall exclude the Acquired Business and its Subsidiaries), the Specified Representations;

in each case being true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date.

Section 4.03                        Each Incremental Term Loan.  The obligation of each Incremental Term Loan Lender of any Series to make an Incremental Term Loan of such Series is subject to the satisfaction of the following additional conditions.

(a)           Truth of Representations.  The representations and warranties made in this Agreement shall be true and correct in all material respects on and as of the date of such Borrowing (or, if any such representation and warranty is expressly stated to have been made as of a specific date, as of such specific date);

(b)           Certificate Regarding Absence of Defaults.  At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing and the Administrative Agent shall have received a certificate to such effect, dated the date of the making of such Incremental Term Loan and signed by the President, a Vice President or a Financial Officer of the U.S. Borrower; and

(c)           Certificate Regarding Financial Covenant Compliance.  At the time of and immediately after giving effect to such Borrowing, the Administrative Agent shall have received a certificate of a Financial Officer of the U.S. Borrower demonstrating (i) compliance with the covenants in Section 6.11 and (ii) that the Senior Secured Leverage Ratio shall not be greater than 2.75:1.00, in each case, on a Pro Forma Basis.

Section 4.04                        Conditions to Each Credit Event after the Closing Date.  Each Credit Event after the Closing Date is subject to the satisfaction of the following conditions:

(a)           Truth of Representations.  The representations and warranties made in this Agreement shall be true and correct in all material respects on and as of the date of such Credit Event (or, if any such representation and warranty is expressly stated to have been made as of a specific date, as of such specific date);

(b)           Absence of Defaults.  At the time of and immediately after giving effect to such Credit Event, no Default or Event of Default shall have occurred and be continuing or would result from such Credit Event; and

(c)           Luxembourg Accounts.  Solely in the case of a Loan made to, or a Letter of Credit to be issued for the account of, the Lux Borrower under the Revolving Credit Facility, the Lux Borrower shall have completed the filing of its annual accounts as required by Section 5.16.

ARTICLE V.

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated (or been fully collateralized in a manner reasonably satisfactory to the Issuing Banks with cash and/or customary back-to-back letters of credit) and all L/C Disbursements shall have been reimbursed, each of the Parent, the U.S. Borrower and the Lux Borrower covenant and agree with the Lenders that:

Section 5.01                        Financial Statements and Other Information.  The U.S. Borrower will furnish to the Administrative Agent for distribution to Lenders or posting to Intralinks or other shared electronic platforms:

(a)           within 120 days after the end of each fiscal year of the Parent, (i) the Parent’s audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP, or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, consistently applied (except if approved by its accountants and disclosed in reasonable detail therein)) and (ii) a narrative report and management’s discussion and analysis, of the financial condition and results of operations of Parent for such fiscal year, as compared to amounts for the previous fiscal year and budgeted amounts;

(b)           within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent (including, for the avoidance of doubt, the fiscal quarter ended June 30, 2012; provided that the financial statements for such fiscal quarter shall be delivered within 60 days of the end of such fiscal quarter), (i) the Parent’s unaudited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, consistently applied (except if approved by its accountants and disclosed in reasonable detail therein), subject to normal year-end audit adjustments and the absence of footnotes, and (ii) a narrative report and management’s discussion and analysis, of the financial condition and results of operations for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year and budgeted amounts;

(c)           within 75 days after the end of the fiscal quarter ended June 30, 2012, the unaudited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of the Acquired Business as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, in each case reconciled to GAAP, all certified by one of the Financial Officers of Parent as presenting fairly in all material respects the financial condition and results of operations of the Acquired Business on a consolidated basis in accordance with GAAP, consistently applied (except if approved by its accountants and disclosed in reasonable detail therein), subject to normal year-end audit adjustments and the absence of footnotes;

(d)           [Reserved];

(e)           concurrently with any delivery of financial statements under clauses (a) and (b) above, a certificate of a Financial Officer of the Parent:

(i)         certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto,

(ii)         commencing with the first fiscal quarter ending after the Closing Date, setting forth reasonably detailed calculations of the Senior Secured Leverage Ratio, the Senior Secured Net Leverage Ratio, the Total Leverage Ratio, the Total Net Leverage Ratio and the Interest Coverage Ratio for the period of four consecutive fiscal quarters of the Parent then ended and of the amount of Adjusted EBITDA, Excess Cash Flow (if applicable) and the Available Credit; and

(iii)         stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(f)           concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements, to the extent consistent with the internal policy of such firm, stating whether they obtained knowledge during the course of their examination of such financial statements of any Default or Event of Default (which certificate may be limited or eliminated to the extent required by accounting rules or guidelines);

(g)           not later than 60 days after the commencement of each fiscal year of the Parent beginning on or after January 1, 2013, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget (it being understood that any such projections are subject to significant contingencies and assumptions, many of which are beyond the control of the Borrowers, and that no assurances are offered that such projections will be realized)) and, promptly when available, any significant revisions of such budget;

(h)           reasonably promptly after the same become publicly available, copies of each annual report, proxy or financial statement or other material report or communication sent to public stockholders of the Parent, and copies of all annual, regular, periodic and special reports and registration statements filed by the Parent, the Borrowers or any Subsidiary with the SEC, or with any national securities exchange, as the case may be; provided, that, documents required to be delivered pursuant to Section 5.01(a), (b) and (g) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered for purposes of this Agreement when posted to the website of the U.S. Borrower;

(i)           promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Parent, the Borrowers or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent may reasonably request in connection with the Loan Documents; and

(j)           promptly following any request therefor, information about the Charged Property and compliance of the Loan Parties with the terms of any Security Documents.

Section 5.02                        Notices of Material Events.  The Parent and the Borrowers will furnish to the Administrative Agent written notice of the following promptly upon any officer of Parent or Borrowers obtaining actual knowledge thereof:

(a)           the occurrence of any Default or Event of Default or the occurrence of any default or event of default under any Material Indebtedness;

(b)           the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against the Parent, the Borrowers or any Subsidiary thereof that would reasonably be expected to result in a Material Adverse Effect;

(c)           the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(d)           the commencement of any proceeding by or before any Governmental Authority seeking the cancellation, termination (including by means of non-renewal), limitation, adverse modification or adverse conditioning of any Authorization that would reasonably be expected to result in a Material Adverse Effect; and

(e)           any other development specific to the Parent, the Borrowers, or any of the Subsidiaries that is not a matter of public knowledge and that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Parent or the Borrowers setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03                        Information Regarding Collateral.

(a)           Change of Name or Location, Etc.  The Parent or the Borrowers will furnish to the Administrative Agent and the Collateral Agent prompt written notice of any change (i) in any Loan Party’s corporate name, (ii) in the location of any Loan Party’s jurisdiction of organization, (iii) in any Loan Party’s identity or corporate structure or (iv) in any Loan Party’s Federal Taxpayer Identification Number or other tax or organizational identification number.  The Parent and the Borrowers agree not to effect or permit any change referred to in the preceding sentence unless reasonable advance notice has been provided to the Administrative Agent and the Collateral Agent in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the

Collateral.  The Parent and the Borrowers also agree promptly to notify the Administrative Agent and the Collateral Agent if any material portion of the Collateral is damaged or destroyed.

(b)           Annual Officer’s Certificate.  Each year, commencing in 2013, for the 2012 fiscal year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to clause (a) of Section 5.01, or at such later date as the Administrative Agent and the Collateral Agent agree in writing, the Borrowers shall deliver to the Administrative Agent and the Collateral Agent a certificate of a Financial Officer of the Borrowers updating the information required pursuant to the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date, if any, or the date of the most recent certificate delivered pursuant to this Section.

Section 5.04                        Existence; Conduct of Business.  Each of the Parent and the Borrowers will, and will cause each of the Subsidiaries to, do or cause to be done all things reasonably necessary to preserve, renew or replace and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, including the renewal and maintenance of all Authorizations, except for those the failure to maintain, preserve or keep in full force and effect would not reasonably be expected to have a Material Adverse Effect, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

Section 5.05                        Payment of Taxes.  Each of the Parent and the Borrowers will, and will cause each of the Subsidiaries to, pay all its material Tax liabilities that, if unpaid, might by law become a Lien upon its property, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrowers or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) the failure to make payment pending such contest would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 5.06                        Maintenance of Properties.  Each of the Parent and the Borrowers will, and will cause each of the Subsidiaries to, keep and maintain all property material to the conduct of the business of the Parent, the Borrowers and the Subsidiaries, taken as a whole, in good working order and condition, ordinary wear and tear and unforeseen accidents excepted, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, provided, that, nothing in this Section 5.06 shall prevent any Loan Party from discontinuing the operation and maintenance of any of its properties or any of those of its Subsidiaries if such discontinuance is, in the reasonable commercial judgment of such Loan Party, desirable in the conduct of its or their business and does not individually or in the aggregate have a Material Adverse Effect.

Section 5.07                        Insurance.  The Parent and the Borrowers will cause to be maintained on behalf of the Borrowers and the Subsidiaries, with financially sound and reputable insurance companies or associations (or with adequate self-insurance arrangements) insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.  By the date not later than the date 60 days after the Closing Date, or such later date as the Administrative Agent may reasonably agree, all such insurance (other than insurance in respect of criminal liability, fiduciary liability, automotive and aerospace liability, directors’ and officers’ liability and workers’ compensation related liability) shall (i) name the Collateral Agent as additional insured or loss payee thereunder (without any representation or warranty by or obligation upon the Collateral Agent), (ii) contain the agreement by the insurer that any loss thereunder shall be payable to the Collateral Agent notwithstanding any action, inaction or breach of representation or warranty by such Loan Party, (iii) provide that there shall be no recourse against the Collateral Agent for payment of premiums or other amounts with respect thereto and (iv) provide that at least 30 days’ prior written notice of cancellation or of lapse shall be given to the Collateral Agent by the insurer.  Each Loan Party will, if reasonably requested by the Collateral Agent, deliver to the Collateral Agent duplicate policies of such insurance and, as often as the Collateral Agent may reasonably request, a report of a reputable insurance broker with respect to such insurance; provided that so long as no Event of Default has occurred and is continuing, the Collateral Agent may not request more than one such report during each fiscal year of the Parent.  Each Loan Party irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as such Loan Party’s true and lawful agent (and attorney-in-fact) for the purpose, during the continuance of an Event of Default, of making, settling and adjusting claims in respect of Collateral under policies of insurance, endorsing the name of such Loan Party on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto.  In the event that any Loan Party at any time or times shall fail to obtain or maintain any of the policies of insurance required hereby or to pay any premium in whole or part relating thereto, upon 30 days’ written notice from the Collateral Agent, the Collateral Agent may, without waiving or releasing any obligation or liability of the Loan Parties hereunder or any Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Collateral Agent deems advisable.  All sums disbursed by the Collateral Agent in connection with this Section 5.07, including reasonable fees of outside legal counsel, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Loan Parties to the Collateral Agent and shall be additional Obligations secured by the Security Documents.  The Parent and the Borrowers will furnish to the Administrative Agent, upon reasonable request, information in reasonable detail as to the insurance so maintained.

Section 5.08                        Books and Records; Inspection and Audit Rights.  Each of the Parent and the Borrowers will, and will cause each of the Subsidiaries to, keep proper books of record and account which accurately reflect its business affairs in all material respects and all material transactions in accordance with GAAP.  Each of the Parent and the Borrowers will, and will cause each of the Subsidiaries to, permit representatives designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants (with the Borrowers having the right to have representatives present during such discussions), all at such reasonable times and as often as reasonably requested (but at the expense of the Borrowers for only one visit during any fiscal year of the Parent unless an Event of Default shall have occurred and be continuing), in each case upon reasonable prior notice.

Section 5.09                      Compliance with Laws and Material Contractual Obligations.

(a)           The Parent and the Borrowers will comply, and require each Subsidiary to comply with all applicable laws, rules, regulations and orders, including the Patriot Act, all other laws and regulations relating to money laundering and terrorist activities and Environmental Laws, of any Governmental Authority applicable to it or its property, any fees associated with the Authorizations, all regulatory reporting and accounting requirements and all material contractual obligations, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  The Parent and the Borrowers will, and will cause each of the Subsidiaries to, provide sufficient disclosure of the Closing Date Transactions in the U.S. tax returns that require disclosure of the Acquisition and delivery of copies of all valuations, opinions and rulings provided to the external auditors of the Sponsor.

(b)           The Parent shall ensure that all pension schemes operated by or maintained for the benefit of members of the Group and/or any of their directors and employees and former directors and employees are fully funded, or if applicable that sufficient reserves have been made, based on the statutory funding objective under all laws and regulations applicable to each member of the Group and that no action or omission is taken by any member of the Group in relation to such a pension scheme which has or is reasonably likely to have a Material Adverse Effect (including, without limitation, the termination or commencement of winding-up proceedings of any such pension scheme or any member of the Group ceasing to employ any member of such a pension scheme) and shall ensure that, to the extent applicable, all mandatory contributions to the statutory pension insolvency insurance, the pensions of pensioners and any increases in the pensions of the pensioners as required by any such pension scheme and by statute are paid in full when due.

(c)           The Parent shall ensure that no member of the Group is or has been at any time an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993) or “connected” with or an “associate” of (as those terms are used in sections 38 or 43 of the Pensions Act 2004) such an employer.

(d)           The Parent shall deliver to the Administrative Agent at such times as those reports are prepared in order to comply with the then current statutory or auditing requirements (as applicable either to the trustees of any relevant schemes or to the Parent), actuarial reports in relation to all pension schemes mentioned in (a) above.

(e)           The Parent shall promptly notify the Administrative Agent of any material change in the rate of contributions to any pension schemes mentioned in (a) above paid or recommended to be paid (whether by the scheme actuary or otherwise) or required (by law or otherwise).

Section 5.10                        Use of Proceeds.  The proceeds of the Incremental Term Loans and Revolving Facility Loans made after the Closing Date and the Letters of Credit shall be used by the Borrowers for working capital and general corporate purposes (including, without limitation, Capital Expenditures and Permitted Acquisitions).  The proceeds of the initial Term Loans and the Revolving Facility Loans made on the Closing Date, if any, shall be used, together with the proceeds of the New Senior Unsecured Notes (Issued 2012), (a) to fund, in part, the consideration for the Acquisition (including refinancing or retiring all existing debt and redeeming all preferred stock of the Acquired Business and paying fees, commissions and expenses in connection with the Acquisition), (b) to pay Closing Date Transaction Expenses and (c) to refinance the obligations outstanding under the Existing Bank Debt.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulation U and Regulation X.

Section 5.11                        Subsidiaries  .  (a) If (x) any Eligible Subsidiary is formed or acquired after the Closing Date, the Borrowers will notify the Administrative Agent thereof and, to the extent consistent with the Agreed Security Principles or (y) any Subsidiary that is not a Subsidiary Loan Party grants a Guaranty of any of the Senior Unsecured Notes, Permitted Additional Indebtedness, Permitted First Priority Refinancing Debt, Permitted Second Priority Refinancing Debt or Permitted Unsecured Refinancing Debt (except for Guarantees to be released in accordance with Schedule 5.16 with respect to Subsidiaries formed or incorporated under the laws of the Czech Republic or Slovak Republic), (i) the Borrowers will cause such Subsidiary to execute and deliver a Supplement to the Guarantee Agreement and the applicable Security Agreement in the form attached thereto pursuant to which such Subsidiary will become a party to, and agree to be bound by, a Security Agreement, a Guarantee Agreement and additional Security Documents (or supplements thereto) within twenty Business Days (or such longer period as the Administrative Agent shall agree) after such Subsidiary is formed or acquired, and, within thirty Business Days after such Subsidiary is formed or acquired (or such longer period as the Administrative Agent shall agree), take such actions to create and perfect Liens on such Subsidiary’s assets granted pursuant to the Security Documents to secure the Obligations as the Administrative Agent shall reasonably request and (ii) if any Equity Interest in or Indebtedness of such Subsidiary is owned by or on behalf of any Loan Party, the Borrowers will cause such Equity Interests and any promissory notes evidencing such Indebtedness to be pledged pursuant to a Pledge Agreement within twenty Business Days after such Subsidiary is formed or acquired, or such longer period as the Administrative Agent shall agree, and shall deliver to the Administrative Agent the following:

(i)         certificates (if any) representing all the outstanding Equity Interests of such Subsidiary owned by or on behalf of any Loan Party, promissory notes (if any) evidencing intercompany Indebtedness owed to such Subsidiary, and powers and instruments of transfer, endorsed in blank, with respect to such certificates and promissory notes;

(ii)         all documents and instruments, including Uniform Commercial Code financing statements (or foreign equivalent thereof), required by law, necessary to perfect its lien in accordance with this Agreement or reasonably requested by the Collateral Agent to be filed, registered or recorded to create or perfect the Liens on the Collateral and intended to be created under the applicable Security Agreement and Pledge Agreement; and

(iii)         all documents required to be delivered under Section 5.12(b)(ii) with respect to any Material Real Property of such Subsidiary;

(b)         Notwithstanding the foregoing, if such Subsidiary is not required to become a Subsidiary Loan Party, then the Borrowers shall (and shall cause each Subsidiary Loan Party) take the action described in clause (a)(ii) above (and, as applicable, the actions described in clauses (x) and (y) above) in order that the Collateral Agent shall have the benefits of a Lien securing the obligations of the Borrowers or such Subsidiary Loan Party hereunder and under the other Loan Documents with respect to 100% of the Equity Interests of such Subsidiary directly owned by the Borrowers and such Subsidiary Loan Party (other than the Equity Interests of any Subsidiary that is not a Wholly Owned Subsidiary or that is an Unrestricted Subsidiary); provided that the Borrowers and the Loan Parties shall only be required to pledge 65% of the voting Equity Interests and 100% of all other Equity Interests of any such Subsidiary that is CFC.

(c)           In addition to the foregoing, if any Subsidiary is required to become a Subsidiary Loan Party after the Closing Date, the Borrowers will cause such Subsidiary to execute a counterpart of the Intercompany Subordination Agreement and deliver the same to the Administrative Agent.

(d)           Notwithstanding the foregoing, or any provision of this Agreement or any other Loan Document, (i) any Subsidiary that is not a Wholly Owned Subsidiary or that is an Unrestricted Subsidiary shall not be required to become a Subsidiary Loan Party, and (ii) subject to the Agreed Security Principles, each Loan Party shall at all times use commercially reasonable efforts to ensure that all cash and Permitted Investments held by it (other than Excluded Accounts) are subject to a valid and perfected priority security interest; provided that cash and Permitted Investments held by any Loan Party for up to 15 Business Days in order to facilitate the making of any Permitted Acquisition or other Investment permitted under, or the repayment of any intercompany Investment previously made in accordance with the terms of, Section 6.04, shall not be required to be subject to security interests.

(e)           If the accession of an additional Loan Party pursuant to this Section 5.11 obliges the Administrative Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Parent shall promptly upon the request of the Administrative Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective New Lender) in order for the Administrative Agent or such Lender or any prospective New Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an additional Loan Party.

Section 5.12                        Further Assurances.

(a)           Execution of Additional Documents.  Subject to the Agreed Security Principles, the Parent and the Borrowers will, and will cause each Subsidiary Loan Party to, execute or authorize any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which either the Collateral Agent or the Administrative Agent may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties.  The Parent and the Borrowers also agree to provide to the Collateral Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b)           Acquisition of Material Assets.  i) If any material property or asset is acquired by the Parent, the Borrowers or any Subsidiary Loan Party after the Closing Date (other than assets constituting collateral security under the Security Documents that become subject to the Liens of the Security Documents upon acquisition thereof and assets of the type that are specifically excluded from the grant of security under the Security Documents or by the terms of this Agreement), the Borrowers will notify the Collateral Agent thereof, and, if requested by the Administrative Agent, but subject to the Agreed Security Principles, the Parent and the Borrowers will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause the Subsidiary Loan Parties to take, such actions as shall be reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties.

(ii)         Notwithstanding the generality of the foregoing or anything to the contrary contained in this Section 5.12, upon the acquisition of any Material Real Property (to the extent mortgaged in accordance with this paragraph, a “New Mortgaged Property”) by any Loan Party, then, subject to the Agreed Security Principles, the Parent or the Borrowers shall, or shall cause the applicable Subsidiary to, in each case at such Loan Party’s expense, (A) within 45 days after such acquisition, furnish to the Administrative Agent a description, in detail reasonably satisfactory to the Administrative Agent, of such New Mortgaged Property and (B) within 60 days (which dates in clauses (A) and (B) herein may be extended by the Administrative Agent in its sole discretion) after such acquisition, furnish to the Collateral Agent (1) each of the items set forth in Section 4.01(g)(iv) (or in the case of property located outside of the United States, comparable or equivalent items for the relevant jurisdiction in form and substance reasonably satisfactory to the Collateral Agent), in each case in respect of such New Mortgaged Property and (2) such other approvals, opinions or documents as are necessary or as the Administrative Agent may reasonably request.

Section 5.13                        Ratings.  The U.S. Borrower will use commercially reasonable efforts to maintain senior secured credit and corporate ratings in respect of the Borrowers and the Loans with Moody’s and S&P.  The U.S. Borrower shall use commercially reasonable efforts to update the ratings referred to in the preceding sentence on or prior to the date that is ninety days after the consummation of any Permitted Acquisition with a total aggregate Purchase Price exceeding $75,000,000.

Section 5.14                        [Reserved].

Section 5.15                      Compliance with Environmental Laws.  The Parent and the Borrowers will comply, and require each Subsidiary to comply and use their commercially reasonable efforts (which efforts shall include making reasonable efforts to ensure that all applicable leases, licenses or other such agreements include provisions requiring such compliance) to: cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all Environmental Laws and Environmental Permits applicable to its operations and properties; obtain and renew and cause each Subsidiary to obtain and renew all material Environmental Permits necessary for its operations and properties; and conduct, and cause each Subsidiary to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up Hazardous Materials from any of its properties, to the extent required by material Environmental Laws, except where and to the extent that the failure to comply with Environmental Laws, obtain or renew Environmental Permits or to conduct such investigation, study, sampling and testing, cleanup, removal, remedial or other action, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; provided, however, that no Loan Party nor any other Subsidiary shall be required to undertake any such investigation, study, sampling and testing, cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

Section 5.16                        Conditions Subsequent to the Closing Date.  Parent and the Borrowers agree to deliver and cause the Subsidiaries to deliver to the Administrative Agent each item listed on Schedule 5.16 by the dates indicated thereon (which dates may be extended by the Administrative Agent at its sole discretion).

Section 5.17                        Centre of Main Interests.  Each Loan Party organized and/or incorporated under the laws of the European Union or any member state thereof agrees not to change its centre of main interests (as that term is used in Article 3(1) of the Regulation); provided that solvent group reorganizations, including cross-border mergers, shall be permitted to the extent otherwise permitted under this Agreement (but not to the extent such merger was effectuated with the purpose to effect a change in the centre of main interest).

ARTICLE VI.

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, and all Letters of Credit have expired or terminated (or been fully collateralized in a manner reasonably satisfactory to the Issuing Banks with cash and/or customary back-to-back letters of credit) and all L/C Disbursements have been reimbursed, each of the Parent, the U.S. Borrower and the Lux Borrower covenant and agree with the Lenders that:

Section 6.01                        Indebtedness; Certain Equity Securities.

(a)           Indebtedness.  The Parent and the Borrowers will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i)           Indebtedness created under the Loan Documents (including in respect of Incremental Term Loans and Incremental Revolving Facility Loans);

(ii)         Indebtedness in respect of the Senior Unsecured Notes in an aggregate principal amount of all such Indebtedness not exceeding $507,500,000, plus fees, expenses and premiums incurred in any permitted refinancing of any of the Senior Unsecured Notes, at any time outstanding;

(iii)         [Reserved];

(iv)         (a) Indebtedness among Loan Parties, (b) subject to Section 6.04, Indebtedness owed by a Loan Party to another member of the Group that is not a Loan Party, (c) Indebtedness among the Foreign Subsidiaries (other than Loan Parties), and (d) Indebtedness owed by the members of the Group (for the avoidance of doubt, other than any Unrestricted Subsidiaries (which are neither “Subsidiaries” as defined herein nor members of the Group)) that are not Loan Parties to the Loan Parties, provided in the case of Indebtedness owed by the members of the Group that are not Loan Parties to the Loan Parties incurred after the Closing Date, the aggregate principal amount of such Indebtedness outstanding shall not exceed $75,000,000 at any one time when aggregated with the Investments made by the Loan Parties in the Equity Interests of Foreign Subsidiaries of the U.S. Borrower as permitted under Section 6.04(b); provided further (i) all such Indebtedness shall be evidenced by promissory notes (or, at the U.S. Borrower’s election, one or more global intercompany notes) and, except with respect to any Indebtedness owing to any Foreign Subsidiaries, all such notes held by a Loan Party shall, subject to the Agreed Security Principles, be subject to a Lien pursuant to the Security Documents, and (ii) except with respect to any intercompany Indebtedness among Foreign Subsidiaries (other than Loan Parties) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement that in any such case, is reasonably satisfactory to Administrative Agent;

(v)         Guarantees by the Borrowers of Indebtedness of any Subsidiary of the Borrowers and by any Subsidiary of Indebtedness of the Borrowers or any other Subsidiary of the Borrowers, provided that Guarantees by the Borrowers or any Subsidiary Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04;

(vi)         Indebtedness in respect of Hedging Agreements;

(vii)         Indebtedness incurred by the Borrowers or any Subsidiary of the Borrowers constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims or self-insurance;

(viii)         Indebtedness outstanding on the Closing Date and listed on Schedule 6.01(a)(viii) and any refinancings, refundings, renewals, extensions or replacements thereof (without shortening the maturity of, or increasing the principal amount thereof (except to the extent of fees, premiums and interest on such Indebtedness and payable in connection with such refinancings, refundings, renewals, extensions or replacements thereof));

(ix)         Indebtedness of a Subsidiary acquired pursuant to a Permitted Acquisition (or Indebtedness assumed by the Parent or any Wholly Owned Subsidiary of the Parent pursuant to a Permitted Acquisition as a result of a merger or consolidation or the acquisition of an asset securing such Indebtedness), so long as (A) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition and (B) the aggregate principal amount of all such Indebtedness shall not exceed $40,000,000 at any one time outstanding;

(x)         Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(xi)         without duplication, Indebtedness permitted as Investments pursuant to Section 6.04;

(xii)         Indebtedness with respect to workmen’s compensation claims, self-insurance, performance bonds, surety bonds, appeal bonds or other similar bonds required in the ordinary course of business that do not result in a Default or an Event of Default;

(xiii)         Indebtedness of the Borrowers or any of the Subsidiaries of the Borrowers consisting of take-or-pay obligations contained in supply arrangements entered into in the ordinary course of business;

(xiv)         additional Indebtedness of the Subsidiaries of Parent (a) in respect of Capital Lease Obligations, mortgage financings and purchase money obligations and any refinancings, refundings, renewals, extensions or replacements thereof (without shortening the maturity of, or increasing the principal amount thereof (except to the extent of fees, premiums and interest on such Indebtedness and payable in connection with such refinancings, refundings, renewals, extensions or replacements thereof)) in an aggregate principal amount not to exceed $20,000,000 at any time outstanding, and (b) whether or not consisting of Capital Lease Obligations, mortgage financings or purchase money obligations, including any refinancings, refundings, renewals, extensions or replacements of Indebtedness incurred pursuant to this clause (b) (without shortening the maturity of, or increasing the principal amount thereof (except to the extent of fees, premiums and interest on such Indebtedness and payable in connection with such refinancings, refundings, renewals, extensions or replacements thereof)) in an aggregate principal amount for all such Indebtedness not in excess of $50,000,000 at any time outstanding; provided that the aggregate principal amount of all Indebtedness pursuant to this clause (b) of Subsidiaries that are not Subsidiary Loan Parties shall not exceed $10,000,000 at any time outstanding;

(xv)         Indebtedness, if any, arising from agreements of the Borrowers and the Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary otherwise permitted under this Agreement;

(xvi)         [Reserved];

(xvii)                   Indebtedness of any Acquired Loan Party or any Foreign Subsidiary (whether or not secured), consisting of local lines of credit incurred in the ordinary course of business of such Acquired Loan Party or Foreign Subsidiary and not guaranteed by Parent, the Borrowers or any Loan Party (other than any Acquired Loan Party) and any refinancings, refundings, renewals, extensions or replacements thereof (without shortening the maturity of, or increasing the principal amount thereof (except to the extent of fees, premiums and interest on such Indebtedness and payable in connection with such refinancings, refundings, renewals, extensions or replacements thereof)); provided that the aggregate principal amount of all such Indebtedness shall not exceed the Dollar equivalent of $40,000,000 at any time outstanding;

(xviii)                   the Luxembourg Equity Arrangements to the extent constituting Indebtedness;

(xix)         Permitted Additional Indebtedness in an aggregate principal amount of all such Indebtedness not exceeding $350,000,000 at any time outstanding, and any refinancings, refundings, renewals, extensions or replacements thereof (without shortening the maturity of, or increasing the principal amount thereof (except to the extent of fees, premiums and interest on such Indebtedness and payable in connection with such refinancings, refundings, renewals, extensions or replacements thereof));

(xx)         Indebtedness incurred by the Parent or any of its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations (including, Indebtedness consisting of the deferred purchase price of property acquired in a Permitted Acquisition), or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of the Parent or any such Subsidiary pursuant to such agreements, in connection with Permitted Acquisitions; and

(xxi)         Refinancing Indebtedness to the extent that 100% of the cash proceeds therefrom (net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses) are, substantially concurrently with the receipt thereof, applied solely to the prepayment of Term Loans or Incremental Term Loans being so refinanced in full in accordance with Section 2.10 on a Dollar-for-Dollar basis (including all accrued interest, fees and premiums (if any)); provided that (A) Parent and its Subsidiaries shall be in pro forma compliance with the covenants set forth in Section 6.11 as of the last day of the most recently ended fiscal quarter after giving effect to the incurrence of such Indebtedness, (B) before and after giving effect to the incurrence of any Refinancing Indebtedness, each of the conditions set forth in Section 4.04 shall be satisfied, and (C) the U.S. Borrower shall deliver to Administrative Agent at least five

Business Days prior to the incurrence of such Refinancing Indebtedness (i) a certificate of a Financial Officer, together with all relevant financial information reasonably requested by Administrative Agent, demonstrating compliance with clauses (A) and (B) of this clause (provided that such certificate shall be conclusive evidence that such terms and conditions satisfy such requirements unless Administrative Agent provides notice to the U.S. Borrower of its objection during such five Business Day period) and (ii) in the case of Permitted First Priority Refinancing Debt, any customary legal opinions and/or reaffirmation agreements reasonably requested by Administrative Agent.

In the event that any item of Indebtedness meets more than one of the categories set forth above, the U.S. Borrower in its sole discretion may classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one or more of such clauses, at its election.

(b)           Disqualified Stock.  The Parent and the Borrowers will not, and will not permit any Subsidiary to, issue any preferred stock or other preferred Equity Interests which would be Disqualified Stock.  For the avoidance of doubt, the Luxembourg Equity Arrangements shall not be considered Disqualified Stock.

Section 6.02                        Liens.  The Parent and the Borrowers will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)           Liens created under the Loan Documents;

(b)           Permitted Liens;

(c)           [Reserved];

(d)           any Lien existing on any property or asset or Equity Interest prior to the acquisition thereof by the Parent or any Subsidiary of the Parent or existing on any property or asset or Equity Interests of any Person that is merged into or becomes a Subsidiary after the Closing Date prior to the time such Person becomes a Subsidiary, provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (B) such Lien shall not apply to any other property or assets of the Parent or any Subsidiary of the Parent (other than improvements and accessions to, or replacements of, such property or proceeds or distribution thereof) and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof except to the extent of fees, premiums, and interest on such Indebtedness or on refinancings, refundings, renewals, extensions or replacements thereof;

(e)           Liens on assets of any Acquired Loan Party or any Foreign Subsidiary securing Indebtedness permitted by Section 6.01(a)(xvii);

(f)           any interest or title of a lessor, lessee, tenant, licensor, licensee, or sublessor, sublessee, subtenant or sublicensee under any lease, license, sublicense or sublease or other agreement (including any estoppel or subordination, non-disturbance or attornment agreement) (collectively, “Leases”) entered into by a Loan Party in the ordinary course of its business and covering only the assets so leased, licensed, sublicensed or subleased, and in the case of Leases in which there is a superior interest to U.S. Borrower or any other Subsidiary, all Liens, charges, encumbrances, defects, exceptions and other title matters (incurred by or at the request of such superior interest or pursuant to the terms of the Leases), to which the Leases may be subject;

(g)           Liens arising out of any conditional sale, title retention agreements, consignment or other similar arrangements for the sale of goods entered into by the U.S. Borrower, any of the Subsidiaries of the U.S. Borrower or an Acquired Loan Party in the ordinary course of business to the extent such Liens do not attach to any assets other than the goods subject to such arrangements (and proceeds thereof);

(h)           Liens (i) incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets and (ii) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(i)           Liens in favor of collecting banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the U.S. Borrower, any of the Subsidiaries of the U.S. Borrower or an Acquired Loan Party on deposits with or in possession of such banks, other than those relating to Indebtedness;

(j)           Liens on amounts being held in escrow pending a Permitted Acquisition;

(k)           Liens securing Indebtedness permitted pursuant to Section 6.01(a)(xiv); provided, in the case of any such Indebtedness in respect of Capital Lease Obligations, mortgage financings or purchase money obligations, any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness (or, in the case of any refinancing of such Indebtedness, acquired with the proceeds of any such Indebtedness so refinanced); provided that the aggregate principal amount of Indebtedness and other obligations secured by Liens granted by Unsecured Subsidiary Loan Parties under this clause (k) (other than Liens securing Indebtedness or other obligations in respect of Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred in the ordinary course of business, or any refinancing in respect thereof), when aggregated with the Indebtedness and other obligations secured by Liens granted by Unsecured Subsidiary Loan Parties in accordance with clause (p) below may not exceed $10,000,000 at any time outstanding;

(l)           [Reserved];

(m)           [Reserved];

(n)           [Reserved];

(o)           Liens on the Equity Interests of the Unrestricted Subsidiaries;

(p)           other Liens securing Indebtedness or other obligations in an aggregate amount not to exceed $15,000,000 at any time outstanding; provided that the aggregate principal amount of Indebtedness and other obligations secured by Liens granted by Unsecured Subsidiary Loan Parties under this clause (p) when aggregated with the Indebtedness and other obligations secured by Liens granted by Unsecured Subsidiary Loan Parties in accordance with clause (k) above may not exceed $10,000,000 at any time outstanding; and

(q)           Liens securing any Refinancing Indebtedness permitted by Section 6.01(a)(xxi).

Section 6.03                        Fundamental Changes; Lines of Business.

(a)           Fundamental Changes.  Except as permitted by Section 6.04 or Section 6.05, neither the Parent nor the Borrowers will, nor will they permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default has occurred and is continuing, or would result after giving effect thereto: (i) any Subsidiary may merge into the U.S. Borrower so long as the U.S. Borrower is the surviving entity, and any Person may merge into or consolidate with a Subsidiary in connection with a Permitted Acquisition so long as the surviving entity is a Subsidiary and (if any party to such merger or consolidation is a Subsidiary Loan Party) the surviving entity is a Subsidiary Loan Party, (ii) any Subsidiary may merge into or consolidate with any other Subsidiary, provided that (A) if either such Subsidiary is a Subsidiary Loan Party, the surviving entity is a Subsidiary Loan Party and (B) if either such Subsidiary is a Subsidiary Loan Party that is not an Unsecured Subsidiary Loan Party, the surviving entity shall be a Subsidiary Loan Party that is not an Unsecured Subsidiary Loan Party, (iii) Permitted Acquisitions may be consummated so long as the surviving Person is a Borrower or a Subsidiary Loan Party, (iv) any Subsidiary may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it in order to effectuate any sale or other disposition permitted under Section 6.05 (whether or not such Subsidiary is the surviving entity), provided that, any such merger or consolidation involving a Person that is not a Wholly Owned Subsidiary immediately prior to such merger or consolidation shall not be permitted unless also permitted by Section 6.04 and Section 6.08 and (v) any Subsidiary may liquidate or dissolve if the Borrowers or Parent determines in its good faith business judgment that such liquidation or dissolution is in the best interests of the Borrowers or Parent and is not materially disadvantageous to the Lenders.

(b)           Lines of Business.  Neither Parent nor the Borrowers will, nor will they permit any Subsidiary to, notwithstanding any other provisions hereof, engage at any time in any business or business activity other than any business conducted by any of them on the Closing Date and any business or business activities incidental or related thereto, or any business that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto, as determined in good faith by the Board of Directors of the Parent.

Section 6.04                      Investments, Loans, Advances, Guarantees and Acquisitions.  The Parent and the Borrowers will not, and will not permit any of the Subsidiaries to make or permit to exist any Investment except:

(a)           Permitted Investments and Investments that were Permitted Investments when made;

(b)           (i) Investments constituting intercompany loans permitted under Section 6.01(a)(iv) and (ii) Investments by any Loan Party in Equity Interests in their respective Wholly-Owned Subsidiaries (for the avoidance of doubt, other than any Unrestricted Subsidiaries (which are neither “Subsidiaries” as defined herein nor members of the Group)), provided that (x) any such Equity Interests held by a Loan Party shall be pledged to the Collateral Agent as collateral security for the obligations of the Loan Parties under the Loan Documents pursuant to the Security Documents (subject to the limitations applicable to Foreign Subsidiary Equity Interests referred to in Section 4.01(g)(i)) and (y) in the case of Investments made by the Loan Parties in the Equity Interests of a member of the Group that is not a Loan Party after the Closing Date, such Investments do not exceed $75,000,000 at any one time when aggregated with the outstanding principal amount of intercompany loans made by the Loan Parties to Foreign Subsidiaries of the U.S. Borrower as permitted under Section 6.01(a)(iv);

(c)           loans or advances made by a Subsidiary to a Loan Party, provided that any such loans and advances made by a Loan Party shall be evidenced by promissory notes (or, at the U.S. Borrower’s election, one or more global intercompany notes) pledged to the Collateral Agent as collateral security for the obligations of the Loan Parties under the Loan Documents pursuant to the Security Documents and subject to the Intercompany Subordination Agreement;

(d)           Guarantees constituting Indebtedness permitted by Section 6.01 and Guarantees by the Parent, the Borrowers or any Subsidiary of the obligations (other than Indebtedness) of the Parent, the Borrowers or any Wholly Owned Subsidiary of the Borrowers or the Parent;

(e)           Investments received in connection with the bankruptcy or reorganization of, or settlement, compromise, or resolution of accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by the Borrowers or any of the Subsidiaries as a result of a foreclosure by the Borrowers or any of the Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(f)           Investments consisting of the following Permitted Acquisitions (it being understood that a Permitted Acquisition may be made using any combination of clauses (i) through (vii) below, as determined by the U.S. Borrower):

(i)         the Acquisition;

(ii)         any Permitted Acquisition funded with the Available Credit; provided that, at the time of such Permitted Acquisition using the Available Credit, the U.S. Borrower shall deliver a certificate of a Financial Officer stating the portion of the Purchase Price of such Permitted Acquisition being made from the Available Credit, and setting forth a calculation of the Available Credit immediately before and immediately after such Permitted Acquisition; and

(iii)         [Reserved];

(iv)         other Permitted Acquisitions, with a total aggregate Purchase Price for all such Permitted Acquisitions under this clause (iv) not exceeding $350,000,000; provided that the aggregate Purchase Price of all Permitted Acquisitions made under this clause (iv) during any fiscal year shall not exceed $100,000,000, which if unused, may be carried-forward to each subsequent fiscal year;

(v)         [Reserved];

(vi)         other Permitted Acquisitions with a total aggregate Purchase Price for all such Permitted Acquisitions under this clause (vi) not exceeding the aggregate amount of any net proceeds of a Qualified Public Offering; and

(vii)         other Permitted Acquisitions with a total aggregate Purchase Price for all such Permitted Acquisitions under this clause (vii) not exceeding the amount of Incremental Term Loans made under this Agreement;

(g)           loans and advances to employees, officers, directors or consultants of the Parent, the Borrowers, and the Subsidiaries in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses and temporary advances to employees or directors in respect of income taxes related to the exercise of stock options) to the extent permitted under the Sarbanes-Oxley Act of 2002, as amended, in an aggregate principal amount not to exceed $1,250,000 at any time;

(h)           Investments by the Borrowers and the Subsidiaries of the Borrowers in Hedging Agreements;

(i)           extensions of trade credit or the holding of receivables owing to the Borrowers or any Subsidiary of the Borrowers if created or acquired in the ordinary course of business and Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits in the ordinary course of business;

(j)           payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(k)           Investments that are financed or acquired with Equity Interests of the Parent;

(l)           Investments set forth on Schedule 6.04 (and other investments received in respect thereof without the payment of additional cash consideration) and any renewal or replacement thereof on terms and conditions not materially less favorable to the Borrowers and its Subsidiaries than the terms of the Investment being replaced;

(m)           Investments made with Net Proceeds to the extent permitted to be so applied or reinvested as set forth in the definition of Prepayment Event and as contemplated by Section 2.10(b);

(n)           Investments received as consideration in connection with sales, transfers or other dispositions permitted under this Agreement;

(o)           other Investments made by any Loan Party (excluding Investments made by the Loan Parties in the Foreign Subsidiaries of the U.S. Borrower) in an aggregate amount not to exceed $15,000,000 in any fiscal year, which if unused, may be carried-forward to each subsequent fiscal year (up to an aggregate amount of $75,000,000 at any time outstanding); provided that after giving effect to the carry forward, no more than $30,000,000 of such Investments shall be made in any fiscal year; provided further that any such Investments made in the form of a loan by a Loan Party to an Unrestricted Subsidiary shall be evidenced by a promissory note pledged to the Collateral Agent as collateral security for the obligations of the Loan Parties under the Loan Documents pursuant to the Security Documents;

(p)           the Closing Date Transactions;

(q)           [Reserved];

(r)           Investments of a Subsidiary acquired after the Closing Date or of any entity merged into the Parent or the U.S. Borrower or merged into or consolidated with a Subsidiary after the Closing Date, in each case, (i) to the extent permitted under this Section 6.04, (ii) in the case of any acquisition, merger, consolidation or amalgamation, in accordance with Section 6.05 and (iii) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, consolidation or amalgamation and were in existence on the date of such event;

(s)           (i) Investments made or held by any Loan Party in any Subsidiary that is a Loan Party at the time of making such Investment and (ii) Investments consisting of the acquisition of Equity Interests in joint ventures existing on the Closing Date if as a result of such acquisition such joint venture will become a Loan Party within the time period specified in Section 5.11(a); and

(t)           Investments consisting of the deferred purchase price of property acquired in a Permitted Acquisition.

Section 6.05                        Asset Sales

.  The Parent and the Borrowers will not, and will not permit any of the Subsidiaries to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, consummate any Asset Sale nor will the Parent or the Borrowers permit any of the Subsidiaries to issue any additional Equity Interest in such Subsidiary except:

(a)           sales, transfers, leases or other dispositions of inventory, used, surplus or obsolete equipment or other property, the lease or sublease of real property or equipment, or, pursuant to an operating lease, of any other asset and sales, transfers or other dispositions of cash and Permitted Investments in the ordinary course of business;

(b)           sales, transfers, leases and dispositions or issuances (i) to the Borrowers or another Loan Party (other than an Unsecured Subsidiary Loan Party), (ii) by a Loan Party to a Subsidiary that is not a Loan Party with an aggregate fair market value not to exceed $20,000,000; provided that all sales, transfers, leases and dispositions or issuances under this clause (ii) shall be made for fair market value and (iii) from an entity that is not a Loan Party to another entity that is not a Loan Party;

(c)           sales, transfers, leases and dispositions permitted by clauses (i), (ii) and (iv) of Section 6.03(a);

(d)           the transfer or other disposition of Permitted Investments;

(e)           the non-exclusive license or sublicense of patents, trademarks, copyrights, know- how or other intellectual property to third Persons in the ordinary course of business;

(f)           the sale, transfer, lease or other disposition of property, plant or equipment to the extent that such property, plant or equipment is exchanged for, or for credit against the purchase price of, other property, plant or equipment used or useful in a business of the Loan Parties or the proceeds of such sale, transfer or other disposition are reasonably promptly applied to the purchase price of such property, plant or equipment used or useful in the business operations of the Loan Parties;

(g)           so long as no Default or Event of Default has occurred and is continuing, or would result therefrom, sales, transfers, leases and other dispositions of assets that are not permitted by any other clause of this Section, provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (g) shall not exceed $25,000,000 during any fiscal year of the Parent and $75,000,000 in the aggregate during the term of this Agreement; provided further that, all sales, transfers, leases and other dispositions permitted by this clause (g) shall be made for fair value and shall be made for at least 80% cash consideration;

(h)           sale and leaseback transactions permitted by Section 6.06(a);

(i)           Investments permitted by Section 6.04, Liens permitted by Section 6.02, and Restricted Payments permitted by Section 6.08;

(j)           the sale of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

(k)           any disposition of assets to Parent or any of its Subsidiaries in connection with the Closing Date Transactions;

(l)           sales, transfers, leases or dispositions of property, plant or equipment (including damage, destruction or demolition of same) as a result of or in connection with a casualty or condemnation;

(m)           so long as no Default or Event of Default has occurred and is continuing, or would result therefrom, sales, transfers and other dispositions of the Lankhorst Engineered

Products and Lankhorst Yachting Division (“Specified Sales”); provided that (i) all sales, transfers and other dispositions permitted by this clause (m) shall be made for fair value and shall be made for at least 50% cash consideration and (ii) all Net Proceeds of such Specified Sales shall be applied as required by Section 2.10(b);

(n)           so long as no Default or Event of Default has occurred and is continuing, or would result therefrom, sales transfers and other dispositions of the Chinese Joint Venture or its parent, the Hong Kong Holding Company; provided that all sales, transfers and other dispositions permitted by this clause (n) shall be made for fair market value and shall be made for at least 50% cash consideration; and

(o)           sales of assets with a fair market value less than $50,000, when taken in the aggregate with all other assets being sold in the same or a series of related transactions.

To the extent the Required Lenders (or all Lenders, if required by Section 9.04(b)(vi)) waive the provisions of this Section 6.05 with respect to the sale, transfer, lease or other disposition of any Collateral or any Subsidiary, or any Collateral or any Subsidiary is sold, transferred, leased or otherwise disposed of as permitted by this Section 6.05, (i) such Collateral (unless transferred to a Loan Party) shall be sold, transferred, leased or otherwise disposed of free and clear of the Liens created by the Loan Documents and (ii) such Subsidiary shall be released from its obligations under the Loan Documents and, in each case, the Collateral Agent shall take any actions (including, without limitation, directing any collateral agent to take such actions) reasonably requested by the U.S. Borrower therewith, together with the necessary documentation, to release any such Liens or obligations and evidence the foregoing.

Section 6.06                        Sale and Leaseback Transactions.  The Parent and the Borrowers will not, and will not permit any of the Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for (a) any such sale or transfer of any fixed or capital assets that is made for cash consideration in an amount not less than the cost of such fixed or capital asset and is consummated within 180 days after the Parent, the Borrowers or such Subsidiary acquires or completes the construction of such fixed or capital asset and (b) any other sale and leaseback of any fixed or capital assets to the extent that (i) all Indebtedness incurred in connection with such sale is otherwise permitted by Section 6.01, (ii) any Liens created on such assets are otherwise permitted by Section 6.02, and (iii) such asset sale is in compliance with Section 6.05.

Section 6.07                        Restricted Payments; Certain Payments of Indebtedness.

(a)           Restricted Payments in Respect of Equity.  Neither the Parent nor the Borrowers will, nor will they permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except

(i)         the Parent, the Borrowers and any Subsidiary may make Restricted Payments with respect to its capital stock payable solely in additional shares of its common stock;

(ii)         the Borrowers and the Subsidiaries may make Restricted Payments ratably with respect to their capital stock and the capital stock of Lux Borrower, LuxFinCo and LuxSub and may make Restricted Payments in connection with the Luxembourg Equity Arrangements;

(iii)         any purchase, repurchase, retirement, defeasance or other acquisition or retirement for value of Equity Interests of the Parent made by exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of the Parent (other than Disqualified Stock and other than Equity Interests issued or sold to the Borrowers or a Subsidiary or an employee stock ownership plan or other trust established by the Borrowers or any of the Subsidiaries);

(iv)         any Subsidiary that is not a Wholly Owned Subsidiary may pay cash dividends to its shareholders, members or partners generally, so long as the Parent, the Borrowers or the Subsidiary that owns the Equity Interests in such Subsidiary paying such dividends receives at least its proportionate share thereof;

(v)         so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, Borrowers, Parent or any of their Subsidiaries may declare and pay dividends or make other distributions to purchase or redeem Equity Interests of Borrowers, Parent or any of their Subsidiaries (including related stock appreciation rights or similar securities) held by or for the benefit of then present or former officers or employees of Borrowers, Parent or any of their Subsidiaries (A) upon such Person’s death, disability, retirement or termination of employment or (B) under the terms of any benefit plan or agreement relating to such shares of stock or related rights or to pay or redeem any notes issued by Borrowers, Parent or any of their Subsidiaries in connection with such repurchases or redemptions; provided that the aggregate amount of such cash purchases or redemptions shall not exceed $2,500,000 in any fiscal year and $10,000,000 in the aggregate since the Closing Date;

(vi)         so long as no Default or Event of Default has occurred and is continuing, or would result therefrom, the payment of the Permitted Management Fees;

(vii)         Permitted Sponsor Transaction Expenses;

(viii)         any payment with respect to the transactions permitted by Section 6.08(o);

(ix)         any payment necessary to effectuate an Investment in an Unrestricted Subsidiary permitted by Section 6.04(o) or Section 6.04(q);

(x)         after the Closing Date Parent may make a one-time repurchase of Equity Interests of Parent from the Management Investors in an aggregate amount of not more than $30,000,000; and

(xi)         after the receipt of any Net Proceeds by or on behalf of the Parent, the Borrowers or any Subsidiary in respect of any Prepayment Event of the type referred to in clause (c) of the definition thereof, Parent may make dividends or distributions in an amount not exceeding the excess Net Proceeds in respect of such Prepayment Event over the amount of such Net Proceeds reinvested in accordance with the terms hereof or required to be used to prepay the Term Loans and Incremental Term Loans in accordance with Section 2.10(b).

(b)           Payments in respect of Indebtedness.  Neither the Parent nor the Borrowers will, nor will they permit any Subsidiary to, make or agree to make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest in respect of the Senior Unsecured Notes, Permitted Unsecured Refinancing Debt, Permitted Second Priority Refinancing Debt or Permitted Additional Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of the Senior Unsecured Notes, Permitted Unsecured Refinancing Debt, Permitted Second Priority Refinancing Debt or Permitted Additional Indebtedness, except (i) payments of regularly scheduled interest as and when due in respect of the Senior Unsecured Notes, Permitted Unsecured Refinancing Debt, Permitted Second Priority Refinancing Debt or Permitted Additional Indebtedness, (ii) any refinancing of the Senior Unsecured Notes, Permitted Unsecured Refinancing Debt, Permitted Second Priority Refinancing Debt or Permitted Additional Indebtedness permitted by Section 6.01(a)(ii), Section 6.01(a)(xix) or Section 6.01(a)(xxi), (iii) payments in respect of the Senior Unsecured Notes in an aggregate amount up to (A) $25,000,000, if the Senior Secured Net Leverage Ratio is not greater than 2.50:1.00 or (B) $50,000,000, if the Senior Secured Net Leverage Ratio is not greater than 2.00:1.00, in each case on a Pro Forma Basis after giving effect to any such payment and (iv) payments in respect of the Senior Unsecured Notes from the Available Credit.

Section 6.08                        Transactions with Affiliates

.  Neither the Parent nor the Borrowers will, nor will they permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except

(a)           transactions on terms and conditions not less favorable to the Parent, the Borrowers or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties and if in the good faith judgment of the Board of Directors of such Parent, Borrowers, or Subsidiary no transaction is available with which to compare such Affiliate transaction, such transaction is otherwise fair to such Parent, Borrowers, or Subsidiary from a financial point of view;

(b)           transactions between or among the Parent and its Subsidiaries not otherwise prohibited hereunder;

(c)           any Restricted Payment permitted by Section 6.07;

(d)           (i) any issuance by the Parent of securities or by the Borrowers of debt securities, or other payments, awards or grants in cash, securities (other than, in respect of the Borrowers, Equity Interests) or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Borrowers not otherwise prohibited hereunder, (ii) payment of compensation, fees (including director’s fees and benefits) to employees, consultants, stockholders, officers and directors of such entity in the ordinary course of business, and (iii) payments permitted by Section 6.04(g);

(e)           the grant of stock options or similar rights in respect of Equity Interests in the Parent to employees and directors of the Borrowers or the Subsidiaries of the Borrowers pursuant to plans approved by the Board of Directors of the Parent, the Borrowers or such Subsidiaries;

(f)           customary indemnification and insurance arrangements in favor of officers, directors, employees and consultants of the Parent, the Borrowers or any Subsidiary;

(g)           the existence of, or the performance by the Parent, the Borrowers or any Subsidiary of the obligations under the terms of, any stockholders agreements (including any registration rights agreement or purchase agreement related thereto), service agreements and other agreements with Affiliates to which it is a party as of the Closing Date, which agreements are listed on Schedule 6.08, as such agreements may be amended on terms reasonably satisfactory to the Administrative Agent from time to time pursuant to the terms thereof, provided, however, that the terms of any such amendment shall, in any event, be deemed to be reasonably satisfactory to the Administrative Agent so long as such terms are no less favorable to the Lenders than the terms of any such agreements in effect as of the Closing Date;

(h)           the issuance of Equity Interests (other than Disqualified Stock) of the Parent for cash to the Sponsor or senior management of the Parent or the Borrowers or receipt of capital contributions from Affiliates of the Borrowers;

(i)           the payment of the Permitted Management Fees and Permitted Sponsor Transaction Expenses by the Parent, the Borrowers or the Subsidiaries to Sponsor;

(j)           [Reserved];

(k)           transactions with the Chinese Joint Venture pursuant to the Royalty Agreement or pursuant to other commercial contracts, agreements, or arrangements between the Chinese Joint Venture and any Subsidiary that are not less favorable to such Subsidiary than those that would have been obtained in a comparable transaction with an unrelated Person;

(l)           provision of administrative or management services by the Parent, the Borrowers, or the Subsidiaries, or any of such entity’s directors, officers or employees, to any of its direct or indirect Subsidiaries in the ordinary course of business;

(m)           pledges of Equity Interests of the Unrestricted Subsidiary for the benefit of lenders to such Unrestricted Subsidiary;

(n)           consummation of the Closing Date Transactions, including but not limited to execution and consummation of the Closing Date Transaction documents and the payment of all fees, expenses, consideration and other amounts paid or to be paid in connection therewith; and

(o)           issuance of Equity Interests of Parent to members of senior management of the Borrowers in exchange for Equity Interests in U.S. Holdings held by senior management.

Section 6.09                        Restrictive Agreements

.  Neither the Parent nor the Borrowers will, nor will they permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Parent, the Borrowers or any Subsidiary to create, incur or permit to exist any Lien securing the Obligations upon any of its property or assets or (b) the ability of any Subsidiary to pay dividends or other distributions to the Loan Parties with respect to any shares of its capital stock or to make or repay loans or advances to the Borrowers or any other Subsidiary Loan Party or to Guarantee Obligations of the Borrowers, provided that the foregoing shall not apply to (i) restrictions and conditions imposed by law, (ii) restrictions and conditions imposed by any Loan Document, the New Senior Unsecured Notes or any document with respect to the Permitted Additional Indebtedness, or any agreements related to any permitted refinancings, refundings, renewals, extensions or replacements in respect of any such Indebtedness, provided that the terms therein are no more restrictive to the applicable Loan Party thereto than those contained governing such Indebtedness as of the Closing Date, taken as a whole, and in any event shall permit Liens securing the Obligations in favor of the Collateral Agent, (iii) restrictions and conditions existing on the Closing Date identified on Schedule 6.09, (iv) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (v) restrictions or conditions imposed by any agreement relating to secured Indebtedness or Liens permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness or secured by such Liens, (vi) customary provisions in leases, licenses and other contracts restricting the assignment, subletting or sublicensing thereof, (vii) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (viii) any encumbrance or restriction on the assets of or equity in any joint venture that is contained in any joint venture agreement or other similar agreement with respect to such joint venture that was entered into in the ordinary course of business, (ix) agreements evidencing Liens permitted under subclauses (d) or (e) of Section 6.02, (x) any agreement or instrument governing Indebtedness permitted under Section 6.01(a)(ix) or Section 6.01(a)(xvii), which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person or the properties or assets of the Person acquired pursuant to the respective Permitted Acquisition and so long as the respective encumbrances or restrictions were not created (or made more restrictive) in connection with or in anticipation of the respective Permitted Acquisition, (xi) any joint venture that is a Subsidiary existing at the time of the acquisition thereof as a result of an Investment pursuant to Section 6.04, (xii) agreements containing restrictions on the transfer of any asset or Subsidiary pending the close of the sale of such asset or Subsidiary so long as such sale is permitted under this Agreement, (xiii) customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business, (xiv) customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease, or other disposition of any asset permitted under Section 6.05, (xv) customary net worth provisions contained in Real Property Leases entered into by the Subsidiaries of the Borrowers or the Parent, so long as the Borrowers or Parent has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Parent or the Borrowers and any Subsidiaries to meet their ongoing obligations, (xvi) any agreement in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary and (xvii) any restriction in any document governing the Refinancing Indebtedness.

Section 6.10                        Amendment of Material Documents.  Neither the Parent nor the Borrowers will, nor will they permit any Subsidiary to, amend, modify or waive any of its rights under (a) its certificate of incorporation, memorandum and articles of association, by-laws or other organizational or shareholder documents, (b) the Acquisition Agreement, (c) the documents related to the Luxembourg Equity Arrangements or (d) any other Material Indebtedness, in each case in any manner that would be materially adverse to the Lenders.

In addition, neither the Parent nor the Borrowers will, nor will they permit any Subsidiary to, amend, modify or waive the terms of the Senior Unsecured Notes, any Permitted Second Priority Refinancing Debt or any Permitted Unsecured Refinancing Debt if the effect of such amendment or change is to shorten the weighted average life to maturity of such Senior Unsecured Notes, Permitted Second Priority Refinancing Debt or Permitted Unsecured Refinancing Debt or change (to earlier dates) any dates upon which payments of principal or interest are due thereon, except to the extent that prepayment thereof is being made with the proceeds of the refinancing of such Senior Unsecured Notes, Permitted Second Priority Refinancing Debt or Permitted Unsecured Refinancing Debt issued pursuant to Section 6.01.

Section 6.11                        Financial Covenants.

(a)           The Parent and the Borrowers will not permit the Total Net Leverage Ratio as of the last day of any fiscal quarter (commencing with the first fiscal quarter ending after the Closing Date) to exceed the correlative ratio indicated below:

Fiscal Quarter	Total Net Leverage Ratio
September 30, 2012	6.25:1.00
December 31, 2012	6.25:1.00
March 31, 2013	6.00:1.00
June 30, 2013	6.00:1.00
September 30, 2013	5.75:1.00
December 31, 2013	5.75:1.00
March 31, 2014	5.75:1.00
June 30, 2014	5.75:1.00
September 30, 2014	5.50:1.00
December 31, 2014	5.25:1.00
March 31, 2015	5.25:1.00
June 30, 2015	5.25:1.00
September 30, 2015	5.00:1.00

Fiscal Quarter	Total Net Leverage Ratio
December 31, 2015	4.75:1.00
March 31, 2016	4.75:1.00
June 30, 2016	4.75:1.00
September 30, 2016 and thereafter	4.75:1.00

(b)           The Parent and the Borrowers will not permit the Interest Coverage Ratio as of the last day of any fiscal quarter (commencing with the first fiscal quarter ending after the Closing Date) to be less than the correlative ratio indicated below:

Fiscal Quarter	Interest Coverage Ratio
September 30, 2012	1.50:1.00
December 31, 2012	1.50:1.00
March 31, 2013	1.65:1.00
June 30, 2013	1.65:1.00
September 30, 2013	1.65:1.00
December 31, 2013	1.65:1.00
March 31, 2014	1.65:1.00
June 30, 2014	1.65:1.00
September 30, 2014	1.75:1.00
December 31, 2014	1.75:1.00
March 31, 2015	1.75:1.00
June 30, 2015	1.75:1.00
September 30, 2015	1.85:1.00
December 31, 2015	1.85:1.00
March 31, 2016	1.85:1.00
June 30, 2016	1.85:1.00
September 30, 2016 and thereafter	2.00:1.00

Notwithstanding anything to the contrary contained in ARTICLE 7, for purposes of determining whether an Event of Default has occurred under any financial covenant set forth in Section 6.11, any equity contribution (in the form of common equity or other equity (other than Disqualified Stock) having terms reasonably acceptable to Administrative Agent) made to

Parent (and contributed by Parent to Borrowers) after the last day of any fiscal quarter and on or prior to the day that is 10 days after the day on which financial statements are required to be delivered for that fiscal quarter will, at the request of U.S. Borrower, be included in the calculation of Adjusted EBITDA solely for the purposes of determining compliance with the financial covenants at the end of such fiscal quarter and any subsequent period that includes such fiscal quarter (any such equity contribution, a “Specified Equity Contribution”); provided that (a) Borrowers shall not be permitted to so request that a Specified Equity Contribution be included in the calculation of Adjusted EBITDA with respect to any fiscal quarter unless, after giving effect to such requested Specified Equity Contribution, there will be a period of at least two consecutive fiscal quarters in the Relevant Four Fiscal Quarter Period in which no Specified Equity Contribution has been made, (b) no more than four Specified Equity Contributions will be made in the aggregate, (c) the amount of any Specified Equity Contribution and the use of proceeds therefrom will be no greater than the amount required to cause Parent and Borrowers to be in compliance with the financial covenants, and (d) all Specified Equity Contributions and the use of proceeds therefrom will be disregarded for all other purposes under the Loan Documents (including calculating Adjusted EBITDA for purposes of determining basket levels, Applicable Commitment Fee Rate and other items governed by reference to Adjusted EBITDA, and for purposes of the Restricted Junior Payments covenant in Section 6.4).  To the extent that the proceeds of the Specified Equity Contribution are used to repay Indebtedness, such Indebtedness shall not be deemed to have been repaid for purposes of calculating any financial covenant set forth in Section 6.11 for the Relevant Four Fiscal Quarter Period.  For purposes of this paragraph, the term “Relevant Four Fiscal Quarter Period” shall mean, with respect to any requested Specified Equity Contribution, the four fiscal quarter period ending on (and including) the fiscal quarter in which Adjusted EBITDA will be increased as a result of such Specified Equity Contribution.

Section 6.12                        Fiscal Year.  Neither the Parent nor the Borrowers will, nor will they permit any Subsidiary to, change the financial reporting convention by which the Parent, the Borrowers and the Subsidiaries determine the dates on which their fiscal years and fiscal quarters will end (except as may be necessary to cause the fiscal year of any such Subsidiary to end on December 31), and each fiscal year (other than Subsidiaries acquired after the Closing Date pending any such change) shall end on December 31.

Section 6.13                        Maximum Capital Expenditures.  The Parent and the Borrowers will, and will cause each Subsidiary to, not make Capital Expenditures on a consolidated basis that exceed $65,000,000 in any fiscal year (the “Base Capital Expenditure Amount”).  Notwithstanding anything to the contrary, the Base Capital Expenditure Amount shall be increased by the following amounts: (i) to the extent that the aggregate amount of Capital Expenditures made by the Parent and its Subsidiaries in any fiscal year is less than the Base Capital Expenditure Amount, the amount of such difference may be carried forward and used to make Capital Expenditures in succeeding fiscal years, provided that in any fiscal year, the amount permitted to be applied to make Capital Expenditures pursuant to this clause (i) shall in no event exceed an amount equal to 75% of the unused portion of the Base Capital Expenditure Amount for such fiscal year (without giving effect to any prior adjustments), (ii) if no Default or Event of Default has occurred and is continuing, or would result after giving effect thereto, the Parent and its Subsidiaries may make additional Capital Expenditures to the extent that the amount of such excess is deducted from the Base Capital Expenditure Amount in succeeding fiscal years, provided that in any fiscal year, the amount permitted to be applied to make Capital Expenditures pursuant to this clause (ii) shall in no event exceed an amount equal to 25% of the Base Capital Expenditure Amount (without giving effect to any prior adjustments) and (iii) the Base Capital Expenditure Amount shall not include any Capital Expenditures that are funded with the Available Credit; provided that, at the time of such Capital Expenditures, the Borrowers shall deliver a certificate of a Financial Officer stating the portion of Capital Expenditures that is being made from the Available Credit, and setting forth a calculation of the Available Credit immediately before and immediately after such Capital Expenditures.

Section 6.14                        [Reserved].

Section 6.15                        Permitted Activities of Parent.  Parent shall not conduct, transact, or otherwise engage in any business or activity or own any operating assets; provided that notwithstanding the foregoing, the following shall be permitted, along with the performance of the obligations and activities so described and any activities incidental thereto (in each case, to the extent otherwise not prohibited by this Agreement):

(i)         ownership of the Equity Interests of the Subsidiaries and any other Equity Interests permitted to be acquired or held by such Loan Party under this Agreement;

(ii)         maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance);

(iii)         the performance of its obligations with respect to the Indebtedness and other obligations under the Loan Documents, the Senior Unsecured Notes, Refinancing Indebtedness and the Permitted Additional Indebtedness and other Indebtedness permitted to be incurred by the Parent under Section 6.01;

(iv)         any Qualified Public Offering;

(v)         any intercompany obligations;

(vi)         the transfer or other disposition of Equity Interests or other assets to another Loan Party;

(vii)         making contributions to the capital of its Subsidiaries;

(viii)         guaranteeing the obligations of the Subsidiaries solely to the extent such obligations are not prohibited hereunder;

(ix)         participating in tax, accounting and other administrative matters as a member of the Group;

(x)         the Restricted Payments and Investments permitted to be made by such Loan Party by this Agreement;

(xi)         transactions that comply with Section 6.03(a);

(xii)         any Permitted Acquisition of a Person that will become a Loan Party upon consummation of such Permitted Acquisition in accordance with Section 5.11(a), or the creation of a Subsidiary that will become a Loan Party upon such creation;

(xiii)         holding any cash or property received in connection with Restricted Payments permitted to be made pending application thereof by Parent;

(xiv)         providing indemnification to officers and directors; and

(xv)         the amendment of any of the foregoing not otherwise prohibited by this Agreement.

ARTICLE VII.

EVENTS OF DEFAULT

If any of the following events (each, an “Event of Default”) shall occur:

(a)           the Borrowers shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)           the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c)           any representation or warranty made or deemed made by or on behalf of the Parent or the Borrowers or any Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been false or misleading in any material respect on or as of the date made or deemed made;

(d)           the Parent or the Borrowers shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), Section 5.04 (solely with respect to the existence of the Parent or the Borrowers) or in Article VI;

(e)           any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrowers (which notice will be promptly given at the request of the Required Lenders);

(f)           the Parent or the Borrowers or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount, but after giving effect to any applicable grace period) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g)           any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (after giving effect to any grace period) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of property or assets securing such Indebtedness;

(h)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect seeking (i) liquidation, reorganization or other relief in respect of the Parent, the Borrowers or any Material Subsidiary or its debts, or of a substantial part of its assets or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, receiver manager or similar official for the Parent, the Borrowers or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)           the Parent, the Borrowers or any Material Subsidiary shall (1) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (2) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (3) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, receiver manager or similar official for the Parent, the Borrowers or any Material Subsidiary or for a substantial part of its assets, (4) file an answer admitting the material allegations of a petition filed against it in any such proceeding, or (5) make a general assignment for the benefit of creditors;

(j)           the Parent, the Borrowers or any Material Subsidiary shall become unable, or admit in writing its inability, or fail generally, to pay its debts as they become due;

(k)           (i) the failure to pay one or more final judgments for the payment of money in an aggregate amount in excess of $15,000,000 (after giving effect to insurance payments, if any) rendered against the Parent, the Borrowers, any Material Subsidiary or any combination thereof and the same shall remain undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Parent, the Borrowers or any Material Subsidiary to enforce any such judgment; and (ii) any non-monetary judgment or order shall be rendered against the Parent, the Borrowers or any Subsidiary that would be reasonably likely to have a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(l)           (i) an ERISA Event or ERISA Events shall have occurred with respect to any Plan or Multiemployer Plan; or (ii) the Parent, the Borrowers or any Subsidiary shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan; and in each case in clauses (i) and (ii) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect;

(m)           (i) any Liens purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, valid and perfected Liens on Collateral (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Administrative Agent or Collateral Agent, as applicable, or any Lender) having a value in excess of $15,000,000, with the priority required by the applicable Security Documents, except as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents, or (ii) the Obligations of the Borrowers or the obligations of the Parent or any Subsidiary Loan Party pursuant to a Guarantee Agreement shall cease to be, or shall be asserted by any Loan Party not to be, legal, valid and binding obligations enforceable in accordance with their terms; or

(n)           a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrowers or any Domestic Subsidiary that is a Material Subsidiary) described in clause (h), (i) or (j) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and/or (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers and/or require Cash Collateralization of the Letters of Credit (in an amount equal to 102% of the face amount of such Letters of Credit) in accordance with Section 2.13(h) and in case of any event with respect to the Borrowers or any Domestic Subsidiary that is a Material Subsidiary described in clause (h), (i) or (j) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

Without limiting the foregoing, upon the occurrence and during the continuance of an Event of Default, the Collateral Agent may exercise in respect of the Collateral all rights and remedies available to it under any of the Loan Documents or otherwise available to it at law or in equity, including, without limitation, all the rights and remedies of the Collateral Agent on default under the Uniform Commercial Code (or similar law) of any jurisdiction to collect, enforce or satisfy any Obligations then owing, whether by acceleration or otherwise.

Article VIII.

THE ADMINISTRATIVE AGENT AND COLLATERAL AGENT

Section 8.01                        The Administrative Agent and Collateral Agent.

(a)           Each of the Lenders and each Issuing Bank hereby irrevocably appoints Fifth Third Bank as its agent and authorizes Fifth Third Bank (and any successor Agent appointed as provided herein) to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent and the Collateral Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.  Each of the Lenders and each Issuing Bank hereby relieves the Administrative Agent and the Collateral Agent to the extent possible from any restrictions on representing several persons and self-dealing applicable to it under any applicable law, in particular pursuant to Section 181 of the German Civil Code (Bürgerliches Gesetzbuch). The provisions of this Article VIII are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and neither Borrower, the Parent nor any Subsidiary Loan Party shall have rights as a third-party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” in this Agreement or in any other Loan Document (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary obligations arising under agency doctrine of any applicable law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Each of the Lenders and each Issuing Bank hereby appoints the Collateral Agent as trustee (Treuhänder) and administrator for the purpose of accepting and administering the Security Documents governed by German law (the “German Transaction Security Documents”) for and on behalf of the Secured Parties and the Collateral Agent hereby accepts such appointment on the terms and subject to the conditions set out in this ARTICLE VIII. The Collateral Agent shall (i) in case of non-accessory (nicht akzessorische) security rights created under the German Transaction Security Documents, hold and administer and, as the case may be, enforce such Liens and/or Collateral in its own name, but for the account of the Secured Parties; and (ii) in case of accessory (akzessorische) security rights created by way of pledge or other accessory instruments under the German Transaction Security Documents, administer and, as the case may be, enforce any and all Liens and/or Collateral in the name and for and on behalf of the Secured Parties or in its own name in accordance with Section 8.02 or any parallel debt provision contained in the Guarantee Agreement or any other Loan Document but in each case for the account of the Secured Parties.

Each Lender hereby authorises the Collateral Agent (whether or not by or through employees or agents) (i) to exercise such rights, remedies, powers and discretions as are specifically delegated to or conferred upon the Collateral Agent under the German Transaction Security Documents together with such powers and discretions as are reasonably incidental thereto, and (ii) to take such action on its behalf as may from time to time be authorised under or in connection with the German Transaction Security Documents.

By accepting the benefits of the Collateral, each person to whom an Obligation secured by the Collateral is owed shall be deemed to have appointed the Collateral Agent as its agent and agreed to be bound by the Loan Documents as a Secured Party.

(b)           The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Parent, the Borrowers or any Subsidiary or any Affiliate of any of the foregoing as if it were not the Agent hereunder.  The Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents.

Without limiting the generality of the foregoing:

(i)         the Agent shall not be subject to any fiduciary duties, regardless of whether a Default or Event of Default has occurred and is continuing,

(ii)         notwithstanding anything in any Loan Document to the contrary, the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers or expression of satisfaction (including, without limitation, the timing and methods of realization upon the Collateral) except discretionary rights and powers expressly contemplated by the Loan Documents that the Agent is required to exercise in writing in the manner directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and in the absence of such instructions, or, in the case of the Collateral Agent, the instruction of the Administrative Agent, the Agent may refrain from acting, provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law, and the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action; and

(iii)         except as expressly set forth in the Loan Documents, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent, the Borrowers or any of the Subsidiaries that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity.

(c)           The Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), or, in the case of the Collateral Agent, the Administrative Agent, or as the Agent shall in good faith believe to be necessary under the circumstances, except to the extent the foregoing are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from Agent’s own gross negligence or willful misconduct.  The Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Agent by the Parent, the Borrowers or a Lender, and the Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, including recalculating or confirming any calculations made therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Agent.

(d)           The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any telephone or electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit.  The Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.  The costs of such legal counsel, independent public accountants and other experts reasonably incurred by them shall be at the cost of the Borrowers.

(e)           The Agent may perform any of and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Agent.  The Agent shall, to the extent possible, have the authority to grant an exemption from the restrictions imposed by Section 181 of the German Civil Code (Bürgerliches Gesetzbuch) to any sub-agent.  The Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent selected with reasonable care and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.  The Agent shall not be responsible for any misconduct or negligence on the part of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

(f)           Neither the Administrative Agent nor the Collateral Agent shall be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the security interests in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder.

Neither the Administrative Agent nor the Collateral Agent shall have any duty to ascertain or inquire as to the performance or observance of any of the terms of this Agreement or the other Loan Documents by the Borrowers or any of their respective Affiliates.

(g)           Each of the Parent and the Borrowers covenants with the Administrative Agent and the Collateral Agent that it will comply with and perform and observe all the provisions of the Security Documents to which it is a party and which are expressed to be binding on it.  Notwithstanding any notification of any Event of Default, the Collateral Agent is not required to take any action until it receives a written direction from the Administrative Agent, acting at the direction of the Required Lenders, directing the Collateral Agent to commence and pursue the exercise of remedies.

(h)           In the event that the Collateral Agent is required to acquire title to an asset, or take any managerial action of any kind in regard thereto, in order to perform any obligation under any Security Document, which in the Collateral Agent’s sole determination may cause the Collateral Agent to incur potential liability under any Environmental Law, the Collateral Agent reserves the right, instead of taking such action, to either resign as the Collateral Agent or arrange for transfer of the title or control of the asset to a court-appointed receiver.

(i)           Neither the Administrative Agent nor the Collateral Agent shall incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Administrative Agent or the Collateral Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).

(j)           The Lenders hereby direct the Collateral Agent in its capacities hereunder and/or on behalf of the Lenders to enter into all Security Documents to which it is a party.  Except as otherwise specifically provided for herein, no Lender (or its Affiliates) other than the Collateral Agent shall have the right to institute any suit, action or proceeding in equity or at law for the foreclosure or other realization upon any Collateral or any or for the execution of any trust or power in respect of the Collateral or the Guarantee or for the appointment of a receiver or for the enforcement of any other remedy under the Security Documents or the Guarantee; it being understood and intended that no one or more of the Lenders (or their Affiliates) shall have any right in any manner whatsoever to affect, disturb or prejudice the Lien of the Collateral Agent (or any security trustee therefor) under the Security Documents by its or their action or to enforce any right thereunder, and that all proceedings at law or in equity shall be instituted, had, and maintained by the Collateral Agent (or its security trustee) in the manner provided for in the relevant Security Documents for the benefit of the Lenders and their Affiliates.

(k)           Nothing in this Credit Agreement or any other Loan Document shall require the Administrative Agent to advance any sums on behalf of any party.

(l)           Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, the Agent may resign at any time by notifying the Lenders, each Issuing Bank and the Borrowers and the Agent may be removed, with or without cause, at any time after 30 days’ prior written notice to the Agent from the Required Lenders.  Upon any such resignation or removal, the Required Lenders shall have the right, subject to the Borrowers’ consent (not to be unreasonably withheld or delayed), to appoint a successor.  If no successor shall have been so appointed by the Required Lenders (unless an Event of Default has occurred and is continuing, with the Borrowers’ consent (not to be unreasonably withheld or delayed)) and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or the removed Agent receives notice of removal), then the retiring or removed Agent may, on behalf of the Lenders and each Issuing Bank, without liability, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Alternatively, the Agent may, at the expense of the Borrowers, petition any court of competent jurisdiction for the appointment of a successor Agent.  Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent, and the retiring or removed Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor.  After the Agent’s resignation or removal hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

(m)           Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

(n)           Notwithstanding anything herein to the contrary, the Arrangers named on the cover page of this Agreement shall have no duties or responsibilities hereunder except in their respective capacity, if any, as a Lender.

(o)           In case of the pendency of any proceeding under any bankruptcy, insolvency, receivership or similar law, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(i)         to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Collateral Agent, the Administrative Agent and the other Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the

Issuing Banks, the Collateral Agent, the Administrative Agent, the other Secured Parties and their respective agents and counsel); and

(ii)         to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank (and by its acceptance of the benefits of the Security Documents, each other Secured Party will be deemed to have authorized) to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks and the other Secured Parties, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.12 and 9.03(a).

(p)           If, at any time, the Agent becomes an Impaired Agent, a Loan Party or a Lender which is required to make a payment under the Loan Documents to the Agent in accordance with the terms hereof may instead either pay that amount direct to the required recipient or pay that amount to an interest–bearing account held with an Acceptable Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Loan Party or the Lender making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Loan Documents.  In each case such payments must be made on the due date for payment under the Loan Documents.  All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.  A Party which has made a payment in accordance with this paragraph shall be discharged of the relevant payment obligation under the Loan Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.  Promptly upon the appointment of a successor Agent in accordance with this Article, each Party which has made a payment to a trust account in accordance with this paragraph shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution as directed by such Party.

Section 8.02                        Parallel Debt.

(a)           Each Borrower hereby irrevocably and unconditionally undertakes to pay to the Collateral Agent an amount equal to the aggregate amount due by it in respect of its Corresponding Obligations.  The payment undertaking of each Borrower under this Section 8.02 is to be referred to as its “Parallel Debt.”

(b)           Each Parallel Debt will be payable in the currency or currencies of the relevant Corresponding Obligations and will become due and payable as and when and to the extent one or more of the relevant Corresponding Obligations become due and payable.

(c)           Each of the parties to this Agreement hereby acknowledges that:

(i)           each Parallel Debt constitutes an undertaking, obligation and liability to the Collateral Agent which is separate and independent from, and without prejudice to, the Corresponding Obligations; and

(ii)         each Parallel Debt represents the Collateral Agent’s own separate and independent claim to receive payment of that Parallel Debt from the relevant debtor.

it being understood, in each case, that pursuant to this Section 8.02 the amount which may become payable by any Loan Party under its Parallel Debt shall never exceed the total of the amounts which are payable under or in connection with its Corresponding Obligations.

(d)           To the extent the Collateral Agent irrevocably receives any amount in payment of a Parallel Debt, the Collateral Agent shall distribute that amount among the Secured Parties that are creditors of the relevant Corresponding Obligations in accordance with Section 2.15 of this Agreement as if received by it in payment of the relevant Corresponding Obligations. Upon irrevocable receipt by the Collateral Agent of any amount in payment of a Parallel Debt (a “Received Amount”), the relevant Corresponding Obligations towards the Secured Parties shall be reduced, if necessary pro rata in respect of each Secured Party  individually, by amounts totaling an amount (a “Deductible Amount”) equal to the Received Amount in the manner as if the Deductible Amount were received by (any of) the Secured Parties as a payment of those Corresponding Obligations on the date of receipt by the Collateral Agent of the Received Amount; vice versa, irrevocable receipt by the Secured Parties that are creditors of the relevant Corresponding Obligations (or by the Collateral Agent acting on behalf of such Secured Parties) of any amount in payment of the Corresponding Obligations shall also discharge the Parallel Debt in the amount of the relevant payment. Notwithstanding anything herein to the contrary, no Corresponding Obligations shall be discharged by a discharge of the Parallel Debt if such discharge of the Parallel Debt is effected by virtue of any set-off, counterclaim or similar defense invoked by a Loan Party vis-à-vis the Collateral Agent.

(e)           Without prejudice to the provisions of this Agreement and the other Loan Documents, the parties hereto acknowledge and agree with the further creation of parallel debt obligations of the Loan Parties vis-à-vis the Collateral Agent as will be further described and agreed upon in the Guarantee Agreement, including that any payment received by the Collateral Agent in respect of any such parallel debt obligations will be deemed a satisfaction, if necessary pro rata in respect of each Secured Party individually, of the obligations corresponding with such parallel debt obligations.

For the purposes of this Section 8.02 the Collateral Agent acts in its own name and on behalf of itself and not as agent, representative or trustee of any other Secured Party.

Article IX.

MISCELLANEOUS

Section 9.01                        Notices.

(a)           Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i)         if to the Borrowers or the Parent, to it at 12200 NW Ambassador Drive, Kansas City, MO 64163-1244, Attention: Chief Financial Officer, Telephone: (816) 270-4905, Telecopy No.: Fax: (816) 270-4707;

(ii)         if to the Agent, to Fifth Third Bank, Fifth Third Center, 38 Fountain Square Plaza, Cincinnati, OH  45263, Attention: Loan Syndications/Judy Huls Telephone: (513) 579-4224, Telecopy No. (513) 534-0875; and

(iii)         if to any Lender or Issuing Bank, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)           Electronic Communications.  Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any Issuing Bank pursuant to Article II if such Lender or such Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c)           Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(d)           Change of Address, Etc.  Any party hereto may change its address, telecopier number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

(e)           Documents to be Delivered under Section 5.01.  For so long as an intralinks or equivalent website is available to each of the Lenders hereunder, the Borrowers may satisfy its obligation to deliver documents under Section 5.01 by delivering one hard copy thereof to the Administrative Agent and an electronic copy for posting by the Administrative Agent on intralinks or such equivalent website, provided that the Administrative Agent shall have no responsibility to maintain access to intralinks or an equivalent website.  The Borrowers and each Lender hereby acknowledge that the Administrative Agent will make information available to the Lenders by posting the information on Intralinks or another similar electronic system (the “Platform”).  Each Lender hereunder agrees that any document posted on the Platform by the Administrative Agent shall be deemed to have been delivered to the Lenders.

Section 9.02                        Waivers, Amendments.

(a)           No Deemed Waivers; Remedies Cumulative.  No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of such Default or Event of Default at the time.

(b)           Amendments.  Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Parent, the U.S. Borrower and the Required Lenders or, in the case of this Agreement or any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders, provided that no such agreement shall:

(i)           increase the Commitment of any Lender without the written consent of such Lender, (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitments shall not constitute an increase of the Commitments of any Lender),

(ii)         reduce the principal amount of any Loan or L/C Disbursement or reduce the rate of interest thereon (except for interest arising under Section 2.11(c)), or reduce any fees payable hereunder, without the written consent of each Lender directly and adversely affected thereby; provided that any amendment to the financial covenant definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (ii),

(iii)         postpone the date of any scheduled payment (excluding any payments received pursuant to Section 2.10) of the principal amount of any Loan or L/C Proportion, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such scheduled payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly and adversely affected thereby,

(iv)         change Section 2.15(b), (c) or (d) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender directly and adversely affected thereby,

(v)         change any of the provisions of this Section or percentage set forth in the definition of the term “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), or

(vi)         release all or substantially all of the value of the Guarantee Agreement or all or substantially all of the value of the Collateral without the written consent of each Lender,

(vii)         change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to or Commitments of Lenders holding Loans or Commitments of any Class differently than those holding Loans or Commitments of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans of such Class (and, in the case of the Revolving Facility, the Revolving Facility Loans, L/C Exposure and unused Revolving Facility Commitments); provided that no such consent shall be required with respect to rights to or priorities of prepayments of additional series of Loans that may be approved by the Required Lenders;

provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank without the prior written consent of the Administrative Agent or such Issuing Bank, as the case may be, (B) to the extent specified in Section 2.01(b), this Agreement may be amended to establish Incremental Term Commitments of any Series pursuant to an Incremental Term Loan Amendment executed between the U.S. Borrower, the relevant Lenders of such Series and the Administrative Agent, and any such Incremental Term Loan Amendment shall not require the consent of any other party to this Agreement, (C) to the extent specified in Section 2.01(f), this Agreement may be amended to establish Incremental Revolving Facility Commitments pursuant to an Incremental Revolving Facility Amendment executed between the Borrowers, the relevant Lenders and the Administrative Agent, and any such Incremental Revolving Facility Amendment shall not require the consent of any other party to this Agreement and (D) to the extent specified in Section 2.02, this Agreement may be amended to establish an Extended Maturity Date pursuant to an Extension Amendment executed between the Borrowers, the relevant Lenders and the Administrative Agent and any such Extension Amendment shall not require the consent of any other party to this Agreement.

(c)           Amendments to Security Documents.  The Collateral Agent may, with the prior consent of the Required Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the Security Documents, provided that, without the prior consent of each Lender directly and adversely affected thereby, the Collateral Agent shall not (except as provided herein or in the Security Documents) release all or substantially all of the Collateral, or otherwise terminate all or substantially all of the Liens, under the Security Documents, agree to additional obligations being secured by all or substantially all of the Collateral under the Security Documents (except that no such consent shall be necessary, so long as the Required Lenders have consented thereto, (i) if such additional obligations shall be junior to the Lien in favor of the other obligations secured by the Security Documents or (ii) if such additional obligations consist of one or more additional tranches of Loans under this Agreement), alter the relative priorities of the obligations entitled to the benefits of the Liens created under the Security Documents with respect to all or substantially all of such Collateral, except that no such consent shall be required, and the Administrative Agent is hereby authorized (and hereby agrees with the U.S. Borrower, upon its request), (x) to release any Lien covering property that is the subject of either a disposition of property permitted hereunder, or in connection with an intercompany merger or consolidation, permitted hereunder, or a disposition or an intercompany merger or consolidation to which the requisite Lenders have consented and (y) to release any Subsidiary from its obligations under any Guarantee executed by such Subsidiary upon a disposition of such Subsidiary permitted hereunder or a disposition to which the requisite Lenders have consented.

(d)           Preservation of Security Documents.  For the purpose of article 1278 of the Luxembourg Civil Code, to the extent required under applicable law and without prejudice to the provisions in the Loan Documents, the Collateral Agent expressly reserves the preservation of all Security Documents created hereunder in case of assignment, novation, amendment or any other transfer of the Secured Obligations or any other rights arising for it or the Secured Parties under the Loan Documents.

Section 9.03                        Expenses; Indemnity; Damage Waiver.

(a)           Expenses.  The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Arrangers and the Administrative Agent, including the reasonable fees, charges and disbursements of Latham & Watkins LLP as counsel for the Arrangers and

 Chapman and Cutler LLP as counsel for the Administrative Agent (together with any local counsel), in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and involvement in review of and advice concerning all other elements of the Closing Date Transactions or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender, including, without limitation, the fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender following and during the continuance of an Event of Default, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)           Indemnification by Borrowers.  The Borrowers shall indemnify the Arrangers, the Administrative Agent (and any sub-agent thereof), the Collateral Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, reasonable out-of-pocket charges and disbursements of outside legal counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Closing Date Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom, including any refusal by the respective Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit, (iii) any Environmental Liability related in any way to the Parent, the Borrowers or any of the Subsidiaries (and not caused by the actions of any Indemnitee), or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether such claim, litigation, investigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnitee, whether any Indemnitee is a party thereto and whether or not the Closing Date Transactions are consummated, provided that, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or (y) results from disputes among such Indemnitee and one or more other Indemnitees (other than against any Arranger or Agent in their capacities as such) not involving an act or omission of Parent, Borrowers or the Subsidiaries or any of their Related Parties.  All amounts due under this Section 9.03 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification, or any amount request.  The indemnification obligations in this section shall survive the resignation or replacement of the Indemnitee under this Credit Agreement, or the termination or expiry of this Credit Agreement.

(c)           Indemnification by Lenders.  To the extent that the Borrowers fails to pay any amount required to be paid by it to the Administrative Agent (and any subagent thereof), the Collateral Agent or any Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay (without in any way limiting the Borrowers’ respective obligation to pay such amounts) to the Administrative Agent (and any sub-agent thereof), the Collateral Agent or such Issuing Bank, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (and any sub-agent thereof), the Collateral Agent or such Issuing Bank in its capacity as such.  For purposes hereof, a Lender’s “pro rata share” of any amount payable to the Administrative Agent (and any sub-agent thereof) or the Collateral Agent shall be determined based upon such Lender’s share of the sum of the total Revolving Facility Exposure, outstanding Term Loans, Incremental Term Loans and unused Commitments at the time, and a “Lender’s “pro rata share” of any amount payable to an Issuing Bank shall be determined based upon such Lender’s share of the sum of the total Revolving Facility Loans, L/C Exposure and unused Revolving Facility Commitments at the time.  The indemnification obligations in this section shall survive the resignation or replacement of the Indemnitee under this Agreement, or the termination or expiry of this Agreement.

(d)           Electronic Communication.  Communications, notices, instructions or other documents delivered pursuant to this Agreement may be sent to the Administrative Agent by email, facsimile transmission, or other similar electronic method.  If the Borrowers or Lenders elect to give the Administrative Agent e-mail or facsimile instructions (or instructions by a similar electronic method), the Administrative Agent’s understanding of such instructions shall be deemed controlling.  All such communications shall be delivered from the Borrowers or Lenders on letterhead in the case of facsimile transmission, and in the case of e-mail, using an e-mail address that identifies the appropriate, authorized sending institution.  The Administrative Agent may conclusively rely upon, and shall not in any event be liable for any losses, costs, expenses or damages, including, but not limited to, indirect, incidental, consequential, special or punitive damages, arising directly or indirectly from the Administrative Agent’s reliance upon and compliance with, any communication, notice, instruction, or other document sent via email, facsimile transmission, or other similar electronic method which the Administrative Agent believes to have been sent by the party who, on the face of the communication, appears to have been the appropriate party.  The Administrative Agent assumes no risk arising out of the use of such electronic methods of communication, including without limitation any risk of the Administrative Agent acting on unauthorized instructions, or the risk of interception and misuse by third parties.

(e)           Waiver of Certain Damages.  To the extent permitted by applicable law, neither the Parent, the Borrowers nor any Subsidiary shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Closing

Date Transactions, any Loan or Letter of Credit or the use of the proceeds thereof even if the Indemnitee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(f)           Payments.  All amounts due under this Section shall be payable not later than ten Business Days after written demand therefor.

Section 9.04                        Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations with respect to the Commitments or Loans under this Agreement; provided that (i) except in the case of (x) an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or (y) in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loan of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than (A) $2,500,000 with respect to the Revolving Facility Commitments and Revolving Facility Loans and (B) $500,000, with respect to the Term Loans during the initial syndication thereof, and $1,000,000 otherwise with respect to the Term Loans and Incremental Term Loans, in each case unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the U.S. Borrower, otherwise consent (each such consent not to be unreasonably withheld or delayed); (ii) in the case of assignments with respect to the Revolving Facility Commitments and the Revolving Facility Loans (except in the case of an assignment made by or to Fifth Third Bank, Goldman Sachs Bank or Deutsche Bank or their respective Affiliates), such Lender has received the consent of the Administrative Agent and each Issuing Bank and, so long as no Event of Default has occurred and is continuing, the U.S. Borrower (each such consent not to be unreasonably withheld or delayed); (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (iii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Classes of Commitments or Loans on a non-pro rata basis; and (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (except in the case of (x) an assignment by or to Fifth Third Bank, Goldman Sachs Bank or Deutsche Bank or their respective Affiliates, or in connection with the initial syndication, there shall be no processing and recordation fee and (y) an assignment to an Affiliate of the assigning Lender or an Approved Fund of the assigning Lender, the processing and recordation fee shall be $500) and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms and certifications required by Section 2.14(e).  Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 2.13(b), Section 2.13(c), Section 2.14 and Section 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(c)           The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at its primary offices in Cincinnati, Ohio a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive (absent manifest error), and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrowers and Goldman Sachs Bank, in its capacity as an Arranger, and, with respect to its own entry only, any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms and certificates required by Section 2.14(e) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.04 and any written consent to such assignment required by paragraph (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e)           Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations with respect to the Term Loans, Incremental Term Loans, Revolving Facility Commitments and Revolving Facility Loans under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  Subject to paragraph (f) of this Section, the parties hereto agree that each Participant shall be entitled to the benefits of Section 2.13(b), Section 2.13(c) and Section 2.14, and in the case of Section 2.14(e) subject to the same obligations, to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.15(d) as though it were a Lender.

(f)           A Participant shall not be entitled to receive any greater payment under Section 2.13(b) or Section 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.14(e) as though it were a Lender.

(g)           Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers (and such agency being solely for tax purposes), maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Borrowing or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding anything to the contrary.

(h)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(i)           Each such assignment made as a result of a request by the Borrowers pursuant to Section 2.13(e) or (f) shall be arranged by the Borrowers after consultation with the Administrative Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement.

(j)           No Lender shall be obligated to make any such assignment as a result of a request by the Borrowers pursuant to Section 2.13(e) or (f) unless and until such Lender shall have received one or more payments from either one or more Loan Parties or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Loans owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement.

(k)           By executing and delivering an Assignment and Assumption, each Lender assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (i) other than as provided in such Assignment and Assumption, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (iv) such assignee will, independently and without reliance upon the Administrative Agent or any other agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender or the Issuing Bank, as the case may be.

(l)           Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Loan Parties (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement, provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, (ii) no SPC shall be entitled to the benefits of Section 2.13(b), Section 2.13(c) or Section 2.14 (or any other increased costs protection provision) and (iii) the Granting Lender shall for all purposes, including, without limitation, the approval of any amendment or waiver of any provision of any Loan Document, remain the Lender of record hereunder.  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior Indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof.  Notwithstanding anything to the contrary contained in this Agreement, any SPC may (i) with notice to, but without prior consent of, the Loan Parties and the Administrative Agent and without paying any processing fee therefor, assign all or any portion of its interest in any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC.  This subsection (l) may not be amended without the prior written consent of each Granting Lender, all or any part of whose Loans are being funded by the SPC at the time of such amendment.

Section 9.05                        Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Revolving Facility Commitments have not expired or terminated.  The provisions of Section 2.13(b), Section 2.13(c), Section 2.14 and Section 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the Closing Date Transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit or the Commitments or the termination of this Agreement or any provision hereof.

Section 9.06                      Counterparts; Integration; Effectiveness; Electronic Execution of Assignments.

(a)           This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy (or other electronic delivery) shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)           The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.07                        Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08                        Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Secured Party is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Secured Party to or for the credit or the account of any Loan Party against any or all the obligations of such Loan Party now or hereafter existing under the Loan Documents, Secured Hedging Agreements or Bank Product Obligation Agreements held by such Secured Party irrespective of whether or not such Secured Party shall have made any demand under the Loan Documents and although such obligations may be unmatured.  The rights of each Secured Party under this Section are in addition to other rights and remedies (including other rights of setoff) which such Secured Party may have.

Section 9.09                      Governing Law; Jurisdiction; Consent to Service of Process.

(a)           Governing Law.  This Agreement shall be construed in accordance with and governed by the law of the State of New York, except for the second paragraph of Section 8.01(a), which shall be governed by, and construed in accordance with, the laws of Germany.

(b)           Submission to Jurisdiction.  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, Federal court (in each case, other than with respect to actions by any Agent in respect of rights under any Security Document governed by laws other than the laws of the State of New York or with respect to any Collateral subject thereto).  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Parent, the Borrowers or their properties in the courts of any jurisdiction.

(c)           Waiver of Venue.  Each of the Parent and the Borrowers hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Service of Process.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01(a) only.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(e)           PARENT AND THE LUX BORROWER HEREBY APPOINT THE U.S. BORROWER FOR SERVICE OF PROCESS, WITH AN OFFICE SPECIFIED IN SECTION 9.01, AS ITS AGENT FOR SERVICE OF PROCESS IN ANY MATTER RELATED TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS AND U.S. BORROWER HEREBY ACCEPTS SUCH APPOINTMENT.

Section 9.10                        WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT,

ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11                        Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12                        Confidentiality.  Each of the Administrative Agent, the Lenders and the Issuing Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process on prior notice to the Borrowers, where practicable, (d) in connection with and to the extent necessary for the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, or any credit insurance provider relating to, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations, (f) with the consent of the Borrowers or (g) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, any Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Parent, the Borrowers or the Subsidiaries or any other Lender, Issuing Bank, the Administrative Agent or their respective Affiliates in violation of this Section.  In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents.

For purposes of this Section, “Information” means all information received from the Parent, the Borrowers or any of the Subsidiaries relating to the Parent, the Borrowers or any of the Subsidiaries or any of their respective businesses, other than any such information that was available to the Administrative Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by the Parent, the Borrowers or any of the Subsidiaries.  Any Person

required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of reasonable care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.13                        Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.14                        Patriot Act.  Each Lender hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act, such Lender may be required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Patriot Act.

The parties hereto acknowledge that in accordance with Section 326 of the Patriot Act Fifth Third Bank, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account.  The parties to this Agreement agree that they will provide Fifth Third Bank with such information as it may request in order for Fifth Third Bank to satisfy the requirements of the Patriot Act.

Section 9.15                        No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby, the Loan Parties each acknowledge and agree that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent, the Collateral Agent, the Arrangers and the Lenders, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent, the Collateral Agent, the Arrangers and the Lenders, each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Administrative Agent, the Collateral Agent, any Arranger nor any Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Loan Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent, the Collateral Agent, any Arranger or any Lender or their respective Affiliates has advised or is currently advising any of the Loan Parties or any of their respective Affiliates on other matters); (iv) the Administrative Agent, the Collateral Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Administrative Agent, the Collateral Agent, any Arranger nor any Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent, the Collateral Agent, the Arrangers and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.  Each Loan Party hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent, the Collateral Agent, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty.

Section 9.16                        Lender Addendum.  Each Lender to become a party to this Agreement on the Closing Date did so by delivering to the Administrative Agent a Lender Addendum duly executed by such Lender, U.S. Borrower and the Administrative Agent.

Section 9.17                        Provisions With Respect to Luxembourg Entities.  With respect to any Subsidiary organized under the laws of Luxembourg, in this Agreement or any Loan Document, a reference to:

(a)           a winding-up, administration or dissolution includes, without limitation, bankruptcy “faillite”, insolvency, voluntary or judicial liquidation “liquidation volontaire ou judiciaire”, composition with creditors “concordat preventif de faillite”, moratorium or reprieve from payment “sursis de paiement”, controlled management “gestion controlee”, fraudulent conveyance “actio pauliana”, general settlement with creditors, reorganisation or similar laws affecting the rights of creditors generally;

(b)           a receiver, administrative receiver, administrator or the like includes, without limitation, juge-commissaire, liquidateur or curateur;

(c)           a security interest includes any hypotheque, nantissement, gage, privilege, surete reelle, droit de retention and any type of real security “surete reelle” or agreement or arrangement having a similar effect and any transfer of title by way of security; and

(d)           a Person being unable to pay its debts includes that Person being in a state of cessation of payments “cessation de paiements.”

Section 9.18                        Consent to Reduction of Share Capital of Parent.  Each Secured Party hereby consents to any reduction in the share capital of Parent that may be made during the time that any Obligations hereunder are outstanding resulting from Parent’s repurchase or redemption of shares issued to an employee of Parent or the Subsidiaries (or any plan for the benefit of such employees) in the event of a termination, death or disability of such employee, and each Secured Party agrees and undertakes to provide Parent upon request with any letter of consent, affidavit or other appropriate document indicating such consent.

Section 9.19                        Judgment Currency; Waiver of Immunity.  If, for the purposes of obtaining or enforcing a judgment, order or award in any court or making or filing a claim or proof against any Loan Party, it is necessary to convert a sum due hereunder in Dollars into another currency, the Parties agree, to the fullest extent that they may effectively do so under law, that the rate of exchange used shall be that at which in accordance with normal banking procedures, the Administrative Agent could purchase (and remit in New York City) Dollars with such other currency on the Business Day preceding that on which final judgment, order or award is given or such claim or proof is filed.  Each Loan Party’s obligation in respect of any sum due hereunder shall, notwithstanding any judgment, order or award in a currency other than Dollars, be discharged only to the extent that on the Business Day following its receipt of any sum adjudged to be so due in such other currency the Administrative Agent may, in accordance with normal banking procedures, purchase (and remit in New York City) Dollars with such other currency; if the Dollars so purchased and remitted are less than the sum originally due to the Lenders, the Administrative Agent, any other Finance Party or any of their Related Parties in Dollars, each Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the relevant payee against such loss, and if the Dollars so purchased exceed the sum originally due in Dollars, such excess shall be remitted to such Loan Party.  To the extent that any Loan Party may in any jurisdiction claim for itself or its assets or revenues immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that such immunity (whether or not claimed) may be attributed in any such jurisdiction to any Loan Party or its assets or revenues, such Loan Party agrees not to claim and irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction.  Without limiting the generality of the foregoing, each Loan Party agrees that the foregoing waiver of immunity shall have the fullest scope permitted under the U.S. Foreign Sovereign Immunities Act of 1976 and is intended to be irrevocable for purposes of such act.

Section 9.20                        Conduct of Business By the Finance Parties.  No provision of this Agreement will:

(a)           interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)           oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)           oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

Section 9.21                        English Language.  Any notice given under or in connection with any Loan Document must be in English.  All other documents provided under or in connection with any Loan Document must be:

(a)           in English; or

(b)           if not in English, and if so required by the Administrative Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

Section 9.22                        “Know Your Customer” Checks.

(a)           If:

(i)         the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)         any change in the status of a Loan Party or the composition of the shareholders of a Loan Party after the date of this Agreement; or

(iii)         a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Administrative Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Loan Party shall promptly upon the request of the Administrative Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Administrative Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.

(b)           Each Lender shall promptly upon the request of the Administrative Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself) in order for the Administrative Agent to carry out and be satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.

Following the giving of any notice pursuant to paragraph (a) above, if the accession of such additional Loan Party obliges the Administrative Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the U.S. Borrower shall promptly upon the request of the Administrative Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Administrative Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an additional Loan Party.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWERS:

WIRECO WORLDGROUP INC.

By:	/s/ Ira Glazer
Name: Ira Glazer
Title: President and CEO

WRCA (LUXEMBOURG) HOLDINGS S.Á R.L.

By:	/s/ J. Keith McKinnish
Name: J. Keith McKinnish
Title: Class A Manager

PARENT:

WIRECO WORLDGROUP (CAYMAN) INC.

By:	/s/ Ira Glazer
Name: Ira Glazer
Title: Director

Signature Page to Credit Agreement

ADMINISTRATIVE AGENT
AND COLLATERAL AGENT AND A LENDER:

FIFTH THIRD BANK, as Administrative Agent, Collateral Agent and a Lender

By:	/s/ Jim Esinduy
Name: Jim Esinduy
Title: Vice President

 [Signature Page to Credit Agreement]

LENDERS:

Bank of America, N.A., as a Lender

By:	/s/ James B. Meanor II
Name:	James B. Meanor II
Title:	Director

 [Signature Page to Credit Agreement]

LENDERS:

ABN AMRO BANK N.V. as a Lender

By:	/s/ A.E. Wischoff	By:	/s/ B. Kuiken
Name:	A.E. Wischoff	Name:	B. Kuiken
Title:	VP	Title:	VP

 [Signature Page to Credit Agreement]

LENDERS:

DEUTSCHE BANK AG LONDON BRANCH in its capacity as an Issuing Bank with respect to each Existing Letter of Credit

By:	/s/ Mark Dixson
Name:	Mark Dixson
Title:	Managing Director

By:	/s/ Tom Kirby
Name:	Tom Kirby
Title:	Vice President

 [Signature Page to Credit Agreement]

LENDERS:

DEUTSCHE BANK AG NEW YORK BRANCH as a Lender

By:	/s/ Carin Keegan
Name:	Carin Keegan
Title:	Director

By:	/s/ Courtney E. Meehan
Name:	Courtney E. Meehan
Title:	Vice President

[Signature Page to Credit Agreement]

LENDERS:

GOLDMAN SACHS BANK USA as Lender

By:	/s/ Robert Ehudin
Name:	Robert Ehudin
Title:	Authorized Signatory

 [Signature Page to Credit Agreement]

LENDERS:

RAYMOND JAMES BANK, N.A. as a Lender

By:	/s/ Alexander L. Rody
Name:	Alexander L. Rody
Title:	Senior Vice President

 [Signature Page to Credit Agreement]

SCHEDULE 1.01D

Original Lenders

Lenders	Term Loans	Revolving Facility Commitments
Goldman Sachs Bank USA	$335,000,000	$30,000,000
Deutsche Bank AG New York Branch	$0.00	$30,000,000
Fifth Third Bank	$0.00	$35,000,000
ABN Amro Bank, N.V.	$0.00	$30,000,000
Bank of America, N.A	$0.00	$15,000,000
Raymond James Bank, N.A.	$0.00	$5,000,000
Total:	$335,000,000	$145,000,000

SCHEDULE 5.11

Agreed Security Principles

(A). Considerations
In determining what Security and guarantees will be provided in support of the Obligations the following matters will be taken into account. Security and guarantees shall not be created or perfected to the extent that it would:

(a) result in any breach of corporate benefit, financial assistance, fraudulent preference or thin capitalization laws or regulations (or analogous restrictions) of any applicable jurisdiction;

(b) result in a material risk to the officers of the relevant grantor of Security or contravention of their fiduciary duties and/or of civil or criminal liability; provided, that the relevant member of the Group shall use reasonable endeavours to overcome any such obstacle;

(c) result in costs that, in the reasonable opinion of the Administrative Agent, are disproportionate to the benefit obtained by the beneficiaries of that Security;

(d) purport to charge any assets subject to third party arrangements which may prevent those assets from being charged provided that reasonable endeavors to obtain consent to charging any such assets shall be used by the Group if the Collateral Agent (acting in good faith) determines that the relevant assets are material to the Group; or

(e) be reasonably likely that perfection of the security interests would reasonably be likely to have a material adverse effect on the ability of any member of the Group to conduct its operations and business in the ordinary course as otherwise permitted under the Loan Documents.

For the avoidance of doubt, in these Agreed Security Principles, “cost” includes, but is not limited to, income tax cost, registration taxes payable on the creation or enforcement or for the continuance of any Security, stamp duties, out–of– pocket expenses, and other fees and expenses directly incurred by the relevant grantor of Security or any of its direct or indirect owners, subsidiaries or Affiliates.

(B)  Obligations to be Secured
1.       Subject to Section 1 (Considerations) and to paragraph 2 below, the obligations to be secured are the Secured Obligations. The Security is to be granted in favour of the Collateral Agent on behalf of each Secured Party.
2.       The secured obligations will be limited:

2.1  to avoid any breach of corporate benefit, financial assistance, fraudulent preference, thin capitalization rules or the laws or regulations (or analogous restrictions) of any applicable jurisdiction; and

2.2 to avoid any risk to officers of the relevant member of the Group that is granting Collateral of contravention of their fiduciary duties and/or civil criminal or personal liability.

(C)  General
Where appropriate, defined terms in the Security Documents should mirror those in this Schedule.

The parties to this Agreement  agree to negotiate the form of each Security Document in good faith and will ensure that all documentation required to be entered into as a condition precedent to Closing Date (or immediately thereafter) is in a finally agreed form as soon as reasonably practicable after the date of this Agreement. The form of guarantee is set out in the Guarantee Agreement and, with respect to any additional guarantor, is subject to any limitations set out in the supplement applicable to such additional Loan Party.

The Security shall, to the extent possible under local law, be enforceable on the occurrence of an Event of Default.

(D)  Undertakings/Representations And Warranties
Any representations, warranties or undertakings to be included in any Security Document shall be limited to such provisions which are required for the creation or perfection of the Collateral and be no more onerous (to the extent to which the subject matter of such representation, warranty and undertaking is the same as the corresponding representation, warranty and undertaking in this Agreement) than the equivalent provision set out in this Agreement.

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION

Assignment and Assumption

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

____________________________________________________________

  1 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.

  2 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.

  3 Select as appropriate.

  4 Include bracketed language if there are either multiple Assignors or multiple Assignees.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate] [Approved Fund] of [Idenfity Lender]

3.	Borrowers:	Wireco WorldGroup Inc. [and WRCA (Luxembourg] Holdings S.a.r.l] 5.

4.	Administrative Agent:	Fifth Third Bank

5.	Credit Agreement:	The Credit Agreement dated as of [ ], 2012, among WireCo WorldGroup Inc., WRCA (Luxembourg) Holdings S.À R.L, WireCo WorldGroup (Cayman) Inc., as the Parent, the Lenders party thereto and Fifth Third Bank, as Administrative Agent and Collateral Agent.

6.	Assigned Interest:

Assignor[s]6	Assignee[s]7	Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders8	Amount of Commitment/Loans Assigned8	Percentage Assigned of Commitment/Loans9	CUSIP Number
		Term Loan	$	$	%
		Incremental Loan	$	$	%
		Revolving Facility	$	$	%

[7.	Trade Date:	] 10

Effective Date:   _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S]11
[NAME OF ASSIGNOR]

____________________________________________________________

5 Include for Revolving Facility asignments only.

6 List each Assignor, as appropriate.

7 List each Assignee, as appropriate.

8 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

9 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

10 To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

11 Add additional signature blocks as needed.

By:______________________________
   Title:

[NAME OF ASSIGNOR]

By:______________________________
   Title:

ASSIGNEE[S]12
[NAME OF ASSIGNEE]

By:______________________________
   Title:

[NAME OF ASSIGNEE]

By:______________________________
   Title:

____________________________________________________________

12 Add additional signature blocks as needed.

[Consented to and]13 Accepted:

FIFTH THIRD BANK,

as Administrative Agent

By_________________________________
  Title:

[Consented to:]14

[WireCo WorldGroup Inc.]

By________________________________
  Title:

[WRCA (Luxembourg) Holdings S.À R.L.]

By________________________________
  Title:

13 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

14 To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.  Representations and Warranties.

1.1  Assignor[s].  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.  Assignee[s].  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.04 of the Credit Agreement (subject to such consents, if any, as may be required under Section 9.04 of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.  Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.  General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit B

PERFECTION CERTIFICATE

In connection with the proposed Credit Agreement, to be dated July 12, 2012 (the “Credit Agreement”), by and among WIRECO WORLDGROUP INC., a Delaware corporation (“U.S. Borrower”), WRCA (LUXEMBOURG) HOLDINGS S.AR.L, a société à responsabilité limitée organized under the laws of Luxembourg, WIRECO WOLRDGROUP (CAYMAN) INC., the lenders parties thereto from time to time,  and FIFTH THIRD BANK, as Administrative Agent and Collateral Agent (the “Collateral Agent”), U.S. Borrower (on behalf of itself and each of the other Loan Parties (as defined in the Credit Agreement)) hereby certifies as follows:

I.           Current Information

A.               Legal Names, Organizations, Jurisdictions of Organization and Organizational Identification Numbers.  The full and exact legal name (as it appears in each respective certificate or articles of incorporation, limited liability membership agreement or similar organizational documents, in each case as amended to date), the type of organization (or if a particular Loan Party is an individual, please indicate so), the jurisdiction of organization (or formation, as applicable), the Federal Taxpayer Identification Number and the Organizational Identification Number of each Loan Party are as follows:

Name of Loan Party	Type of Organization (e.g.) corporation, limited liability companu, limited partnership)	Jurisdiction of Organization / Formation	Organization Identification Number	Federal Taxpayer Identification Number

1295728 Alberta ULC	Unlimited Liability Corporation	Alberta, Canda	N/A	N/A
Albino, Maia & Santos, Unipessoal Lda.	Limited liability company	Portugal	N/A	500013918 (Portuguese Taxpayer Number)
Cabos & Lingas - Sociedade Portuguese de Comércio, Unipessoal, Lda.	Limited liability company	Portugal	N/A	502040157 (Portuguese Taxpayer Number)
CASAS Drahtseilwerk Saar GmbH	Limited Liability Company	Germany	N/A	N/A
Drumet Drahtseile GmbH	Limited Liability Company	Germany	N/A	N/A
Drumet Liny I Druty Sp. Z O.O.	Limited Liability Company	Poland	N/A	N/A
Manuel Rodrigues de Oliveira Sá & Filhos, S.A.	Limited Liability Company	Portugaal	N/A	N/A

Name of Loan Party	Type of Organization (e.g.) corporation, limited liability companu, limited partnership)	Jurisdiction of Organization / Formation	Organization Identification Number	Federal Taxpayer Identification Number

Oliveira Holland B.V.	Private company with limited liability	Netherlands	N/A	N/A
Wireco WorldGroup B.V.	Private company with limited liability	Netherlands	N/A	98-0687037
Wireco Dutch Acquisition B.V.	Private company with limited liability	Netherlands	N/A
Wireco WorldGroup (Cayman) Inc.	Corporation	Cayman	N/A	98-0687029
WireCo WorldGroup Commercial, Unipessoal, Lda.	Limited liability Company	Portugal	N/A	510105726 (Portuguese Taxpayer Number)
Wireco WorldGroup Inc.	Corporation	Delaware	3642107	27-0061302
Wireco WorldGroup Poland Holdings Sp Z.O.O.	Limited Liability Company	Poland	N/A	N/A
Wireco Worldgroup Portugal Holdings, SGPS, S.A.	Limited liability company	Portugal	N/A	507963890 (Portuguese Taxpayer Number)
WireCo WorldGroup Sales (Cayman) Ltd	Limited Liability Company	Cayman	N/A	N/A
Wireline Works Partnership	Partnership	Alerberta, Canada	N/A	N/A
WRCA Canadian Holdings (Luxembourg)S.à r.l.	Limited Liability Company	Luxembourg	B124635	N/A
WRCA Dstributor (Cayman) Ltd.	Limited Liability Company	Cayman	N/A	N/A
WRCA Finance (Luxembourg) S.à r.l.	Limited Liability Company	Luxembourg	B124460	98-521775
WRCA, LLC	Limited Liability Company	Delaware	3943157	03-0585263
WRCA (Luxembourg) S.à r.l.	Limited Liability Company	Luxembourg	B124459	N/A
WRCA (Luxembourg) Holdings S.à r.l.	Limited Liability Company	Luxembourg	B124385	N/A
WRCA Portugal - Sociedade Unipessoal Lda.	Limited Liability Company	Portugal	N/A	N/A
WRCA US Holdings Inc.	Corporation	Delaware	4242602	20-8267198

2

B.  Chief Executive Offices and Mailing Addresses.  The chief executive office address (or the principal residence if a particular Loan Party is a natural person) and the preferred mailing address (if different than chief executive office or residence) of each Loan Party are as follows:

Name of Loan Party	Address of Chief Exective Office (or for natural persons, residence)	Mailing Address (if difference than CEO or residence)

1295728 Alberta ULC	3400 350 7th Avenue SW CalgaryAB T2P 3N9

Albino, Maia & Santos, Unipessoal Lda.	R. Dos Remolares 28/38 1200 371 Lisbon, Portugal

Cabos & Lingas - Sociedade Portuguese de Comércio, Unipessoal, Lda.	Urbanização da Portela Avenida da República, 1-1/A 2685 232 Portela, Portugal

CASAS Drahtseilwerk Saar GmbH	Casarstraße 1 66459 Kirkel, Germany

Drumet Drahtseile GmbH	DasselsbrucherstraBe 50 D-29227 Celle, Germany

Drumet Liny I Druty Sp. Z O.O.	ul. Polna 26/74 87-800 Wloclawek, Poland

Manuel Rodrigues de Oliveira Sá & Filhos, S.A	Rua Do Outeiro No. 906 4475 150 Maia, Portugal

Oliveria Holland B.V.	Mandenmakerstraat 51 3194 DA Hoogvliet Rotterdam The Netherlands

Wireco WorldGroup B.V.	Kralingseweg 264B 3066RA Rotterdam The Netherlands

Wireco Dutch Acquisition B.V.	Mandenmakerstraat 51 3194 DA Hoogvliet Rotterdam The Netherlands

Wireco WorldGroup (Cayman) Inc.	c/o Walkers SPV Limited Walker House 87 Mary Street, George Town Grand Cayman, KY1-9002, Cayman Islands

WireCo WorldGroup Commercial, Unipessoal, Lda.	Urbanização da Portela Av. República, 1 and 1A 2685-232 Portela, Loures

3

Name of Loan Party	Address of Chief Exective Office (or for natural persons, residence)	Mailing Address (if difference than CEO or residence)

Wireco WorldGroup Inc.	12200 NW Ambassador Drive Kansas City, Missouri 64163

Wireco WorldGroup Poland Holdings Sp Z.O.O.	ul. Polna 26/74 87-800 Wloclawek, Poland

Wireco Worldgroup Portugal Holdings, SGPS, S.A.	Rua Do Outeiro No. 906 4475 150 Maia, Portugal

WireCo WorldGroup Sales (Cayman) Ltd	c/o Walkers SPV Limited Walker House 87 Mary Street, George Town Grand Cayman, KY1-9002, Cayman Islands

Wireline Works Partnership	3400 350 7th Avenue SW Calgary AB T2P 3N9

WRCA Canadian Holdings (Luxembourg)S.à r.l.	412F, route d’Esch L-1030, Luxembourg

WRCA Dstributor (Cayman) Ltd.	c/o Walkers SPV Limited Walker House 87 Mary Street, George Town Grand Cayman, KY1-9002, Cayman Islands

WRCA Finance (Luxembourg) S.à r.l.	412F, route d’Esch L-1030, Luxembourg

WRCA, LLC	12200 NW Ambassador Drive Kansas City, Missouri 64163

WRCA (Luxembourg) S.à r.l.	412F, route d’Esch L-1030, Luxembourg

WRCA (Luxembourg) Holdings S.à r.l.	412F, route d’Esch L-1030, Luxembourg

WRCA Portugal - Sociedade Unipessoal Lda.	Rua de S. João de Brito 605E 1º 1.2 4100 455 Oporto, Portugal

WRCA US Holdings Inc.	12200 NW Ambassador Drive Kansas City, Missouri 64163

4

C.           Changes in Names, Jurisdiction of Organization or Corporate Structure.

Except as set forth below, no Loan Party has changed its name, jurisdiction of organization or its corporate structure in any way (e.g. by merger, consolidation, change in corporate form, change in jurisdiction of organization or otherwise) within the past five (5) years:

Loan Party	Date of Change	Description of Change
Albino Maia & Santos, Unipessoal, Lda.	November, 26, 2010	Transformed into a sole shareholder private limited liability company
Cabos & Lingas – Sociedade Portuguesa de Comercio, Unipessoal, Lda.	November, 26, 2010	Transformed into a sole shareholder private limited liability company
Wireco Worldgroup Portugal Holdings, S.G.P.S., S.A.	November, 26, 2010	Wireco Worldgroup Portugal Holdings, S.G.P.S., S.A. registered the change of its name from Luís Oliveira Sá, S.G.P. into its present denomination
Manuel Rodrigues de Oliveira Sá & Filhos, S.A.	December, 30, 2011,	Manuel Rodrigues de Oliveira Sá & Filhos, S.A. was demerged with the corresponding reduction of its share capital with the incorporation of a new company (Wireco Worldgroup Comercial, Unipessoal Lda.)
WireCo WorldGroup (Cayman) Inc.	November 2011	WRCA (Cyprus) Holdings Limited, through a series of steps, was ultimately merged into WireCo WorldGroup (Cayman) Inc.
WireCo WorldGroup Inc.	August 4, 2010	WWG Phillystran Holdings, Inc., and Phillystran, Inc. both merged into WireCo WorldGroup Inc.
WireCo WorldGroup Inc.	July 7, 2009	Casar America, Inc. and U.S. Reel Corporation merged into WireCo WorldGroup Inc.
WireCo WorldGroup (Cayman) Inc.	December 29, 2008
The shareholders of WRCA (Cyprus) Holdings Limited contributed all previously issued and outstanding shares in WRCA (Cyprus) Holdings Limited in exchange for shares of common stock of WireCo WorldGroup (Cayman) Inc.

WireCo WorldGroup Inc.	October 25, 2007	WireCo WorldGroup Inc. filed a Certificate of Amendment of Certificate of Incorporation to change its name from Wire Rope Corporation of America, Inc. to WireCo WorldGroup Inc.
WireCo WorldGroup Inc.	December 2007	Camesa, Inc., Awarco, Inc. American Wire and Rope Company Inc., and Prestressed Concrete Strand of America, Inc., were merged with and into WireCo WorldGroup Inc.
WireCo WorldGroup B.V.	July 2011	Phillystran Europe B.V. changed its name to WireCo WorldGroup B.V.

D.            Prior Addresses.

Except as set forth below, no Loan Party has changed its chief executive office, or principal residence if a particular Loan Party is a natural person, within the past five (5) years:

5

Loan Party	Date of Change	Description of Address
Cabos & Lingas – Sociedade Portuguesa de Comércio, Unipessoal, Lda.	February 21, 2008	Changed its address from Praceta José Régio, 3-3/A, Bobadela, 2685 Sacavém, Portugal, to Urbanização da Portela, Avenida da República, 1-1/A, 2685 232 Portela, Portugal.
WireCo WorldGroup Inc.	October 2007	Changed its address from 609 North Second Street, St. Joseph, Missouri 64501 to 12200 NW Ambassador Drive, Kansas City, Missouri 64163
WRCA US Holdings Inc.	October 2007	Changed its address from 609 North Second Street, St. Joseph, Missouri 64501 to 12200 NW Ambassador Drive, Kansas City, Missouri 64163
WRCA, LLC	October 2007	Changed its address from 609 North Second Street, St. Joseph, Missouri 64501 to 12200 NW Ambassador Drive, Kansas City, Missouri 64163
Wireco WorldGroup Poland Holdings Sp. Z O.O.	November 2011	Changed its address from Al. Ujazdowskie 10 00-478 Warsaw, Poland to ul. Polna 26/74 87-800 Wloclawek, Poland

E.               Acquisitions of Equity Interests or Assets.

Except as set forth below, no Loan Party has acquired the equity interests of another entity or substantially all the assets of another entity within the past five (5) years:

Loan Party	Date of Acquisition	Description of Acquisition
WireCo WorldGroup (Cayman) Inc.	July 18, 2011	WireCo WorldGroup (Cayman) Inc. (through a wholly-owned or affiliated entity) acquired 100% of the shares of Drumet Liny i Druty spółka z ograniczoną odpowiedzialnością
WRCA Portugal Sociedade Unipessoal Lda.	November 16, 2010	WRCA Portugal Sociedade Unipessoal Lda., a newly formed affiliate of WireCo WorldGroup (Cayman) Inc. acquired Luís Oliveira Sá—SGPS, S.A.
WireCo WorldGroup Inc.	December 31, 2009	WireCo WorldGroup Inc. (through WWG Phillystran Holdings, Inc., a wholly owned subsidiary that merged into WireCo WorldGroup Inc.) acquired 100% of the shares of Phillystran, Inc.
WRCA (Luxembourg) S.a r.l.	December 31, 2009	WRCA (Luxembourg) S.a r.l. acquired 100% of the shares of Phillystran Europe B.V. (n/k/a Wireco WorldGroup B.V.)
WireCo WorldGroup Inc.	November 16, 2007	WireCo WorldGroup Inc., through a wholly-owned or affiliated entity) acquired 100% of the shares of U.S. Reel, Inc.
WireCo WorldGroup (Cayman) Inc.	August 24, 2007	WireCo WorldGroup (Cayman) Inc. through a wholly-owned or affiliated entity) acquired 100% of the shares of CASAR Drahtseilwerk Saar GmbH.
WireCo Dutch Acquisition B.V.	July 12, 2012	Closing Date Transactions (as defined in the Credit Agreement)

6

II.           ADDITIONAL INFORMATION

Tangible Personal Property.  Set forth below are all the locations where any Loan Party currently maintains or has maintained any material amount (fair market value of $250,000 or more) of its tangible personal property (including goods, inventory and equipment) of such Loan Party (whether or not in the possession of such Loan Party) within the past five (5) years:

Please see Exhibit A attached

III.           MISCELLANEOUS

A.               Authority to File Financing Statements.  Each of the undersigned, hereby authorizes Fifth Third Bank, as Collateral Agent, to file financing or continuation statements, and amendments thereto, in all jurisdictions and with all filing offices as the Collateral Agent may determine, in its sole discretion, are necessary or advisable to perfect the security interest granted or to be granted to the Collateral Agent under Security Documents.  Such financing statements may describe the collateral in the same manner as described in the Security Documents or may contain an indication or description of collateral that describes such property in any other manner as the Collateral Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the collateral granted to the Collateral Agent, including, without limitation, describing such property as “all assets” or “all personal property.”

[Remainder of page intentionally left blank.]

7

IN WITNESS WHEREOF, the undersigned hereto has caused this Pre-Closing PERFECTION Certificate to be executed as of this ___day of _______________, 2012 by its officer thereunto duly authorized.

                                                                            WIRECO WORLDGROUP INC.
as U.S. Borrower

By:_____________________________
                                                                     Name:
     Title:

FIFTH THIRD BANK, as Administrative Agent and Collateral Agent

By:_____________________________
                                                                     Name:
     Title:

8

Appendix A
to Perfection Certificate

INVESTMENT RELATED PROPERTY

1.           Securities.  Set forth below is a list of all equity interests owned by a Loan Party together with the type of organization which issued such equity interests (e.g. corporation, limited liability company, partnership or trust):

Please see Exhibit B attached

2.           Securities Accounts.  Set forth below is a list of all securities accounts in which any Loan Party customarily maintains securities or other assets having an aggregate value in excess of $10,000:

Loan Party	Type of Account	Name & Address of Financial Institutions
WireCo WorldGroup Inc.	Money Market Prime	HSBC Investor Fund P.O. Box 182845 Columbus, OH 43218
WireCo WorldGroup Inc.	Money Market US Government	HSBC Investor Fund P.O. Box 182845 Columbus, OH 43218
WireCo WorldGroup Inc.	Euro Denominated Investment Fund	HSBC Global Asset Management c/o BNY Mellon Fund Services Ireland, Limited, Guild House P.O. Box 4935 Dublin, Ireland

3.           Deposit Accounts.  Set forth below is a list of all bank accounts (checking, savings, money market or the like) in which any Loan Party customarily maintains in excess of $10,000:

Please see Exhibit C attached

4.           Instruments.  Set forth below is a list of all instruments owed to any Loan Party in the principal amount of greater than $250,000:

Issuer	Lender	Principal Amount of Instrument	Maturity Date
Drumet Liny I Druty Sp. Z O.O.	Wireco WorldGroup Poland Holdings Sp Z.O.O.	PLN 19,588,385.31	7/31/2012
Drumet Liny I Druty Sp. Z O.O.	Wireco WorldGroup Poland Holdings Sp Z.O.O.	PLN 22,355,375.00	12/31/2012
Drumet Liny I Druty Sp. Z O.O.	Wireco WorldGroup Poland Holdings Sp Z.O.O.	PLN 6,770,250.00	12/31/2012
Aceros Camesa S.A. de C.V.	WireCo WorldGroup (Cayman) Inc.	$4,598,000.00	No expiration date
Wireline Works Parntership	WireCo WorldGroup (Cayman) Inc.	$1,600,000.00	1/9/2022
WRCA Portugal - Sociedade Unipessoal Lda.	WRCA (Luxembourg) Holdings S.à r.l.	$52,884,388.77	11/15/2039
WRCA Portugal - Sociedade Unipessoal Lda.	WRCA (Luxembourg) Holdings S.à r.l.	$5,000,000.00	11/15/2039
WRCA Portugal - Sociedade Unipessoal Lda.	WRCA (Luxembourg) Holdings S.à r.l.	$4,149,900.00	10/12/2039
CASAR Drahtseilwerk Saar GmbH	WireCo WorldGroup Inc.	$35,135,342.00	10/6/2019
CASAR Drahtseilwerk Saar GmbH	WireCo WorldGroup Inc.	$34,036,078.79	8/8/2015
WRCA (Luxembourg) Holdings S.à r.l.	WireCo WorldGroup Inc.	$54,000,494.77	11/15/2039
WRCA (Luxembourg) Holdings S.à r.l.	WireCo WorldGroup Inc.	$5,000,000.00	11/15/2039
Wireco WorldGroup Poland Holdings Sp Z O.O.	WireCo WorldGroup Inc.	$46,528,375.62	No expiration date
Wireco WorldGroup Poland Holdings Sp Z O.O.	WireCo WorldGroup Inc.	$6,839,100.00	No expiration date
Wireco WorldGroup Poland Holdings Sp Z O.O.	WireCo WorldGroup Inc.	$1,978,500.00	No expiration date
Wireco WorldGroup Poland Holdings Sp Z O.O.	WireCo WorldGroup Inc.	$4,254,760.66	No expiration date

Appendix B
to Perfection Certificate

INTELLECTUAL PROPERTY

1.           Set forth below is a list of all registered copyrights, patents and trademarks and other intellectual property owned or used, or hereafter adopted, held or used, by a Loan Party:

Please see Exhibit D

Appendix C
to Perfection Certificate

INVENTORY AND EQUIPMENT

1.           Inventory and Equipment.  Set forth below are all the locations where any Loan Party currently maintains any material amount (aggregate fair market value of $250,000 or more) of inventory and equipment of such Loan Party (whether or not in the possession of such Loan Party):

Please see Exhibit E

2.           Warehousemen and bailees.  Except as set forth below, no persons (including warehousemen and bailees) other than a Loan Party have possession of any material amount (fair market value of  $250,000 or more) of assets of any Loan Party:

Please see Exhibit E

Appendix D
to Perfection Certificate

REAL ESTATE RELATED UCC COLLATERAL

1.           Fixtures.  Set forth below are all the locations where any Loan Party owns or leases any real property:
Loan Party	Address/City/State/Zip Code	County	Owned or Leased
WireCo WorldGroup Inc.	12200 NW Ambassador Dr. Kansas City, MO 64153	Platte	Leased
WireCo WorldGroup Inc.	601 Corporate Dr. Chillicothe MO 64601	Livingston	Owned
WireCo WorldGroup Inc.	3100 North Industrial Blvd. Kirksville MO 63501	Adair	Owned
WireCo WorldGroup Inc.	303 Curry Drive Sedalia MO 65301	Pettis	Leased
WireCo WorldGroup Inc.	24150 Oak Grove Lane Sedalia MO 65302	Pettis	Owned
WireCo WorldGroup Inc.	1615 Spur 529 Rosenberg TX 774711	Fort Bend	Owned
WireCo WorldGroup Inc.	2199 North Pyrite Casper WY 82601	Natrona	Owned
WireCo WorldGroup Inc.	151 Commerce Drive, Montgomeryville, PA 18936	Montgomery	Owned
WireCo WorldGroup Inc.	141 Commerce Drive, Montgomeryville, PA 18936	Montgomery	Leased
WireCo WorldGroup Inc.	5301 Polk Building 11 Houston, TX 77023	Harris	Leased
WireCo WorldGroup Inc.	6700 S. Sooner Road Oklahoma City, OK 73135	Oklahoma	Leased
WireCo WorldGroup Inc.	2500 Commerce Circle Trafford, PA 15085	Allegheny	Leased
WireCo WorldGroup Inc.	8 Municipal Dr. Carrollton, MO 64633	Carroll	Leased
WireCo WorldGroup Inc.	609 North Second Street St. Joseph MO 64501	Buchanan	Owned
WireCo WorldGroup Inc.	702 N. 3rd Street St. Joseph, MO 64501	Buchanan	Owned
WireCo WorldGroup Inc.	523 N. 2nd Street St. Joseph, MO 64501	Buchanan	Owned
WireCo WorldGroup Inc.	526 N. 2nd Street St. Joseph, MO 64501	Buchanan	Owned
WireCo WorldGroup Inc.	711 N. Main Street St. Joseph, MO 64501	Buchanan	Owned
WireCo WorldGroup Inc.	101 W. Jules Street St. Joseph, MO 64501	Buchanan	Owned
WireCo WorldGroup Inc.	800 N. 3rd Street St. Joseph, MO 64501	Buchanan	Owned
WireCo WorldGroup Inc.	901 N. 3rd Street St. Joseph, MO 64501	Buchanan	Owned
WireCo WorldGroup Inc.	909 N. 2nd Street St. Joseph, MO 64501	Buchanan	Owned
WireCo WorldGroup Inc.	502 N. 2nd Street St. Joseph, MO 64501	Buchanan	Owned
Casar Drahtseilwerk Saar GmbH	Casarstr. 1 Kirkel, Germany 66459	N/A	Owned
Drumet Drahtseile GmbH	Dasselsbrucherstrasse 50, 29227 Celle Germany	N/A	Leased
Oliveira Holland B.V.	Owns the building located at: Mandenmakerstraat 51 Hoogvliet-Rt Rotterdam, the Netherlands	N/A	Owned
Oliveira Holland B.V.	Leases the ground for the building located at: Mandenmakerstraat 51 Hoogvliet-Rt Rotterdam, the Netherlands	N/A	Leased

Loan Party	Address/City/State/Zip Code	County	Owned or Leased
Manuel Rodrigues de Oliveira Sá & Filhos, SA	Rua João Maria Vilarinho, no.12, Gafanha da Nazaré, Aveiro Portugal	N/A	Owned
Manuel Rodrigues de Oliveira Sá & Filhos, SA	Rua Luís de Camões, no. 2, Portela, Loures Portugal	N/A	Owned
Manuel Rodrigues de Oliveira Sá & Filhos, SA	Rua do Outeiro, no. 906, Lugar do Outeiro, Maia Portugal	N/A	Owned
Manuel Rodrigues de Oliveira Sá & Filhos, SA	Rua do Outeiro, no. 970, Gemunde, Maia Portugal	N/A	Owned
Manuel Rodrigues de Oliveira Sá & Filhos, SA	Rebordãos, Beire, Paredes Portugal (8,194.00 sqm)	N/A	Owned
Manuel Rodrigues de Oliveira Sá & Filhos, SA	Rebordãos, Beire, Paredes Portugal (57,764.00 sqm)	N/A	Owned
Manuel Rodrigues de Oliveira Sá & Filhos, SA	Rebordãos, Beire, Paredes Portugal (1,212800 ha)	N/A	Owned
Manuel Rodrigues de Oliveira Sá & Filhos, SA	Rua Eng.º Ezequiel de Campos, 58, Ramalde, Porto Portugal	N/A	Owned
Manuel Rodrigues de Oliveira Sá & Filhos, SA	Rua Eng.º Ezequiel de Campos, 64/94, Ramalde, Porto Portugal	N/A	Owned
Manuel R. Oliveira Sá & Filhos, SA	Rua do Outeiro, no. 762/822, Gemunde, Maia Portugal	N/A	Leased
Albino, Maia & Santos, Unipessoal, Lda.	Rua de Remolares 28 to 38 and Travessa dos Remolares 17, Marquês de Pombal, Lisbon, Portugal	N/A	Leased
WireCo WorldGroup Poland Holdings Sp. z o.o.	ul. Polna 26/74, 87-800 Włoclawek Poland	N/A	Leased

Loan Party	Address/City/State/Zip Code	County	Owned or Leased
Drumet Liny i Druty Sp. z o.o.	ul. Zielna 26/38, Włocławek, Poland, 87-800, WL1W/00033127/1 (land and mortgage register)	N/A	Owned
Drumet Liny i Druty Sp. z o.o.	ul. Polna, Włocławek, Poland, 87-800, WL1W/00035609/8 (land and mortgage register)	N/A	Owned
Drumet Liny i Druty Sp. z o.o.	ul. Zielna, Włocławek, Poland, 87-800, WL1W/00012035/6 (land and mortgage register)	N/A	Owned
Drumet Liny i Druty Sp. z o.o.	ul. Zamenhoffa, Włocławek, Poland, 87-800, WL1W/00012015/0 (land and mortgage register)	N/A	Owned
Drumet Liny i Druty Sp. z o.o.	ul. Polna 64/66, ul. Polna, ul. Polna 72, ul. Polna 74, ul. Polna 68/70, Włocławek, Poland, 87-800, WL1W/00062458/2 (land and mortgage register)	N/A	Owned
Drumet Liny i Druty Sp. z o.o.	ul. Polana, Włocławek, Poland, 87-800, WL1W/00010326/9 (land and mortgage register)	N/A	Owned
Drumet Liny i Druty Sp. z o.o.	ul. Polna, ul. Polna 30-58, ul. Zielna, Włocławek, Poland, 87-800, WL1W/00054238/5 (land and mortgage register)	N/A	Owned
Drumet Liny i Druty Sp. z o.o.	ul. Polna 26/60 and ul. Polna, Włocławek, Poland, 87-800, WL1W/00011864/9 (land and mortgage register)	N/A	Owned
Drumet Liny i Druty Sp. z o.o.	ul. Polna, ul. Zielna 43 and ul. Zielna, Włocławek, Poland, 87-800, Wl1W/00044905/9 (land and mortgage register)	N/A	Owned
Drumet Liny i Druty Sp. z o.o.	ul. Polna, ul. Zielna 43 and ul. Zielna, 87-800, WL1W/00087998/0 (land and mortgage register)	N/A	Owned

Appendix E
to Perfection Certificate

NAMES

1.           Trade Names.

Current Names.  Set forth below is each trade name or assumed name currently used by any Loan Party or by which any Loan Party is known or is transacting any business:

Loan Party	Trade/Assumed Name
WireCo WorldGroup Inc.	Leschen Union WireCo Broderick and Bascom WRCA, LLC Camesa Casar US Reel Corporation MacWhyte WireCo WorldGroup Phillystran Oliveira Drumet Wireline Works

Past Names.  Set forth below is each trade name or assumed name used by any Loan Party during the past five (5) years or by which any Loan Party has been known or has transacted any business during the past five (5) years other than the names identified in Section I.A. of this Perfection Certificate:

Loan Party	Trade/Assumed Name
WireCo WorldGroup Inc.	Wire Rope Corporation of America, Inc.

Exhibit E

FORM OF
GUARANTEE AGREEMENT

GUARANTEE AGREEMENT dated as of [             ], 2012 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), among each of the subsidiaries, parent holding companies and other affiliates party hereto (each such Person individually a “Guarantor” and collectively, the “Guarantors”) of WIRECO WORLDGROUP INC., a Delaware corporation (the “U.S. Borrower”), and WRCA (LUXEMBOURG) HOLDINGS S.À R.L., a société à responsabilité limitée organized under the laws of Luxembourg (the “Lux Borrower” and together with the U.S. Borrower, the “Borrowers”), and FIFTH THIRD BANK, as administrative agent and collateral agent (in such capacity, and together with its successors and assigns, the “Agent”) for the Secured Parties (as defined in the Credit Agreement referred to below).

A.           Reference is made to the Credit Agreement dated as of [          ], 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrowers, WireCo WorldGroup (Cayman) Inc., as the Parent, the lenders from time to time party thereto (the “Lenders”), and Fifth Third Bank, as administrative agent and collateral agent.  Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

B.           The Lenders have agreed to make Loans to the Borrowers pursuant to, and upon the terms and subject to the conditions specified in, the Credit Agreement.

C.           The Loan Parties may from time to time enter into one or more Secured Hedging Agreements with the Secured Parties in accordance with the terms of the Credit Agreement, and it is desired that the obligations of such Loan Parties under such Secured Hedging Agreements, including without limitation the obligation of such Loan Parties to make payments thereunder in the event of early termination thereof, be guaranteed hereunder.

D.           The Loan Parties may from time to time enter into one or more Bank Product Obligation Agreements with Secured Parties in accordance with the terms of the Credit Agreement, and it is desired that certain obligations of such Loan Parties under such Bank Product Obligation Agreements be guaranteed hereunder.

E.           Each of the Borrowers is a wholly owned Subsidiary of the Parent and the Parent will derive substantial direct and indirect benefit from the making of the Loans by the Lenders and the provision of the financial accommodations under the Secured Hedging Agreements and the Bank Product Obligation Agreements.

F.           Each of the Guarantors (other than the Parent) is a wholly owned Subsidiary of the Parent and affiliate of the Borrowers and will derive substantial direct and indirect benefit from the making of the Loans by the Lenders and the provision of the financial accommodations under the Secured Hedging Agreements and the Bank Product Obligation Agreements.

G.           The obligations of the Lenders to make Loans and of the Secured Parties to provide financial accommodations under the Secured Hedging Agreements and the Bank Product Obligation Agreements are conditioned on, among other things, the execution and delivery by the Guarantors of this Agreement.  As consideration therefor and in order to induce the Lenders to make Loans and of the Secured Parties to provide financial accommodations under the Secured Hedging Agreements and the Bank Product Obligation Agreements, the Guarantors are willing to execute this Agreement.

Accordingly, the parties hereto hereby agree as follows:

SECTION 1.  Guarantee.  Each Guarantor absolutely, unconditionally and irrevocably guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the due and punctual payment by each of the Borrowers and each of the other Loan Parties of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)).  Each Guarantor further agrees that the Obligations may be increased, extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any increase, extension or renewal of any Obligation.  Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party under this Agreement, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each of the Borrowers so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Loan Documents, Secured Hedging Agreements or Bank Product Obligation Agreements, as the case may be.

Anything contained in this Agreement to the contrary notwithstanding, the obligations of each Guarantor hereunder shall be limited to a maximum aggregate amount equal to the greatest amount that would not render such Guarantor’s obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any provisions of applicable state, federal or provincial law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Guarantor (a) in respect of intercompany indebtedness to the Borrowers or Affiliates of the Borrowers to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder and (b) under any Guarantee of senior unsecured indebtedness or Indebtedness subordinated in right of payment to the Obligations which Guarantee contains a limitation as to maximum amount similar to that set forth in this paragraph, pursuant to which the liability of such Guarantor hereunder is included in the liabilities taken into account in determining such maximum amount) and after giving effect to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights of such Guarantor pursuant to (i) applicable law or (ii) any agreement providing for an equitable allocation among such Guarantor and other Affiliates of the Borrowers of obligations arising under Guarantees by such parties (including the Intercompany Subordination Agreement).

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SECTION 2.  Guarantee Absolute; Obligations Not Waived.  To the fullest extent permitted by applicable law, each Guarantor waives promptness, diligence, presentment to, demand of payment from and protest to the Borrowers or any other Loan Parties of any of the Obligations, and also waives notice of acceptance of its guarantee, notice of nonperformance, default, acceleration, dishonor, notice of protest for nonpayment or any other notice with respect to the Obligations and this Agreement.  To the fullest extent permitted by applicable law, the obligations of each Guarantor hereunder shall not be affected by (a) any lack of validity or enforceability of any Loan Document, Secured Hedging Agreement or Bank Product Obligation Agreement or any agreement or instrument relating thereto or the Obligations being found to be illegal, invalid or unenforceable in any respect, (b) the failure of the Agent or any other Secured Party to assert any claim or demand or to enforce or exercise any right or remedy against any Borrower or any other Guarantor under the provisions of the Credit Agreement, any other Loan Document, any Secured Hedging Agreement, any Bank Product Obligation Agreement or otherwise, (c) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement, any other Loan Document, any Secured Hedging Agreement, any Bank Product Obligation Agreement, any Guarantee or any other agreement, including with respect to any other Guarantor under this Agreement, (d) the failure to perfect any security interest in, or the release of, any of the security held by or on behalf of the Collateral Agent or any other Secured Party, (e) any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries, (f) any failure of any Secured Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to such Secured Party (each Guarantor hereby waiving any duty on the part of the Secured Parties to disclose such information), (g) the failure of any other Person to execute or deliver the Guarantee Agreement or any other guarantee or agreement, (h) any defenses, set-offs or counterclaims which any Borrower or any other Loan Party may allege or assert against any Secured Party in respect of the Obligations, including failure of consideration, breach of warranty, statute of frauds, statute of limitations, accord and satisfaction and usury (it being understood that although such defenses, set-offs or counterclaims may not be asserted as defenses, set-offs or counterclaims to claims under this Agreement, such defenses, set-offs or counterclaims are preserved and not waived) and (i) any other act, omission or circumstance or any existence of or reliance on any representation by any Secured Party that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety, other than, in each case, the performance or payment in full, or collateralization in full in a manner reasonably satisfactory to the Agent, of all the Obligations.

SECTION 3. Security.  Each of the Guarantors authorizes the Collateral Agent and each of the other Secured Parties to (to the extent permitted by the Security Documents) (a) take and hold security for the payment of the guarantee hereunder and the Obligations and exchange, enforce, waive and release any such security, (b) upon the occurrence and during the continuance of an Event of Default, apply such security and direct the order or manner of sale thereof as they in their sole discretion may reasonably determine and (c) release or substitute any one or more endorsees, other guarantors or other obligors.

SECTION 4.   Guarantee of Payment; Continuing Guarantee.  Each Guarantor further agrees that its guarantee constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Collateral Agent or any other Secured Party to any

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of the security held for payment of the Obligations or to any balance of any deposit account or credit on the books of the Agent or any other Secured Party in favor of any Borrower or any other Person.  Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Agreement and acknowledges that, until the termination of this Agreement pursuant to Section 11, this Agreement is continuing in nature and applies to all Obligations, whether existing now or in the future.

SECTION 5.   Covenants; Bankruptcy.  Each Guarantor covenants and agrees that, at all times until all the Obligations (other than with respect to indemnifications that expressly survive the termination of this Agreement and the Credit Agreement and are not due and payable or reasonably foreseeable on such date) have been paid in full or collateralized in full in cash or in a manner reasonably satisfactory to the Agent or otherwise performed and the Lenders have no further commitment to lend under the Credit Agreement, such Guarantor will perform, comply with and be bound by all of the agreements, covenants and obligations contained in the Credit Agreement which are applicable to such Guarantor or its properties, each such agreement, covenant and obligation contained in the Credit Agreement and all other terms of the Credit Agreement to which reference is made in this Section, together with all related ancillary provisions, being hereby incorporated into this Agreement by this reference as though specifically set forth in this Section.

So long as any Obligations remain outstanding, no Guarantor shall, without the prior written consent of Agent acting pursuant to the instructions of the Required Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against any Borrower or any other Guarantor.  The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation, recovery or revitalização or arrangement of any Borrower or any other Guarantor or by any defense which any Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

Each Guarantor acknowledges and agrees that any interest on any portion of the Obligations which accrues after the commencement of any case or proceeding referred to in the paragraph immediately above (or, if interest on any portion of the Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Obligations if such case or proceeding had not been commenced) shall be included in the Obligations because it is the intention of Guarantors and Secured Parties that the Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve any Borrower or any other Loan Parties of any portion of such Obligations.  Guarantors will permit any trustee in bankruptcy, administrator, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Agent, or allow the claim of Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

SECTION 6.  No Discharge or Diminishment of Guarantee.  The obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the performance or payment in full, or collateralization in

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full in a manner reasonably satisfactory to the Agent, of all of the Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise.  Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by the failure of the Agent or any other Secured Party to assert any claim or demand or to enforce any remedy under the Credit Agreement, any other Loan Document, any Secured Hedging Agreement, any Bank Product Obligation Agreement or any other agreement, by any waiver or modification of any provision of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or the failure to perfect any security interest in, or the release of the security held by or on behalf of the Collateral Agent or any other Secured Party, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or that would otherwise operate as a discharge of each Guarantor as a matter of law or equity (other than the performance or payment in full or collateralization in full in a manner reasonably satisfactory to the Agent of all the Obligations).

SECTION 7. Defenses of Borrowers and Loan Parties Waived.  To the fullest extent permitted by applicable law, each of the Guarantors waives any defense based on or arising out of any defense of the Borrowers or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrowers, other than the performance or payment in full or collateralization in full in a manner reasonably satisfactory to the Agent of all the Obligations.  Without limitation to the foregoing, each Guarantor hereby waives, for the benefit of the Secured Parties:  (a) any right to require any Secured Party, as a condition of payment or performance by such Guarantor, to (i) proceed against any Borrower, any other guarantor (including any other Guarantor) of the Obligations or any other Person, (ii) proceed against or exhaust any security held from any Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of any Secured Party in favor of any Borrower or any other Person, or (iv) pursue any other remedy in the power of any Secured Party whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrowers or any other Guarantor from any cause other than payment in full, or collateralization in full in a manner reasonably satisfactory to the Agent, of all the Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Secured Party’s errors or omissions in the administration of the Obligations, except behavior which amounts to gross negligence, bad faith or willful misconduct; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to assert set-offs, recoupments and counterclaims as defenses to obligations hereunder (it being understood that although such set-offs, recoupments and counterclaims may not be asserted as set-offs, recoupments and counterclaims to claims under this Guarantee, such set-offs, recoupments and counterclaims are preserved and not waived), and

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(iv) promptness, diligence and any requirement that any Secured Party protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) as defenses to obligations hereunder, notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, under the Secured Hedging Agreements or Bank Product Obligation Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Obligations or any agreement related thereto, notices of any extension of credit to any Borrower and notices of any of the matters referred to in Section 2 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.  The Collateral Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any Borrower or any other guarantor (including the other Guarantors) or exercise any other right or remedy available to them against any Borrower or any other guarantor (including the other Guarantors), without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations have been paid in full or collateralized in full in cash.  Pursuant to applicable law, each of the Guarantors waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against any Borrower or any other Guarantor or guarantor, as the case may be, or any security.

SECTION 8.   Agreement to Pay; Subordination.  In furtherance of the foregoing and not in limitation of any other right that the Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon, and during the continuation of, the failure of the Borrowers or any other Loan Party to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Agent or such other Secured Party as designated thereby in cash the amount of such unpaid Obligations.  Each Guarantor agrees, as a separate and independent primary obligation, to indemnify the Secured Parties from time to time on demand from and against any loss, cost, expense or liability of any kind reasonably incurred by the Lenders as a result of any Borrower or any other Loan Parties failing to perform the Obligations duly and punctually or as a result of any of the Obligations being or becoming void, voidable, unenforceable or ineffective against any Borrower or any other Loan Parties for any reason whatsoever, whether known to the Secured Parties or not.

SECTION 9.  Information.  Each of the Guarantors assumes all responsibility for being and keeping itself informed of the Borrowers’ and the other Loan Parties’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Agent or the other Secured Parties will have any duty to advise any of the Guarantors of information known to it or any of them regarding such circumstances or risks.

SECTION 10.  Representations and Warranties.  Each of the Guarantors represents and warrants as to itself that all representations and warranties relating to it contained

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in the Credit Agreement are true and correct.  Each of the Guarantors hereby further represents and warrants as follows:

(a)           There are no conditions precedent to the effectiveness of this Agreement that have not been satisfied or waived.

(b)           It is in the best interests of each Guarantor to execute this Agreement inasmuch as such Guarantor will, as a result of being either a parent of or an Affiliate of the Borrowers, derive substantial direct and indirect benefits from the Loans made from time to time to the Borrowers by the Lenders pursuant to the Credit Agreement and the execution and delivery of the Secured Hedging Agreements and Bank Product Obligation Agreements, between the Borrowers, other Guarantors and certain Secured Parties, and each Guarantor agrees that the Secured Parties are relying on this representation in agreeing to make Loans to the Borrowers and to provide financial accommodations pursuant to the Secured Hedging Agreements and the Bank Product Obligation Agreements.

SECTION 11.   Termination or Release.  This Agreement and the Guarantees made hereunder (a) shall terminate automatically when all the Obligations (other than with respect to indemnifications that expressly survive the termination of this Agreement and the Credit Agreement and are not due and payable or reasonably foreseeable on such date) have been paid in full or collateralized in full in cash or in a manner reasonably satisfactory to the Agent or otherwise performed and the Lenders have no further commitment to lend under the Credit Agreement and (b) shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Secured Party or any Guarantor upon the insolvency, bankruptcy or reorganization of any Borrower, any Guarantor or otherwise.  If (i) all of the Equity Interests or other securities of a Guarantor are sold, transferred or otherwise disposed of to a non-Loan Party in accordance with the terms of the Credit Agreement or pursuant to the written consent of the Required Lenders or, if required by the terms of the Credit Agreement, all the Lenders or (ii) a Guarantor otherwise ceases to be a Guarantor in accordance with the terms of the Credit Agreement or pursuant to the written consent of the Required Lenders or, if required by the terms of the Credit Agreement, all the Lenders, such Guarantor shall be automatically released from its obligations under this Agreement without further action by any party.  In connection with any of the foregoing, the Agent shall execute and deliver to such Guarantor or Guarantor’s designee, at such Guarantor’s expense, any documents or instruments which such Guarantor shall reasonably request from time to time to evidence such termination or release.

SECTION 12.  Binding Effect; Several Agreement; Assignments.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Guarantors that are contained in this Agreement shall bind and inure to the benefit of each party hereto and their respective successors and assigns.  This Agreement shall become effective as to any Guarantor when a counterpart hereof executed on behalf of such Guarantor shall have been delivered to the Agent, and a counterpart hereof shall have been executed on behalf of the Agent, and thereafter shall be binding upon such Guarantor and the Agent and their respective successors and assigns, and shall inure to the benefit of such Guarantor, the Agent and the other Secured Parties, and their respective successors and assigns, except that such Guarantor

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shall not have the right to assign its rights or obligations hereunder or any interest herein (and any such attempted assignment shall be void).  This Agreement shall be construed as a separate agreement with respect to each Guarantor and may be amended, modified, supplemented, waived or released with respect to any Guarantor without the approval of any other Guarantor and without affecting the obligations of any other Guarantor hereunder.

SECTION 13.    Waivers; Amendment.  (a)  No failure or delay of the Agent in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Agent hereunder and of the other Secured Parties under the other Loan Documents, Secured Hedging Agreements and Bank Product Obligation Agreements are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on any Guarantor in any case shall entitle such Guarantor or any other Guarantor to any other or further notice or demand in similar or other circumstances.

(b)           Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into between the Guarantors with respect to which such waiver, amendment or modification relates and the Collateral Agent, with the prior consent of the Required Lenders (except as otherwise provided in the Credit Agreement).

SECTION 14.  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Each Guarantor acknowledges that it understands the nature and extent of its liability and commitment under this Guarantee as governed by the laws of the State of New York and to that effect it has obtained professional independent legal advice.

SECTION 15. Notices.  All communications and notices hereunder shall be in writing and given as provided in Section 9.01 of the Credit Agreement.  All communications and notices hereunder to each Guarantor shall be given to it at its address, telecopy number or e-mail address set forth in Schedule I.  The Guarantors covenant and agree that they shall at all times maintain an agent for service of process in New York and any notice of legal process shall be sufficiently served on the Guarantors if delivered to the agent at his/her address for the time being.  The Guarantors undertake not to revoke the authority of their agent and if, for any reason, this agent no longer serves as agent of the Guarantors to receive service of process, the Guarantors shall promptly appoint another such agent and advise the Agent thereof.

SECTION 16.  Survival of Agreement; Severability.  (a)  All covenants, agreements, representations and warranties made by each Guarantor herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or

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any other Loan Document shall be considered to have been relied upon by the Agent and the other Secured Parties and shall survive the execution and delivery of the Loan Documents and the making o any Loans and shall continue in full force and effect until this Agreement is terminated or released as set forth in Section 11.

(b)           Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 17.  Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract (subject to Section 12), and shall become effective as provided in Section 12.  Delivery of an executed signature page to this Agreement by facsimile (or other electronic) transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

SECTION 18.  Rules of Interpretation; Definitions.  The rules of interpretation specified in Section 1.03 of the Credit Agreement shall be applicable to this Agreement.

SECTION 19.  Jurisdiction, Consent to Service of Process.  (b)  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such State of New York or, to the extent permitted by law, in such Federal court (in each case, other than with respect to actions by any Agent in respect of rights under any Security Document governed by laws other than the laws of the State of New York with respect to any Collateral subject thereto).  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Agent or any other Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Guarantor or its properties in the courts of any jurisdiction.

(b)           Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

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(c)           Notwithstanding paragraphs (a) and (b) of this Section 19, with respect to any action or proceeding arising out of or relating to this Agreement or the other Loan Documents involving a Mexican Guarantor, each of the parties hereto hereby expressly and irrevocably (i) submits to the jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof; (ii) waives any other jurisdiction to which it may be entitled by reason of its present or future domicile or otherwise; and (iii) waives any objection to those courts on the ground of venue or forum non conveniens.

(d)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 15.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(e)           The provisions of Section 9.19 of the Credit Agreement are incorporated herein by reference mutatis mutandis.

SECTION 20. Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 20.

SECTION 21.    Additional Guarantors.  Pursuant to Section 5.11 of the Credit Agreement, each Loan Party that was not in existence on the date of the Credit Agreement is required to enter into this Agreement as a Guarantor upon becoming a Loan Party.  Upon execution and delivery after the date hereof by the Agent and such Loan Party of an instrument in the form of Annex 1, such Loan Party shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein.  The execution and delivery of any instrument adding an additional Guarantor as a party to this Agreement shall not require the consent of any other Guarantor hereunder.  The rights and obligations of each other Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Agreement.

SECTION 22.    Right of Set-off.  If an Event of Default shall have occurred and be continuing, each Secured Party is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Secured Party to or for the credit or the account of any Guarantor against any or all the obligations of such Guarantor now or hereafter existing under this Agreement and the other Loan

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Documents, Secured Hedging Agreements or Bank Product Obligation Agreements held by such Secured Party, irrespective of whether or not such Secured Party shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured.  Each Secured Party shall notify the Guarantors promptly of any such set-off and the application made by such Secured Party of the proceeds thereof.  The rights of each Secured Party under this Section 22 are in addition to other rights and remedies (including other rights of setoff) which such Secured Party may have.

SECTION 23. Limitations for Luxembourg Guarantors.  Notwithstanding anything to the contrary in this Agreement, the aggregate obligations and liabilities of any Guarantor incorporated under the laws of the Grand Duchy of Luxembourg (a “Luxembourg Guarantor”) with respect to any joint and several liability and the granting of any guarantee under this Agreement, shall not include any payment which, if made would amount to prohibited financial assistance as provided in article 49-6 of the LCC.  In any case the guarantee of any Luxembourg Guarantor shall be limited to the higher of (i) the aggregate amount of the funds (derived from the Loans), which has been on-lent to such Luxembourg Guarantor or (ii) 95 percent of the net asset value (“capitaux propres”) of such Luxembourg Guarantor as at the date on which payment shall be made or (iii) 95 percent of the fair market value of such Luxembourg Guarantor as at the date on which payment shall be made.

None of the above restrictions shall apply to the extent that the guarantee secures the own obligations of the Lux Borrower and/or Luxembourg Guarantor or any direct or indirect subsidiary of such Borrower and/or Luxembourg Guarantor under the Credit Agreement.

SECTION 24. Limitations for German Guarantors.

(a)           The right to enforce this Agreement with respect to a Guarantor incorporated in Germany as a limited liability company (GmbH) (a “German GmbH Guarantor”), or as a limited partnership (Kommanditgesellschaft) with a limited liability company as sole general partner (GmbH & Co. KG) (the “GermanGmbH & Co. KG Guarantor”, together with any German GmbH Guarantor hereinafter referred to as a “German Guarantor”) shall to the extent that this Agreement secures liabilities of an affiliated company (verbundenes Unternehmen) within the meaning of Section 15 et seq. of the German Stock Corporation Act (AktG Aktiengesetz) of that German Guarantor (other than the German Guarantor’s (direct or indirect) Subsidiaries) (the “Guaranteed Loan Party”) at all times be limited to an amount equal to that German Guarantor’s, or, in the case of a German GmbH & Co. KG Guarantor, its general partner’s, assets (to be calculated in accordance with Section 266 sub-section (2) A, B, C, D and E of the German Commercial Code (HGB Handelsgesetzbuch)) less the sum of (i) the German Guarantor's liabilities (to be calculated in accordance with Section 266 sub-section (3) B, C, D and E of the German Commercial Code), (disregarding, for the avoidance of doubt, (x) any provision in respect of the guarantee created under this Agreement, (y) any liabilities of the German Guarantor in respect of intercompany indebtedness to the Borrowers or Affiliates of the Borrowers to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such Guarantor

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hereunder and (z) any liabilities of the German Guarantor under any Guarantee of senior unsecured indebtedness or Indebtedness subordinated in right of payment to the Obligations which Guarantee contains a limitation as to maximum amount similar to that set forth in this paragraph, pursuant to which the liability of such Guarantor hereunder is included in the liabilities taken into account in determining such maximum amount), (ii) the amounts of profits (Gewinne) not available for distribution to its shareholders and (iii) the stated share capital (Stammkapital) of the German Guarantor or, in the case of a German Guarantor in the legal form of GmbH & Co. KG, its general partner (the “Net Assets”), provided that the enforcement of the Guarantee would cause a violation of Sections 30, 31 of the German Limited Liability Companies Act (GmbHG Gesetz betreffend die Gesellschaften mit beschränkter Haftung).

(b)           For the purposes of the calculation of the Net Assets the following balance sheet items shall be adjusted as follows:

(i)          the amount of any increase of the stated share capital (Stammkapital) of the German Guarantor, or, in case of a German GmbH & Co. KG Guarantor, its general partner, after the date hereof (excluding any such increase of stated share capital permitted pursuant to any other agreement to which the Collateral Agent and the relevant German Guarantor are a party) (A) that has been effected without the prior written consent of the Agent, (B) that has been effected out of retained earnings (Kapitalerhöhung aus Gesellschaftsmitteln) or (C) to the extent that it is not fully paid up, shall be deducted from the stated share capital;

(ii)          loans and contractual liabilities incurred in violation of the provisions of the Loan Documents shall be disregarded; and

(iii)          loans provided to the German Guarantor by any other Guarantor shall be disregarded if such loans are considered subordinated pursuant to Section 39 para. 1 No. 5 of the German Insolvency Code (InsO Insolvenzordnung).

(c)           In addition, each German Guarantor, and, in case of a German GmbH & Co. KG Guarantor, its general partner, shall, for the purposes of determining the Net Assets, realize, to the extent legally permitted and commercially justifiable with respect to the cost and efforts involved, in a situation where such German Guarantor, and, in the case of a German GmbH & Co. KG Guarantor, its general partner, does not have sufficient Net Assets to maintain its stated share capital, any and all of its assets that are shown in the balance sheet of the German Guarantor, or, in case of a German GmbH & Co. KG Guarantor, its general partner, with a book value (Buchwert) that is significantly lower than the market value of the assets if the asset is not necessary for such German Guarantor’s, and, in the case of a German GmbH & Co. KG Guarantor, its general partner's, business, (betriebsnotwendig) (the “Realizable Assets”).

(d)           The Agent shall not enforce this Agreement against the relevant German Guarantor before the Net Assets (as determined in accordance with clauses (a), (b) and (c) of this Section 24), i.e., the amounts which may be claimed against a relevant German Guarantor, or, in the case of a German GmbH & Co. KG Guarantor, its general partner, have been determined in accordance with the following further procedure:

(i)          following a notification by the Agent to the relevant German

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Guarantor of its intention to enforce this Agreement such German Guarantor shall notify the Agent in writing within ten (10) Business Days of such notification of the Net Assets (the “Management Determination”).  If the Agent disagrees with this Management Determination such German Guarantor, acting reasonably, shall engage at its expense a firm of auditors of international standard and repute which shall proceed to audit the relevant German Guarantor with a view to investigating such German Guarantor’s Net Assets (the “Auditors’ Determination”) until the end of the calendar month in which the firm of auditors has been engaged and the German Guarantor shall give notice of such engagement to the Agent. Each relevant German Guarantor shall render any and all reasonable assistance requested by the auditors for the purposes of facilitating the Auditors’ Determination and shall allow full access to and inspection of its books and any other necessary documents.

(ii)          The Auditors’ Determination of the Net Assets shall take into account, in addition to the terms set forth in clauses (a), (b) and (c) of this Section 24, the generally accepted accounting principles applicable in Germany and be based on the same principles that were applied when establishing the previous year’s balance sheet.

(iii)          The amount specified in the relevant Auditors’ Determination pertaining to the relevant German Guarantor, or, in the case of a German GmbH & Co. KG Guarantor, its general partner, shall be up to date and in any event such Auditors’ Determination shall have been prepared as of a date falling within the period commencing fifteen (15) Business Days prior to the date of the commencement of any enforcement action.

(iv)          The Agent may proceed to enforce this Agreement granted by the relevant German Guarantor, if and to the extent that (i) the German Guarantor has not provided the Management Determination within the ten (10) Business Days period or (ii) an Auditors’ Determination cannot be obtained within thirty (30) Business Days following notice by the Agent to the relevant German Guarantor that it disagrees with its Management Determination.  The maximum amount that may be claimed against such relevant German Guarantor in those circumstances will be the amount determined by the Agent in good faith acting reasonably by reference to the most recent financial statements delivered in respect of the relevant German Guarantor under this Agreement and, based on such determination by the Agent, the payment of which would not result in such German Guarantor, or, in the case of a German GmbH & Co. KG Guarantor, its general partner, having insufficient assets to maintain its stated share capital.  For the purpose of calculating such amount, the adjustments referred to in clause (b) of this Section 24 will be made to the most recent financial statements delivered as aforesaid.

(e)           If the amount payable under the relevant Guarantee was determined in accordance with Section 24(d)(iv), because an Auditors’ Determination could not be obtained as

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outlined in Section 24(d)(iv)(b), and, in such case, an Auditors’ Determination delivered by the relevant German Guarantor to the Agent within three months after the respective auditor should have been engaged in accordance with Section 24(d)(i) confirms that the amount available under the relevant Guarantee granted hereunder at the time of enforcement was less than the amount recovered by the Agent, the Agent agrees to release to the relevant German Guarantor an amount of the proceeds equal to the amount by which the recoveries relating to the relevant Guarantee exceeded the amount determined to be available.

(f)           The limitations set out in clause (a) of this Section 24 shall not apply:

(i)          to any amounts due and payable under any Loan Document which relate to funds which have been on-lent to the relevant German Guarantor or to any of its (direct or indirect) subsidiaries and are still outstanding;

(ii)          if the German Guarantor is subject to a domination and/or profit transfer agreement (Beherrschungs- und/oder Gewinnabführungsvertrag) (a "DPTA") (as dominated entity) with the Guaranteed Loan Party, whether directly or indirectly through a chain of DPTAs between each company and its shareholder (or in case of a German GmbH & Co. KG Guarantor between its general partner and its shareholder), if and to the extent that the existence of a DPTA leads to the inapplicability of Section 30 para. 1 sentence 1 of the German Limited Liability Companies Act; or

(iii)          if and to the extent that the relevant German Guarantor holds on the date of enforcement of the guarantee a fully recoverable indemnity or claim for refund (“vollwertiger Gegenleistungs- oder Rückgewähranspruch”) against its shareholder.

(g)           Regardless of the provisions set forth in this Section 24, the enforcement of this Agreement into Liquid Assets (as defined below) shall be, at the date hereof and at any time hereafter until the full and complete payment of any and all obligations guaranteed by this Agreement, be limited to the extent that such enforcement would result (i) in a violation of the prohibition of an intervention threatening the corporate existence of the German Guarantor (existenzvernichtender Eingriff) and (ii) such violation would result from a Liquidity Impairment:

(i)          For the purposes of this Section 24(g), the fact that enforcement would result in a violation of the prohibition of an intervention threatening the corporate existence of the German Guarantor (existenzvernichtender Eingriff) shall be proven by the German Guarantor to the satisfaction of the Agent, acting reasonably and taking into account the then current jurisprudence of the German Federal Court of Justice (Bundesgerichtshof).

(ii)          For the purposes of this Section 24(g), “Liquidity Impairment” means that the German Guarantor would, subject to paragraph (iii) below, if this Agreement were enforced, not be able to fulfill its financial obligations

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which the German Guarantor owes to its creditors and which (i) are due at the time of a notification by the Agent to the relevant German Guarantor of its intention to enforce the Agreement (the “Demand”), or (ii) will become due within a period of thirty (30) calendar days following such Demand (the “Relevant Period”).

(iii)          For the purposes of determining whether a Liquidity Impairment occurs all liquid assets (i.e., cash, amounts standing to the credit of bank accounts and securities standing to the credit of securities accounts (“Liquid Assets”)) of the German Guarantor (including Liquid Assets the German Guarantor is due to receive within the Relevant Period) and Realizable Assets shall be taken into account.

(iv)          These limitations shall only apply if and to the extent that within ten (10) Business Days following a Demand, the managing director(s) on behalf of such German Guarantor has (have) confirmed in writing to the Agent to what extent the enforcement of this Agreement  results in a Liquidity Impairment and such confirmation is supported by evidence reasonably satisfactory to the Agent (the “Management Liquidity Impairment Determination”). If the Agent disagrees with this Management Liquidity Impairment Determination such German Guarantor, acting reasonably, shall engage at its own expense a firm of auditors of international standard and repute which shall proceed to audit the relevant German Guarantor with a view to investigating the amount that would have been necessary on the date of the Demand to prevent the occurrence of a Liquidity Impairment (the “Auditor’s Liquidity Impairment Determination”). Each relevant German Guarantor shall render any and all reasonable assistance requested by the auditors for the purposes of facilitating the Auditors’ Liquidity Impairment Determination and shall allow full access to and inspection of its books and any other necessary documents.

(v)          The Agent may proceed to enforce the Agreement  granted by the relevant German Guarantor, if and to the extent that (a) the German Guarantor has not provided the Management Liquidity Impairment Determination within the ten (10) Business Days period or (b) an Auditors’ Liquidity Impairment Determination cannot be obtained within thirty (30) Business Days following notice by the Agent to the relevant German Guarantor that it disagrees with its Management Liquidity Impairment Determination. The maximum amount that may be claimed against such relevant German Guarantor in those circumstances will be the amount determined by the Agent in good faith acting reasonably by reference to the most recent financial statements delivered in respect of the relevant German Guarantor under this Agreement and, based on such determination by the Agent, the payment of which would not result in a Liquidity Impairment of such German Guarantor.  For the purpose of calculating such amount, the adjustments referred to in sub-paragraphs (ii) and (iii) of this Section 24(g) will be made to the most recent financial statements delivered as aforesaid.

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(vi)          If the amount payable under the relevant guarantee was determined in accordance with Section 24(g)(v), because an Auditors’ Determination could not be obtained as outlined in Section 24(g)(v)(b), and, in such case, an Auditors’ Determination or an Auditor’s Liquidity Impairment Determination delivered by the relevant German Guarantor to the Agent within three months after the respective auditor should have been engaged in accordance with Section 24(g)(iv) confirms that the amount available under the relevant guarantee granted hereunder at the time of enforcement was less than the amount recovered by the Agent, the Agent agrees to release to the relevant German Guarantor an amount of the proceeds equal to the amount by which the recoveries relating to the relevant guarantee exceeded the amount determined to be available.

(h)           No reduction of the amount enforceable under this Agreement in accordance with the above limitations will prejudice the rights of the Agent to continue enforcing this Agreement (subject always to the operation of the limitations set forth above at the time of such enforcement) until full satisfaction of the guaranteed claims.

SECTION 25.  Limitations for Dutch Guarantors.  The guarantee and indemnity obligations of any Guarantor organized under the laws of the Netherlands under this Agreement shall be deemed not to be undertaken or incurred by such Guarantor to the extent that the same would constitute unlawful financial assistance within the meaning of Section 2:207c of the Dutch Civil Code and the provisions of this Agreement shall in respect of each such Guarantor be construed accordingly.

SECTION 26.  Additional Waivers by Mexican Guarantors.  In addition to the waivers and acknowledgements provided in this Agreement, each Guarantor incorporated and organized under the laws of the United Mexican States (each, a “Mexican Guarantor”) hereby unconditionally and irrevocably waives, to the fullest extent permitted by law, to the benefits of orden, excusión, división, quita, novación, espera and modificación which may be available to it under Articles 2813, 2814, 2815, 2817, 2818, 2820, 2821, 2822, 2823, 2827, 2836, 2840, 2842, 2845, 2846, 2847, 2848, 2849 and other related articles of the Mexican Federal Civil Code in effect and the corresponding articles of the Civil Codes of all States of Mexico and the Federal District of Mexico. Each Mexican Guarantor represents that they are familiar with the contents of these articles and agree that they need not be reproduced herein.  If any provision of this Agreement shall be held to be invalid by any court of competent jurisdiction, the invalidity of such provision shall not affect any of the remaining provisions.

SECTION 27.  Limitations for Portuguese Guarantors.  The guarantee and indemnity obligations of any Guarantor organized under the laws of Portugal under this Agreement shall be deemed to be not undertaken or incurred by such Guarantor to the extent that the same would constitute unlawful financial assistance within the meaning of Article 322 of the Portuguese Companies Code or would cause the principles of corporate (financial) benefit to be transgressed, and the provisions of this Agreement shall in respect of each such Guarantor be construed accordingly.

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SECTION 28.  Limitations for Canadian Guarantors

.  Notwithstanding Section 1 of this Agreement, each Guarantor formed under the laws of Canada or any province or territory thereof (each, a “Canadian Guarantor”) is providing its Guarantee of the due and punctual payment by each of the Borrowers and the other Loan Parties of all Obligations when the same shall become due (i) as a primary obligor and not as a surety and (ii) severally each as to 100% of all such Obligations and not on a joint or joint and several basis.

SECTION 29. Limitations for Polish Guarantors.  Any guarantee granted or assumed by a Guarantor incorporated or established in Poland (each a “Polish Guarantor”) shall be limited in accordance with the following rules:

(a)           To the extent the liability under this Guarantee is considered a liability ("zobowiązanie") within the meaning of Article 11 Sec. 2 of the Polish Bankruptcy and Restructuring Law (as defined below), the liability of each Polish Guarantor under this Guarantee shall be limited to an amount equal, at any time, to the aggregate value of all the assets (aktywa) of such Polish Guarantor at that time less the aggregate value of the liabilities (zobowiązania) of that Polish Guarantor at that time, undertaken in accordance with the provisions of the Loan Documents, and thus such liability should not result in the Polish Guarantor's insolvency as defined in Article 11 Sec. 2 of the Polish Bankruptcy and Restructuring Law. The term “liabilities” as referred to above shall at all times exclude the Polish Guarantor’s liability under this Guarantee, but shall include any other obligations (secured and unsecured) of the Polish Guarantor, including any other off-balance sheet obligations of the Polish Guarantor.

If at any time the Polish Guarantor or the Collateral Agent requests to calculate the amount of the liability of the Polish Guarantor under this Guarantee, such amount will be calculated as of the date of the financial statements mentioned below, pursuant to the following formula:

G = A - L, where:

“G”          means Polish Limitation Amount,

“A”
means all assets (aktywa) of the relevant Polish Guarantor in the value recorded in (i) its latest annual unconsolidated financial statements made available to the Agent or, if they are more up-to date, in (ii) its latest interim unconsolidated financial statements made available to the Agent within 15 Business Days following its request made in accordance with the Credit Agreement or without such request (i.e. at the Polish Guarantor’s own motion);

“L”
means all liabilities (zobowiązania) of the relevant Polish Guarantor existing on the date hereof and, henceforth, undertaken in accordance with the provisions of the Credit Agreement recorded in the pertinent financial statements referred to in the definition of “A” above and used for the purpose of determination of the value of assets (aktywa) of that Polish Guarantor. The term “liabilities” shall at all times exclude the Polish Guarantor’s liabilities under this Guarantee but shall include any other

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obligations (secured and unsecured) of the Polish Guarantor, including any other off-balance sheet obligations of the Polish Guarantor;

The amount of the liability of the Polish Guarantor under this Guarantee calculated pursuant to the above formula shall remain binding for the purpose of any claim(s) made against the Guarantor under this Guarantee (in case any such claim(s) is made) after the date of the financial statements made available to the Agent for the purpose of the above calculation and prior to the date of the new financial statement made available in accordance with the above provisions.

The limitation in this sub-paragraph (a) will not apply if at least one of the following circumstances occurs:

(i)          the aggregate value of the liabilities of the Polish Guarantor (other than those under this Guarantee) exceeds the aggregate value of the assets thereof thus resulting in the Polish Guarantor’s insolvency within the meaning of Article 11 Sec. 2 of the Polish Bankruptcy and Restructuring Law dated 28 February 2003 (Journal of Laws No. 60, item 535, as amended) (the “Polish Bankruptcy and Restructuring Law”); or

(ii)          Polish law is amended in such a manner that (a) a debtor whose liabilities exceed the value of its assets is no longer deemed insolvent (niewypłacalny) as provided for in Article 11 Sec. 2 of the Polish Bankruptcy and Restructuring Law (as in force on the date of this Agreement) or that (b) the insolvency (niewypłacalność) of a debtor within the meaning of Article 11 Sec. 2 of the Polish Bankruptcy and Restructuring Law (as in force on the date of this Agreement) no longer gives grounds for the declaration of its bankruptcy (ogłoszenie upadłości).

(b)           Additionally to the provisions of sub-paragraph (a) above, each Polish Guarantor which is a limited liability company (“sp. z o.o.”) has the right to refrain from making a payment under this Guarantee in the event and to the extent that such payment would result in a reduction of its assets necessary to fully cover its share capital as required under Article 189.2 of the Polish Commercial Companies Code of 15 September 2000 (Kodeks spółek handlowych, Journal of Laws No. 94, item 1037, as amended).

SECTION 30. Construction.  Each of the parties hereto acknowledges that (i) it has been represented by counsel in the negotiation and documentation of the terms of this Agreement; (ii) it has had full and fair opportunity to review and revise the terms of this Agreement; (iii) this Agreement has been drafted jointly by all of the parties hereto; and (iv) neither Agent nor any other Secured Party has any fiduciary relationship with or duty to any Borrower or any Guarantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Agent and the Secured Parties, on the one hand, and the Borrowers and the other Loan Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor.  Accordingly, each of the parties hereto acknowledges and agrees that the terms of this Agreement shall not be construed against or in favor of another party.

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SECTION 31. Authorization of Filing of Financing Statements

Without limiting the foregoing, each Guarantor that has granted a security interest in favor of the Collateral Agent pursuant to the Security Documents hereby authorizes (but without any obligation) the Collateral Agent to file one or more financing statements (including fixture filings), continuation statements, or other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by such Guarantor pursuant to the Security Documents to which it is a party, without the signature of such Guarantor, and naming such Guarantor as debtor and the Collateral Agent as secured party.  Each such Guarantor authorizes the Collateral Agent to use the collateral description “all assets,” “all personal property, whether now existing or hereafter acquired,” “all of the debtor’s assets, whether now owned or hereafter acquired” or words of similar effect in any such financing statements filed or other filings for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted hereunder by such Guarantor.  For the avoidance of doubt, it is the obligation of the Guarantors to perfect and maintain all liens and security interests granted by such Guarantors.

SECTION 32. Agent’s Duties.  The Agent’s duties are as set forth in the Credit Agreement.  Nothing herein shall limit the Agent’s right to take or omit from taking any action in accordance with the direction of the Required Lenders in accordance with the terms of the Credit Agreement or to omit from taking any action if the Required Lenders provide no direction and otherwise in accordance with the terms of the Credit Agreement.

SECTION 33. Parallel Debt

(a)          Each Guarantor hereby irrevocably and unconditionally undertakes to pay to the Agent an amount equal to the aggregate amount due by it in respect of its Corresponding Obligations.  The payment undertaking of each of the Guarantors under this Section 33 is to be referred to as its “Parallel Debt.”  For purposes of this Section 33, “Corresponding Obligations” shall mean the Guarantors’ Obligations as they may exist from time to time, other than the Parallel Debt.

(b)          Each Parallel Debt will be payable in the currency or currencies of the relevant Corresponding Obligations and will become due and payable as and when and to the extent one or more of the relevant Corresponding Obligations become due and payable.

(c)          Each of the parties to this Agreement hereby acknowledges that:

(i)          each Parallel Debt constitutes an undertaking, obligation and liability to the Agent which is separate and independent from, and without prejudice to, the Corresponding Obligations; and

(ii)          each Parallel Debt represents the Agent’s own separate and independent claim to receive payment of that Parallel Debt from the relevant debtor.

it being understood, in each case, that pursuant to this Section 33 the amount which may become payable by any Guarantor under its Parallel Debt shall never exceed the total of the amounts which are payable under or in connection with its Corresponding Obligations.

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(d)          To the extent the Agent irrevocably receives any amount in payment of a Parallel Debt, the Agent shall distribute that amount among the Secured Parties that are creditors of the relevant Corresponding Obligations in accordance with the provisions of the Credit Agreement as if received by it in payment of the relevant Corresponding Obligations. Upon irrevocable receipt by the Agent of any amount in payment of a Parallel Debt (a “Received Amount”), the relevant Corresponding Obligations towards the Secured Parties shall be reduced, if necessary pro rata in respect of each Secured Party  individually, by amounts totaling an amount (a “Deductible Amount”) equal to the Received Amount in the manner as if the Deductible Amount were received by (any of) the Secured Parties as a payment of those Corresponding Obligations on the date of receipt by the Agent of the Received Amount; vice versa, irrevocable receipt by the Secured Parties that are creditors of the relevant Corresponding Obligations (or by the Agent acting on behalf of such Secured Parties) of any amount in payment of the Corresponding Obligations shall also discharge the Parallel Debt in the amount of the relevant payment. Notwithstanding anything herein to the contrary, no Corresponding Obligations shall be discharged by a discharge of the Parallel Debt if such discharge of the Parallel Debt is effected by virtue of any set-off, counterclaim or similar defense invoked by a Loan Party vis-à-vis the Agent.

(e)          For the purposes of this Section 33 the Agent acts in its own name and on behalf of itself and not as agent, representative or trustee of any other Secured Party.

SECTION 34.                                U.S. Borrower as Agent for the Loan Parties.

(a)          Each Guarantor by its execution of this Agreement irrevocably appoints the U.S. Borrower to act on its behalf as its agent in relation to the Loan Documents and irrevocably authorizes:

(i)          the U.S. Borrower on its behalf to supply all information concerning itself contemplated by this Agreement or any other Loan Document to the Finance Parties and to give all notices and instructions, to execute on its behalf any supplement, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by that Guarantor notwithstanding that they may affect that Guarantor, without further reference to or the consent of that Guarantor; and

(ii)          each Finance Party to give any notice, demand or other communication to that Guarantor pursuant to the Loan Documents to the U.S. Borrower,

and in each case the Guarantor shall be bound as though the Guarantor itself had given the notices and instructions or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)          Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the U.S. Borrower or given to the U.S. Borrower under any Loan Document on behalf of any

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Guarantor or in connection with any Loan Document (whether or not known to any other Loan Party and whether occurring before or after such other Loan Party became a Loan Party under any Loan Document) shall be binding for all purposes on that Guarantor as if that Guarantor had expressly made, given or concurred with it.  In the event of any conflict between any notices or other communications of the U.S. Borrower and any other Loan Party, those of the U.S. Borrower shall prevail.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

GUARANTORS:

WIRECO WORLDGROUP INC.

By:
Name: Ira Glazer
Title: President and CEO

WRCA US HOLDINGS INC.

By:
Name: Ira Glazer
Title: President and CEO

WRCA, LLC By: WIRECO WORLDGROUP INC.

By:
Name: Ira Glazer
Title: President and CEO

WIRECO WORLDGROUP (CAYMAN) INC.

By:
Name: Ira Glazer
Title: Director

WRCA DISTRIBUTOR (CAYMAN) LTD.

By:
Name: Ira Glazer
Title: Director

WRCA FINANCE (LUXEMBOURG) S.À R.L.

By:
Name: J. Keith McKinnish
Title: Class A Manager

WRCA (LUXEMBOURG) HOLDINGS S.À R.L.

By:
Name: J. Keith McKinnish
Title: Class A Manager

WRCA (LUXEMBOURG) S.À R.L.

By:
Name: J. Keith McKinnish
Title: Class A Manager

WRCA CANADIAN HOLDINGS (LUXEMBOURG) S.À R.L.

By:
Name: J. Keith McKinnish
Title: Class A Manager

1295728 ALBERTA ULC

By:
Name: Ira Glazer
Title: President, Secretary and Director

WIRELINE WORKS PARTNERSHIP, by its duly authorized partner 1295728 Alberta ULC

By:
Name: Ira Glazer
Title: President, Secretary and Director

CASAR DRAHTSEILWERK SAAR GMBH

By:
Name: Ira Glazer
Title: Managing Director

WIRECO WORLDGROUP SALES (CAYMAN) LTD.

By:
Name: Ira Glazer
Title: Director

WIRECO WORLDGROUP B.V. By: WIRECO WORLDGROUP INC.

By:
Name: Ira Glazer
Title: Director

OLIVEIRA HOLLAND B.V.

By:
Name: Ira Glazer
Title: President CEO and Director

WIRECO DUTCH ACQUISITION B.V.

By:
Name: Ira Glazer
Title: Attorney-in-fact

WRCA PORTUGAL - SOCIEDADE UNIPESSOAL LDA

By:
Name: Ira Leslie Glazer
Title: Director

WIRECO WORLDGROUP PORTUGAL HOLDINGS, SGPS, S.A.

By:
Name: Ira leslie Glazer
Title: Director

MANUEL RODRIGUES DE OLIVEIRA SÁ & FILHOS, S.A.

By:
Name: Ira Leslie Glazer
Title: Director

ALBINO, MAIA & SANTOS, UNIPESSOAL, LDA.

By:
Name: Ira Leslie Glazer
Title: Director

CABOS & LINGAS - SOCIEDADE PORTUGUESA DE COMÉRCIO UNIPESSOAL, LDA.

By:
Name: Ira Leslie Glazer
Title: Director

WIRECO WORLDGROUP COMERCIAL, UNIPESSOAL, LDA.

By:
Name: Ira Glazer
Title: Director

DRUMET LINY I DRUTY SP. Z O.O.

By:
Name: Brian Block
Title: Attorney-in-fact

DRUMET DRAHTSEILE GMBH

By:
Name: Wolfgang Oswald
Title: Managing Director

WIRECO WORLDGROUP POLAND HOLDINGS SP. Z.O.O.

By:
Name: Ira Glazer
Title: Managing Board Member

FIFTH THIRD BANK, as Agent

By:
Name:
Title:

Schedule I

Address for Notices:

To any Guarantor:

c/o WireCo WorldGroup, Inc. at 12200 NW Ambassador Dr., Kansas City, MO 64163-1244, Attention:  Chief Financial Officer, Telephone:  (816) 270-4905, Telecopy: (816) 270-4707.

To Agent:

Fifth Third Bank, Fifth Third Center, 38 Fountain Square Plaza, Cincinnati, OH 45263, Attn: Loan Syndication/ Judy Huls, Telephone: (513_ 579-4224, Fax: (513) 534-0875, E-mail: judy.huls@53.com.

ANNEX I TO THE
GUARANTEE AGREEMENT

SUPPLEMENT NO. [ ] dated as of [ ] (this “Supplement”), to the Guarantee Agreement (as amended, supplemented or otherwise modified from time to time, the “Guarantee Agreement”) dated as [___], 2012, among each of the subsidiaries and parent holding companies from time to time party thereto (each such subsidiary individually, a “Guarantor” and, collectively, the “Guarantors”) of WIRECO WORLDGROUP INC., a Delaware corporation (the “U.S. Borrower”), and WRCA (LUXEMBOURG) HOLDINGS S. À R.L, a société à responsabilité limitée organized under the laws of Luxembourg (the “Lux Borrower” and together with the U.S. Borrower, the “Borrowers”), and FIFTH THIRD BANK, as administrative agent and collateral agent (in such capacity, and together with its successors and assigns, the “Agent”) for the Secured Parties (as defined in the Credit Agreement referred to below).

A.           Reference is made to the Credit Agreement dated as of [          ], 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrowers, WireCo WorldGroup (Cayman) Inc., as the Parent, the lenders from time to time party thereto (the “Lenders”), and Fifth Third Bank, as administrative agent and collateral agent.  Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

B.           The Guarantors have entered into the Guarantee Agreement in order to induce the Lenders to make Loans and the Secured Parties to provide financial accommodations under the Secured Hedging Agreements and the Bank Product Obligation Agreements.  Pursuant to Section 5.11 of the Credit Agreement, each Loan Party that was formed or acquired after the Closing Date and that was not a Loan Party on the date of the Closing Date is required to enter into the Guarantee Agreement as a Guarantor upon becoming a Loan Party.  Section 21 of the Guarantee Agreement provides that additional Subsidiaries of the Parent may become Guarantors under the Guarantee Agreement by execution and delivery of an instrument in the form of this Supplement.  The undersigned Subsidiary (the “New Guarantor”) of Parent is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Guarantee Agreement in order to induce the Lenders to make additional Loans and as consideration for Loans previously made and in consideration for the Secured Parties provision of financial accommodations under the Secured Hedging Agreements and the Bank Product Obligation Agreements.

Accordingly, the Agent and the New Guarantor agree as follows:

SECTION 1.                      In accordance with Section 21 of the Guarantee Agreement, the New Guarantor by its signature below becomes a Guarantor under the Guarantee Agreement with the same force and effect as if originally named therein as a Guarantor and the New Guarantor hereby (a) agrees to all the terms and provisions of the Guarantee Agreement applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct on and as of the date hereof.  Without limiting the foregoing, the New Guarantor hereby absolutely, unconditionally and irrevocably guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the due and punctual payment by the Borrowers and the other Loan Parties of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)).  Each reference to a Guarantor in the Guarantee Agreement shall be deemed to include the New Guarantor.  The Guarantee Agreement is hereby incorporated herein by reference.

SECTION 2.                      The New Guarantor represents and warrants to the Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity and implied convenants of good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.                      This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Supplement shall become effective when the Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Guarantor and the Agent.  Delivery of an executed signature page to this Supplement by facsimile (or other electronic) transmission shall be as effective as delivery of a manually executed counterpart of this Supplement.

SECTION 4.                      Except as expressly supplemented hereby, the Guarantee Agreement shall remain in full force and effect.

SECTION 5.                      THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6.                      Any provision of this Supplement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 7.                      All communications and notices hereunder shall be in writing and given as provided in Section 15 of the Guarantee Agreement.  All communications and notices hereunder to the New Guarantor shall be given to it at the address, telecopy number or e-mail address set forth under its signature below, with a copy to the Borrower.

SECTION 8.                      The New Guarantor agrees to reimburse the Agent for its reasonable and documented out-of-pocket expenses in connection with this Supplement, including the reasonable and documented fees, disbursements and other charges of counsel for the Agent.

SECTION 9.                      [Any local law provisions to be inserted, as applicable]

2

IN WITNESS WHEREOF, the New Guarantor and the Agent have duly executed this Supplement to the Guarantee Agreement as of the day and year first above written.

[Name of New Guarantor],

By:   ______________________________________
Name:
Title:
Address:

FIFTH THIRD BANK, as Agent

By:   ______________________________________
Name:
Title:

3

Exhibit F

EXHIBIT F-1

FORM OF TERM LOAN AND INCREMENTAL TERM LOAN NOTE

[TERM] [INCREMENTAL TERM] LOAN NOTE

$[___,___,___]1
mm/dd/yy]2	New York, New York

FOR VALUE RECEIVED, WIRECO WORLDGROUP INC., a Delaware corporation (the “U.S. Borrower”), promises to pay [NAME OF LENDER] (“Payee”) or its registered assigns on the dates specified in the Credit Agreement, the principal amount of [1][DOLLARS] ($[___,___,___][1]) in the installments referred to below.

The U.S. Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit Agreement, dated as of [          ], 2012 (as it may be amended, supplemented, restated or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among the U.S. Borrower, WRCA (Luxembourg) Holdings S.a r.l., WireCo  WorldGroup (Cayman) Inc., as the Parent, the lenders from time to time party thereto, and Fifth Third Bank, as administrative agent and collateral agent.

The U.S. Borrower shall make scheduled principal payments on this Note as set forth in Section 2.08 of the Credit Agreement.

This Note is one of the “Notes” in respect of the [Term Loans] [Incremental Term Loans for the Series of which the Incremental Term Loan evidenced by this Note is a part] and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the [Term] [Incremental Term] Loan evidenced hereby was made and is to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the principal office of Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement.  Unless and until an Assignment and Assumption effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register, the U.S. Borrower, each Agent and each Lender shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby.  Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of the U.S. Borrower hereunder with respect to payments of principal of or interest on this Note.

This Note is subject to mandatory prepayment and to prepayment at the option of the U.S. Borrower, each as provided in the Credit Agreement.

_____________________________
1 Lender’s [Term Loan] [Incremental Term Loan] Commitment
2 Date of Issuance

This Note shall be construed in accordance with and governed by the law of the State of New York.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

The U.S. Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note.  The U.S. Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

IN WITNESS WHEREOF, the U.S. Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

WIRECO WORLDGROUP INC.,

By: ______________________________
Name:
Title:

EXHIBIT F-2

FORM OF REVOLVING FACILITY LOAN NOTE

REVOLVING FACILITY LOAN NOTE

$[___,___,___]3
[mm/dd/yy]4	New York, New York

    FOR VALUE RECEIVED, WIRECO WORLDGROUP INC., a Delaware corporation (the “U.S. Borrower”), and WRCA (LUXEMBOURG) HOLDINGS S.A R.L., a société à responsabilité limitée organized under the laws of Luxembourg (the “Lux Borrower” and together with the U.S. Borrower, the “Borrowers”), jointly and severally promise to pay [NAME OF LENDER] (“Payee”) or its registered assigns  on the dates specified in the Credit Agreement, the lesser of (a) the principal amount of [1][DOLLARS] ($[___,___,___][1]) and (b) the unpaid principal amount of all advances made by Payee to the Borrowers as Revolving Facility Loans under the Credit Agreement referred to below.

    The Borrowers also jointly and severally promise to pay interest on the unpaid principal amount hereof, from the dates of such Revolving Facility Loans until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit Agreement, dated as of [          ], 2012 (as it may be amended, supplemented, restated or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among the Borrowers, WireCo  WorldGroup (Cayman) Inc., as the Parent, the lenders from time to time party thereto, and Fifth Third Bank, as administrative agent and collateral agent.

    This Note is one of the “Notes” in respect of the Revolving Facility Loans and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Revolving Facility Loans evidenced hereby was made and is to be repaid.

    All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the principal office of Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement.  Unless and until an Assignment and Assumption effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register, the Borrowers, each Agent and each Lender shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby.  Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of the Borrowers hereunder with respect to payments of principal of or interest on this Note.

    This Note is subject to mandatory prepayment and to prepayment at the option of the Borrowers, each as provided in the Credit Agreement.

    This Note shall be construed in accordance with and governed by the law of the State of New York.

___________________________

3 Lender’s Revolving Facility Commitment
4 Date of Issuance

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

The Borrowers jointly and severally promise to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note.  The Borrowers and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

IN WITNESS WHEREOF, each Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

WIRECO WORLDGROUP INC.,

By: ______________________________
Name:
Title:

WRCA (LUXEMBOURG) S.A R.L.

By: ______________________________
Name:
Title:

Exhibit G

INTERCOMPANY SUBORDINATION AGREEMENT

THIS INTERCOMPANY SUBORDINATION AGREEMENT  dated as of July [ ], 2012 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), by and among WIRECO WORLDGROUP INC., a Delaware corporation (the “U.S. Borrower”), WRCA (LUXEMBOURG) HOLDINGS S.À R.L., a société à responsabilité limitée organized under the laws of Luxembourg (the “Lux Borrower” and together with the U.S. Borrower, the “Borrowers”), each of the parent holding companies, subsidiaries and other affiliates of the Borrowers party hereto (each being individually referred to herein as a “Company” and collectively as the “Companies”) and FIFTH THIRD BANK, as Collateral Agent (defined below).

WITNESSETH THAT:

WHEREAS, pursuant to the Credit Agreement, dated as of July [  ], 2012 (the “Credit Agreement”), among the Borrowers, WireCo WorldGroup (Cayman) Inc., as Parent, the various financial institutions and other Persons from time to time parties thereto as lenders (the “Lenders”), Fifth Third Bank, as Administrative Agent and Collateral Agent (together with its successors and assigns, in such capacity, the “Collateral Agent”), each of the Companies is required to execute and deliver this Agreement.

WHEREAS, pursuant to the Credit Agreement and the other Loan Documents, the Lenders intend to make Loans to the Borrowers, certain of the Companies may from time to time enter into one or more Secured Hedging Agreements with the Secured Parties in accordance with the terms of the Credit Agreement and certain of the Companies may from time to time enter into one or more Bank Product Obligation Agreements with Secured Parties;

WHEREAS, the Companies are or may become indebted to each other from time to time pursuant to intercompany loans, now existing or hereafter incurred (whether created directly or acquired by assignment or otherwise), and interest and premiums, if any, thereon and other amounts payable in respect thereof (hereinafter collectively referred to as the “Intercompany Indebtedness”);

WHEREAS, the obligations of the Lenders to make Loans and of the Secured Parties to provide financial accommodations under the Secured Hedging Agreements and the Bank Product Obligation Agreements are conditioned on, among other things, that the Companies subordinate the Intercompany Indebtedness to the Obligations (the “Senior Debt”) in the manner set forth herein; and

NOW, THEREFORE, intending to be legally bound hereby, the parties hereto covenant and agree as follows:

1.           Intercompany Indebtedness Subordinated to Senior Debt.  The recitals set forth above are hereby incorporated by reference.  All Intercompany Indebtedness shall be subordinate and subject in right of payment to the prior indefeasible payment in full of all Senior Debt pursuant to the provisions contained herein.

2.           Payment Over of Proceeds Upon Dissolution, Etc.  Upon any distribution of assets of any Loan Party in the event of (a) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, or (b) any liquidation, dissolution or other winding up of any Loan Party, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (c) any assignment for the benefit of creditors or any marshalling of assets and liabilities of the Loan Parties, then and in any such event, the representative or representatives, or the trustee or agent, under the Credit Agreement shall be entitled to receive, for the benefit of the Secured Parties (the “Senior Parties”) as their respective interests may appear, indefeasible payment in full of all amounts due or to become due (whether or not an event of default has occurred and is continuing under the Loan Documents, any Secured Hedging Agreement or any Bank Product Obligation Agreement and the Senior Debt has been declared due and payable prior to the date on which it would otherwise have become due and payable) on or in respect of any and all Senior Debt before the holder of any Intercompany Indebtedness owed such Company is entitled to receive any payment on account of the principal of or interest on such Intercompany Indebtedness, and to that end, the Senior Parties shall be entitled to receive, as their interests may appear, for application to the payment of the Senior Debt, any payment or distribution of any kind or character, whether in cash, property or securities, which may be payable or deliverable in respect of the Intercompany Indebtedness owed by such Company in any such case, proceeding, dissolution, liquidation or other winding up event.

3.           Payment Permitted if No Default.  Nothing contained in this Agreement shall prevent any of the Companies from making payments or prepayments at any time of principal of or interest on any portion of the Intercompany Indebtedness, or the retention thereof by any of the Companies of any money deposited with them for the payment of or on account of the principal of or interest on the Intercompany Indebtedness so long as both (a) no Event of Default under Article VII(a), (b), (h), (i) or (j) of the Credit Agreement, or Article VII(d) of the Credit Agreement in respect of a financial covenant breach only, (each a “Specified Event of Default”) has occurred and is continuing and (b) the Collateral Agent has not requested in writing that such payments be suspended during the continuance of any other Event of Default under the Loan Documents.

4.           Receipt of Prohibited Payments.  If, at any time after a Specified Event of Default has occurred and is continuing or in connection with any other Event of Default, the Collateral Agent has, pursuant to Section 3 above, requested the suspension of intercompany payments, a Company which is owed Intercompany Indebtedness by another Company shall have received any payment or distribution of assets from another Company of any kind or character, whether in cash, property or securities, then and in such event such payment or distribution shall be held in trust for the benefit of the Senior Parties as their respective interests may appear, shall be segregated from other funds and property held by such Company, and, upon the request of the Collateral Agent shall be forthwith paid over to the Collateral Agent in the same form as so received (with any necessary endorsement) to be applied (in the case of cash) to or with respect to a Company that is a Loan Party, held as collateral (in the case of noncash property or securities) for the payment of any past due amounts owing with respect to the Senior Debt.

5.           Rights of Subrogation.  Each Company agrees that no payment or distribution to the Senior Parties pursuant to the provisions of this Agreement shall entitle it to exercise any rights of subrogation in respect thereof until the Lenders have no further commitment to lend under the Credit Agreement and the Obligations shall have been indefeasibly paid in full.

6.           Agreement Solely to Define Relative Rights.  The purpose of this Agreement is solely to define the relative rights of the Companies, on the one hand, and the Senior Parties, on the other hand.  Nothing contained in this Agreement is intended to or shall impair, as between the Companies and their creditors other than the Senior Parties, the obligation of the Companies to each other to pay the principal of and interest on the Intercompany Indebtedness as and when the same shall become due and payable in accordance with its terms, or is intended to or shall affect the relative rights among the Companies and their creditors other than the Senior Parties, nor shall anything herein prevent any of the Companies from exercising all remedies otherwise permitted by applicable law upon default under any agreement pursuant to which the Intercompany Indebtedness is created, subject to the rights, if any, under this Agreement of the Senior Parties to receive cash, property or securities otherwise payable or deliverable with respect to the Intercompany Indebtedness.

7.           No Implied Waivers of Subordination.  No right of the Senior Parties to enforce subordination, as herein provided, shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Company or by any act or failure to act by the Senior Parties, or by any non-compliance by any Company with the terms, provisions and covenants of any agreement pursuant to which the Intercompany Indebtedness is created, regardless of any knowledge thereof any Senior Party may have or be otherwise charged with.  Each Company by its acceptance hereof agrees that, until the Lenders have no further commitment to lend under the Credit Agreement and the Obligations shall have been indefeasibly paid in full, such Company shall not, except as expressly permitted by the Credit Agreement, agree to sell, assign, pledge or encumber the obligations of the other Companies with respect to their Intercompany Indebtedness, other than by means of payment of such Intercompany Indebtedness according to its terms, without the prior written consent of the Collateral Agent.

Without in any way limiting the generality of the foregoing paragraph, the Senior Parties may, at any time and from time to time, without the consent of or notice to the Companies except the Borrowers to the extent provided in the Credit Agreement, without incurring responsibility to the Companies and without impairing or releasing the subordination provided in this Agreement or the obligations hereunder of the Companies to the Senior Parties, do any one or more of the following:  (i) change the manner, place or terms of payment, or extend the time of payment, renew or alter the Senior Debt or otherwise amend or supplement the Senior Debt or the Loan Documents, Secured Hedging Agreements and Bank Product Obligation Agreements; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing the Senior Debt; (iii) release any person liable in any manner for the payment or collection of the Senior Debt; and (iv) exercise or refrain from exercising any rights against any of the Companies and any other person.

8.           Termination.  This Agreement shall terminate when all the Obligations (other than obligations with respect to indemnifications that expressly survive the termination of the Credit Agreement and are not due and payable or reasonably foreseeable on such date) have been performed, indefeasibly paid in full in cash or fully collateralized in a manner reasonably satisfactory to the Collateral Agent and the Lenders have no further commitment to lend.

9.           Additional Subsidiaries.  Upon execution and delivery after the date hereof by any Subsidiary of Parent of a counterpart in a form substantially similar to Exhibit A hereto, such Subsidiary shall become a Company hereunder with the same force and effect as if originally named as a Company hereunder.  The rights and obligations of each Company hereunder shall remain in full force and effect notwithstanding the addition of any new Company as a party to this Agreement.

10.           Modification, Amendments or Waivers.  No failure or delay of the Collateral Agent in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Collateral Agent hereunder and of the Collateral Agent, the Administrative Agent and the other Secured Parties under the other Loan Documents, the Secured Hedging Agreements and the Bank Product Obligation Agreements are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provisions of this Agreement or any other Loan Document, Secured Hedging Agreement or Bank Product Obligation Agreement or consent to any departure by any Company therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice to or demand on any Company in any case shall entitle such Company or any other Company to any other or further notice or demand in similar or other circumstances.

11.           Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

12.           Governing Law.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

13.           Successors and Assigns.  This Agreement shall inure to the benefit of the Senior Parties and their respective successors and assigns, as permitted in the Credit Agreement, and the obligations of the Companies shall be binding upon their respective successors and assigns.  The duties and obligations of the Companies may not be delegated or transferred by the Companies without the written consent of the Required Lenders and any such delegation or transfer without such consent shall be null and void.

14.           Counterparts; Binding Effect; Several Agreement.  This Agreement may be executed in two or more counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as to any Company when a counterpart hereof executed on behalf of such Company shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon such Company and the Collateral Agent and their respective successors and assigns, and shall inure to the benefit of such Company, the Collateral Agent and the other Secured Parties and their respective successors and assigns, except that no Company shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement or the Credit Agreement.  This Agreement shall be construed as a separate agreement with respect to each Company and may be amended, modified, supplemented, waived or released with respect to any Company without the approval of any other Company and without affecting the obligations of any other Company hereunder.  Delivery of an executed signature page to this Agreement by facsimile (or email) transmission shall be effective as delivery of a manually executed counterpart hereof.

15.           Attorneys-in-Fact.  Each of the Companies hereby authorizes and empowers each of the Collateral Agent, at its election and in the name of either itself, for the benefit of the Senior Parties as their respective interests may appear, or in the name of each such Company as is owed Intercompany Indebtedness, to execute and file proofs and documents and take any other action the Collateral Agent may deem reasonably necessary to protect the Senior Parties’ interests in the Intercompany Indebtedness and their right of enforcement thereof, and to that end each of the Companies hereby irrevocably makes, constitutes and appoints each of the Collateral Agent, its officers, employees and agents, or any of them, with full power of substitution, as the true and lawful attorney-in-fact and agent of such Company, and with full power for such Company, and in the name, place and stead of such Company for the purpose of carrying out the provisions of this Agreement, and taking any action and executing, delivering, filing and recording any instruments which the Collateral Agent may deem reasonably necessary to accomplish the purposes hereof, which power of attorney, being given for security, is coupled with an interest and is irrevocable.  Each Company hereby ratifies and confirms, and agrees to ratify and confirm, all actions taken by any of the Collateral Agent or any of its officers, employees or agents pursuant to the foregoing power of attorney.

16.           Notices.  All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 9.01 of the Credit Agreement.

17.           Credit Agreement Definitions.  Unless otherwise defined herein or the context otherwise requires, each capitalized term used herein and not otherwise defined herein that is defined in, or defined by reference in, the Credit Agreement with identical meanings, has the meaning provided for in the Credit Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

COMPANIES:

WIRECO WORLDGROUP INC.

By:
Name: Ira Glazer
Title: President and CEO

WRCA US HOLDINGS INC.

By:
Name: Ira Glazer
Title: President and CEO

WRCA, LLC By: WIRECO WORLDGROUP INC.

By:
Name: Ira Glazer
Title: President and CEO

WIRECO WORLDGROUP (CAYMAN) INC.

By:
Name: Ira Glazer
Title: Director

WRCA DISTRIBUTOR (CAYMAN) LTD.

By:
Name: Ira Glazer
Title: Director

[Signature Page to Intercompany Subordination Agreement]

WRCA FINANCE (LUXEMBOURG) S.À R.L.

By:
Name: J. Keith McKinnish
Title: Class A Manager

WRCA (LUXEMBOURG) HOLDINGS S.À R.L.

By:
Name: J. Keith McKinnish
Title: Class A Manager

WRCA (LUXEMBOURG) S.À R.L.

By:
Name: J. Keith McKinnish
Title: Class A Manager

WRCA CANADIAN HOLDINGS (LUXEMBOURG) S.À R.L.

By:
Name: J. Keith McKinnish
Title: Class A Manager

[Signature Page to Intercompany Subordination Agreement]

1295728 ALBERTA ULC

By:
Name: Ira Glazer
Title: President, Secretary and Director

WIRELINE WORKS PARTNERSHIP, by its duly authorized partner 1295728 Alberta ULC

By:
Name: Ira Glazer
Title: President, Secretary and Director

CASAR DRAHTSEILWERK SAAR GMBH

By:
Name: Ira Glazer
Title: Managing Director

[Signature Page to Intercompany Subordination Agreement]

WIRECO WORLDGROUP SALES (CAYMAN) LTD.

By:
Name: Ira Glazer
Title: Director

WIRECO WORLDGROUP B.V. By: WIRECO WORLDGROUP INC.

By:
Name: Ira Glazer
Title: Director

OLIVEIRA HOLLAND B.V.

By:
Name: Ira Glazer
Title: President CEO and Director

WIRECO DUTCH ACQUISITION B.V.

By:
Name: Ira Glazer
Title: Attorney-in-fact

[Signature Page to Intercompany Subordination Agreement]

WRCA PORTUGAL - SOCIEDADE UNIPESSOAL LDA

By:
Name: Ira Leslie Glazer
Title: Director

WIRECO WORLDGROUP PORTUGAL HOLDINGS, SGPS, S.A.

By:
Name: Ira leslie Glazer
Title: Director

MANUEL RODRIGUES DE OLIVEIRA SÁ & FILHOS, S.A.

By:
Name: Ira Leslie Glazer
Title: Director

ALBINO, MAIA & SANTOS, UNIPESSOAL, LDA.

By:
Name: Ira Leslie Glazer
Title: Director

CABOS & LINGAS - SOCIEDADE PORTUGUESA DE COMÉRCIO UNIPESSOAL, LDA.

By:
Name: Ira Leslie Glazer
Title: Director

[Signature Page to Intercompany Subordination Agreement]

WIRECO WORLDGROUP COMERCIAL, UNIPESSOAL, LDA.

By:
Name: Ira Glazer
Title: Director

[Signature Page to Intercompany Subordination Agreement]

DRUMET LINY I DRUTY SP. Z O.O.

By:
Name: Brian Block
Title: Attorney-in-fact

[Signature Page to Intercompany Subordination Agreement]

DRUMET DRAHTSEILE GMBH

By:
Name: Wolfgang Oswald
Title: Managing Director

[Signature Page to Intercompany Subordination Agreement]

WIRECO WORLDGROUP POLAND HOLDINGS SP. Z.O.O.

By:
Name: Ira Glazer
Title: Managing Board Member

[Signature Page to Intercompany Subordination Agreement]

FIFTH THIRD BANK

By:
Name:
Title:

[Signature Page to Intercompany Subordination Agreement]

EXHIBIT A

COUNTERPART dated as of [  ] (this “Counterpart”), to the Intercompany Subordination Agreement (as amended, supplemented or otherwise modified from time to time, the “Intercompany Subordination Agreement”) dated as of July [  ], 2012, among WIRECO WORLDGROUP INC, a Delaware corporation (the “U.S. Borrower”), WRCA (LUXEMBOURG) HOLDINGS S.À R.L., a société à responsabilité limitée organized under the laws of Luxembourg (the “Lux Borrower” and together with the U.S. Borrower, the “Borrowers”), each of the parent holding companies, subsidiaries and other affiliates of the Borrowers party hereto (each being individually referred to herein as a “Company” and collectively as the “Companies”) and FIFTH THIRD BANK, as Collateral Agent.

A.           Reference is made to the Credit Agreement dated as of July [ ], 2012 (as amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the U.S. Borrower, the Lux Borrower and WireCo WorldGroup (Cayman) Inc., as the Parent, the lenders from time to time party thereto (the “Lenders”), and Fifth Third Bank, as administrative agent (together with its successors and assigns, in such capacity, the “Administrative Agent”) and Collateral Agent (together with its successors and assigns, in such capacity, the “Collateral Agent”).

B.           Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Intercompany Subordination Agreement and the Credit Agreement.

C.           The undersigned Subsidiary (the “New Company”) is executing this Counterpart in accordance with the requirements of the Credit Agreement to become a party to the Intercompany Subordination Agreement.

Accordingly, the Collateral Agent and the New Company agree as follows:

1.           In accordance with Section 9 of the Intercompany Subordination Agreement, the New Company by its signature below becomes a Company under the Intercompany Subordination Agreement with the same force and effect as if originally named therein as a Company and the New Company hereby agrees to all the terms and provisions of the Intercompany Subordination Agreement applicable to it as a Company thereunder.  Each reference to a Company in the Intercompany Subordination Agreement shall be deemed to include the New Company.  The Intercompany Subordination Agreement is hereby incorporated herein by reference.

2.           This Counterpart may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Counterpart shall become effective when the Collateral Agent shall have received counterparts of this Counterpart that, when taken together, bear the signatures of the New Company and the Collateral Agent.  Delivery of an executed signature page to this Counterpart by facsimile (or email) transmission shall be as effective as delivery of a manually executed counterpart of this Counterpart.

3.           Except as expressly supplemented hereby, the Intercompany Subordination Agreement shall remain in full force and effect.

4.           THIS COUNTERPART SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

5.           Any provision of this Counterpart held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions

[Signature Page to Intercompany Subordination Agreement]

hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

6.           All communications and notices hereunder shall be in writing and given as provided in Section 16 of the Intercompany Subordination Agreement.  All communications and notices hereunder to the New Company shall be given to it at the address set forth under their signature below, with a copy to the U.S. Borrower.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[Signature Page to Intercompany Subordination Agreement]

IN WITNESS WHEREOF, the New Company and the Collateral Agent have duly executed this Counterpart to the Intercompany Subordination Agreement as of the day and year first above written.

[NEW COMPANY]

By:
Name:
Title:

Address: c/o WireCo WorldGroup Inc. [12200 NW Ambassador Drive Kansas City, Missouri 64163-1244 Attention: Chief Financial Officer Telephone: (816) 270-4905]

FIFTH THIRD BANK, as Collateral Agent

By:
Name:
Title:

Exhibit I

FORM OF LENDER ADDENDUM

Reference is made to the Credit Agreement dated as of [          ],2012 (as it may be amended, supplemented, restated or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined) among WIRECO WORLDGROUP INC., a Delaware corporation (the “U.S. Borrower”), WRCA (LUXEMBOURG) HOLDINGS S.À R.L., a société à responsabilité limitée organized under the laws of Luxembourg (the “Lux Borrower” and together with the U.S. Borrower, the “Borrowers”), WireCo WorldGroup (Cayman) Inc., as the Parent, the lenders from time to time party thereto and FIFTH THIRD BANK, as Administrative Agent and Collateral Agent.

Upon execution and delivery of this Lender Addendum by the parties hereto as provided in Section 9.16 of the Credit Agreement, the undersigned hereby becomes a Lender thereunder having the Commitment(s) set forth in Schedule 1 hereto, effective as of the Closing Date.

THIS LENDER ADDENDUM SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

This Lender Addendum may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page hereof by facsimile or email transmission shall be effective as delivery of a manually executed counterpart hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Lender Addendum to be duly executed and delivered by their proper and duly authorized officers as of this       day of [ ], 201[ ].

1
as a Lender

[Please type legal name of Lender above]

By:
Name:
Title:

[If second signature is necessary:]

By:
Name:
Title:

________________________

1	Use this form of signature page if there is a syndicate of lenders to avoid having to keep track of correct legal names.

Accepted and agreed:

WIRECO WORLDGROUP INC.,

By:
Name:
Title:

FIFTH THIRD BANK, as Administrative Agent

By:
Name:
Title:

Schedule 1

COMMITMENTS AND NOTICE ADDRESS

1.	Name of Lender:
Notice Address:

Attention:
Telephone:
Facsimile

2.	Commitment:

Exhibit M

Form of Letter of Credit

LETTER OF CREDIT NO:  _____
ISSUE DATE:           _____
EXPIRATION DATE:      _____
EXPIRATION PLACE:     _____

AMOUNT:               _____
CURRENCY:             _____
WE HEREBY ISSUE IN YOUR FAVOR THIS IRREVOCABLE STANDBY LETTER OF CREDIT WHICH IS AVAILABLE BY PRESENTATION OF THIS ORIGINAL LETTER OF CREDIT AND THE FOLLOWING DOCUMENT(S):

[LIST OF DOCUMENTS REQUIRED]

PARTIAL DRAWINGS ARE [ALLOWED]/[NOT ALLOWED].
MULTIPLE DRAWINGS ARE [ALLOWED]/[NOT ALLOWED].

[OPTIONAL: IT IS A CONDITION OF THIS LETTER OF CREDIT THAT IT SHALL BE
AUTOMATICALLY EXTENDED, WITHOUT AMENDMENT, FOR ADDITIONAL PERIODS OF _____ UNLESS WE SEND NOTICE TO YOU BY CERTIFIED MAIL OR COURIER AT LEAST _____ DAYS PRIOR TO THE EXPIRATION DATE THAT WE INTEND NOT TO EXTEND THIS LETTER OF CREDIT.]

THE BANK SHALL NOT BE CALLED UPON TO DETERMINE QUESTIONS OF FACT OR LAW AT ISSUE BETWEEN THE APPLICANT AND THE BENEFICIARY OF THIS LETTER OF CREDIT.

ALL BANKING CHARGES OUTSIDE OF THE ISSUING BANK ARE FOR THE ACCOUNT OF THE BENEFICIARY.

YOUR DEMAND FOR PAYMENT MUST REFERENCE THE AMOUNT BEING DRAWN AND MUST BEAR THE CLAUSE: "DRAWN UNDER LETTER OF CREDIT NUMBER _____."

THIS ORIGINAL LETTER OF CREDIT, ALONG WITH ANY SUBSEQUENT AMENDMENTS, MUST BE SUBMITTED TO THE BANK FOR OUR ENDORSEMENT OF ANY PAYMENTS EFFECTED BY US AND/OR FOR CANCELLATION.

WE ENGAGE WITH YOU THAT DOCUMENTS PRESENTED UNDER AND IN COMPLIANCE WITH THE TERMS OF THIS LETTER OF CREDIT WILL BE HONORED IF PRESENTED DURING BUSINESS HOURS ON OR BEFORE THE EXPIRATION DATE AT FIFTH THIRD BANK, TRADE SERVICES, 5050 KINGSLEY DRIVE, MD 1MOCBR, CINCINNATI, OH 45263 (PHONE: 513-358-5229).

THIS LETTER OF CREDIT IS SUBJECT TO (ISP98 OR UCP600).

_______________________       _______________________
AUTHORIZED SIGNATURE          AUTHORIZED SIGNATURE

EXHIBIT N

FORM OF INCREASE CONFIRMATION

To:          Fifth Third Bank as Administrative Agent and as Collateral Agent
[[                              ] as Issuing Bank]1
WireCo WorldGroup Inc., for and on behalf of each Loan Party

From:   [Increase Lender] (the “Increase Lender”)

Dated:    ____________________

WireCo WorldGroup Inc. & WRCA (Luxembourg) Holdings S.á r.l. Credit Agreement dated July 12, 2012 (the “Credit Agreement”)

We refer to the Credit Agreement.  This agreement (the “Agreement”) shall take effect as an Increase Confirmation for the purpose of the Credit Agreement.  Terms defined in the Credit Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

We refer to Section 2.01(e) of the Credit Agreement:

(a)           The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule hereto (the “Relevant Commitment”) as if it was an Original Lender under the Credit Agreement.

(b)           The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the “Increase Date”) is [ ].

(c)           On the Increase Date, the Increase Lender becomes party to the relevant Loan Documents as a Lender.

(d)           The Facility Office and address, fax number and attention details for notices to the Increase Lender are set out in the Schedule hereto.

(e)           The Increase Lender confirms it is an entity specified in Section 2.01(e)(i)(A).

This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

This Agreement shall be construed in accordance with and governed by the law of the State of New York.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note: The execution of this Increase Confirmation may not be sufficient for the Increase Lender to obtain the benefit of the Collateral in all jurisdictions. It is the responsibility of the Increase Lender to ascertain whether any other documents or other formalities are required to obtain the benefit of the Collateral in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE

Relevant Commitment/Rights and Obligations to be Assumed by the Increase Lender
[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

This Agreement is accepted as an Increase Confirmation for the purposes of the Facilities Agreement by the Administrative Agent [and the Issuing Bank]1, and the Increase Date is confirmed as [________________ ].

1 Only if increase in the Total Revolving Facility Commitments.

FIFTH THIRD BANK as
Administrative Agent and Collateral Agent

By: ____________________________________
    Name:
    Title:

[Issuing Bank]

By: ____________________________________
    Name:
    Title:

[INCREASE LENDER]

By: ____________________________________
    Name:
    Title:

Exhibit O

Form of Notice of Borrowing

Date:  __________, ____

To:Fifth Third Bank, an Ohio banking corporation, as Administrative Agent.

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of July [], 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among WireCo WorldGroup Inc. and WRCA (Luxembourg) Holdings S.a r.l., as Borrowers, WireCo WorldGroup (Cayman) Inc., as Parent, the Lenders party thereto, and Fifth Third Bank, as Administrative Agent and Collateral Agent.  Pursuant to Section 2.03(a) of the Credit Agreement, the undersigned hereby requests the Borrowing specified below:

1.The Business Day of the proposed Borrowing is ___________, ____.

2.The aggregate amount of the proposed Borrowing is $______________.

3.The Borrowing is being advanced as part of the [Revolving Facility Loans]/[Term Loans]/[Incremental Term Loans].

4.The Borrowing is to be comprised of [ABR]/[Eurodollar] Loans.

[5.The duration of the Interest Period for the Eurodollar Loans included in the Borrowing shall be ____________ months.]

6.The applicable Borrower is __________________.

The undersigned hereby certifies as follows:

[(a)    the representations and warranties of the Borrowers contained in Article III of the Credit Agreement are true and correct in all material respects on and as of the date of the Borrowing requested hereby (or, if any such representation and warranty is expressly stated to have been made as of a specific date, as of such specific date); and

(b)    at the time of and immediately after giving effect to the Borrowing requested hereby and to the application of the proceeds therefrom, no Default or Event of Default has occurred and is continuing or would result from such Borrowing.]1

[(a)with respect to the Acquired Business and its Subsidiaries, the Specified Acquisition Agreement Representations; and

(b)with respect to Parent, the Borrowers and the Subsidiaries (which for such purposes shall exclude the Acquired Business and its Subsidiaries), the Specified Representations;

are true and correct in all material respects on and as of the date hereof with the same effect as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date.]2

WireCo WorldGroup Inc.

By:
Name
Title

_________________

  1 To be used for each Borrowing after the Closing Date.
  2 To be used for the Borrowing on the Closing Date.

Exhibit P

Form of Notice of Continuation/Conversion

Date:  ____________, ____

To:Fifth Third Bank, as Administrative Agent.

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of July __, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among WireCo WorldGroup Inc. and WRCA (Luxembourg) Holdings S.a r.l., as Borrowers, WireCo WorldGroup (Cayman) Inc., as Parent, the Lenders party thereto, and Fifth Third Bank, as Administrative Agent and Collateral Agent.  Pursuant to Section 2.03(a) of the Credit Agreement, the undersigned hereby requests the [conversion]/[continuation] of the Loans specified herein:

1.The conversion/continuation date is __________, ____.

2.The aggregate amount of the Loans to be [converted]/[continued] is $______________.

3.The Loans to be [converted][continued] are part of the [Revolving Facility Loans]/[Term Loans]/[Incremental Term Loans].

4.  The Loans are to be [converted into]/[continued as] [Eurodollar]/[ABR] Loans.

5.[If applicable:  The duration of the Interest Period for the Loans included in the [conversion]/[continuation] shall be _________ months.]

The undersigned hereby certifies as follows:

(a)the representations and warranties of the Borrowers contained in Article III of the Credit Agreement are true and correct in all material respects on and as of the date of the Borrowing requested hereby (or, if any such representation and warranty is expressly stated to have been made as of a specific date, as of such specific date); and

(b)at the time of and immediately after giving effect to the [conversion]/[continuation] requested hereby, no Default or Event of Default has occurred and is continuing or would result therefrom.

WireCo WorldGroup Inc.

By:
Name
Title

2

Exhibit Q

Authorized Representative Certificate

Fifth Third Bank, as Administrative Agent
Fifth Third Center
38 Fountain Square Plaza
Cincinnati, OH 45263

Re:Credit Agreement dated as of _________ __, 2012 (as amended, supplemented or restated from time to time, the “Credit Agreement”) by and among WireCo WorldGroup Inc. and WRCA (Luxembourg) Holdings SARL, as Borrowers, WireCo WorldGroup (Cayman) Inc., as Parent, the Lenders party hereto, and Fifth Third Bank, as Administrative Agent and Collateral Agent.

Ladies and Gentlemen:

Reference is made to the Credit Agreement.  All capitalized terms used herein shall have the same meaning herein as such terms are defined in the Credit Agreement.  Listed below are the names, titles and genuine signatures of the Authorized Representatives of WireCo WorldGroup Inc. as required pursuant to Section 4.01 of the Credit Agreement:
Title	Name	Signature
_____________	_____________	_____________
_____________	_____________	_____________
_____________	_____________	_____________

The Administrative Agent and the Lenders shall be entitled to conclusively presume that the individuals listed above continue to be authorized to act on behalf of the Loan Parties until otherwise notified in writing by an officer of WireCo WorldGroup Inc.

Dated as of ________ ___, 20__.

WireCo WorldGroup Inc.

By:
Name
Title

Exhibit R

Notice of Participating Lender Payment Request

[Date]

[Name of Lender under Revolving Facility]
[Address]

Attention:

Reference is made to the Credit Agreement, dated as of _________ __, 2012, by and among WireCo WorldGroup Inc. and WRCA (Luxembourg) Holdings SARL, as Borrowers, WireCo WorldGroup (Cayman) Inc., as Parent, the Lenders party thereto, and Fifth Third Bank, as Administrative Agent and Collateral Agent (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).  Capitalized terms used herein and not defined herein have the meanings assigned to them in the Credit Agreement.  [The Borrowers have failed to pay their reimbursement obligations with respect to an L/C Disbursement in the amount of $__________.] or [__________________________ has been required to return a payment by the Borrower of a reimbursement obligation with respect to its L/C Disbursement in the amount of $_______________.]  Your ratable share of the [failed payment] [returned payment] is $_______________.

Very truly yours,

[Fifth Third Bank][Deutsche Bank], as Issuing Bank

By:
Name
Title